As filed with the Securities and Exchange Commission on July 18, 2005.

Registration No. 333-126019

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGNACHIP SEMICONDUCTOR S.A.

(Exact name of Registrants as specified in their charter)

Luxembourg	3674	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10, rue de Vianden

L-2680 Luxembourg

Grand Duchy of Luxembourg

(352) 45-62-62

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

MAGNACHIP SEMICONDUCTOR FINANCE COMPANY

Delaware	3674	84-1664144
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o MagnaChip Semiconductor S.A.

10, rue de Vianden

L-2680 Luxembourg

Grand Duchy of Luxembourg

(352) 45-62-62

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John T. McFarland, Esq.

Vice President and General Counsel

MagnaChip Semiconductor, Ltd.

1 Hyangjeong-dong, Hungduk-gu

Cheongju-si 361-725

Korea

82-2-3459-3691

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

See Table of Additional Registrants Below

Copies to:

Sang H. Park, Esq.

Eric S. Siegel, Esq.

Dechert LLP

30 Rockefeller Plaza

New York, NY 10112

(212) 698-3500

Approximate Date Of Commencement Of Proposed Sale to The Public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Additional Registrants	Jurisdiction of Incorporation	I.R.S. Employer Identification Number
MagnaChip Semiconductor LLC	Delaware	83-0406195
MagnaChip Semiconductor B.V.	The Netherlands	Not Applicable
MagnaChip Semiconductor, Ltd.	Korea	Not Applicable
MagnaChip Semiconductor, Inc.	Delaware	06-1732193
MagnaChip Semiconductor SA Holdings LLC	Delaware	Not Applicable
MagnaChip Semiconductor Ltd.	United Kingdom	98-0439386
MagnaChip Semiconductor Ltd.	Taiwan	98-0439388
MagnaChip Semiconductor Ltd.	Hong Kong	98-0439389
MagnaChip Semiconductor Inc.	Japan	Not Applicable
ISRON Corporation	Japan	Not Applicable
IC Media Corporation	California	77-0478632
IC Media International Corporation	Cayman Islands	Not Applicable
IC Media Holding Company Limited	British Virgin Islands	Not Applicable
IC Media Technology Corporation	Taiwan	Not Applicable
IC Media International Corporation, Taiwan Branch	Taiwan	Not Applicable

The principal executive office address for each of the additional registrants is c/o MagnaChip Semiconductor S.A., 10, rue de Vianden, L-2680 Luxembourg, Grand Duchy of Luxembourg, telephone (352) 45-62-62. The primary industrial classifications number for each of the additional registrants is 3674.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2005

PROSPECTUS

MagnaChip Semiconductor S.A. MagnaChip Semiconductor Finance Company

OFFER TO EXCHANGE

$300,000,000 Floating Rate Second Priority Senior Secured Notes due 2011 and related Guarantees for all outstanding Floating Rate Second Priority Senior Secured Notes due 2011 and related Guarantees

$200,000,000 6 7/8% Second Priority Senior Secured Notes due 2011 and related Guarantees for all outstanding 6 7/8% Second Priority Senior Secured Notes due 2011 and related Guarantees

$250,000,000 8% Senior Subordinated Notes due 2014 and related Guarantees for all outstanding 8% Senior Subordinated Notes due 2014 and related Guarantees

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $300,000,000 aggregate principal amount of our new Floating Rate Second Priority Senior Secured Notes due 2011 that we have registered under the Securities Act of 1933 for an equal principal amount of our outstanding Floating Rate Second Priority Senior Secured Notes due 2011, up to $200,000,000 aggregate principal amount of our new 6 7/8% Second Priority Senior Secured Notes due 2011 that we have registered under the Securities Act for an equal principal amount of our outstanding 6 7/8% Second Priority Senior Secured Notes due 2011 and up to $250,000,000 aggregate principal amount of our new 8% Senior Subordinated Notes due 2014 that we have registered under the Securities Act for an equal principal amount of our outstanding 8% Senior Subordinated Notes due 2014. We refer to the new notes you will receive in this exchange offer collectively as the “new notes,” and we refer to the old notes you will tender in this exchange offer collectively as the “old notes.” The new notes will represent the same debt as the corresponding old notes, and we will issue the new notes under the same applicable indenture.

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2005, unless extended.

Terms of the Exchange Offer

•	We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	You are required to make the representations described on pages 94 and 95 to us.

•	The terms of the new notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the old notes for which they may be exchanged, except that the new notes generally will not be subject to transfer restrictions or be entitled to registration rights and the new notes will not contain provisions relating to increased interest rates under circumstances related to our registration obligations. The terms of the exchange offer are more fully described in this prospectus.

•	We will not receive any cash proceeds from the exchange offer.

•	There is no existing market for the new notes to be issued, and we do not intend to apply for their listing or quotation on any securities exchange or market.

See “ Risk Factors” beginning on page 22 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

You should rely only on the information contained in this document and any supplement or to which we have referred you. See “Where you can find more information.” We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or any supplement.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request.

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See “Where you can find more information.” To obtain this information in a timely fashion, you must request such information no later than five business days before                     , 2005, which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein). See “Exchange offer—Expiration of the Exchange Offer; Extensions; Amendments.”

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information regarding the semiconductor market from Gartner, the Semiconductor Industry Association, iSuppli and other third party sources. All semiconductor market data attributed to Gartner are from “Electronic Equipment Production and Semiconductor Consumption Forecast, Worldwide 2000-2008” report published January 7, 2005 and “Semiconductor Consumption Forecast by Device, Worldwide 2000-2008” report published December 7, 2004, except for the camera-equipped mobile handset market data which are from “Market Focus: Camera Phones, Worldwide, 2002-2008” report published October 20, 2004. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it. As a result, you should be aware that market and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. We do not have any obligation to announce or otherwise make publicly available updates or revisions to these forecasts. In many cases, we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions. We cannot assure you that any of these assumptions are accurate or that our assumptions correctly reflect our position in our industry.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent expectations or beliefs of ours concerning future events, and no assurance can be given that the results described in this prospectus will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “may,” “will,” “should” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned: “Summary,” “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations.” Such factors may include:

•	general economic, business and political conditions;

•	industry trends;

•	restrictions contained in our debt agreements;

•	increased competition in the markets in which we operate;

•	changes in business strategy, development plans or cost savings initiatives;

•	availability, terms and deployment of capital;

•	our potential need for additional capital or the need for refinancing existing indebtedness;

•	our limited operating history as an independent company;

•	our dependence on certain services which we obtain from third parties;

•	demand for products requiring our proprietary technologies and know-how;

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•	our ability to protect our existing technologies, intellectual property and process know-how;

•	changes or advances in technology;

•	our ability to control costs;

•	our ability to attract and retain skilled personnel;

•	legal and regulatory proceedings and developments;

•	our ability to successfully execute our business model;

•	our ability to compete successfully against competitors;

•	our leverage, including our ability to generate the necessary amount of cash to service our existing debt and the potential incurrence of additional indebtedness in the future;

•	increases in our cost structure arising from our operation as an independent company;

•	other risks associated with our structure, the notes and our indebtedness; and

•	other factors over which we have limited or no control.

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

“MagnaChip” is our trademark and trade name. All other trademarks, trade names, and service marks appearing in this prospectus are the property of their respective owners.

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Summary

This summary highlights selected information from this prospectus. The following summary is qualified in its entirety by the information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before exchanging your old notes for new notes. You should read the entire prospectus carefully, including the “Risk factors” section.

In this prospectus, unless the context otherwise requires:

•	“MagnaChip,” “we,” “us” and “our” refers to MagnaChip Semiconductor LLC, the parent company of our consolidated group, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, the co-issuers of the notes, their respective subsidiaries on a consolidated basis and our predecessor operations;

•	“MagnaChip LLC” refers to MagnaChip Semiconductor LLC, the parent company of our consolidated group;

•	“MagnaChip Korea” refers to MagnaChip Semiconductor, Ltd., our principal manufacturing subsidiary;

Our business was acquired by Citigroup Venture Capital Equity Partners, L.P., or CVC, Francisco Partners, L.P., or Francisco Partners, and funds advised by CVC Asia Pacific Limited, or CVC Asia Pacific, along with certain members of management and other investors, on October 6, 2004. Prior to that time, our business operated as the System IC division within Hynix Semiconductor Inc., or Hynix. Accordingly, the historical financial statements and summaries appearing in this prospectus have been derived from the audited consolidated financial statements of Hynix reflecting the System IC division on a carved-out basis.

We refer to CVC, Francisco Partners, CVC Asia Pacific and our other equity investors, collectively, as the “equity sponsors.” CVC and Asia Investors LLC, one of our equity sponsors advised by CVC Asia Pacific Limited, are affiliates of Citigroup Global Markets Inc., one of the initial purchasers of the notes, and of Citicorp North America, Inc., a lender under our senior secured credit facility.

For explanations of certain technical terms relating to our business described in this prospectus, see “Glossary of selected terms” which appears at page G-1.

OUR COMPANY

We are a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers which are complex, high-performance mixed-signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. Our solutions are used in a wide variety of consumer and commercial mass market applications, such as mobile handsets, including camera-equipped mobile handsets, flat panel monitors and televisions, consumer home and mobile displays, portable and desktop computer displays, handheld gaming devices, personal digital assistants, or PDAs, and audio-visual equipment such as DVD players.

We serve consumer markets that we believe will have higher growth rates than that of the overall semiconductor industry.

We manufacture our products using our proprietary process technology, which we believe provides our products with significant feature and cost advantages over those of our competitors. We have approximately 12,500 registered and pending patents, which we believe is one of the largest patent portfolios in the semiconductor industry. Our proprietary CMOS image sensor technology provides brighter, sharper, more colorful picture quality in image-capture applications such as camera-equipped mobile handsets and fingerprint sensors. Our proprietary flat panel display drivers enable our customers to deliver higher image quality, thinner and more power-efficient small panel displays for use in mobile handsets, handheld gaming devices and PDAs and large panel displays for use in portable and desktop computer monitors and televisions. We are also a leading provider of specialty foundry services whereby we leverage our specialized process technologies and low cost manufacturing facilities to produce semiconductors for third parties using their product designs. In addition, we provide application processors that have been designed into a wide variety of products in consumer applications such as remote control devices, home appliances and consumer electronics.

We own and operate five wafer fabrication facilities, or fabs, which have a combined production capacity of over 115,000 eight-inch equivalent wafers per month. Our fabs provide us with large-scale, cost-effective and flexible capacity, enabling us to rapidly scale to high volume to meet shifts in demand by our end customers. Our fabs also provide us with the ability to further develop our differentiated process technologies for our own product development and manufacturing. The location of our manufacturing sites and research and development resources in Korea and Japan provide close geographical proximity to many of our largest Asia-based customers and to the core of the worldwide consumer electronics supply chain.

We sell our solutions to leading original equipment manufacturers, or OEMs, which include major branded customers as well as contract manufacturers. Our CMOS image sensors are currently designed into products offered by leading global mobile handset manufacturers. Our flat panel display drivers are currently incorporated into products offered by LG.Philips LCD and Samsung, the top two flat panel display manufacturers.

During the year ended December 31, 2004, we sold over 1,500 products to more than 200 customers. During the nine-month period ended September 30, 2004 and the three-month period ended December 31, 2004, we generated actual net sales of $841.6 million and $243.6 million, respectively, or $1.1 billion on an aggregate basis, and during the year ended December 31, 2004, we generated pro forma net sales of $1.0 billion. We generated actual net sales of $213.4 million for the three-month period ended April 3, 2005.

We operate in several distinct, but increasingly converging, end markets. Our CMOS image sensors primarily target the worldwide market for camera-equipped mobile handsets, as well as other image-capture markets such as the fingerprint sensor and surveillance camera markets. Our flat panel display drivers broadly address the worldwide flat panel display market, including displays for mobile handsets, flat panel televisions, portable and desktop computers and multiple types of other handheld consumer devices. Our wafer manufacturing facilities serve our own internal needs and allow us to provide specialty foundry services to the worldwide specialty outsourced semiconductor foundry market. Our application processors address a large number of diverse consumer end markets.

In recent years, consumer electronics manufacturers have enhanced image capturing and display capabilities to differentiate their products in the market and we believe this trend will continue. We believe our portfolio of products is positioned to address their needs and target these growing consumer electronics markets. We provide products and services in the following four principal areas:

•

CMOS image sensors. Our CMOS image sensors are used in image-capture applications such as camera-equipped mobile handsets, personal computer cameras, fingerprint sensors and surveillance cameras. Our highly integrated image sensors are designed to be cost-effective and to provide brighter, sharper, more colorful, and thus enhanced, image quality. We believe that the large OEMs who dominate the mobile handset industry are moving toward vertically integrated imaging suppliers for assurance of supply and the consistency that comes from process control and ownership. Our ability to leverage our large internal manufacturing capacity is a key advantage to meeting the needs of these customers, which, when coupled with our image quality, lower power consumption and ability to integrate our solutions into our customers’ modules and end systems, has helped us gain a leadership position for our VGA products. We believe these same advantages will allow us to form similar leadership positions for our megapixel products in the future. The CMOS image sensor market is primarily driven by sales of camera-equipped mobile handsets. According to Gartner, sales of camera equipped mobile handsets are predicted to grow from 158.9 million units in 2004 to 524.9 million units in 2008. This represents a compound annual growth rate of 34.9%. The CMOS image sensor market is expected to grow from $2.4 billion in 2004 to $5.1 billion in 2008, according to Gartner. This represents a compound annual growth rate of 20.2%.

•	Flat panel display drivers. Our flat panel display drivers are used in several major types of large and small flat panel displays, including TFT-LCD, Color STN and OLED displays. Our flat panel display driver solutions are used in applications such as mobile handsets, flat panel televisions, portable and desktop computer displays, handheld gaming devices and PDAs. We produce highly integrated flat panel display driver solutions and have pioneered developments in the design and manufacturing of display drivers and embedded memory. We believe that our customers choose our flat panel display drivers for their superior performance in shaping image signals and transmitting those signals to flat panel displays. These superior technical features result in sharper, higher-quality, and brighter colored images in our customers’ end products. Furthermore, we focus on easy integration as a key feature of our product designs for our customers, which we believe is an advantage for them and is a key basis for our selection as a supplier versus competing solutions. According to Gartner, the LCD driver market is anticipated to grow from approximately $6.9 billion in 2004 to $10.0 billion in 2008. This represents a compound annual growth rate of 9.9%. Total flat panel display market unit shipments are projected to grow from 3.1 billion units in 2003 to 7.5 billion units in 2008, according to Frost and Sullivan. This represents a compound annual growth rate of 19.2%.

•	Specialty foundry services. We use our process technology and manufacturing facilities to manufacture semiconductor wafers for third parties based on their designs. Our five fabs have a combined capacity of over 115,000 eight-inch equivalent wafers per month and are located in Cheongju and Gumi, Korea. We provide unique, advanced and stable process technologies offering high yields and focused on high voltage, analog power and embedded memory applications. We believe that our customers select us for foundry services based on our expertise in these advanced semiconductor manufacturing applications and processes. Our fabs provide us with large scale, cost-effective and flexible capacity enabling us to rapidly scale to high volume to meet shifts in demand by our end customers. According to iSuppli, the worldwide foundry service market is projected to grow from $21.3 billion in 2004 to $40.0 billion in 2009. This represents a compound annual growth rate of 13.4%.

•	Application processors. Our application processors, which are also referred to as microcontrollers, are designed into a broad range of consumer applications, such as remote control devices, home appliances and consumer electronics. Our application processors are designed for applications requiring programmability, high performance, low-power and cost-effectiveness. The microcontroller market, according to Gartner, is anticipated to grow from $14.5 billion in 2004 to $22.5 billion in 2008. This represents a compound annual growth rate of 11.7%.

INDUSTRY OVERVIEW

Semiconductors are the key building blocks used to create electronic products and systems. Semiconductors perform a variety of functions, such as processing data, storing information and converting or controlling signals. With advances in technology, the functionality and performance of semiconductors have increased while the size, power requirements and unit costs have decreased. The result of these advances has been to increase the proliferation of electronic content in an increasing array of products, including in a wide variety of consumer mass market products, such as automobiles, mobile handsets, digital cameras and other consumer electronic equipment.

According to the Semiconductor Industry Association, or SIA, the overall semiconductor market grew from $17.9 billion in 1983 to $213.8 billion in 2004, representing a compound annual growth rate of 12.5%. SIA expects that between 2004 and 2007, the overall semiconductor industry will grow from $213.8 billion to $259.4 billion, a compound annual growth rate of 6.7%.

We believe that we are focused on products and markets that have the potential to offer growth opportunities greater than those of the overall semiconductor market. According to Gartner, the CMOS image sensor market is forecasted to grow at a compound annual growth rate of 20.2% from 2004 to 2008. The market for LCD drivers is forecasted to grow at a compound annual growth rate of 9.9% from 2004 to 2008, according to Gartner. The foundry services market is forecasted to grow at a compound annual growth rate of 13.4% from 2004 to 2009, according to iSuppli. According to Gartner, the microcontroller market is forecasted to grow at a compound annual growth rate of 11.7% from 2004 to 2008.

COMPETITIVE STRENGTHS

We believe that our competitive strengths include:

•	Leading Technology and Intellectual Property. We believe our advanced process technology and portfolio of approximately 12,500 registered and pending patents provide us with key competitive advantages in the following areas:

•	CMOS image sensors: Our CMOS image sensors feature low-power consumption and currently up to 2.1 megapixel resolution with auto-focus and auto-zoom options; features which provide important benefits to products incorporating our solutions, including increased battery life, enhanced image quality and ease of use.

•	Flat panel display drivers: We believe that our flat panel display drivers offer superior performance in shaping image signals and transmitting those signals to flat panel displays. These technical features result in sharper, brighter and higher-quality colored images in our customers’ end products. Furthermore, we believe that our flat panel display drivers enable thinner and more power-efficient flat panels that are easily integrated by our customers into their products.

•	Specialty foundry services: We have developed high voltage, analog power and embedded memory, specialty manufacturing process technologies that enable us to manufacture differentiated, high-performance integrated semiconductor devices. For example, we developed the first high voltage, high-performance CMOS 0.18 µm process, which enables us to manufacture more integrated, and thus smaller and more cost efficient, semiconductor products. We believe that our proprietary process technology allows us to meet a wide variety of the specialty semiconductor manufacturing needs of our customers.

•	Application processors: We are able to leverage our system knowledge and manufacturing capabilities to provide integrated solutions in adjunct with our image-capture and display driver products. Our application processors are designed to interface with and provide intelligence to consumer electronics devices and systems.

•	Flexible In-House Manufacturing. Our in-house wafer manufacturing capacity allows us to provide dependable delivery and quality of integrated semiconductor products to our customers. We have the ability to ramp quickly to high volumes to meet the variable needs of our customers. We have significant wafer manufacturing capacity as a result of our former parent’s investments in our wafer fabrication facilities. Because we offer specialty process technologies that do not require expensive investment in leading edge technologies, we are able to keep our capital expenditures relatively low.

•	Significant Cost Advantages. We maintain price competitiveness on our products through our low operating cost structure. The Asian location of our primary manufacturing and research and development facilities provides us with a number of cost advantages relative to operating in other regions in the world. Additionally, we believe that our history of competing in the highly cost-sensitive markets in which we operated when we were a unit of Hynix, required us to refine our manufacturing processes for optimal cost efficiency.

•	Established Relationships with Key Consumer Electronics OEMs. Asia Pacific is the core of the worldwide consumer electronics supply chain. According to Gartner, sales to Asia Pacific (excluding Japan) accounted for 46.5% of 2004 consumer electronic semiconductor sales. Our long history of operating in Asia and our proximity to leading communications and consumer OEMs including LG.Philips LCD, LG Electronics, Sharp and Samsung, facilitates our close and established customer relationships with leading innovators in the consumer electronics market. We have active local applications and engineering work support programs and collaborate closely with our customers in the design and manufacturing of their products.

•	Significant Management and Board Expertise. Our management and board of directors have significant previous experience with advanced semiconductor companies both in Asia and worldwide. Our Chief Executive Officer, Dr. Youm Huh, was President of the System IC division of Hynix and has held management positions at Hynix and Hyundai Electronics since 1998. Prior to that, he was a Principal Researcher at Stanford Computer Systems Laboratory and Stanford University’s Center for Integrated Systems and worked at Samsung Electronics. Jerry Baker, our Chairman, has extensive industry experience, including serving as the former Executive Vice President of Global Operations of Fairchild Semiconductor. Our Executive Vice President, Strategic Operations and Chief Financial Officer, Robert Krakauer, was Executive Vice President of Corporate Operations and Chief Financial Officer of ChipPAC, a leading provider of semiconductor packaging, assembly, and test services. In addition, two of our equity sponsors, CVC and Francisco Partners, have a long history of investments in semiconductor companies. We believe that their understanding of semiconductor system solutions, relationships, and credibility with key customers provides us with a key competitive advantage.

BUSINESS STRATEGY

Our goal is to build upon our position as a leading provider of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. Our business strategy emphasizes the following key elements:

•	Leverage Our Substantial Intellectual Property. We intend to use our broad patent portfolio and specific end market expertise to deliver system-level products with higher levels of integration and performance to customers in our existing and new markets. In CMOS image sensors, we intend to leverage our strong pixel design and manufacturing expertise to introduce higher resolution, more integrated and cost-effective solutions for camera-equipped mobile handsets and to penetrate emerging applications for image sensors in the automotive, medical and industrial markets over time. In flat panel display drivers, we intend to leverage our broad library of circuit building blocks, our embedded memory capabilities, our understanding of the major flat panel display types and our process technology to continue to reduce time to market and introduce new products that enhance image quality and operate with greater power efficiency. Our manufacturing process expertise and related intellectual property underlies and supports many of the advances in our technology.

•

Strengthen Collaboration With Key Customers. We intend to continue strengthening and deepening relationships with our key customers by collaborating on critical design and product development roadmaps. We believe such collaborative relationships will solidify our position with our customers, further our competitive differentiation and accelerate our drive for deeper customer and new market penetration. For example, close collaboration with our mobile handset customers has allowed us to deliver improved interfaces between baseband and image processors, which have resulted in solutions with smaller form factor and improved image quality.

•	Increase Large Account Penetration. We have a global customer base consisting of leading consumer electronics OEMs and contract manufacturers. Many of our customers have multiple product variations that use image-capture and processing as well as applications processing solutions. We will seek to increase our customer penetration by taking advantage of our broad product portfolio and existing relationships to cross-sell existing products to our customers and to penetrate product variations where our solutions are currently not used.

•	Broaden Our Customer Base. We intend to expand our customer base across various applications and geographic locations by leveraging our position as a supplier to many of the largest global consumer electronics companies and delivering to potential customers proven, innovative solutions. We also believe that as consumer electronics and communications applications converge and proliferate, we will increasingly have opportunities to sell our products into new markets such as the automotive, medical and industrial markets. We also intend to expand our global sales presence to penetrate new accounts worldwide and grow existing account relationships. We will leverage our sales representatives and distributors located in Korea, Japan, China, Taiwan, Hong Kong, Germany, the United Kingdom and the United States to further these goals.

•	Develop a Platform for Ubiquitous Convergence of Consumer Electronics and Communications Applications. In order to serve our customers’ evolving needs, we intend to extend our technology leadership by developing new features and new products that are synergistic with our existing product portfolio. We are developing additional features in our applications processors, such as video processing capability that meets the MPEG-4 standard, in order to complement our image-capture and processing products and provide our customers a system-level platform solution. We believe that as consumer electronics and communications applications converge and become even more ubiquitous, customers will look to suppliers like us to provide additional system-level solutions to enable faster time to market and better integration in end products.

•	Leverage Our Capital Light Business Model. We acquired significant proprietary process technologies and wafer manufacturing capacity from our former parent, Hynix. We intend to leverage these investments made by Hynix to drive our growth and margin improvement. Furthermore, we plan to continue to keep our capital expenditures relatively low by maintaining our focus on specialty process technologies that do not require expensive investment in leading edge technologies. If needed, we will access other foundries that provide such technology in the future. We believe this approach will lead to a higher return on invested capital.

THE ACQUISITION

Our business was named MagnaChip Semiconductor when it was acquired from Hynix on October 6, 2004 by CVC, Francisco Partners, CVC Asia Pacific, certain members of management and other investors, following discussions with Hynix that began in late 2001 and the execution of a definitive agreement in June 2004. Previously, we were the System IC division within Hynix which, in 1999, had been formed from the Hyundai Electronics and LG Semiconductor System IC businesses and can trace its history back to the late 1970s. Although we were previously part of Hynix, we had a history of operating autonomously within Hynix and had a separate global sales force and management structure.

In connection with the transaction, we entered into several definitive agreements with Hynix regarding key raw materials, campus facilities, research and development equipment and information technology, factory automation and wafer foundry services. We also entered into a non-exclusive cross license with Hynix which provides us with access to certain of Hynix’s intellectual property for use in the manufacture and sale of non-

memory semiconductor products. We believe that these arrangements with Hynix provide significant mutual operational advantages, for example, allowing us to leverage the significant historical investments in our capital equipment, and providing for shared resources and other key benefits. All agreements with Hynix under which we obtain essential materials or services are multiyear contracts. We refer to the acquisition transaction, including the related definitive agreements with Hynix, as the “Acquisition.” See “Certain relationships and related transactions—The Acquisition.”

EQUITY SPONSORS

CVC, a private equity fund managed by Citigroup Venture Capital, is one of the world’s oldest and largest private equity firms. CVC was founded in 1968 and currently manages funds in excess of $8.0 billion. CVC invests in a broad range of industries and has significant expertise in technology investments, acquired over decades of investing in growth companies.

Francisco Partners is one of the world’s largest technology-focused private equity funds and currently manages $2.5 billion of committed capital. The firm was founded to pursue structured investments in technology companies undergoing strategic, technological, and operational inflection points. The principals of Francisco Partners have an extensive track record of technology investing, having invested in excess of $3.0 billion of equity capital in over 50 technology companies.

CVC and Francisco Partners are leading investors in the semiconductor industry and separately or together have served as the primary investors in industry leading semiconductor and semiconductor-related companies such as AMI Semiconductor, Inc., ChipPAC, Inc., Fairchild Semiconductor Corporation, Intersil Corporation, NPTest, Inc., Smart Modular Technologies, Inc., and Ultra Clean Technology Systems and Service, Inc.

CVC and Francisco Partners together acquired AMI Semiconductor from Japan Energy in December 2000. AMI Semiconductor completed a $200 million offering of senior subordinated notes in January 2003 and its holding company, AMIS Holdings, Inc., completed its initial public offering in September 2003. In addition, CVC acquired ChipPAC from Hyundai Electronics, the predecessor to Hynix, in March 1999. ChipPAC completed its initial public offering in August 2000 and recently completed a merger with ST Assembly Test Services Ltd. to form STATSChipPAC Ltd.

CVC Asia Pacific consists of funds established in connection with a joint venture between CVC Capital Partners and Citigroup. These funds have a leading private equity presence in the Asia Pacific region, with $2.7 billion of committed capital and investments focused on buyouts in developed economies across the region. Since 1999, CVC Asia Pacific has completed 17 transactions, including six investments in Korea.

See “Security ownership of certain beneficial owners and management” and “Certain relationships and related transactions.”

RECENT DEVELOPMENTS

On March 7, 2005, we acquired all of the capital stock of ISRON Corporation through our wholly owned Dutch subsidiary. ISRON is based in Osaka, Japan and designs, develops, and markets mixed-signal semiconductors primarily for the display driver IC market. We expect the acquisition to add key products and technology to our portfolio in the flat panel display driver market for mobile handset applications.

On April 14, 2005, we completed our acquisition of IC Media Corporation through a reverse merger with a newly formed subsidiary. Based in Santa Clara, California, IC Media is a leading developer and supplier of small pixel geometry, high-resolution CMOS image sensors for camera-equipped mobile handsets, digital still cameras, personal computer cameras and other mobile imaging applications. The company has offices in Arizona, Taiwan, China and Japan, which adds increased coverage to our global customers.

ORGANIZATIONAL STRUCTURE

The following chart shows a summary of our organizational structure as of the date of this prospectus. Our organizational structure has been designed for future financing flexibility and management of a global enterprise.

MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company are the co-issuers of the notes. MagnaChip LLC and its subsidiaries, except for IC Media Japan Kabushiki Kaisha and Shanghai Ximei Corporation, guarantee the second priority notes, and our senior secured credit facility. MagnaChip LLC and its subsidiaries, except MagnaChip Korea, our principal manufacturing subsidiary, and IC Media Japan Kabushiki Kaisha and Shanghai Ximei Corporation, guarantee the senior subordinated notes.

The ownership of MagnaChip LLC is as follows:

	Common Units	Series B Preferred Units
CVC	34%	36%
Francisco Partners	34%	36%
CVC Asia Pacific	18%	19%
Other investors(1)	14%	9%

Total	100%	100%
(1) Other investors, including certain members of management.

See “Capitalization” and “Security ownership of certain beneficial owners and management.”

(1)	MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company are the co-issuers of the notes.
(2)	Shanghai Ximei Corporation and IC Media Japan Kabushiki Kaisha, which were each acquired in the acquisition of IC Media Corporation on April 14, 2005, are not guarantors of the notes.
(3)	MagnaChip Semiconductor, Ltd., our principal manufacturing subsidiary, is not a guarantor of the subordinated notes.

THE COMPANY

MagnaChip Semiconductor LLC, which we refer to as MagnaChip LLC, is a Delaware limited liability company and parent guarantor of the notes. It functions as a holding and financing company for other Magnachip entities. On a stand-alone basis, MagnaChip LLC does not have any independent operations.

MagnaChip Semiconductor S.A., our Luxembourg subsidiary and one of the co-issuers of the notes, is a Luxembourg public limited liability company (société anonyme). It functions as a financing company. On a stand alone basis, MagnaChip Semiconductor S.A. does not have any independent operations.

MagnaChip Semiconductor Finance Company is a wholly-owned subsidiary of MagnaChip Semiconductor S.A., which was incorporated in Delaware for the purpose of serving as a co-issuer of the notes in order to facilitate the sale of the old notes. MagnaChip Semiconductor Finance Company does not have any independent operations or assets of any kind and will not have any revenues. You should not expect MagnaChip Semiconductor Finance Company to have the ability to service the interest and principal obligations on the notes.

Our principal executive offices are located at 1 Hyangjeong-dong, Hungduk-gu, Cheongju-si, 361-725, Korea. Our contact telephone number is 82-2-3459-3691.

Summary terms of the exchange offer

On December 23, 2004, we completed the private offering of $300 million aggregate principal amount of Floating Rate Second Priority Senior Secured Notes due 2011, $200 million aggregate principal amount of 6 7/8% Second Priority Senior Secured Notes due 2011 and $250 million aggregate principal amount of 8% Senior Subordinated Notes due 2014, which we collectively refer to in this prospectus as the “old notes.” We entered into registration rights agreements with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus and to use all commercially reasonable efforts to complete an exchange offer within the time period specified in the registration rights agreements. Below is a summary of the exchange offer. For a more detailed description of the exchange offer, see “Exchange offer.”

The Exchange Offer	We are offering to exchange:

•	up to $300,000,000 aggregate principal amount of new Floating Rate Second Priority Senior Secured Notes due 2011 for an equal principal amount of old Floating Rate Second Priority Senior Secured Notes due 2011;

•	up to $200,000,000 aggregate principal amount of new 6 7/8% Second Priority Senior Secured Notes due 2011 for an equal principal amount of old 6 7/8% Second Priority Senior Secured Notes due 2011; and

•	up to $250,000,000 aggregate principal amount of new 8% Senior Subordinated Notes due 2014 for an equal principal amount of old 8% Senior Subordinated Notes due 2014.

The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the registration rights agreements.

Expiration of the Exchange Offer; Acceptance and Issuance of New Notes

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, or such later date and time to which we may extend it in our sole discretion. Subject to the conditions stated in “Exchange offer—Conditions,” we will accept for exchange any and all outstanding old notes that are validly tendered and not validly withdrawn before the expiration of the exchange offer. The new notes will be delivered promptly after the expiration of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Withdrawal Rights	You may withdraw your tender of old notes in the exchange offer at any time before the expiration of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. The exchange offer is subject to customary conditions, which we may waive. Please read “Exchange offer—Conditions” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Notes

To tender old notes held in book-entry form through the Depository Trust Company, or DTC, you must transfer your old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP, system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal (an “agent’s message”), must be transmitted by DTC on behalf of a holder of old notes and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	any new notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes, and you have no arrangement or understanding with any person to participate in a distribution of the new notes;

•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act) or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer that receives new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of these new notes;

•	if you are a broker-dealer, you did not purchase the old notes to be exchanged for the new notes from us in the initial offering of the old notes; and

•	you are not acting on behalf of any person who could not truthfully and completely make the above representations.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures

If you wish to tender your old notes, and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your old notes under the procedures described in “Exchange offer—Guaranteed Delivery Procedures.”

Failure to Exchange Your Old Notes

All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally, the old notes that are not exchanged for new notes in the exchange offer will remain restricted securities, and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading. See “Exchange offer—Consequences of Failure to Tender.”

Resales

Based on interpretations by the SEC’s staff in no action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act (subject to certain representations required to be made by each holder of old notes, as set forth under “Exchange offer—Procedures for Tendering”), unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are our affiliate, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer (the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act); and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market making or other trading activities.

For a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above. See “Plan of distribution.”

Federal Income Tax Considerations	The exchange of notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Summary of certain United States federal income tax considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in “Exchange offer—Exchange Agent.”

Summary terms of the new notes

The following summary contains basic information about the Floating Rate Second Priority Senior Secured Notes due 2011, the 6 7/8% Second Priority Senior Secured Notes due 2011 and the 8% Senior Subordinated Notes due 2014 being offered in the exchange offer, which we collectively refer to in this prospectus as the “new notes.” It likely does not contain all the information that is important to you. For a more complete description of the new notes, see “Description of the new second priority notes.” and “Description of the new senior subordinated notes.”

The new notes will be identical in all material respects to the old notes for which they have been exchanged, except:

•	the new notes will have been registered under the Securities Act;

•	the new notes generally will not be subject to the restrictions on transfer applicable to the old notes or bear restrictive legends;

•	the new notes will not be entitled to registration rights; and

•	the new notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

TERMS OF THE SECOND PRIORITY NOTES

Issuers	MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company.

Securities Offered	$300,000,000 aggregate principal amount of Floating Rate Second Priority Senior Secured Notes due 2011.

$200,000,000 aggregate principal amount of 6 7/8% Second Priority Senior Secured Notes due 2011.

Maturity	The second priority notes will mature on December 15, 2011.

Interest

Floating Rate Second Priority Notes: Interest will accrue at a rate that is reset at the beginning of each quarter to the applicable LIBOR Rate plus 3.25%. The term “LIBOR Rate” is defined in the “Description of the new second priority notes—Certain Definitions” section of this prospectus. Interest will be payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on March 15, 2005.

Fixed Rate Second Priority Notes: Interest will accrue at a rate of 6 7/8% per year. Interest will be payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2005.

Ranking

Each series of second priority notes will be our senior secured obligations and will rank equally in right of payment with all of our existing and future senior debt. Each series of second priority notes will be effectively junior in right of payment to any indebtedness of the issuers or the guarantors that is secured by first priority liens on the assets securing the notes, including our senior secured credit facility, or secured by assets not securing the notes, and will be junior in right of payment to all indebtedness of any future non-guarantor subsidiaries of MagnaChip LLC.

Guarantees

MagnaChip LLC and its subsidiaries (other than IC Media Japan Kabushiki Kaisha and Shanghai Ximei Corporation) will jointly and severally guarantee each series of second priority notes on a senior secured basis. Under certain circumstances, the guarantees may be released.

Collateral

Each series of second priority notes will be secured by second priority liens on substantially all of the assets of the issuers and the other subsidiaries of MagnaChip LLC that secure our senior secured credit facility, subject to certain exceptions. The second priority notes indenture and the security documents relating to the second priority notes permit us to incur a significant amount of debt, including obligations secured (including on a first-priority basis) by the collateral, subject to compliance with certain conditions. No appraisal of any collateral has been prepared by us or on our behalf in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

Optional Redemption

At any time on or after December 15, 2005, with respect to the floating rate second priority notes, and December 15, 2008, with respect to the fixed rate second priority notes, we may redeem some or all of the applicable series of the second priority notes at the redemption prices as set forth in the “Description of new second priority notes—Optional Redemption” section of this prospectus, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time before December 15, 2005, with respect to the floating rate second priority notes, and December 15, 2008, with respect to the fixed rate second priority notes, we may redeem the applicable series of the second priority notes, in whole or in part, pursuant to a “make whole” call as specified in the “Description of the new second priority notes—Optional Redemption” section of this prospectus.

At any time before December 15, 2005, with respect to the floating rate second priority notes, and December 15, 2007, with respect to the fixed rate second priority notes, we may redeem up to 35% of the aggregate principal amount of the applicable series of the second priority notes, including all or a portion of any additional notes issued in such series, with the proceeds of certain equity offerings, so long as:

•	we pay holders of the notes a redemption price equal to par plus (i) the LIBOR Rate then in effect with respect to the floating rate second priority notes plus 3.25% and (ii) 6 7/8% with respect to the fixed rate second priority notes, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date;

•	with respect to each series of the second priority notes, at least 65% of the aggregate principal amount of each series of the second priority notes issued under the indenture, including the principal amount of any additional second priority notes, remains outstanding immediately after such redemption; and

•	we redeem the second priority notes within 90 days of any such equity offering.

TERMS OF THE SENIOR SUBORDINATED NOTES

Issuers	MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company.

Securities Offered	$250,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014.

Maturity	The senior subordinated notes will mature on December 15, 2014.

Interest	Interest will accrue at a rate of 8% per year. Interest will be payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2005.

Ranking

The senior subordinated notes will be our senior subordinated, unsecured obligations and will rank junior in right of payment with all of our existing and future senior debt, including the second priority notes and our senior secured credit facility.

Guarantees

MagnaChip LLC and its subsidiaries (other than MagnaChip Korea, which is our principal manufacturing subsidiary, IC Media Japan Kabushiki Kaisha and Shanghai Ximei Corporation) will jointly and severally guarantee the senior subordinated notes on an unsecured, senior subordinated basis. Under certain circumstances, the guarantees may be released.

Optional Redemption

At any time on or after December 15, 2009 we may redeem some or all of the senior subordinated notes at the redemption prices as set forth in the “Description of new senior subordinated notes—Optional Redemption” section of this prospectus, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time before December 15, 2009, we may redeem the senior subordinated notes, in whole or in part, pursuant to a “make whole” call as specified in the “Description of the new senior subordinated notes—Optional Redemption” section of this prospectus.

At any time before December 15, 2007, we may redeem up to 35% of the aggregate principal amount of the senior subordinated notes, including all or a portion of any additional senior subordinated notes, with the proceeds of certain equity offerings, so long as:

•	we pay holders of the senior subordinated notes a redemption price equal to par plus 8%, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date;

•	with respect to any redemption, at least 65% of the aggregate principal amount of the senior subordinated notes issued under the senior subordinated notes indenture, including the principal amount of any additional senior subordinated notes, remains outstanding immediately after each such redemption; and

•	we redeem the senior subordinated notes within 90 days of any such equity offering.

TERMS COMMON TO EACH SERIES OF THE NOTES

Change of Control

If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date. See “Description of the new second priority notes—Repurchase at the Option of Holders—Change of Control” and “Description of the new senior subordinated notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	Each indenture governing the notes contains covenants that limit the issuers’ ability and the ability of MagnaChip LLC’s restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	pay dividends or make other distributions on our capital stock or repurchase, repay or redeem our capital stock;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates;

•	create restrictions on the payment of dividends or other amounts to the issuers by MagnaChip LLC’s restricted subsidiaries; and

•	sell all or substantially all of our assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications which are described under the headings “Description of the new second priority notes—Certain Covenants” and “Description of the new senior subordinated notes—Certain Covenants” in this prospectus.

Absence of a Public Market

There is no public trading market for the new notes, and we do not intend to apply for listing of the new notes on any national securities exchange or for quotation of the new notes on any automated dealer quotation system. See “Risk factors—Risks Related to the Exchange Offer—There is no public trading market for the new notes and an active trading market may not develop for the new notes.”

RISK FACTORS

See “Risk factors” for a description of certain risks you should consider before deciding to tender your old notes in the exchange offer.

Summary pro forma and actual consolidated financial data

The following table sets forth our summary pro forma and actual consolidated financial data as of the dates and for the periods indicated.

We have derived the summary pro forma statements of operations from the unaudited pro forma consolidated statements of operations included elsewhere in this prospectus, which give effect to the Acquisition and other related adjustments described in the “Unaudited pro forma consolidated statements of operations” section of this prospectus. The unaudited pro forma consolidated statements of operations are based on our actual consolidated financial statements included elsewhere in this prospectus, which, prior to October 1, 2004, were prepared on a carve-out basis in connection with the purchase of our business from Hynix; such carveout information is not intended to be a complete presentation of the operating results or financial position of our company on a stand-alone basis.

We have derived the actual statements of operations data for the years ended December 31, 2002, 2003, for the nine-month period ended September 30, 2004 and for the three-month period ended December 31, 2004 and the summary actual balance sheet data at December 31, 2003 and 2004 and at September 30, 2004 from our audited consolidated financial statements that are included elsewhere in this prospectus. We have derived the actual statements of operations data for the year ended December 31, 2001, and the summary actual balance sheet data at December 31, 2001, and 2002 from our audited consolidated financial statements that are not included in this prospectus. We have derived the actual statements of operations data and summary consolidated balance sheet data, as of and for each three-month period ended March 31, 2004 and April 3, 2005, from our unaudited consolidated financial statements that are included elsewhere in this prospectus.

As carve-out financial statements, the actual statements prior to October 1, 2004 include allocations of the costs of shared activities and overhead of Hynix and of intangible assets and property, plant and equipment shared with Hynix. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. Also, as part of the Acquisition we did not acquire certain assets that were included in the carve-out financial statements and we assumed certain additional costs and obligations that are not reflected in the carve-out financial statements. Accordingly, the carveout financial statements should not be relied upon as being representative of our financial position or operating results had we operated on a stand-alone basis, nor may they be representative of our financial position or operating results following the Acquisition.

On October 6, 2004, MagnaChip Semiconductor LLC, completed its acquisition of the business from Hynix. For accounting purposes and consistent with our reporting periods, we have used October 1, as the effective date of the Acquisition since the financial results from October 1, 2004 onwards accrued to our benefit. As a result, we have reported our operating results and financial position for all periods from and after October 1, 2004, as those of the successor company. The predecessor company periods and the successor company periods have different bases of accounting and are therefore not comparable.

The pro forma statements of operations are not intended to represent what our results of operations would be after giving effect to the Acquisition, or to project our results of operations for any future period. Therefore, investors should not place undue reliance on the pro forma financial information.

For further information on the adjustments and assumptions relating to the pro forma statements of operations, see “Unaudited pro forma consolidated statements of operations.”

The summary consolidated statements of operations data for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, are presented:

(i) on an actual basis; and

(ii) on a pro forma basis, to give effect to the Acquisition, and related adjustments, as if it had occurred on January 1, 2004.

You should read the information contained in this table in conjunction with the “Selected financial and other data,” “Management’s discussion and analysis of financial condition and results of operations,” “Unaudited pro forma consolidated statements of operations” and our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

	Predecessor					Successor
	For the year ended December 31,			For the three-month period ended March 31, 2004	For the nine-month period ended September 30, 2004	For the three-month period ended		For the three-month period ended March 31, 2004	For the year ended December 31, 2004
	2001	2002	2003			December 31, 2004	April 3, 2005
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Pro forma	Pro forma
	(in millions of US dollars, except ratios and per unit data)
Statement of Operations Data
Net Sales
Related parties(1)	$396.6	$306.8	$260.7	$62.7	$163.8	$—	$—	$—	$—
Others	481.1	393.5	570.1	201.1	677.8	243.6	213.4	235.6	1,007.5

	877.7	700.3	830.8	263.8	841.6	243.6	213.4	235.6	1,007.5
Cost of sales	768.9	691.0	752.5	207.8	654.6	204.5	187.4	163.5	705.6

Gross profit	108.8	9.3	78.3	56.0	187.0	39.1	26.0	72.1	301.9

Selling, general and administrative expenses	104.8	61.9	68.7	19.9	54.0	29.8	28.5	27.0	101.1
Research and development expenses	59.6	87.0	86.6	23.9	75.7	22.1	26.1	22.5	90.8

Operating income (loss)	(55.6)	(139.6)	(77.0)	12.2	57.3	(12.8)	(28.6)	22.6	110.0

Interest expense, net	(90.9)	(46.8)	(37.8)	(7.3)	(17.7)	(16.7)	(13.9)	(17.9)	(58.0)
Foreign currency gain	19.9	19.1	9.9	7.9	12.4	43.3	22.1	7.9	55.7
Foreign currency loss	(29.7)	(10.5)	(8.5)	(4.1)	(7.1)	(12.9)	(8.5)	(4.1)	(20.0)
Others, net	1.4	1.3	1.1	0.4	1.1	—	—	0.4	1.1

	(99.3)	(36.9)	(35.3)	(3.1)	(11.3)	13.7	(0.3)	(13.7)	(21.2)

Income (loss) before income taxes	(154.9)	(176.5)	(112.3)	9.1	46.0	0.9	(28.9)	8.9	88.8
Income tax expenses	1.4	1.8	1.4	1.1	2.8	6.7	2.4	1.8	17.8

Net income (loss)	$(156.3)	$(178.3)	$(113.7)	$8.0	$43.2	$(5.8)	$(31.3)	$7.1	$71.0

Dividends to preferred unitholders	N/A	N/A	N/A	N/A	N/A	$13.4	$2.4	$13.4	$20.6

Net income (loss) attributable to common units	N/A	N/A	N/A	N/A	N/A	$(19.2)	$(33.7)	$(6.3)	$50.4

Net income (loss) per common unit—basic and diluted	N/A	N/A	N/A	N/A	N/A	$(0.38)	$(0.64)	$(0.12)	$0.96

Weighted average number of units—basic and diluted	N/A	N/A	N/A	N/A	N/A	50,061,910	52,533,003	52,533,003	52,533,003

Balance Sheet Data
Cash and cash equivalents	$—	$—	$—	$—	$—	$58.4	$35.7	N/A	N/A
Working capital(2)	(43.7)	3.1	21.7	49.7	75.9	129.3	96.6	N/A	N/A
Total assets	1,299.5	1,077.8	790.0	754.0	653.8	1,154.5	1,069.9	N/A	N/A
Total indebtedness(3)	705.2	631.7	468.1	413.8	252.6	750.7	750.0	N/A	N/A
Preferred units	—	—	—	—	—	96.5	98.9	N/A	N/A
Owners’ equity	412.1	268.3	155.3	172.6	206.7	N/A	N/A	N/A	N/A
Unitholders’ equity	N/A	N/A	N/A	N/A	N/A	55.9	27.0	N/A	N/A
Other Data
EBITDA(4)	$305.2	$217.1	$264.0	$97.5	$330.6	$63.5	$40.3	$67.5	$307.3
Depreciation and amortization	369.2	346.8	338.5	81.1	266.9	45.9	55.3	40.7	160.5
Capital expenditures(5)	51.0	63.5	25.2	17.2	86.7	23.5	13.0	17.2	110.2
Ratio of EBITDA to interest expense(6)	3.4x	4.6x	7.0x	13.4x	18.7x	3.8x	2.9x	3.8x	5.3x
Ratio of earnings to fixed charges(7)	—	—	—	2.2x	3.4x	—	—	N/A	N/A

Footnotes:

(1)	Primarily relates to the provision of wafer foundry contract manufacturing services to Hynix, Hyundai Display Technology and other related parties.
(2)	Working capital is calculated as current assets less current liabilities, including the current portion of long term borrowings.
(3)	Total indebtedness is calculated as long and short term borrowings.
(4)	EBITDA is defined as net income (loss) plus depreciation and amortization of intangible assets, interest expense, net and provision for income taxes. EBITDA is a key financial measure but should not be construed as an alternative to operating income, cash flows from operating activities or net income, as determined in accordance with accounting principles generally accepted in the United States of America, or US GAAP. EBITDA is not a measure defined in accordance with US GAAP. We believe that EBITDA is a standard measure commonly reported and widely used by analysts and investors in our industry. However, the method of computation may or may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA is as follows:

	Predecessor					Successor
	For the year ended December 31,			For the three-month period ended March 31, 2004	For the nine-month period ended September 30, 2004	For the three-month period ended		For the three-month period ended March 31, 2004	For the year ended December 31, 2004
	2001	2002	2003			December 31, 2004	April 3, 2005
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Pro forma	Pro forma
	(in millions of US dollars, except ratios and per unit data)
Net income (loss)	$(156.3)	$(178.3)	$(113.7)	$8.0	$43.2	$(5.8)	$(31.3)	$7.1	$71.0
Depreciation and amortization	369.2	346.8	338.5	81.1	266.9	45.9	55.3	40.7	160.5
Interest expense, net	90.9	46.8	37.8	7.3	17.7	16.7	13.9	17.9	58.0
Provision for income taxes	1.4	1.8	1.4	1.1	2.8	6.7	2.4	1.8	17.8

EBITDA	$305.2	$217.1	$264.0	$97.5	$330.6	$63.5	$40.3	$67.5	$307.3

(5)	Capital expenditures include purchases of intangibles, net.
(6)	Ratio of EBITDA to interest expense is calculated as EBITDA divided by interest expense, net.
(7)	Earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. Where a dash appears, our earnings were negative and were insufficient to cover fixed charges during the period. Our deficiencies to cover fixed charges in each period presented were as follows:

	Predecessor			Successor
	For the year ended December 31,			For the three-month period ended
	2001	2002	2003	December 31, 2004	April 3, 2005
	Actual	Actual	Actual	Actual	Actual
	(in millions of US dollars)
Deficiencies	$154.9	$176.5	$112.3	$12.5	$31.3

Risk factors

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding whether to exchange your old notes in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to or unique to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, there could be a material adverse effect on our ability to satisfy our obligations under the new notes and you may lose all or part of your original investment.

RISKS RELATED TO THE EXCHANGE OFFER

Failure to tender your old notes for new notes could limit your ability to resell the old notes.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreements. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

To the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

There is no public trading market for the new notes and an active trading market may not develop for the new notes.

The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL Market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act. The new notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. UBS Securities LLC, J.P. Morgan Securities Inc. and Deutche Bank Securities Inc., which acted as initial purchasers in connection with the offer and sale of the old notes, have informed us that they intend to make a market in the new notes. However, the initial purchasers are not obligated to do so and they may cease their market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

You must comply with the exchange offer procedures in order to receive new notes.

The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “Exchange offer” and “Plan of distribution” in this prospectus.

RISKS RELATED TO EACH SERIES OF NEW NOTES

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

As of April 3, 2005, our total indebtedness was $750 million. See “Capitalization” for additional information.

Our substantial debt could have important consequences for you, including:

•	making it more difficult for us to make payments on the notes;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including the floating second priority rate notes and borrowings under our senior secured credit facility, are at variable rates of interest;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

Our senior secured credit facility provides for a commitment for up to $100 million of revolving credit borrowings. We may be able to incur substantial additional indebtedness in the future, including secured debt, subject to the restrictions contained in the credit agreement governing our senior secured credit facility and the indentures relating to the notes. See “Description of the new second priority notes,” “Description of the new senior subordinated notes” and “Description of other indebtedness.” If new debt is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The credit agreement governing our senior secured credit facility and the indentures governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or be able to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders under the senior secured credit facility, and the remedies sought by the holders of such indebtedness could preclude us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the credit agreement governing our senior secured credit facility and each indenture), we could be in default under the terms of the agreements governing such indebtedness, including our credit agreement and the indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the credit agreement that governs our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets that are pledged as collateral to support our obligations under the credit agreement governing our senior secured credit facility, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under the credit agreement governing our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders thereunder. If this occurs, we would be in default under our credit agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may be unable to purchase the notes upon a change of control.

Upon the occurrence of certain “change of control” events you may require us to purchase your notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any. The terms of our senior secured credit facility limit our ability to purchase any series of notes in those circumstances and the terms of the second priority notes indentures limit our ability to purchase the senior subordinated notes. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the senior secured credit facility and other indebtedness with similar restrictions. In addition, we cannot assure you that we will have the financial resources to purchase your notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our senior secured credit facility provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness thereunder.

Fraudulent conveyance and similar laws may adversely affect the validity and enforceability of the guarantees. The guarantors will guarantee the payment of the notes.

Although laws differ among various jurisdictions, in general, under fraudulent conveyance laws, a court could subordinate or void any guarantee if it found that:

•	the guarantee was incurred with actual intent to hinder, delay or defraud creditors or shareholders of the company; or

•	the guarantee was incurred voluntarily and all parties to the guarantee knew or should have known that the transaction would unfairly prejudice other creditors; or

•	the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following:

•	insolvent or was rendered insolvent because of the guarantee;

•	engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity; or the guarantee was held not to be in the best interests or for the corporate benefit of the company.

The measure of insolvency for purposes of fraudulent transfer laws varies depending on the law applied.

Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that at the time the guarantees of the new notes will be issued, each guarantor will not be insolvent, will not have unreasonably small capital for the business in which it engages, and (in part because of the payment limitations contained in such guarantees) will not have incurred debts beyond its ability to pay such debts as they mature. In addition, the boards of directors, general partners or managers, as the case may be, of certain guarantors have passed resolutions confirming that the entry into the guarantee is in the best interest of such guarantor and for its corporate benefit. We can give no assurance, however, that a court would agree with our conclusions in this regard or that such conclusions will be applicable to the guarantors in the future.

If a court voided any guarantee as a result of a fraudulent conveyance or similar laws, or held it unenforceable for any other reason, you would cease to have any claim in respect of such guarantee and would be the creditor of the issuers and the remaining guarantors.

Korea

MagnaChip Korea, a limited liability company (yuhan hoesa) and indirect wholly-owned subsidiary of MagnaChip LLC, will guarantee each series of new second priority notes on a senior secured basis. While the Corporate Reorganization Act of Korea does not currently apply to limited liability companies such as MagnaChip Korea, Korea’s new insolvency law, the Debtor Rehabilitation and Insolvency Law will replace the Corporate Reorganization Act as of April 1, 2006.

The New Insolvency Law will have preference avoidance provisions similar to the current provisions of the Corporate Reorganization Act. Under Korea’s Corporate Reorganization Act, certain acts occurring during the period between a “suspension of payment” and prior to an application for a reorganization proceeding under the Corporate Reorganization Act (which period may in no event exceed one year) are subject to avoidance as being preferential. The collateral in Korea will be held by one collateral trustee on behalf of the secured noteholders and the senior credit facility lenders, and one such act that could be subject to avoidance is a payment made to the Korean collateral trustee pursuant to the guarantee granted by MagnaChip Korea to the collateral agent. Payment received from the disposition of Korean collateral during this period could also potentially be avoided. If such an avoidance claim is successful, any payment received by the Korean collateral trustee pursuant to the guarantee would have to be disgorged to the trustee overseeing the reorganization proceeding. This may have the effect of reducing the total recovery obtained from the guarantee for the benefit of the second priority notes.

You may be unable to enforce judgments obtained in U.S. courts against MagnaChip Semiconductor S.A. or our subsidiary guarantors organized in jurisdictions other than the United States.

MagnaChip Semiconductor S.A. and all but four of the guarantors are organized or incorporated outside of the United States, and most of the assets of these companies are located outside of the United States. As a consequence, you may not be able to effect service of process on these non-U.S. entities in the United States or to enforce judgments against them outside of the United States. There is also uncertainty about the enforceability in the courts of certain jurisdictions of judgments obtained in the United States against MagnaChip Semiconductor S.A. and certain of the guarantors.

Restrictions on MagnaChip Korea’s ability to make payments on its intercompany loans from MagnaChip Semiconductor B.V., or on its ability to pay dividends in excess of statutory limitations, could hinder our ability to make payments on the notes.

Under the Korean Foreign Exchange Transactions Law (the FETL) payments in a foreign currency denominated loan, where the borrower is a “resident” of Korea and the lender is an offshore “nonresident” entity, requires prior approval of the Korean Ministry of Finance and Economy in the event (i) the average period of such loan is less than 12 months or (ii) repayment or prepayment of such loan within a 12-month period from the initial drawdown date (when aggregated with all other repayments or prepayments made during such 12 month period) is equal or greater to 20% of the original aggregate principal amount of such loan. MagnaChip Korea may not receive the Korean Ministry of Finance’s prior approval to prepay more than 20% of the intercompany loans between it and MagnaChip Semiconductor B.V. in the event that we have to redeem the notes within 12 months of the issue date.

In addition, under the Korean Commercial Code (the KCC) a company is permitted to make a dividend payment up to twice a year out of retained earnings (as determined in accordance with generally accepted accounting principles in Korea). Under the KCC, a limited liability company is permitted to make dividend payments to its unitholders at a ratio disproportionate to the ratio of their equity contribution. It is possible that we would not have sufficient funds to make payments on the notes if MagnaChip Korea has an insufficient amount of retained earnings under the KCC to make dividend payments to MagnaChip Semiconductor B.V. to allow us to make payments on the notes which could cause a default under the terms of the relevant indenture.

RISKS RELATED TO THE SECOND PRIORITY NOTES

If there is a default, proceeds from sales of the collateral will be applied first to satisfy amounts owed under our senior secured credit facility, and the value of the collateral may not be sufficient to repay the holders of the second priority notes.

Our obligations under the second priority notes and related guarantees are secured by a second priority lien on certain assets that are also pledged on a first-priority basis to the lenders under our senior secured credit facility. As a result, upon any foreclosure on the collateral, proceeds will be applied first to repay amounts owed under our senior secured credit facility, and only then to satisfy amounts owed to holders of the second priority notes. The value of the second priority notes in the event of a liquidation will depend on market and economic conditions, the availability of buyers and similar factors. You should not rely upon the book value of the assets underlying the collateral as a measure of realizable value for such assets. By its nature, some or all the collateral may be illiquid and may have no readily ascertainable market value. Likewise, there is no assurance that the assets underlying the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. Accordingly, there can be no assurance that the proceeds of any sale of the collateral following any acceleration of the maturity of the second priority notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the second priority notes after satisfying the obligations secured by the first priority liens.

If the proceeds of any sale of the assets underlying the collateral are insufficient to repay all amounts due on the second priority notes, the holders of the second priority notes (to the extent the second priority notes are not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims of any unsatisfied portion of the obligations secured by the first-priority liens and our other unsecured senior indebtedness.

Your interest in the collateral may be adversely affected by the failure to record and/or perfect security interests in certain collateral.

The security interests in the collateral securing the second priority notes and our senior secured credit facility includes a second lien on substantially all of our assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. Due to the number of individual mortgages and other security interests that were scheduled to be recorded in the various countries in which our assets are located, there was a time gap between the issuance of the old notes and the making of any loans under our senior secured credit facility and the recordation of the mortgages and other security interests. As a result, and even though it may have constituted an event of default under the indentures, a third party creditor of us may have gained priority over the lien of one or more of the mortgages and other security interests through the recordation of an intervening lien or liens. Although the indenture for the second priority notes contains customary further assurances covenants, the trustee under such indenture and the collateral trustee and collateral agents will not monitor the future acquisition of property and rights that constitute collateral, or take any action to perfect the security interest in such acquired collateral.

Insolvency and examinership laws could limit your ability to enforce your rights under the notes and the guarantees.

Any insolvency proceedings with regard to the issuers of the notes or any guarantor would most likely be based on and governed by the insolvency laws of the jurisdiction under which the relevant entity is organized. As a result, in the event of insolvency with regard to any of these entities, the claims of holders of the notes against the issuers or a guarantor may be subject to the insolvency laws of its jurisdiction of organization. The provisions of such insolvency laws differ substantially from each other including with regard to rights of creditors, priority claims and procedure and may contain provisions that are unfavorable to holders of notes. In addition, there can be no assurance as to how the insolvency laws of these jurisdictions will be applied in insolvency proceedings relating to several jurisdictions.

The lenders under our senior secured credit facility have first-ranking security over the majority of the tangible and intangible assets of the issuers and guarantors. In some jurisdictions after the occurrence of, among other things, an insolvency event, secured lenders have additional rights with respect to insolvency proceedings, including among other things, the right to direct the disposition of any security. As a result, your ability to realize claims against us with respect to your notes if the issuers, or any guarantor, become insolvent may be limited.

Under applicable insolvency laws, the issuers’ or any guarantor’s liabilities in respect of the notes may, in the event of insolvency or similar proceeding, rank junior to some of the issuers’ or any guarantor’s debts that are entitled to priority under such law of such jurisdiction. For example, debts entitled to priority may include (a) amounts owed in respect of occupational pension schemes, (b) certain amounts owed to employees, (c) amounts owed to governmental agencies and (d) expenses of an insolvency practitioner. In addition, in some jurisdictions, the examiner or administrator or similar party may be legally required to consider the interest of third parties (including, for example, employees) in connection with the proceedings.

In certain cases, under insolvency and examinership, your ability to collect interest accruing on the notes in respect of any period after the commencement of liquidation proceedings and your rights under the guarantees may be limited.

The second priority notes and the related guarantees are effectively subordinated to other debt.

The second priority notes effectively rank junior to all amounts owed under our senior secured credit facility, to the extent of the value of the collateral, as the senior secured credit facility lenders have a first-priority lien on the collateral pledged for the benefit of the second priority notes. In addition, the senior secured credit facility is secured by liens on certain other collateral not pledged for the benefit of the holders of the second priority notes, including a pledge of the stock of our subsidiaries. As a result, the lenders under the senior secured credit facility will be paid in full from the proceeds of the collateral pledged to them before holders of second priority notes are paid from any remaining proceeds from the second lien collateral. In addition, subject to the restrictions contained in the indenture governing the second priority notes, we may incur additional debt that is secured by first-priority liens on the collateral or by liens on assets that are not pledged to the holders of second priority notes, all of which would effectively rank senior to the second priority notes to the extent of the value of the assets securing such debt. At April 3, 2005, the second priority notes and the related guarantees effectively ranked junior to $100 million of secured indebtedness secured on a first-priority basis by the collateral.

We may incur additional indebtedness ranking equal to the second priority notes or the related guarantees.

The indenture governing the second priority notes permits us to issue additional debt secured on an equal and ratable basis with the second priority notes, subject to satisfaction of a debt incurrence covenant. If we incur any additional debt that is secured on an equal and ratable basis with the second priority notes, the holders of that debt will be entitled to share ratably with the holders of the second priority notes in any proceeds distributed in connection with any foreclosure upon the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of MagnaChip. This may have the effect of reducing the amount of proceeds paid to you.

RISKS RELATED TO THE SENIOR SUBORDINATED NOTES

The notes and the guarantees are effectively subordinated to other debt.

The senior subordinated notes and the related guarantees are subordinated to our senior indebtedness. The senior subordinated notes rank junior to all of our existing and future senior indebtedness, including all indebtedness under our senior secured credit facility and the second priority notes. As a result of the subordination of the senior subordinated notes, if we become insolvent or enter into a bankruptcy or similar proceeding, then the holders of our senior indebtedness must be paid in full before subordinated noteholders are paid. In addition, we cannot make any cash payments to subordinated noteholders if we have failed to make payments to holders of designated senior indebtedness. Under certain circumstances, we will be prohibited from making any payments to subordinated noteholders for a period of up to 179 days if we default, other than a payment default, under certain covenants of our designated senior indebtedness. The senior subordinated guarantees rank junior to all senior indebtedness of the guarantors, including their guarantees of our senior secured credit facility and second priority notes, to the same extent that the senior subordinated notes are subordinated to our senior indebtedness.

At April 3, 2005, the senior subordinated notes and the related guarantees ranked junior in right of payment to the full amount of the $100 million of commitments available under our senior secured credit facility and the second priority notes.

The senior subordinated notes are structurally subordinated to the creditors of our principal manufacturing subsidiary, MagnaChip Korea, which has accounted for a majority of our net sales and substantially all of our assets, and is not a guarantor of the senior subordinated notes.

Our principal manufacturing subsidiary, MagnaChip Korea, is not a guarantor of the senior subordinated notes. MagnaChip Korea has accounted for a majority of our net sales and substantially all of our assets.

The senior subordinated notes are structurally subordinated to the obligations of MagnaChip Korea. Generally, claims of creditors of MagnaChip Korea, including trade creditors, will have priority with respect to the assets and earnings of MagnaChip Korea over claims of creditors of its parent entity. In the event of an insolvency, liquidation or other reorganization of MagnaChip Korea, holders of its debt and its trade creditors will typically be entitled to payment of its claims from the assets of MagnaChip Korea before any assets are made available for distribution to the issuers or any guarantor of the senior subordinated notes.

As of April 3, 2005, MagnaChip Korea had $841.5 million of liabilities, including the second priority notes, together with $63.2 million of trade payables outstanding. All of these liabilities and trade payables ranked effectively senior to the senior subordinated notes. The indenture governing the senior subordinated notes permits us and our restricted subsidiaries, including MagnaChip Korea, to incur additional debt in the future.

RISKS RELATING TO OUR BUSINESS

The cyclical nature of the semiconductor industry may limit our ability to maintain or increase net sales and profit levels during industry downturns.

The semiconductor industry is highly cyclical and periodically experiences significant economic downturns characterized by diminished product demand, production overcapacity and excess inventory, which can result in rapid erosion of average selling prices. The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions.

We have experienced these conditions in our business in the past and may experience renewed, and possibly more severe and prolonged, downturns in the future as a result of such cyclical changes, which may reduce our profitability and the value of our business.

Customer demand is difficult to accurately forecast.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to accurately estimate future customer requirements. On occasion, customers may require rapid increases in production, which can challenge our resources and reduce margins. We may not have sufficient capacity at any given time to meet our customers’ demands. Conversely, downturns in the semiconductor industry may cause and have caused our customers to significantly reduce the amount of products ordered from us. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand may decrease our gross margins and operating income.

Our customers may cancel their orders, change production quantities or delay production.

We generally do not obtain firm, long-term purchase commitments from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers, which we have experienced as a result of the recent downturn in the semiconductor industry, have adversely affected and may continue to adversely affect our results of operations. In addition, while we do not obtain long-term purchase commitments, we generally agree to the pricing of a particular product for the entire lifecycle of the product, which can extend over a number of years. If we underestimate our costs when determining the pricing, our margins and results of operations would be adversely affected.

A significant portion of our sales comes from a relatively limited number of customers.

If we lose key customers or if customers cease to place orders for our high volume devices, our financial results will be adversely affected. While we served more than 200 customers in the year ended December 31, 2004, net sales to our 10 largest customers represented approximately 62.4% of our net revenue in the year ended December 31, 2004. In the year ended December 31, 2004, except for Hynix Semiconductor, Inc., our two largest customers, LG.Philips LCD and Sharp, represented 9.8% and 9.3% of our net sales, respectively. Significant reductions in sales to any of these customers, the loss of major customers or the curtailment of orders for our high-volume devices within a short period of time would adversely affect our business. See “Business—Customers.”

Our industry is highly competitive.

The semiconductor industry is highly competitive and includes hundreds of companies, a number of which have achieved substantial market share. Current and prospective customers for our products evaluate our capabilities against the merits of our direct competitors. Some of our competitors are well-established as independent companies and have substantially greater market share and manufacturing, financial, research and development and marketing resources than we do. We also compete with emerging companies that are attempting to sell their products in specialized markets, and with the internal capabilities of many of our significant customers. We expect to experience continuing competitive pressures in our markets from existing competitors and new entrants. Any consolidation among our competitors could enhance their product offerings and financial resources, further enhancing their competitive position. Our ability to compete successfully depends on a number of factors, including the following: our ability to offer cost effective products on a timely basis using our technologies; our ability to accurately identify and respond to emerging technological trends and demand for product features and performance characteristics; product introductions by our competitors; our ability to adopt or adapt to emerging industry standards; and the number and nature of our competitors in a given market. Many of these factors are outside of our control. In the future, our competitors may capture our existing or potential customers and our customers may satisfy more of their requirements internally. As a result, we may experience declining revenues and profits.

A decline in average selling prices could decrease our profits.

In the past, our industry has experienced a decline in average selling prices. A decline in average selling prices for our products, if not offset by reductions in the costs of producing such products, would decrease our gross profits and could have a material adverse effect on our business, financial condition and results of operations.

Growth in the consumer electronics and other end markets for our products is an important component in our success.

Our continued success will depend in part on the growth of various consumer electronics markets and other end markets that use our semiconductors and on general economic growth. To the extent that we cannot offset recessionary periods or periods of reduced growth that may occur in these markets through greater penetration of these markets, our sales may decline and our business, financial condition and results of operations may suffer as a result.

We may not be successful in establishing a brand identity.

Our business was historically conducted under the Hynix brand name and we are now marketing our products under the new MagnaChip brand name. We may need to devote considerable resources to establish the MagnaChip brand name for our business in the marketplace. This effort may not succeed, and our business, financial condition and results of operations may suffer as a result.

We depend on successful technological advances for growth.

Our industry is subject to rapid technological change and product obsolescence as customers and competitors create new and innovative products and technologies. Products or technologies developed by other companies may render our products or technologies obsolete or noncompetitive and we may not be able to access leading edge process technologies or to license or otherwise obtain essential intellectual property required by our customers. Our inability to continue identifying new product opportunities, or manufacturing technologically advanced products on a cost-effective basis, may result in decreased revenues and a loss of market share to our competitors.

We may not be able to attract or retain the technical or management employees necessary to remain competitive in our industry.

We depend on our ability to attract and retain skilled technical and managerial personnel. Generally, with the exception of certain key executives, our employees are not bound by employment or noncompetition agreements. We could lose the services of, or fail to recruit, skilled personnel, which could hinder our research and product development programs or otherwise have a material adverse effect on our business.

If we encounter future labor problems, we may fail to deliver our products in a timely manner which could adversely affect our revenues and profitability.

As of May 31, 2005, approximately 60% of our employees were represented by the MagnaChip Semiconductor Labor Union, which is a member of the Federation of Korean Metal Workers Trade Unions. We cannot assure you that issues with the labor union and other employees will be resolved favorably for us in the future, that we will not experience significant work stoppages in future years or that we will not record significant charges related to those work stoppages.

Currently, the Korean Federation of Trade Unions, representing the employees of three of our subcontractors that also support Hynix, has and may continue to demonstrate at our joint campus in Cheongju, Korea. It is requesting that MagnaChip directly hire approximately 70 employees of the subcontractor. These demonstrations have required additional interim expenses and may have a continuing negative impact on our operations in the future.

We may incur costs to engage in future business combinations or strategic investments and the anticipated benefits of those transactions may never be realized.

As part of our business strategy, we may seek to enter into business combinations, investments, joint ventures and other strategic alliances with other companies in order to maintain and grow revenue and market presence as well as to provide us with access to technology, products and services. Those transactions would be accompanied by risks that may harm our business, such as difficulties in assimilating the operations, personnel and products of an acquired business or in realizing the projected benefits; disruption of our ongoing business; potential increases in our indebtedness and contingent liabilities; and charges if the acquired company or assets are later worth less than the amount paid for them in the acquisition. In addition, our senior secured credit facility and the indentures governing the notes may prohibit us from making acquisitions that we may otherwise wish to pursue.

We depend on high utilization of our manufacturing capacity.

As many of our costs are fixed, a reduction in capacity utilization, together with other factors such as yield and product mix, could reduce our profit margins and adversely affect our operating results. A number of factors and circumstances may reduce utilization rates, including periods of industry overcapacity, low levels of customer orders, operating inefficiencies, mechanical failures and disruption of operations due to expansion or relocation of operations, power interruptions, fire, flood or other natural disasters or calamities.

The failure to achieve acceptable manufacturing yields could adversely affect our business.

The manufacture of semiconductors requires precision, a highly-regulated and sterile environment and expensive equipment. We may have difficulty achieving acceptable yields in the manufacture of our products. Slight impurities or defects in the masks used to print circuits on a wafer or other factors can cause significant difficulties, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions.

We rely on packaging subcontractors.

The majority of our net sales are derived from semiconductor devices assembled in advanced packages. The packaging of semiconductors is a complex process requiring, among other things, a high degree of technical skill and advanced equipment. We outsource our semiconductor packaging to subcontractors, most of which are located in Korea and Southeast Asia. We rely on these subcontractors to package our devices with acceptable quality and yield levels. If our semiconductor packagers experience problems in packaging our semiconductor devices or experience prolonged quality or yield problems, our operating results could be adversely affected.

We depend on successful parts and materials procurement for our manufacturing processes.

We use a wide range of parts and materials in the production of our semiconductors, including silicon, processing chemicals, processing gases, precious metals and electronic and mechanical components. We procure materials and electronic and mechanical components from domestic and foreign sources and original equipment manufacturers. As a division of Hynix, we were able to take advantage of Hynix’s size and purchasing power in procuring parts and materials. As an independent company, we are smaller and less diversified than Hynix, and we may be unable to obtain parts and materials at prices and on terms as favorable as those available to us prior to the separation from Hynix in October 2004. If we cannot obtain adequate materials in a timely manner or on favorable terms for the manufacture of our products, either or both of our revenues or profits will decline.

We face product liability risks and the risk of negative publicity if our products fail.

Our semiconductors are incorporated into a number of end products, and our business is exposed to product liability risk and the risk of negative publicity if our products fail. Although we maintain insurance for product liability claims, the amount and scope of our insurance may not be adequate to cover a product liability claim that is asserted against us. In addition, product liability insurance could become more expensive and difficult to maintain and, in the future, may not be available on commercially reasonable terms or at all.

In addition, we are exposed to the product liability risk and the risk of negative publicity affecting our customers and suppliers. Our sales may decline if any of our customers are sued on a product liability claim. We may also suffer a decline in sales from the negative publicity associated with such a lawsuit or with adverse public perceptions in general regarding our customers’ products.

Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology, as well as our ability to operate without infringing the proprietary rights of others.

We seek to protect our proprietary technologies and know-how through the use of patents, trade secrets, confidentiality agreements and other security measures. The process of seeking patent protection takes a long time and is expensive. We cannot assure you that patents will issue from pending or future applications or that, if patents issue, they will not be challenged, invalidated or circumvented, or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. Some of our technologies are not covered by any patent or patent application. The confidentiality agreements on which we rely may be breached and may not be adequate to protect our proprietary technologies. We cannot assure you that other countries in which we market our services will protect our intellectual property rights to the same extent as the United States.

Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States until they are published. In addition, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. Although we have never received any notices of infringement of a third-party patent, to our knowledge Hynix has received five notices of infringement from third parties regarding various technology transferred to us in the Acquisition. We cannot assure you that these or other third parties will not tender notices of patent infringement or assert infringement claims against us in the future. Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend against claimed infringement of the rights of others. In the event of an adverse outcome in any such litigation, we may be required to pay substantial damages, indemnify customers for damages they may suffer if the products they purchase from us violate the intellectual property rights of others, stop our manufacture, use, sale or importation of infringing products, expend significant resources to develop or acquire non-infringing technologies, discontinue processes or obtain licenses to the intellectual property we are found to have infringed. We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available under reasonable terms, or at all.

As a business segment of Hynix, we were the beneficiary of some of Hynix’s intellectual property arrangements, including cross-licensing arrangements with other leading semiconductor companies and licenses from third parties of technology incorporated in our products and used to operate our business. We are no longer a beneficiary under some of these agreements and arrangements. There may be third parties who had refrained from asserting intellectual property infringement claims against our products or processes while we were a business segment of Hynix that elect to pursue such claims against us now that we are an independent company. In addition, some of our technologies have been sublicensed from Hynix on a non-exclusive basis and Hynix may sublicense such technologies to others. We have cross-licensed most of our technologies to Hynix. This cross-license is subject to the non-competition provision of the Hynix business transfer agreement. See “Certain relationships and related transactions—The Acquisition.” Our competitors may develop, patent or gain access to similar know-how and technology. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights.

We are subject to many environmental laws and regulations that could affect our operations or result in significant expenses.

We are subject to requirements of environmental, health and safety laws and regulations in each of the jurisdictions in which we operate, governing, among other things, air emissions, wastewater discharges, the generation, use, handling, storage and disposal of, and exposure to, hazardous substances (including asbestos) and wastes, soil and groundwater contamination and employee health and safety. These laws and regulations are complex, constantly changing and have tended to become more stringent over time. We cannot assure you that we have been, or will be at all times, in complete compliance with all these laws and regulations or that we will not incur material costs or liabilities in connection with these laws and regulations in the future. The adoption of new environmental, health and safety laws, the failure to comply with new or existing laws, or issues relating to hazardous substances could subject us to material liability (including substantial fines or penalties), impose the need for additional capital equipment or other process requirements upon us, curtail our operations, or restrict our ability to expand operations.

We could suffer adverse tax and other financial consequences as a result of changes in, or differences in the interpretation of, applicable tax laws.

Our company organizational structure is based, in part, on assumptions about the various tax laws, including withholding tax, and other laws of applicable non-U.S. jurisdictions. In addition, MagnaChip Korea was granted a limited tax-holiday under Korean law in October 2004, which provides for certain tax exemptions for corporate taxes, withholding taxes, acquisition taxes, property and land taxes and other taxes for varying number of years. Our interpretations and conclusions are not binding on any taxing authority, and, if our assumptions about tax and other laws are incorrect, if the authorities were to change or modify the relevant laws or if MagnaChip Korea were to lose its tax holiday, we could suffer adverse tax and other financial consequences or have the anticipated benefits of our company organizational structure materially impaired.

A limited number of persons indirectly control us and may exercise their control in a manner adverse to your interests.

CVC, Francisco Partners, and CVC Asia Pacific, own approximately 34%, 34% and 18%, respectively, of the outstanding voting interests in MagnaChip LLC. By virtue of their ownership of these voting interests, and the securityholders’ agreement among MagnaChip LLC and its securityholders, these entities have significant influence over our management and will be able to determine the outcome of all matters required to be submitted to the securityholders for approval, including the election of a majority of our directors and the approval of mergers, consolidations and the sale of all or substantially all of our assets. The interests of CVC, Francisco Partners and CVC Asia Pacific as equity owners of ours may differ from your interests, and, as such, they may take actions which may not be in your interest. See “Security ownership of certain beneficial owners and management,” “Management—Board Composition” and “Certain relationships and related transactions.”

We may need additional capital in the future and it may not be available on acceptable terms or at all.

We may require more capital in the future to fund our operations, finance investments in equipment and infrastructure, and respond to competitive pressures and potential strategic opportunities. Additional capital may not be available when needed or, if available, may not be available on satisfactory terms. If we are unable to obtain capital on favorable terms, or if we are unable to obtain capital at all, we may have to reduce our operations or forego opportunities and it may have a material adverse effect on our business, financial condition and results of operations.

Our international operations are subject to various risks that may lead to decreases in financial results.

We face risks inherent in international operations, such as unexpected changes in regulatory requirements, tariffs and other market barriers, political, social and economic instability, adverse tax consequences, war, civil disturbances and acts of terrorism, difficulties in accounts receivables collection, extended payment terms and differing labor standards, enforcement of contractual obligations and protection of intellectual property. These risks may lead to increased costs or decreased revenue growth, or both.

We are subject to risks associated with currency fluctuations.

Our revenues are denominated in various currencies, specifically, the Korean Won, Japanese Yen, Euro and U.S. dollar. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect the translated price of products and therefore operating margins and could result in exchange losses.

The majority of our costs are denominated in Korean Won and to a lesser extent in Japanese Yen, U.S. dollar and Euro. Therefore, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect cost of goods sold and operating margins and could result in exchange losses.

We cannot fully predict the impact of future exchange rate fluctuations on our profitability. From time to time, we may have engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, we cannot assure you that any hedging technique we implement will be effective. If it is not effective, we may experience reduced operating margins.

Our historical and pro forma financial information may not be representative of our results as a separate company.

We have limited operating history as a stand-alone company due to our recent acquisition by the equity sponsors in October 2004. Prior to the Acquisition, we operated as a division of Hynix. Historical financial information we have included in this prospectus prior to September 30, 2004 has been derived from Hynix’s consolidated financial statements, is presented on a carve-out basis and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone company during the periods presented. As carve-out financial statements, the financial statements include allocations of the costs of shared activities and overhead of Hynix and of intangible assets and property, plant and equipment shared with Hynix. These allocations are based upon various assumptions and estimates, some of which are subjective. Actual results of our operations had we operated on a stand-alone basis, may differ from those allocations and estimates. Also, as part of the Acquisition we did not acquire certain assets that were included in the carve-out financial statements and we assumed certain additional costs and obligations that are not reflected in the carve-out financial statements. Accordingly, the carve-out financial statements should not be relied upon as being representative of our financial position or operating results had we operated on a stand-alone basis, nor may they be representative of our financial position or operating results following the Acquisition. In addition, the pro forma statements of operations for the year ended December 31, 2004 and for the three-month period ended March 31, 2004 are not intended to represent what our results of operations would be after giving effect to the Acquisition and related adjustments, or to project our results of operations for any future period. Therefore, investors should not place undue reliance on the pro forma statements of operations. See “Unaudited pro forma consolidated statements of operations,” “Selected financial and other data” and “Management’s discussion and analysis of financial condition and results of operations” and our historical financial statements and the notes to those statements included elsewhere in this prospectus.

We depend on Hynix for services and our business and results of operations could be adversely affected if Hynix were unwilling or unable to provide such services or terminated the relationship.

Pursuant to agreements we entered into at the time we acquired our business, a number of services that are essential to our business are provided to us by or through Hynix. Some of these services include electricity, bulk gasses and de-ionized water, campus facilities, wastewater and sewage management and environmental safety and facility monitoring services. If any of our agreements with Hynix were terminated or if Hynix were unwilling or unable to fulfill its obligations to us under the terms of these agreements, we may experience a material decrease in our production capabilities and increase in our expenses.

In addition, we lease building and warehouse space from Hynix in Cheongju, Korea and Ichon, Korea and lease to Hynix some of the space we own in Cheongju, Korea. If Hynix were to become insolvent, we could lose our leases on some of our building and warehouse space.

Third parties may seek to hold us responsible for liabilities of Hynix that we did not assume in connection with the acquisition of our business from Hynix.

Third parties may seek to hold us responsible for Hynix’s retained liabilities. Under our agreements with Hynix, Hynix has agreed to indemnify us for claims and losses relating to such retained liabilities. However, if such liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from Hynix.

Research and development investments may not yield profitable and commercially viable products and thus will not necessarily result in increases in revenues for us.

We invest significant resources in our research and development. However, research and development efforts may not yield commercially viable products. During each stage of research and development there is a substantial risk that we will have to abandon a potential product which is no longer marketable and in which we have invested significant resources. In the event we are able to develop viable new products, a significant amount of time will have elapsed between our investment in the necessary research and development effort and the receipt of any related revenues.

Investor confidence and the price of the notes may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

Following the exchange offer, we will become an SEC reporting company. As a reporting company, we will be subject to rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, which require us to include in our annual report on Form 10-K our management’s report on, and assessment of the effectiveness of, our internal controls over financial reporting. In addition, our independent auditors must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting. If we fail to achieve and maintain the adequacy of our internal controls, there is a risk that we will not comply with all of the requirements imposed by Section 404. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could harm our business and could negatively impact the market price of our securities.

Use of proceeds

The exchange offer is intended to satisfy our obligations under the registration rights agreements we entered into with the initial purchasers of the old notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive old notes of like principal amount, the terms of which are identical in all material respects to the new notes. We will retire and cancel all of the old notes tendered in the exchange offer. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer.

Capitalization

The following table sets forth our capitalization as of April 3, 2005. This table should be read in conjunction with “Use of proceeds,” “Unaudited pro forma consolidated statements of operations,” “Management’s discussion and analysis of financial condition and results of operations,” “Description of other obligations,” “Description of the new second priority notes,” “Description of the new senior subordinated notes” and our consolidated financial statements included elsewhere in this prospectus.

As of April 3, 2005
(in millions of US dollars)
Debt
Senior secured revolving credit facility(1)	$—
Floating rate second priority senior secured notes	300.0
6 7/8% second priority senior secured notes	200.0
8% senior subordinated notes	250.0

Total debt	$750.0

Series B redeemable convertible preferred units; 550,000 units authorized, 450,693 units issued and 93,997 units outstanding	$99.0

Unitholders’ equity
Common units; 65,000,000 units authorized, 52,533,003 units issued and outstanding	$52.5
Additional paid-in-capital—warrants	2.1
Accumulated deficit	(52.9)
Accumulated other comprehensive income	25.3

Total unitholders’ equity	$27.0

Total capitalization	$875.9

Footnotes:

(1)	Our total borrowing capacity under the senior secured credit facility is $100 million.

Unaudited pro forma consolidated statements of operations

On October 6, 2004, MagnaChip LLC and its subsidiaries completed their purchase of the non-memory business of Hynix, as outlined in the Business Transfer Agreement, or BTA. We refer to the acquisition transaction, including the related definitive agreements with Hynix, as the “Acquisition.”

The following table sets forth our unaudited pro forma and actual consolidated statements of operations for the periods indicated. We have derived the actual statement of operations data for the nine-month period ended September 30, 2004 and for the three-month period ended December 31, 2004 from our audited consolidated financial statements, and we have derived the actual statement of operations data for the three-month period ended March 31, 2004 from our unaudited consolidated financial statements, all included elsewhere in this prospectus.

The unaudited pro forma consolidated statements of operations are based on our actual consolidated financial statements included elsewhere in this prospectus, which, prior to October 1, 2004 were prepared on a carve-out basis in connection with the purchase of our business from Hynix; such carve-out information is not intended to be a complete presentation of the operating results or financial position of our company on a stand-alone basis.

The carve-out financial statements include allocations of the costs of shared activities and overhead of Hynix and of intangible assets and property, plant and equipment shared with Hynix. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. Also, as part of the Acquisition we did not acquire certain assets that were included in the carve-out financial statements and we assumed certain additional costs and obligations that are not reflected in the carve-out financial statements. Accordingly, the carve-out financial statements should not be relied upon as being representative of our financial position or operating results had we operated on a stand-alone basis, nor may they be representative of our financial position or operating results following the Acquisition.

The pro forma financial information is not intended to represent what our results of operations would be after giving effect to the Acquisition, or to project our results of operations for any future period. Therefore, investors should not place undue reliance on the pro forma statements of operations.

The accompanying consolidated statements of operations for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, are presented:

(i) on an actual basis; and

(ii) on a pro forma basis, to give effect to the Acquisition, and related adjustments, as if it had occurred on January 1, 2004.

These unaudited pro forma consolidated statements of operations should be read with the other information contained under the captions “Capitalization,” “Selected financial data and other data,” “Management’s discussion and analysis of financial condition and results of operations” and with the audited and unaudited consolidated financial statements, all included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Statement of Operations (in millions of US dollars, except unit data)

For the three-month period ended March 31, 2004

	Actual	Pro Forma Adjustments		Pro Forma
Net sales	$263.8	(29.6	)(f)	$235.6
		1.4	(h)
Cost of sales	207.8	(45.4	)(a)	163.5
		(1.5	)(g)
		1.2	(h)
		1.4	(j)

Gross profit	56.0			72.1

Selling, general and administrative	19.9	5.9	(a)	27.0
		0.9	(b)
		0.1	(h)
		0.2	(j)
Research and development	23.9	(0.9	)(a)	22.5
		0.4	(h)
		0.0	(j)
		(0.9	)(k)

Operating income	12.2			22.6

Other income (expenses)
Interest expense, net	(7.3)	(6.8	)(c)	(17.9)
		(4.3	)(c)
		0.5	(d)
Foreign currency gain	7.9			7.9
Foreign currency loss	(4.1)			(4.1)
Others, net	0.4			0.4

	(3.1)			(13.7)

Income before income taxes	9.1			8.9

Income tax expenses	1.1	0.7	(i)	1.8

Net income	$8.0			$7.1

Dividends to preferred unitholders		13.4	(e)	$13.4

Net loss attributable to common units				$(6.3)

Net loss per common unit—basic and diluted			(l)	$(0.12)

Weighted average number of units—basic and diluted			(l)	52,533,003

Unaudited Pro Forma Consolidated Statement of Operations (in millions of US dollars, except unit data)

For the year ended December 31, 2004

	Actual	Actual
	For the nine-month period ended September 30, 2004	For the three-month period ended December 31, 2004	Pro Forma Adjustments		Pro Forma
Net sales	$841.6	$243.6	(81.9	)(f)	$1,007.5
			4.2	(h)
Cost of sales	654.6	204.5	(160.6	)(a)	705.6
			(1.7	)(g)
			3.7	(h)
			5.1	(j)

Gross profit	187.0	39.1			301.9

Selling, general and administrative	54.0	29.8	13.7	(a)	101.1
			2.8	(b)
			0.2	(h)
			0.6	(j)
Research and development	75.7	22.1	(5.4	)(a)	90.8
			1.1	(h)
			0.1	(j)
			(2.8	)(k)

Operating income	57.3	(12.8)			110.0

Other income (expenses)
Interest expense, net	(17.7)	(16.7)	(22.6	)(c)	(58.0)
			(2.6	)(c)
			1.6	(d)
Foreign currency gain	12.4	43.3			55.7
Foreign currency loss	(7.1)	(12.9)			(20.0)
Others, net	1.1				1.1

	(11.3)	13.7			(21.2)

Income before income taxes	46.0	0.9			88.8

Income tax expenses	2.8	6.7	8.3	(i)	17.8

Net income (loss)	$43.2	$(5.8)			$71.0

Dividends to preferred unitholders		$13.4	7.2	(e)	$20.6

Net income (loss) attributable to common units		$(19.2)			$50.4

Net loss per common unit—basic and diluted				(l)	$0.96

Weighted average number of units—basic and diluted				(l)	52,533,003

Notes to Unaudited Pro Forma Consolidated Statements of Operations

a. At the date of the Acquisition, based on an independent valuation, MagnaChip recorded a fair value adjustment to increase the carrying value of property, plant and equipment and record acquired intangibles, at September 30, 2004. At that date, MagnaChip also re-assessed the remaining useful lives of the acquired property, plant and equipment, and commenced depreciation on a straight-line basis, using the remaining useful lives of the acquired property, plant and equipment and acquired intangibles. Adjustment to decrease (increase) depreciation and amortization for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, is allocated to cost of goods sold, selling, general and administrative, and research and development expenses, based on the location, use and categorization of the underlying assets, as follows:

	For the year ended December 31, 2004	For the three-month period ended March 31, 2004
	(in millions of US dollars)
Cost of goods sold	$160.6	$45.4
Selling, general and administrative expenses	(13.7)	(5.9)
Research and development expenses	5.4	0.9

	$152.3	$40.4

The fair value adjustment of property, plant and equipment acquired, the addition of acquired intangibles, and the change in their estimated useful lives will have the effect of decreasing operating income in each of the years ended December 31, 2005 to 2009 as follows:

	2005	2006	2007	2008	2009
	(in millions of US dollars)
Decrease in operating income	$76.1	$122.2	$26.3	$14.9	$9.1

b. For certain financial advisory and consulting services to us, parties related to CVC and Francisco Partners are each paid the greater of $1.4 million or 0.15% of annual consolidated revenue, and a party related to CVC Asia Pacific is paid the greater of $0.7 million or 0.08% of annual consolidated revenue. The accompanying pro forma consolidated statements of operations for the year ended December 31, 2004 and for the three-month period ended March 31, 2004 have been adjusted to reflect these additional costs of $2.8 million, and $0.9 million, respectively.

c. For the pro forma statement of operations for the year ended December 31, 2004, to remove the interest expense allocated to the accompanying historical US GAAP carve-out consolidated statement of operations for the nine-month period ended September 30, 2004, and replace with the interest expense, which would have been incurred if the $200 million Second Priority Senior Secured Notes, the $300 million Floating Rate Second Priority Senior Secured Notes and the $250 million Senior Subordinated Notes, had been in place from January 1, 2004 through September 30, 2004. For the pro forma statement of operations for the three-month period ended March 31, 2004, to remove the interest expense allocated to the accompanying historical US GAAP carve-out consolidated statement of operations for the nine-month period ended September 30, 2004, and replace with the interest expense which was incurred in the period from October 1, 2004 through December 31, 2004. The resulting impact is an increase to interest expenses of $22.6 million, and $6.8 million, for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, respectively. The weighted average interest rate on the debt included in the accompanying pro forma consolidated statements of operations for the year ended December 31, 2004 and for the three-month period ended March 31, 2004 was 6.7% and 6.2%, respectively. In addition, to increase the amortization of capitalized debt issuance costs by $2.6 million, and $4.3 million, in the accompanying pro forma statements of operations for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, respectively.

d. In connection with the Acquisition, MagnaChip did not assume certain capital leases which were included in the historical US GAAP carve-out consolidated financial statements for the nine-month period ended

September 30, 2004. Adjustment to record the reduction in interest expenses of $1.6 million and $0.5 million for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, respectively.

e. Adjustment to record additional dividends of $7.2 million for the year ended December 31, 2004, on Series B redeemable convertible preferred units, which were issued and outstanding after the refinancing on December 23, 2004, as if they had been outstanding from January 1, 2004, to September 30, 2004. Adjustment to record additional dividends of $13.4 for the three-month period ended March 31, 2004, to reflect the Series A and Series B redeemable convertible preferred units, which were issued and outstanding for the first quarter after the Acquisition.

f. The accompanying historical US GAAP carve-out consolidated statement of operations for the nine-month period ended September 30, 2004 includes net sales at cost plus a historical margin, from the contract manufacturing services related to the wafer foundry service for Hynix. In accordance with the BTA, and following the Acquisition, these sales are being made at cost. Accordingly an adjustment is made to eliminate this historical margin of $81.9 million, and $29.6 million, for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, respectively.

g. The accompanying historical US GAAP carve-out consolidated statement of operations for the nine- month period ended September 30, 2004 includes cost of sales, at an amount of cost plus historical margin, from the Hynix’ contract manufacturing services related to the wafer foundry service for MagnaChip. In accordance with the BTA, and following the Acquisition, these purchases from Hynix are being made at Hynix’s cost. Accordingly an adjustment is made to eliminate this historical margin of $1.7 million, and $1.5 million, for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, respectively.

h. In accordance with the BTA, MagnaChip has entered into a series of service agreements with Hynix for its use of certain Hynix facilities and services at costs different than those which have been assumed in the accompanying historical US GAAP carve-out consolidated statement of operations for the nine-month period ended September 30, 2004. The primary service agreements include the provision of utilities at the manufacturing facilities. In addition, in accordance with the BTA, MagnaChip has entered into agreements to provide Hynix use of its own facilities, and charges them a rental fee accordingly. The revenue and costs in the accompanying pro forma consolidated statements of operations for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, have been increased as follows:

	For the year ended December 31, 2004	For the three-month period ended March 31, 2004
	(in millions of US Dollars)
Revenue	$4.2	$1.4

Cost of goods sold	$3.7	$1.2
Selling general and administrative expenses	0.2	0.1
Research and development expenses	1.1	0.4

	$5.0	$1.7

i. To reflect an adjustment for an estimated income tax provision as if MagnaChip LLC and its subsidiaries had operated as a stand alone corporate entity, at a pro forma tax rate of 20%. Pro forma as adjusted income tax expenses totaled $17.8 million, and $1.8 million, for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, respectively.

j. In accordance with the BTA, MagnaChip, entered into a contract with Hynix to obtain water services at an incremental cost than previously obtained from Hynix as follows:

	For the year ended December 31, 2004	For the three-month period ended March 31, 2004
	(in millions of US dollars)
Cost of sales	$5.1	$1.4
Selling, general and administrative expenses	0.6	0.2
Research and development expenses	0.1	0.0

	$5.8	$1.6

k. Following the Acquisition, MagnaChip has entered into agreements to license certain intellectual property rights, previously shared with Hynix. The accompanying pro forma consolidated statements of operations for the year ended December 31, 2004 and for the three-month period ended March 31, 2004 have been adjusted to reflect a reduction in related costs of $2.8 million, and $0.9 million, respectively.

l. Pro forma earnings per unit for the year ended December 31, 2004 and for the three-month period ended March 31, 2004 are based on the assumption that units and unit equivalents outstanding as of December 31, 2004 were outstanding throughout the year. The weighted average units outstanding, basic and diluted were calculated based on:

	For the year ended December 31, 2004		For the three-month period ended March 31, 2004
	Basic	Diluted	Basic	Diluted
Units
Common units	52,533,003	52,533,003	52,533,003	52,533,003
Series A redeemable convertible preferred units	—	—	—	—
Series B redeemable convertible preferred units	—	93,997	—	93,997
Options	—	1,146,178	—	1,146,178
Warrants	—	5,079,254	—	5,079,254

Weighted average units outstanding	52,533,003	58,852,432	52,533,003	58,852,432

The following sets forth the computation of pro forma basic income (loss) per unit:

	For the year ended December 31, 2004	For the three-month period ended March 31, 2004
	(in millions of US dollars, except unit data)
Net income	$71.0	$7.1
Dividends to preferred unitholders	20.6	13.4

Net income (loss) attributable to common units	$50.4	$(6.3)

Weighted average common units outstanding	52,533,003	52,533,003

Net income (loss) per unit—basic	$0.96	$(0.12)

The effects of the Series B redeemable preferred units, options and warrants are excluded from the calculation of pro forma diluted earnings per unit for the year ended December 31, 2004 and for the three-month period ended March 31, 2004, as their effects are anti-dilutive.

Selected financial and other data

The following table sets forth our selected actual financial and other data as of the dates and for the periods indicated. We have derived the statement of operations data for the years ending December 31, 2002, 2003 and for the nine-month period ended September 30, 2004, and for the three-month period ended December 31, 2004 and the balance sheet data as of December 31, 2003 and 2004, and at September 30, 2004 from our audited consolidated financial statements and related notes that are included elsewhere in this prospectus. We have derived the statement of operations data for the year ended December 31, 2001, and the balance sheet data as of December 31, 2001, and 2002 from our audited consolidated financial statements and related notes that are not included in this prospectus. We have derived the actual statements of operations data and summary consolidated balance sheet data, as of and for each three-month period ended March 31, 2004 and April 3, 2005, from our unaudited consolidated financial statements that are included elsewhere in this prospectus. These audited and unaudited financial statements and the related notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America. The information set forth below is not necessarily indicative of results that should be expected for future periods.

On October 6, 2004, MagnaChip Semiconductor LLC, completed its acquisition of the business from Hynix. For accounting purposes and consistent with our reporting periods, we have used October 1, as the effective date of the Acquisition since the financial results from October 1, 2004 onwards accrued to our benefit. As a result, we have reported our operating results and financial position for all periods from and after October 1, 2004, as those of the successor company. The predecessor company periods and the successor company periods have different bases of accounting and are therefore not comparable.

You should read the information contained in this table in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our historical financial statements and the accompanying notes thereto included elsewhere in this prospectus.

	Predecessor					Successor
	For the year ended December 31,			For the three-month period ended March 31, 2004	For the nine-month period ended September 30, 2004	For the three-month period ended
	2001	2002	2003			December 31, 2004	April 3, 2005
	Actual	Actual	Actual	Actual	Actual	Actual	Actual
	(in millions of US dollars, except ratios and unit data)
Statement of Operations Data
Net Sales
Related parties(1)	$396.6	$306.8	$260.7	$62.7	$163.8	$—	$—
Others	481.1	393.5	570.1	201.1	677.8	243.6	213.4

	877.7	700.3	830.8	263.8	841.6	243.6	213.4
Cost of sales	768.9	691.0	752.5	207.8	654.6	204.5	187.4

Gross profit	108.8	9.3	78.3	56.0	187.0	39.1	26.0
Selling, general and administrative	104.8	61.9	68.7	19.9	54.0	29.8	28.5
Research and development	59.6	87.0	86.6	23.9	75.7	22.1	26.1

Operating income (loss)	(55.6)	(139.6)	(77.0)	12.2	57.3	(12.8)	(28.6)

Interest expense, net	(90.9)	(46.8)	(37.8)	(7.3)	(17.7)	(16.7)	(13.9)
Foreign currency gain	19.9	19.1	9.9	7.9	12.4	43.3	22.1
Foreign currency loss	(29.7)	(10.5)	(8.5)	(4.1)	(7.1)	(12.9)	(8.5)
Others, net	1.4	1.3	1.1	0.4	1.1	—	—

Other income (expenses)	(99.3)	(36.9)	(35.3)	(3.1)	(11.3)	13.7	(0.3)

Income (loss before income taxes)	(154.9)	(176.5)	(112.3)	9.1	46.0	0.9	(28.9)
Income tax expenses	1.4	1.8	1.4	1.1	2.8	6.7	2.4

Net income (loss)	$(156.3)	$(178.3)	$(113.7)	$8.0	$43.2	$(5.8)	$(31.3)

Dividends to preferred unitholders	N/A	N/A	N/A	N/A	N/A	$13.4	$2.4

Net loss attributable to common units	N/A	N/A	N/A	N/A	N/A	$(19.2)	$(33.7)

Net income (loss) per common unit—basic and diluted	N/A	N/A	N/A	N/A	N/A	$(0.38)	$(0.64)

Weighted average number of units—basic and diluted	N/A	N/A	N/A	N/A	N/A	50,061,910	52,533,003

Balance Sheet Data
Cash and cash equivalents	$—	$—	$—	$—	$—	$58.4	$35.7

Working capital(2)	(43.7)	3.1	21.7	49.7	75.9	129.3	96.6
Total assets	1,299.5	1,077.8	790.0	754.0	653.8	1,154.5	1,069.9
Total indebtedness(3)	705.2	631.7	468.1	413.8	252.6	750.7	750.0
Preferred units	—	—	—	—	—	96.5	98.9
Owners’ equity	412.1	268.3	155.3	172.6	206.7	N/A	N/A
Unitholders’ equity	N/A	N/A	N/A	N/A	N/A	55.9	27.0

Other Data
EBITDA(4)	$305.2	$217.1	$264.0	$97.5	$330.6	$63.5	$40.3
Depreciation and amortization	369.2	346.8	338.5	81.1	266.9	45.9	55.3
Capital expenditures(5)	51.0	63.5	25.2	17.2	86.7	23.5	13.0
Ratio of EBITDA to interest expenses(6)	3.4x	4.6x	7.0x	13.4x	18.7x	3.8x	2.9x
Ratio of earnings to fixed charges(7)	—	—	—	2.2x	3.4x	—	—

Footnotes:

(1)	Primarily relates to the provision of wafer foundry contract manufacturing services to Hynix Semiconductor, Inc., Hynix Display Technology and other related parties.
(2)	Working capital is calculated as current assets less current liabilities.
(3)	Total indebtedness is calculated as long and short term borrowings, including the current portion of long term borrowings.
(4)	EBITDA is defined as net income (loss) plus depreciation and amortization of intangible assets, interest expense, net and provision for income taxes. EBITDA is a key financial measure but should not be construed as an alternative to operating income, cash flows from operating activities or net income, as determined in accordance with accounting principles generally accepted in the United States of America, or US GAAP. EBITDA is not a measure defined in accordance with US GAAP. We believe that EBITDA is a standard measure commonly reported and widely used by analysts and investors in our industry. However, the method of computation may or may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA is as follows:

	Predecessor					Successor
	For the year ended December 31,			For the three-month period ended March 31, 2004	For the nine-month period ended September 30, 2004	For the three-month period ended
	2001	2002	2003			December 31, 2004	April 3, 2005
	Actual	Actual	Actual	Actual	Actual	Actual	Actual
	(in millions of US dollars)
Net income (loss)	$(156.3)	$(178.3)	$(113.7)	$8.0	$43.2	$(5.8)	$(31.3)
Depreciation and amortization	369.2	346.8	338.5	81.1	266.9	45.9	55.3
Interest expense, net	90.9	46.8	37.8	7.3	17.7	16.7	13.9
Provision for income taxes	1.4	1.8	1.4	1.1	2.8	6.7	2.4

EBITDA	$305.2	$217.1	$264.0	$97.5	$330.6	$63.5	$40.3

(5)	Capital expenditures include purchases of intangibles, net.
(6)	Ratio of EBITDA to interest expense is calculated as EBITDA divided by interest expense, net.
(7)	Earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. Where a dash appears, our earnings were negative and were insufficient to cover fixed charges during the period. Our deficiencies to cover fixed charges in each period presented were as follows:

	Predecessor			Successor
	For the year ended December 31,			For the three-month period ended
	2001	2002	2003	December 31, 2004	April 3, 2005
	Actual	Actual	Actual	Actual	Actual
	(in millions of US dollars)
Deficiencies	$154.9	$176.5	$112.3	$12.5	$31.3

Management’s discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, “Unaudited pro forma consolidated statements of operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The discussions in this section contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below. See “Risk factors” for a discussion of some of the risks that could affect us in the future. Our consolidated financial statements have been prepared in accordance with United States GAAP.

Overview

We are a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high-performance mixed-signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. Our solutions are used in a wide variety of consumer and commercial mass market applications, such as mobile handsets, including camera-equipped mobile handsets, flat panel monitors and televisions, consumer home and mobile displays, portable and desktop computer displays, handheld gaming devices, PDAs and audio-visual equipment such as DVD players.

We derive our net sales from products and services in four principal areas: CMOS image sensors, flat panel display drivers, application processors and specialty foundry services.

•	CMOS image sensors: Our CMOS image sensor solutions are used in image-capture applications such as camera-equipped mobile handsets, personal computer cameras, fingerprint sensors and surveillance cameras. Our highly integrated image sensors are designed to be cost-effective and to provide brighter, sharper, more colorful, and thus enhanced, image quality.

•	Flat panel display drivers: Our flat panel display drivers are used in several major types of large and small flat panel displays, including TFT-LCD, Color-STN and OLED displays. Our flat panel display driver solutions are used in applications such as mobile handsets, flat panel televisions, displays for portable and desktop computers, handheld gaming devices and PDAs. We produce highly integrated flat panel display driver solutions and have pioneered developments in embedded memory and in the design and manufacturing of display drivers, enabling our customers to provide improved picture quality through thinner, smaller, more power efficient displays.

•	Specialty foundry services: We use our process technology and manufacturing facilities to manufacture semiconductor wafers for third parties based on their designs. Our five fabs have a combined capacity of over 115,000 eight-inch equivalent wafers per month and are located in Cheongju and Gumi, Korea. Our fabs provide us with large scale, cost-effective and flexible capacity enabling us to rapidly scale to high volume to meet shifts in demand by our end customers.

•	Application processor solutions: Our application processors, which are also referred to as microcontrollers, are designed into a broad range of consumer applications, such as remote control devices, home appliances, and consumer electronics. Our application processors are designed for applications requiring programmability, high-performance, low-power and cost-effectiveness.

Our business was named MagnaChip Semiconductor when it was acquired from Hynix on October 6, 2004 by CVC, Francisco Partners, CVC Asia Pacific, certain members of management and other investors, following discussions with Hynix that began in late 2001 and the execution of a definitive agreement in June 2004. Previously, we were the System IC division within Hynix which, in 1999, had been formed from the Hyundai Electronics and LG Semiconductor System IC businesses and can trace its history back to the late 1970s. Although we were previously part of Hynix, we had a history of operating autonomously within Hynix and had a separate global sales force and management structure.

In connection with the transaction, we entered into several definitive agreements with Hynix regarding key raw materials, campus facilities, research and development equipment, information technology, factory automation and wafer foundry services. We also entered into a non-exclusive cross license with Hynix which provides us with intellectual property for use in the manufacture and sale of non-memory semiconductor products. We believe that these arrangements with Hynix provide significant mutual advantages, for example, allowing us to leverage the significant historical investments in our capital equipment and shared resources. All agreements with Hynix under which we obtain essential materials or services are multiyear contracts. See “Certain relationships and related transactions—the Acquisition.”

Basis of Presentation

Prior to October 1, 2004, our consolidated financial statements were prepared on a carve-out basis from the consolidated financial statements and accounting records of Hynix using the actual results of operations and actual basis of assets and liabilities of our business. The consolidated statements of operations include allocations of certain raw materials, other assets and accounts payable which our business has historically shared with Hynix, and allocations of certain manufacturing costs, general and administrative, sales and marketing, and other expenses. These allocations were made on a specifically identifiable basis or using the relative percentages, as compared to Hynix’s other businesses, of sales, headcount, raw material consumption or other reasonable methods. We and Hynix considered these allocations to be a reasonable reflection of the utilization of services provided. Our expenses as a separate, stand alone company may be higher or lower than the amounts reflected in the consolidated statements of operations.

We believe the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.

As part of the Acquisition, we did not acquire certain assets that were included in the carve-out financial statements and we assumed certain additional obligations that are not reflected in the carve-out financial statements. Accordingly, the carve-out financial statements should not be relied upon as being representative of our financial position or operating results had we operated on a stand alone basis, nor may they be representative of our financial position or operating results following the Acquisition.

State of the Semiconductor Industry

The semiconductor industry experienced a significant downturn beginning in late 2000 that lasted through early 2003. According to the Semiconductor Industry Association, total semiconductor revenues declined from $204.3 billion in 2000 to $166.4 billion in 2003. As a result of this industry downturn, our net sales declined during the period. In the second half of 2003, the semiconductor industry began to recover and we experienced an improvement in our net sales as well. As a result of the downturn in the semiconductor market between 2000 and 2003, we began implementing a strategy aimed at achieving improvements in future profitability and cash flow performance by:

•	Exiting product areas where we did not have, or did not believe that we would have, a leading market position, and product areas that we did not believe would offer meaningful growth opportunities; specifically, we made a strategic decision to begin to exit the optical storage semiconductor market;

•	Expanding our product offerings in markets with growth rates that are expected to be higher than those of the overall semiconductor industry such as the CMOS image sensor market and the flat panel display driver market;

•	Leveraging further the significant capital investments made by our former parent in our wafer manufacturing facilities that reduced our capital expenditure requirements while at the same time increased our manufacturing capacity.

Through these actions, since 2002, we have seen an improvement in our financial performance as net sales increased from $700.3 million to $1.1 billion from 2002 to 2004, on an aggregate basis, and our gross margin increased from 1.3% to 20.8% over the same period.

Net Sales

Our sales are derived from the sale of semiconductor products designed by us in three key areas: CMOS image sensors, flat panel display drivers, and application processors, as well as the manufacture of semiconductor wafers for third parties. We sell our products worldwide through a direct sales force and a network of sales representatives to original equipment manufacturers, or OEMs, and indirectly through distributors. Our sales offices are located in Hong Kong, Japan, Korea, Taiwan, the United Kingdom and the United States. We have several design centers in Korea, Japan and the United States strategically located to support customers in the earliest stages of product definition and design.

Key Factors Impacting Our Cost Structure

Utilization rate at our wafer fabrication facilities is based on the capacity of our installed equipment. As our utilization rate increases, there is significant operating leverage in our business as our fixed manufacturing costs are spread over increased output. We believe that our optimal utilization level is when utilization is above 85%. Given our expectations for long term growth in the large volume consumer end markets in which we participate, we believe that we will be able to achieve and maintain our target utilization levels.

Yield per wafer is the ratio of the number of functional dies on a wafer to the maximum number of dies that can be produced on that wafer. Improved yields result in reduced costs, which permits average selling price reductions. This in turn may enable us to achieve higher demand elasticity while maintaining our gross margin percentage. To the degree that yields increase or decrease, our contribution margins are either positively or negatively impacted. Our product design is highly integrated into our process technology, which we believe helps to improve yield rates to higher levels, earlier in a product’s lifestyle.

Depreciation is a key component of our cost structure and is included in cost of sales, selling, general and administrative expenses and research and development expenses. The actual depreciation on a carved-out basis reflects the actual cost of assets. The Acquisition was accounted for using purchase accounting which required the valuation of assets at fair value, which were then reduced through the allocation of significant negative goodwill. Due to the net increase in the carrying value of our depreciable assets as a result of purchase accounting adjustments associated with the Acquisition, depreciation for the historical periods presented on a carved-out basis may not be representative of our future depreciation expense.

The rapid technological change and product obsolescence that characterize our industry requires us to make regular investments in research and development. Product development time frames vary, but in general we incur research and development costs one to three years before generating sales from new products.

We conduct our semiconductor design and development activities primarily in Korea, the United States and Japan. This allows us to have a close proximity to our customers and work interactively for improved end system performance. We have over 600 research and development personnel, with more than half holding advanced degrees as of April 3, 2005. Going forward, we expect to expand our research and development headcount and make investments in advanced software and hardware design tools that increase our design engineer productivity. We plan on adding additional design centers in other key geographic locations near strategic customers globally.

Going forward, our business will be highly dependent on key consumer markets, including mobile handsets, electronic products with flat panel displays, handheld gaming devices, PDAs, laptop and desktop computers, flat panel televisions and other electronic devices. In addition, we operate in an industry that is highly cyclical and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, short product life-cycles and fluctuations in product supply and demand. Through our balanced portfolio of products and the improvement in the utilization of our fixed cost structure through provision of semiconductor manufacturing services, we believe that we are better equipped to respond to changes in market conditions and improve our financial performance.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition and Valuation

Our revenue is derived from the sale of semiconductor products we design and the manufacture of semiconductor wafers for third parties. We recognize revenue primarily upon shipment, when persuasive evidence of a sales arrangement exists, the price is fixed or determinable, title has transferred and collection of resulting receivables is reasonably assured or probable. For certain distributors, standard products are sold to the distributors without rights to return products or stock rotation or price protection rights. Generally we recognize revenue on shipment to the distributor or drop shipment to the end customer. Specialty foundry services are performed pursuant to manufacturing agreements and purchase orders. Standard products are shipped and sold based upon purchase orders from customers. All amounts billed to a customer related to shipping and handling are classified as sales, while all costs incurred by us for shipping and handling are classified as expenses. We currently manufacture a substantial portion of our products internally at our five wafer fabrication facilities. In the future, we expect to rely, to some extent, on outside wafer foundries for additional capacity and advanced technologies.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make payment. If the financial condition of our customers were to deteriorate, additional allowances may be required. The establishment of reserves for sales discounts is based on management judgment that requires significant estimates of a variety of factors, including forecasted demand, returns and industry pricing assumptions. We record warranty liabilities for the estimated costs that may be incurred under our limited warranty. This warranty covers product defects based on compliance to our specifications and is normally applicable for twelve months from the date of purchase. These liabilities are accrued when revenues are recognized. Warranty costs include the costs to replace the defective product. Factors that affect our warranty liability include historical and anticipated rate of warranty claims on those repairs and cost per claim to satisfy our warranty obligation. As these factors are impacted by actual experience and future expectations, we periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.

Allowance for Inventory Valuation

Inventories are stated at the lower of cost or market, using the average method, which approximates the first in, first out method. If net realizable value is less than cost at the balance sheet date, the carrying amount is reduced to the realizable value, and the difference is recognized as a loss on valuation of inventories. We estimate the net realizable value for such finished goods and work-in-progress based primarily upon the latest invoice prices and current market conditions. Inventory reserves are established when conditions indicate that the net realizable value is less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes. Reserves are also established for excess inventory based on inventory levels in excess of six months of demand, as judged by management, for each specific product.

As of year end 2002, 2003 and 2004 and as of April 3, 2005, we carried such reserves of $31.8 million, $6.7 million, $6.3 million and $17.4 million, respectively.

	December 31,			April 3,
	2002	2003	2004	2005
	(in millions of US dollars)
Reserves	$31.8	$6.7	$6.3	$17.4

As described above, in connection with the Acquisition and the application of purchase accounting, on October 1, 2004, we made adjustments to inventory to reflect fair value. As a result, the inventory and related reserves for historical periods presented on a carved-out basis, prior to October 1, 2004, are not representative of future levels of inventory and related reserves, after October 1, 2004.

Useful Lives of Tangible and Intangible Assets

We review property, plant and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability is measured by comparison of its carrying amount with the future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impaired amount is measured as the amount by which the carrying amount of the asset exceeds the present value of the future net cash flows generated by the respective long-lived assets. Our intellectual property assets represent rights under patents, trademarks and property use rights and are amortized over the periods of benefit, ranging up to 10 years, on a straight-line basis.

Intellectual Property

Our success and future sales growth will depend, in part, on our ability to protect our intellectual property. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our proprietary technologies. We have approximately 12,500 registered and pending patents. However, we cannot assure you that any patent will be issued as a result of any applications or, if issued, that any claims allowed will be sufficiently broad to protect our technology. In addition, it is possible that existing or future patents may be challenged, invalidated or circumvented.

RESULTS OF OPERATIONS

The following table shows information derived from our consolidated statements of income expressed as a percentage of net sales for the periods presented.

	Predecessor				Successor
	Year Ended December 31,		Nine-month period ended September 30, 2004	Three-month period ended March 31, 2004	Three-month period ended December 31, 2004	Three-month period ended April 3, 2005
	2002	2003
Net sales:
Related parties	43.8%	31.4%	19.5%	23.8%	0.0%	0.0%
Others	56.2	68.6	80.5	76.2	100.0	100.0

	100.0	100.0	100.0	100.0	100.0	100.0
Cost of sales	98.7	90.6	77.8	78.8	83.9	87.8
Gross profit	1.3	9.4	22.2	21.2	16.1	12.2
Selling, general and administrative	8.8	8.3	6.4	7.5	12.2	13.4
Research and development	12.4	10.4	9.0	9.1	9.1	12.2

Operating income (loss)	(19.9)	(9.3)	6.8	4.6	(5.2)	(13.4)
Total other income (expense)	(5.3)	(4.2)	(1.3)	(1.2)	5.6	(0.1)

Income (loss) before income taxes	(25.2)	(13.5)	5.5	3.4	0.4	(13.5)
Income tax expenses	0.3	0.2	0.3	0.4	2.8	1.1

Net income (loss)	(25.5)%	(13.7)%	5.2%	3.0%	(2.4)%	(14.6)%

Dividends to preferred unitholders	N/A	N/A	N/A	N/A	5.5%	1.1%

Net income (loss) attributable to common units	N/A	N/A	N/A	N/A	(7.9)%	(15.7)%

Comparison of Three-Month Periods Ended April 3, 2005 and March 31, 2004

Net Sales. Net sales for the three-month period ended April 3, 2005 were $213.4 million, a $50.4 million or 19.1% decrease from $263.8 million for the three-month period ended March 31, 2004. The significant reduction in year over year performance is primarily due to the reduction in DRAM foundry business with Hynix which declined by $41.1 million. Additionally, our Application Processor revenue decreased 46.3% as we have repositioned this product portfolio to de-emphasize optical storage device products and focus on consumer appliance and mobile application areas. Revenue from display driver IC’s was down year over year due to inventory adjustments in the supply chain. These declines were partially offset with 23% growth in revenue for CMOS Image Sensors.

Net sales to related parties for the three-month period ended April 3, 2005 decreased by $62.7 million from the prior year. Subsequent to the the Acquisition date, all sales made to Hynix were treated as sales to others. Net sales to others were $213.4 million for the three-month period ended April 3, 2005, a $12.3 million or 6.1% increase from the prior year.

Cost of Sales. Cost of sales were $187.4 million for the three-month period ended April 3, 2005, a $20.4 million or 9.8% decrease from $207.8 million for the three-month period ended March 31,2004. The decrease was due to reduced variable spending on lower revenue and lower depreciation. Included in cost of sales in the three months ended April 3, 2005 was $4.5 million in amortization of the fair market value of inventory in conjunction with the valuation of assets in purchase accounting for the period ended April 3, 2005. Cost of sales as a percentage of net sales increased to 87.8% in the three-month period ended April 3, 2005 compared to 78.8% in the prior year period due to lower average selling prices and factory utilization, partially offset by a reduction in total input costs.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $28.5 million or 13.4% of net sales in the three-month period ended April 3, 2005, a $8.6 million or 43.2% increase from selling, general and administrative expenses of $19.9 million or 7.5% of net sales in the three-month period ended March 31, 2004. The increase in selling, general and administrative expense was primarily attributable to higher amortization of intangible assets due to purchase accounting and increased professional consulting and audit fees, partially offset by lower options expenses.

Research and Development Expenses. Research and development expenses were $26.1 million in the three-month period ended April, 2005, a $2.2 million or 9.2% increase from research and development expenses of $23.9 million in the quarter ended March 31, 2004. As a percentage of net sales, research and development expense increased to 12.2% in 2005 from 9.1% in 2004. The absolute dollar increase in research and development expenses was primarily attributable to our investment in improved development tools and platforms and associated maintenance contracts at our research and development centers as well as new product and process development to support next generation products.

Operating Income (loss). Operating loss for the three-month period ended April 3, 2005 was $28.6 million, a $40.8 million decrease from the operating income of $12.2 million for the three-month period ended March 31, 2004. Operating loss as a percentage of net sales was 13.4% in 2005 compared to operating income as a percentage of net sale of 4.6% in 2004. The operating loss for the current year quarter was primarily due to a decrease in average selling prices on reduced volume from customers who were reducing their own inventory levels. The resulting under-utilization of our manufacturing facilities resulted in lower coverage of fixed costs and with increased operating expenses the operating loss expanded to 13.5% of revenue.

Net Interest Expense. Net interest expense was $13.9 million during the three-month period ended April 3, 2005, a $6.6 million or 90.4% increase from $7.3 million for the three-month period ended March 31, 2004. The increase in net interest expense was primarily due to the resulting interest expense from having outstanding debt of $750 million in the current year quarter versus $413.8 million in debt on a carve out basis at March 31, 2004.

Income Tax Expense. Income tax expense was $2.4 million in 2005, a $1.3 million increase from 2004 income tax expense of $1.1 million. This increase was principally attributable to the effect of the Korean withholding tax on the interest income paid to our Korean company’s Dutch parent company. Due to the uncertainty of utilization for foreign tax credits, the Korean withholding tax was treated as a current tax expense to the company. The income tax expense represents current income tax liability and the deferred income tax was not recorded due to uncertainty of realization.

Foreign Currency Gains and Losses. Foreign currency gains were $13.6 million during the three-month period ended April 3, 2005, a $9.8 million or 257.9% increase from gains of $3.8 million during the three-month period ended March 31, 2004 due to favorable currency fluctuation primarily between the Korean Won and the U.S. dollar.

Net Loss. Net loss was $31.3 million for the three-month period ended April 3, 2005 compared to a net income of $8.0 million for the three-month period ended March 31, 2004. This net loss was primarily due to reduced net sales and gross profit as well as increased operating expenses. Net loss as a percentage of net sales was 14.6% in 2005 compared to net income as a percentage of net sales of 3.0% in 2004.

Net Income (Loss) Attributable to Common Units. Net loss attributable to common units for the three months ended April 3, 2005 was $33.7 million or 15.8% of net sales reflecting $2.4 million of dividends payable to preferred unitholders. These dividends payable were accrued for the Series B redeemable convertible preferred units, which were outstanding during the current quarter. MagnaChip LLC issued Series A and B redeemable convertible preferred units during the quarter ended December 31, 2004. All of the Series A units were redeemed and most of the Series B units were redeemed during the same period.

Comparison of Years Ended December 31, 2004 and December 31, 2003

Net Sales. Net sales were $841.6 million for nine-month period ended September 30, 2004 and $243.6 million for the three-month period ended December 31, 2004, which on an aggregate basis totals $1,085.2 million in 2004, a $254.4 million or 30.6% increase compared to $830.8 million in 2003. This increase in net sales was primarily attributable to expansion of the camera-equipped mobile handset market and the increased demand for flat panel displays.

Revenue from CMOS image sensors and display driver IC’s grew 193.2% and 39.2%, respectively, in the current year period versus the prior year. Specialty foundry services also grew by 69%. Growth in our three largest product groups were offset by declining revenue in application processors and DRAM foundry revenue.

Net sales to related parties were $163.8 million for the year ended December 31, 2004, a $96.9 million or 37.2% decrease from the prior year sale of $260.7 million. This decrease was largely the result of executing our strategic plan to reduce our memory wafer production and realign capacity to address more profitable business opportunities.

Net sales to others were $677.8 million for the nine-month period ended September 30, 2004 and $243.6 million for the three-month period ended December 31, 2004, which on an aggregate basis totals $921.4 million for the year ended December 31, 2004, a $351.3 million or 61.6% increase from the prior year net sales to others of $570.1 million. This increase was largely attributable to increased demand for camera-equipped mobile handsets and an increase in flat panel display market share.

Cost of Sales. Cost of sales were $654.6 million for the nine-month period ended September 30, 2004 and $204.5 million for the three-month period ended December 31, 2004, which on an aggregate basis totals $859.1 million for the year ended December 31, 2004, a $106.6 million or 14.2% increase from the prior year cost of sales of $752.5 million. Cost of sales as a percentage of net sales decreased to 79.2% for the year ended December 31, 2004 compared to 90.6% for the year ended December 31, 2003. The decrease in cost of sales as a percentage of net revenue was primarily attributable to increased volume and factory utilization, as well as improved product yields, that drove improved per unit costs. Depreciation costs were reduced for the three-month period ended December 31, 2004 as a result of the valuation of assets in purchase accounting. Improvements in the cost of procuring raw materials were partially offset by increases in labor and outsourcing costs.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $54.0 million for the nine-month period ended September 30, 2004 and $29.8 million for the three-month period ended December 31, 2004, which on an aggregate basis totals $83.8 million for the year ended December 31, 2004, a $15.1 million or 22.0% increase from the prior year selling, general and administrative expenses of $68.7 million or 8.3% of net sales in the year ended December 31, 2003. The increase in SG&A expenses for the year ended December 31, 2004 was primarily attributable to increases in payroll and bonus expenses, infrastructure costs, professional fees, option expenses and amortization of intangible assets due to purchase accounting.

Research and Development Expenses. Research and development expenses were $75.7 million for the nine-month period ended September 30, 2004 and $22.1 million for the three-month period ended December 31, 2004, which on an aggregate basis totals $97.8 million for the year ended December 31, 2004, a $11.2 million or 12.9% increase compared to $86.6 million in 2003. This increase in research and development expenses was primarily attributable to the increase in labor costs, development tools and maintenance contracts. Research and development expenses as a percentage of net sales decreased to 9.0% in 2004 from 10.4% in 2003.

Operating Income (Loss). Aggregate operating income of $44.5 million for the year ended December 31, 2004 consisted of operating income of $57.3 million for the nine-month period ended September 30, 2004 and operating loss of $12.8 million for the three-month period ended December 31, 2004, a $121.5 million or 157.8% increase compared to $77.0 million operating loss in 2003. Operating income as a percentage of net sales increased to 4.1% for the year ended December 31, 2004 from (9.3)% for the year ended December 31, 2003. The increase in operating income and operating income as a percentage of net sales was principally due to improved net sales that helped absorb fixed costs and improvements in gross profit.

Net Interest Expense. Net interest expense was $17.7 million for the nine-month period ended September 30, 2004 and $16.7 million for the three-month period ended December 31, 2004, which on an aggregate basis totals $34.4 million for the year ended December 31, 2004, a $3.4 million or 9.0% decrease compared to $37.8 million in 2003. Net interest expense for the year ended December 31, 2004 included the allocation of debt and related expense of $17.7 million on a carve-out basis as well as the interest expense on the bank loan and others of $16.2 million plus interest incurred on $750 million debt of $1.3 million.

Income Tax Expense. Income tax expense was $2.8 million for the nine-month period ended September 30, 2004 and $6.7 million for the three-month period ended December 31, 2004, which on an aggregate basis totals $9.5 million for the year ended December 31, 2004, a $8.1 million increase from the year ended December 31, 2003 income tax expense of $1.4 million . The increase was principally attributable to the effect of the business transfer that occurred in the fourth quarter of fiscal year 2004. The Company decided not to recognize deferred tax assets for its temporary tax differences due to its uncertainty of realization, and this has led to higher income tax expense in the fiscal year.

Net Income (Loss). Aggregate net income for the year ended December 31, 2004 consisted of net income of $43.2 million for the nine-month period ended September 30, 2004 and net loss of $5.8 million for the three-month period ended December 31, 2004, a $151.1 million increase over a net loss of $113.7 million for the year ended December 31, 2003. Net income as a percentage of net sales increased to 3.4% for the year ended December 31, 2004 from net loss as a percentage of net sales of 13.7% for the year ended December 31, 2003. This increase was primarily a result of improved net sales and gross profit.

Net Income (Loss) Attributable to Common Units. On an actual basis, net loss attributable to common units for the year ended December 31, 2004 was $24.0 million or 2.2% of net sales reflecting $13.4 million of dividends payable to preferred unit holders. The dividends payable were accrued for the Series A and B redeemable convertible preferred units outstanding during the period. All of the Series A units and most of the Series B units were redeemed during the quarter ended December 31, 2004.

Comparison of Years Ended December 31, 2003 and December 31, 2002

Net Sales. Net sales were $830.8 million in 2003, a $130.5 million or 18.6% increase from 2002 net sales of $700.3 million. The increase in net sales was primarily attributable to the growth of camera equipped mobile handsets with growth of over 300% in this product group. Display driver IC growth of 34.1% was due to LCD television and flat panel monitor end market growth, the expansion of our product portfolio and the resulting increase in our sales of small display drivers for mobile handsets, portable game devices and other portable computing devices. Specialty foundry services increased 34.7% due to increased demand for our specialty manufacturing processes and capacity.

Net sales to related parties were $260.7 million for the year ended December 31, 2003, a $46.1 million or 15.0% decrease from the prior year.

Net sales to others were $570.1 million for the year ended December 31, 2003, a $176.6 million or 44.9% increase from the prior year.

Cost of Sales. Cost of sales were $752.5 million in 2003, a $61.5 million or 8.9% increase from the prior year at $691.0 million. Cost of sales as a percentage of net sales decreased to 90.6% in 2003 compared to 98.7% in 2002, due to improved factory utilization. The average production cost per wafer in 2003 decreased over the previous year, principally due to an increase in production of our eight-inch equivalent wafers of approximately 22.4% versus the prior year while fixed costs remained relatively stable.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $68.7 million or 8.3% of net sales in 2003, a $6.8 million or 11.0% increase from selling, general and administrative expenses of $61.9 million or 8.8% of net sales in 2002. The increase in SG&A expenses was primarily attributable to an increase in variable costs, such as increases in royalty payments and sales commissions.

Research and Development. Research and development expenses were $86.6 million or 10.4% of net sales in 2003, a $0.4 million or 0.5% decrease from research and development expenses of $87.0 million or 12.4% of net sales in 2002. This decrease in research and development expenses was primarily attributable to the expiration of royalty contracts with Motorola and Toshiba.

Operating Income (loss). Operating loss was $77.0 million in 2003, a $62.6 million or 44.8% decrease from the prior year operating loss of $139.6 million. Operating loss as a percentage of net sales decreased to 9.3% in 2003 from 19.9% in 2002. The decrease in operating loss as a percentage of net sales was primarily due to an increase in unit sales prices and a decrease in research and development costs.

Net Interest Expense. Net interest expense was $37.8 million in 2003, a $9.0 million or 19.2% decrease from 2002 net interest expense of $46.8 million. The decrease in net interest expense was primarily due to a decrease in outstanding debt on a carve out basis to $468.1 million at December 31, 2003 compared to $631.7 million at December 31, 2002.

Income Tax Expense. Income tax expense was $1.4 million in 2003, a $0.4 million or 22.2% decrease from 2002 income tax expense of $1.8 million. The decrease in income tax expense was principally due to a decrease in foreign subsidiaries’ taxable income. The income tax expense was all current income tax expense for overseas sales subsidiaries and the deferred income tax was eliminated due to realizability.

Net loss. Net loss was $113.7 million in 2003, a $64.6 million or 36.2% decrease over a 2002 net loss of $178.3 million. Net loss as a percentage of net sales decreased to 13.7% in 2003 from 25.5% in 2002. This decrease was primarily a result of an increase in unit sales price and an increase in operating margin and an associated decrease in income taxes.

Liquidity and Capital Resources

Our principal capital requirements are to fund working capital needs, meet required debt payments, including debt service payments on the notes and, if drawn upon, the senior credit facility, to invest in research and development and fund capital expenditures. We anticipate that operating cash flow, together with available borrowing capacity under our senior credit facility, will be sufficient to meet our working capital needs, fund our research and development and capital expenditures and service requirements on our debt obligations for the foreseeable future. As of April 3, 2005 we had total long-term debt outstanding of $750 million.

We generated cash from operating activities of $10.9 million and $86.1 million for the three-month periods ended April 3, 2005 and March 31, 2004, respectively. The decrease in cash from operating activities between the two periods was due to 19.1% lower sales coupled with a 53.6% decrease in margin and increased accounts receivable. For the year ended December 31, 2004, total cash from operating activities were $329.5 million which included $312.2 million for the nine-month period ended September 30, 2004 and $17.3 million for the three-month period ended December 31, 2004, compared to $182.1 million in 2003. The significant increase was primarily attributable to the 30.6% increase in net sales and 188.8% increase in gross profit. For the years ended December 31, 2003 and 2002, the cash generated from operating activities were $182.1 million and 187.1 million, respectively. The $5.0 million decrease in 2003 was primarily due to an increase in the accounts receivable balance.

We had working capital balance of $96.6 million at April 3, 2005 and $129.3 million at December 31, 2004. The decrease of working capital balance was due to higher cash balance and inventory at December 31, 2004. As of December 31, 2003 and 2002, the working capital balances were $21.7 million and $3.1 million, respectively. The increase in 2003 was mainly due to higher accounts receivables as collection days increased from 27 to 40 days combined with a decrease in account payable days from 41 to 32 days.

For investing activities, we used cash of approximately $21.7 million for the three-month period ended April 4, 2005 and $611.3 million for the year ended December 2004 which consisted of $85.3 million for the nine months and $526.0 million for the three months. For years 2003 and 2002, the cash outflows from investing activities amounted to $21.5 million and $51.8 million, respectively.

There were cash outflows from financing activities for the preceding period the impact of carve-out accounting, which assumes that cash flows from all other activities were used to repay any outstanding borrowings. We used $13.9 million during the three-month period ended April 3, 2005 and $216.8 million in the year ended December 31, 2004 from financing activities. The $216.8 was composed of $226.8 million for the nine months and $10.0 million for the three months. For fiscal years 2003 and 2002, the cash outflows from financing activities were $160.6 million and $135.3 million, respectively.

On a historical basis, a portion of Hynix’s consolidated debt was allocated to MagnaChip (“Corporate Borrowings”) in addition to other short-term and long-term borrowings that were directly assignable.

The allocation of the Corporate Borrowings was estimated using our anticipated debt requirements in connection with the Acquisition, and this amount was applied as of December 31, 2003. The significant decrease in the total debt as of September 30, 2004 reflects the substantial cash flows generated during the period, much of which was assumed to have been applied toward the repayment of the outstanding debt.

In connection with the Acquisition, we assumed a total of $329.3 million in senior secured term loan facilities, which were repaid in connection with the offering of the old notes.

Capital Expenditures. Capital expenditures vary depending on the prevailing business factors, including current and anticipated market conditions. Capital expenditures in recent years have remained at relatively nominal levels in comparison to the operating cash flows generated during corresponding periods. We believe that this trend will continue given our existing facilities and investment plans, and our product portfolio and anticipated market conditions going forward. For the three-month period ended April 3, 2005, capital expenditures totaled $13.0 million. For the year ended December 31, 2004, capital expenditures consisted of $86.7 million for nine months and $23.5 million for three months, for an aggregate total of $110.2 million. For the years 2003 and 2002, capital expenditures totaled $25.2 million and $63.5 million, respectively. The increase in 2004 was primarily due procurement of equipment to support a turnaround in business conditions beginning in the second half of 2004. Unfavorable market conditions in 2002 and into 2003 had led to reduced capital expenditures in 2003. Consistent with previous spending patterns, future capital expenditures will focus on product line conversions, fab upgrades and continued investments in significant research and development activities.

Future Financing Activities. Our primary future capital requirements on a recurring basis will be funding working capital needs, meeting required debt payments and funding research and development and capital expenditures. Specifically, going forward, we expect to expand our research and development headcount and make investments in advanced software and hardware design tools that increase our design engineer productivity. In addition, we plan to add design centers in key geographical locations near our strategic customers. We anticipate that operating cash flows, together with available borrowings under our senior credit facility, will be sufficient to meet these capital requirements for the foreseeable future. We may from time to time incur additional debt.

We may need to incur additional debt or issue equity to make strategic acquisitions of investments. We cannot assure you that such financing will be available to us on acceptable terms or that such financing will be available at all.

Contractual Obligations

Summarized in the table below are our obligations and commitments to make future payments under debt obligations and minimum lease payment obligations as of December 31, 2004.

	Payments Due by Period
	Total	2005	2006	2007	2008	2009	Thereafter	Interest expense
	(in millions of US Dollars)
Revolving credit facility	0.7	0.7
Secured notes and subordinated note	750.0						750.0
Operating lease	17.2	4.7	4.2	3.7	2.3	2.3
Royalties payable	3.9	1.5	1.5	1.5				(0.6)
Government grants payable(*)	0.7						0.7

(*)	The maturity of the government grant is not specified in the underlying agreements. However, for the purposes of this table its maturity was assumed to be greater than five years.

Unit/Stock-based Compensation Expense

For options granted to employees on or after October 6, 2004, we record a compensation charge equal to the excess, if any, of the deemed fair value of the stock at the measurement date over the option exercise price, in accordance with Accounting Principles Board Opinion No. 25. For all of our grants during this period, the exercise price equaled the fair value, therefore, no compensation expense resulted from these grants.

Options were previously granted by Hynix to our employees and the related compensation costs are reflected in the historical financials. For the year ended December 31 2003 and for the nine-month period ended September 30, 2004, we recorded costs of $0.2 million and $3.3 million, respectively. However, none of these options were transferred as part of the Acquisition, and therefore, no additional future charges will be taken relating to these previous option grants. On the other hand, we have established a new employee option plan and intend to make grants in the future.

Recent accounting pronouncements

In December 2004, FASB issued FAS 123(R), Share-Based Payment (revised 2004). This revision effects current practice in a number of ways, including the elimination of the alternative to use the intrinsic value method of accounting from Accounting Principles Board (“APB”) Opinion No. 25 that was provided in FASB Statement No. 123 as originally issued. This statement will be effective for us on January 1, 2006, and we are evaluating the impacts of this proposed FASB Statement on its financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage), and requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective date for us on January 1, 2005, and we are evaluating the impacts of this proposed FASB Statement on its financial statements.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard will have no effect on our financial position and results of operations as no accounting changes or errors have occurred in the current period.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk that the value of a financial instrument will fluctuate due to changes in market conditions, including changes in interest rates and foreign exchange rates. In the normal course of our business, we are subject to market risk associated with interest rate movements and currency movements on our assets and liabilities.

Foreign Currency Risk. We have exposure to some foreign currency exchange-rate fluctuations on net income from our subsidiaries denominated in currencies other than U.S. dollars. We have foreign subsidiaries in Korea, Taiwan, Japan and Hong Kong. From time to time these subsidiaries have cash and financial instruments in local currency. The amounts held in Japan and Taiwan are not material in regards to foreign currency movements. However, based on the cash and financial instruments balance at December 31, 2004 for our Korean subsidiary, a 10% devaluation of the Korean Won against the U.S. dollar would have resulted in a decrease of $2.2 million in our U.S. dollar and financial instruments cash balance.

Interest Rate Risk. The $200 million 6 7/8% Second Priority Senior Secured Notes due 2011 and the $250 million 8% Senior Subordinated Notes due 2014 are subject to changes in fair value due to interest rate changes. If the market interest rate had decreased by 10% and all other variables were held constant from their levels at December 31, 2004, we estimate that we would have additional interest expense cost over market rate of $0.6 million (90 days basis). Our net loss for three-month period ended December 31, 2004 would have increased by 11.0% (90 days basis). The fair value on these fixed rate notes would have decreased by $12.3 million or increased by $11.7 million with a 10% increase or decrease in the interest rate, respectively.

Cash Flow Interest Rate Risk. We have cash flow interest rate risk related to our $300 million Floating Rate Second Priority Senior Secured Notes due 2011 as interest expense is subject to prevailing market interest rates at each balance sheet date. If the market interest rate had increased by 10% and all other variables were held constant from their levels at December 31, 2004, we estimate that we would have additional interest expense of $0.2 million (90 days basis) for these floating rate notes and our net loss for three-month period ended December 31, 2004 would have increased by 3.2% (90 days basis).

Industry overview

Semiconductors, or “chips,” are the key building blocks used to create electronic products and systems. Semiconductors perform a variety of functions, such as processing data, storing information and converting or controlling signals. With advances in technology, the functionality and performance of semiconductors have increased while the size, power requirements and unit costs have decreased. The result of these advances has been to increase the proliferation of electronic content in an increasing array of products, including in a wide variety of consumer mass products, such as automobiles, mobile handsets, digital cameras, and other consumer electronic equipment.

According to the Semiconductor Industry Association, or SIA, the overall semiconductor market grew from $17.9 billion in 1983 to $213.8 billion in 2004, representing a compound annual growth rate of 12.5%. SIA expects that between 2004 and 2007, the overall semiconductor market will grow from $213.8 billion to $259.4 billion, a compound annual growth rate of 6.7%.

Classifications of Semiconductors

Semiconductors vary significantly depending upon the specific function or application of the end product in which the semiconductor is embedded. We view the semiconductor industry to be comprised of three broad product segments, as follows:

•	Logic devices process data and range from complex semiconductors such as microprocessors to digital signal processors to application specific and standard logic products. These represent approximately 58.2% of 2004 total industry sales data (using the Gartner data for microcomponents, logic IC, and application specific semiconductors);

•	Analog and mixed-signal devices interface with real world signals such as light and heat, or which process electronic signals and control electrical power. Mixed-signal products also process real-world signals but they contain some digital circuitry, although they contain more than 50% analog content. These represent 19.9% of 2004 total industry sales data (using the Gartner data for analog IC, discrete, optical and non-optical sensors), and

•	Memory devices to store data. According to Gartner, memory devices represented 21.9% of total semiconductor consumption in 2004.

Our products generally fit within the first two categories above. Our CMOS image sensor products and our flat panel display drivers are mixed-signal devices, while our application processors are logic devices. Our specialty foundry services segment produces all three types of semiconductors.

Within these classifications, semiconductors vary significantly depending upon a number of technical characteristics. Examples of these characteristics include:

Level of Integration. “Integration” refers to the extent to which different functional elements are combined onto a single chip. Customers today are increasingly demanding higher degrees of integration from their semiconductor suppliers in order to reduce the size and cost of the semiconductors incorporated into the end product. This drive to greater integration has resulted in more semiconductor products that combine analog, digital, and memory circuitry onto a single chip. These types of semiconductors are often referred to as systems-on-a-chip.

Customization. “Customization” refers to the extent to which a semiconductor has been customized for a specific customer or application. Standard products are semiconductors that are not customized and can be used by a large number of customers for numerous applications. In addition, some standard products, such as microcontrollers, can be customized by using software rather than by changing device hardware. Changing the device hardware can be a time-intensive and costly process. Customized semiconductors, also referred to as application specific integrated circuits, are made to perform specific functions in specific applications, sometimes for a specific customer.

Process Technology. Semiconductors are manufactured by using different process technologies, which can be likened to “recipes.” The process technology utilized during manufacturing impacts a semiconductor’s performance for a given application. Since the 1970s, the two most common process technologies used were BiCMOS and CMOS. While BiCMOS and CMOS processes continue to be used today, new process technologies and new materials have also been introduced as semiconductor technology has advanced.

Our Markets

We operate in several distinct, but increasingly related, end markets which we believe have the potential to offer growth opportunities higher than the overall semiconductor market. According to the SIA, the overall semiconductor market is expected to have a compound annual growth rate of 6.7% between 2004 and 2007.

Much of the growth in the markets that we serve can be attributed to the rapid adoption and convergence of consumer electronics and communication devices such as mobile handsets, including camera-equipped mobile handsets, handheld gaming devices, PDAs, flat panel monitors and televisions, consumer home and mobile displays, and portable and desktop computers equipped with advanced displays. In addition, technological advances are driving down the cost of these products and expanding their functionality, which further accelerates their proliferation.

According to Gartner, the CMOS image sensor market is forecasted to grow at a compound annual growth rate of 20.2% from 2004 to 2008. We believe this is driven in large part by advances in CMOS image sensor technology which have enabled CMOS image sensors to provide solutions that combine high-image quality, low power consumption, small size and low cost for consumer mass market applications such as camera-equipped mobile handsets.

According to Gartner, the market for flat panel display drivers is forecasted to grow at a compound annual growth rate of 18.5% between 2004 and 2008. This growth can be attributed to the availability of advanced mobile devices that permit feature-rich applications requiring more advanced display technologies than have previously been available. For example, while early mobile handsets were used primarily for voice communication, today their uses include visually-oriented data and content-driven applications such as internet access, gaming and streaming video. Similarly, until 2001, the market for larger flat panel display drivers depended primarily on end-product demand in the laptop computer market. However, today, the mainstream market for large-size displays has expanded from a notebook computer market to include desktop monitors and televisions. With improvements in product technology and display performance, products incorporating advanced flat panel technologies such as TFT-LCD have become a popular replacement to displays and monitors based on older cathode ray tube, or CRT, technology and have further driven growth in flat panel display driver solutions.

Our application processors are also referred to as microcontrollers. According to Gartner, the microcontroller market is forecasted to grow at a compound annual growth rate of 11.7% from 2004 to 2008. The market for application processors is largely driven by competitive pressures requiring manufacturers of a wide variety of products to expand product functionality and provide differentiation while maintaining or reducing the cost of their products. These products include remote control devices, handheld tools, home appliances, mobile handsets and consumer electronics, among many others.

Application processors meet the needs of electronics manufacturers by providing advanced control functions to their product offerings. The increasing demand for application processors that provide advanced control features has made the market for application processors one of the largest segments of the semiconductor industry.

The outsourced semiconductor manufacturing, or foundry, market is also expected to grow at a higher rate than that of the overall semiconductor market. According to iSuppli, the foundry market is forecasted to grow at a compound annual growth rate of 13.4% between 2004 and 2009. Much of this growth can be attributed to the growth of fabless semiconductor companies which are semiconductor companies that focus solely on the design, marketing and sale of semiconductors without internal wafer fabrication facilities. Fabless semiconductor companies opt to have their products manufactured by third parties. Similarly, many semiconductor companies that do own their own fabrication facilities (integrated device manufacturers, or IDMs) have chosen to outsource some of their fabrication requirements for complex and high-performance semiconductor devices in order to supplement their own capabilities and become more cost-competitive. In recent years, increasing competition, shortening of product lifecycles and pricing pressures have resulted in the need for fabless companies and IDMs to offer products that provide higher performance and greater functionality which often requires outsourcing to manufacturers with advanced design capabilities and manufacturing processes.

Business

OVERVIEW

We are a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers which are complex, high-performance mixed-signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. Our solutions are used in a wide variety of consumer and commercial mass market applications, such as mobile handsets, including camera-equipped mobile handsets, flat panel monitors and televisions, consumer home and mobile displays, portable and desktop computer displays, handheld gaming devices, PDAs and audio-visual equipment such as DVD players. We serve consumer markets that we believe will have higher growth rates than those of the overall semiconductor industry.

We manufacture our products using our proprietary process technology, which we believe provides our products with significant feature and cost advantages over those of our competitors. We have approximately 12,500 registered and pending patents, which we believe is one of the largest patent portfolios in the semiconductor industry. Our proprietary CMOS image sensor technology provides brighter, sharper, more colorful picture quality in image-capture applications such as camera-equipped mobile handsets and fingerprint sensors. Our proprietary flat panel display drivers enable our customers to deliver higher image quality, thinner and more power-efficient small panel displays for use in mobile handsets, handheld gaming devices and PDAs and large panel displays for use in portable and desktop computer monitors and televisions. We are also a leading provider of specialty foundry services whereby we leverage our specialized process technologies and low cost manufacturing facilities to produce semiconductors for third parties using their product designs. In addition, we provide application processors that have been designed into a wide variety of products in consumer applications such as remote control devices, home appliances and consumer electronics.

We own and operate five wafer fabrication facilities, or fabs, which have a combined production capacity of over 115,000 eight-inch equivalent wafers per month. Our fabs provide us with large-scale, cost-effective and flexible capacity, enabling us to rapidly scale to high volume to meet shifts in demand by our end customers. Our fabs also provide us with the ability to further develop our differentiated process technologies for our own product development and manufacturing. The location of our manufacturing sites and research and development resources in Korea and Japan provide close geographical proximity to many of our largest Asia-based customers and to the core of the worldwide consumer electronics supply chain.

We sell our solutions to leading original equipment manufacturers, or OEMs, which include major branded customers as well as contract manufacturers. Our CMOS image sensors are currently designed into products offered by leading global mobile handset manufacturers. Our flat panel display drivers are currently incorporated into products offered by LG.Philips LCD and Samsung, the top two flat panel display manufacturers.

During the year ended December 31, 2004, we sold over 1,500 products to more than 200 customers. During the nine-month period ended September 30, 2004 and the three-month period ended December 31, 2004, we generated actual net sales of $841.6 million and $243.6 million, respectively, or $1.1 billion on an aggregate basis, and during the year ended December 31, 2004, we generated pro forma net sales of $1.0 billion. We generated actual net sales of $213.4 million for the three-month period ended April 3, 2005.

THE ACQUISITION

Our business was named MagnaChip Semiconductor when it was acquired from Hynix on October 6, 2004 by CVC, Francisco Partners, CVC Asia Pacific, certain members of management and other investors, following discussions with Hynix that began in late 2001 and the execution of a definitive agreement in June 2004. Previously, we were the System IC division within Hynix which, in 1999, had been formed from the Hyundai Electronics and LG Semiconductor System IC businesses and can trace its history back to the late 1970s.

Although we were previously part of Hynix, we had a history of operating autonomously within Hynix and had a separate global sales force and management structure.

In connection with the transaction, we entered into several definitive agreements with Hynix regarding key raw materials, campus facilities, research and development equipment and information technology and factory automation and wafer foundry services. We also entered into a non-exclusive cross license with Hynix which provides us with access to certain of Hynix’s intellectual property for use in the manufacture and sale of non-memory semiconductor products. We believe that these arrangements with Hynix provide significant mutual operational advantages, for example, allowing us to leverage the significant historical investments in our capital equipment and providing for shared resources and other key benefits. All agreements with Hynix under which we obtain essential materials or services are multiyear contracts. We refer to the acquisition transaction, including the related definitive agreements with Hynix, as the “Acquisition.” See “Certain relationships and related transactions—the Acquisition.”

RECENT DEVELOPMENTS

On March 7, 2005, we acquired all of the capital stock of ISRON Corporation through our wholly owned Dutch subsidiary. ISRON is based in Osaka, Japan and designs, develops, and markets mixed-signal semiconductors primarily for the display driver IC market. We expect the acquisition to add key products and technology to our portfolio in the flat panel display driver market for mobile handset applications.

On April 14, 2005, we completed our acquisition of IC Media Corporation through a reverse merger with a newly formed subsidiary. Based in Santa Clara, California, IC Media is a leading developer and supplier of small pixel geometry, high-resolution CMOS image sensors for camera-equipped mobile handsets, digital still cameras, personal computer cameras and other mobile imaging applications. The company has offices in Arizona, Taiwan, China and Japan, which adds increased coverage to our global customers.

COMPETITIVE STRENGTHS

We believe that our competitive strengths include:

•	Leading Technology and Intellectual Property. We believe our advanced process technology and portfolio of approximately 12,500 registered and pending patents provide us with key competitive advantages in the following areas:

•	CMOS image sensors: Our CMOS image sensors feature low power consumption and currently up to 2.1 megapixel resolution with auto-focus and auto-zoom options; features which provide important benefits to products incorporating our solutions, including increased battery life, enhanced image quality and ease of use.

•	Flat panel display drivers: We believe that our flat panel display drivers offer superior performance in shaping image signals and transmitting those signals to flat panel displays. These technical features result in sharper, brighter and higher-quality colored images in our customers’ end products. Furthermore, we believe that our flat panel display drivers enable thinner and more power-efficient flat panels that are easily integrated by our customers into their products.

•	Specialty foundry services: We have developed high-voltage, analog power and embedded memory specialty manufacturing process technologies that enable us to manufacture differentiated, high performance integrated semiconductor devices. For example, we developed the first high-voltage, high-performance CMOS 0.18 µm process, which enables us to manufacture more integrated, and thus smaller and more cost-efficient, semiconductor products. We believe that our proprietary process technology allows us to meet a wide variety of the specialty semiconductor manufacturing needs of our customers.

•	Application processors: We are able to leverage our system knowledge and manufacturing capabilities to provide integrated solutions in adjunct with our image-capture and display driver products. Our application processors are designed to interface with and provide intelligence to consumer electronics devices and systems. We focus on providing short turn around time for our customers in their development of specially designed products.

•	Flexible In-House Manufacturing. Our in-house wafer manufacturing capacity allows us to provide dependable delivery and quality of integrated semiconductor products to our customers. We have the ability to ramp quickly to high volumes to meet the variable needs of our customers. We have significant wafer manufacturing capacity as a result of our former parent’s investments in our wafer fabrication facilities. Because we offer specialty process technologies that do not require expensive investment in leading edge technologies, we are able to keep our capital expenditures relatively low.

•	Significant Cost Advantages. We maintain price competitiveness on our products through our low cost operating structure. The Asian location of our primary manufacturing and research and development facilities provides us with a number of cost advantages relative to operating in other regions in the world. Additionally, we believe that our history of competing in the highly cost-sensitive markets in which we operated when we were a unit of Hynix, required us to refine our manufacturing processes for optimal cost efficiency.

•	Established Relationships with Key Consumer Electronics OEMs. Asia Pacific is the core of the worldwide consumer electronics supply chain. According to Gartner, sales to Asia Pacific (excluding Japan) accounted for 46.5% of 2004 consumer electronic semiconductor sales. Our long history of operating in Asia and our proximity to leading communications and consumer OEMs including LG.Philips LCD, LG Electronics, Sharp and Samsung facilitates our close and established customer relationships with leading innovators in the consumer electronics market. We have active local applications and engineering work support programs and collaborate closely with our customers in the design and manufacturing of their products.

•	Significant Management and Board Expertise. Our management and board of directors have significant previous experience with advanced semiconductor companies both in Asia and worldwide. Our Chief Executive Officer, Dr. Youm Huh, was President of the System IC division of Hynix and has held management positions at Hynix and Hyundai Electronics since 1998. Prior to that, he was a Principal Researcher at Stanford Computer Systems Laboratory and Stanford University’s Center for Integrated Systems and worked at Samsung Electronics. Jerry Baker, our Chairman, has extensive industry experience, including serving as the former Executive Vice President of Global Operations of Fairchild Semiconductor. Our Executive Vice President, Strategic Operations and Chief Financial Officer, Robert Krakauer, was Executive Vice President of Corporate Operations and Chief Financial Officer of ChipPAC, a leading provider of semiconductor packaging, assembly, and test services. In addition, two of our equity sponsors, CVC and Francisco Partners, have a long history of investments in semiconductor companies. We believe that their understanding of semiconductor system solutions, relationships, and credibility with key customers provides us with a key competitive advantage.

BUSINESS STRATEGY

Our goal is to build upon our position as a leading provider of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. Our business strategy emphasizes the following key elements:

•

Leverage Our Substantial Intellectual Property. We intend to use our broad patent portfolio and specific end market expertise to deliver system-level products with higher levels of integration and performance to customers in our existing and new markets. In CMOS image sensors, we intend to leverage our strong pixel design and manufacturing expertise to introduce higher resolution, more integrated and cost-effective solutions for camera-equipped mobile handsets and to penetrate emerging applications for image sensors in the automotive, medical and industrial markets over time. In flat panel display drivers, we intend to leverage our broad library of circuit building blocks, our embedded memory capabilities, our understanding of the major flat panel display types and our process technology to continue to reduce time to market and introduce new products that enhance image quality and operate with greater power efficiency. Our manufacturing process expertise and related intellectual property underlies and supports many of the advances in our technology.

•	Strengthen Collaboration With Key Customers. We intend to continue strengthening and deepening relationships with our key customers by collaborating on critical design and product development roadmaps. We believe such collaborative relationships will solidify our position with our customers, further our competitive differentiation and accelerate our drive for deeper customer and new market penetration. For example, close collaboration with our mobile handset customers has allowed us to deliver improved interfaces between baseband and image processors, which have resulted in solutions with smaller form factor and improved image quality.

•	Increase Large Account Penetration. We have a global customer base consisting of leading consumer electronics OEMs and contract manufacturers. Many of our customers have multiple product variations that use image-capture and processing as well as applications processing solutions. We will seek to increase our customer penetration by taking advantage of our broad product portfolio and existing relationships to cross-sell existing products to our customers and to penetrate product variations where our solutions are currently not used.

•	Broaden Our Customer Base. We intend to expand our customer base across various applications and geographic locations by leveraging our position as a supplier to many of the largest global consumer electronics companies and delivering to potential customers proven, innovative solutions. We also believe that as consumer electronics and communications applications converge and proliferate, we will increasingly have opportunities to sell our products into new markets such as the automotive, medical and industrial markets. We also intend to expand our global sales presence to penetrate new accounts worldwide and grow existing account relationships. We will leverage our sales representatives and distributors located in Korea, Japan, China, Taiwan, Hong Kong, Germany, the United Kingdom and the United States to further these goals.

•	Develop a Platform for Ubiquitous Convergence of Consumer Electronics and Communications Applications. In order to serve our customers’ evolving needs, we intend to extend our technology leadership by developing new features and new products that are synergistic with our existing product portfolio. We are developing additional features in our applications processors, such as video processing capability that meets the MPEG-4 standard, in order to complement our image-capture and processing products and provide our customers a system-level platform solution. We believe that as consumer electronics and communications applications converge and become even more ubiquitous, customers will look to suppliers like us to provide additional system-level solutions to enable faster time to market and better integration in end products.

•	Leverage Our Capital Light Business Model. We acquired significant proprietary process technologies and wafer manufacturing capacity from our former parent, Hynix. We intend to leverage these investments made by Hynix to drive our growth and margin improvement. Furthermore, we plan to continue to keep our capital expenditures relatively low by maintaining our focus on specialty process technologies that do not require expensive investment in leading edge technologies. If needed, we will access other foundries that provide such technology in the future. We believe this approach will lead to a higher return on invested capital.

PRODUCTS AND SERVICES

We are a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers which are complex, high-performance mixed-signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. Our solutions are used in a wide variety of consumer and commercial mass market applications, such as mobile handsets, including camera-equipped mobile handsets, flat panel monitors and televisions, consumer home and mobile displays, portable and desktop computer displays, handheld gaming devices, PDAs and audio-visual equipment such as DVD players. We serve consumer market segments that we believe will have higher growth rates than those of the overall semiconductor industry.

We sell our solutions to leading original equipment manufacturers, or OEMs, which include major branded customers as well as contract manufacturers. Our CMOS image sensors are currently designed into products offered by leading global mobile handset manufacturers. Our flat panel display drivers are currently incorporated into products offered by LG.Philips LCD and Samsung, the top two flat panel display manufacturers. During the year ended December 31, 2004, we sold over 1,500 products to more than 200 customers.

We have a balanced portfolio of products that address many of the most rapidly growing consumer electronics markets. We provide products and services in the following four principal areas: CMOS image sensors, flat panel display drivers, semiconductor manufacturing services and application processors.

CMOS Image Sensors. Our highly integrated image sensors are designed to be cost effective and to provide brighter, sharper, more colorful and, thus enhanced, image quality for use primarily in applications that require small form factors, low power consumption, effective heat dissipation and high reliability. Our image sensors fully satisfy these key criteria and are used in image capture applications such as camera-equipped mobile handsets, personal computer cameras and fingerprint sensors. Our in-house manufacturing capabilities enable us to continuously fine tune our CMOS process technology to deliver improved image-capture sensitivity and accuracy.

CMOS image sensors are typically less expensive to produce and consume less power than other types of image sensors. Historically, CMOS image sensors were primarily used for low-cost applications for which high-image quality was not a priority. Recently, advances in semiconductor manufacturing processes and design techniques have led to improvements in CMOS image sensor performance and quality. As a result, CMOS image sensors have become useful, relatively low-cost solutions for use in applications such as camera-equipped mobile handsets and PDAs, where high-image quality, low power consumption, small size and low-cost are important considerations.

The CMOS image sensor market is primarily driven by sales of camera-equipped mobile handsets. According to Gartner, sales of camera equipped mobile handsets are predicted to grow from 158.9 million units in 2004 to 524.9 million units in 2008. This is a compound annual growth rate of 34.9%. The CMOS image sensor market is expected to grow from $2.4 billion in 2004 to $5.1 billion in 2008, according to Gartner. This represents a compound annual growth rate of 20.2%. Other markets for CMOS image sensors include industrial electronics, and data processing electronics. Industrial Electronics CMOS image sensors are forecasted by Gartner to grow from $188 million in 2004 to $841.0 million in 2008. This is a compound annual growth rate of 45.4%. Data Processing Electronics CMOS image sensors are forecasted by Gartner to grow from $625 million in 2004 to $1,108 million in 2008. This is a compound annual growth rate of 15.4%.

Our CMOS image sensors are characterized by a high level of integration. Most CMOS image sensors systems are made up of at least two integrated circuits: the CMOS image sensor itself and a separate image signal processor, or ISP. With the continuing demand for ever smaller camera-enabled devices, small size has become an increasingly important consideration for manufacturers of camera phones and similar products. Our products meet this demand for smaller form factors by integrating both our proprietary image sensor and image signal processor onto a single chip, thus occupying approximately half of the space required by multiple chip solutions, while providing equivalent or even superior image quality with lower power consumption and a lower overall cost.

We offer two CMOS image sensor product lines: a megapixel series and a VGA series. Our mega-pixel series provides higher-resolution images of currently up to 2.1 megapixels. Our megapixel solutions are used for higher-end applications requiring greater resolution. Our VGA series provides resolutions of less than 0.3 megapixels and is primarily used in lower cost applications not requiring maximum image resolution.

Flat Panel Display Drivers. Our flat panel display driver solutions are used in a wide variety of displays for mass market and commercial applications such as mobile handsets, handheld gaming devices, PDAs, displays for desktop and mobile computer monitors and flat panel televisions. We produce highly integrated flat panel display driver solutions and have pioneered developments in embedded memory and in the design and manufacturing of display drivers, enabling our customers to provide improved picture quality through thinner, smaller, more power-efficient displays.

Display drivers are the critical semiconductor components that enable the display’s functionality. A display driver operates by interfacing with the host processor to generate the precise analog voltages and currents required to create images on the display. The performance characteristics of a display driver are critical to the quality and visual appeal of the images and text generated on the display and, in mobile devices, the power efficiency of the device. Our display drivers are highly integrated semiconductors that are customized for the particular needs of our customers. We believe that our design engineering expertise, technology leadership, manufacturing process expertise and library of functional building blocks produce display drivers that enable a wide variety of display types with high-impact visual performance.

The overall end market for flat panel display drivers is composed of a multitude of consumer electronics device markets such as television, laptop and desktop computers and portable consumer devices, including mobile handsets. This overall market can be broken down into several distinct sub-markets which we serve. These sub-markets include large panel TFTs, typically used in flat panel televisions and computer displays, small panel TFTs, typically used in mobile handsets, OLEDs and Color STNs. According to Gartner, the LCD driver market is anticipated to grow from approximately $6.9 billion in 2004 to $10.0 billion in 2008. This represents a compound annual growth rate of 9.9%. Total flat panel display market unit shipments are projected to grow from 3.1 billion units in 2003 to 7.5 billion units in 2008, according to Frost and Sullivan. This represents a compound annual growth rate of 19.2%.

We provide display drivers for use in several different types of display technologies and for a variety of end-market applications as discussed below.

•	TFT-LCD. TFT is an advanced active matrix LCD technology that uses a matrix of transistors embedded on a thin film of silicon to change the transparency of the LCD when voltage is applied. TFT-LCD technology is currently widely used for notebook computers and large scale flat panel monitors (Large TFT) as well as for displays for high-end mobile devices such as advanced mobile handsets (Small TFT). We currently provide Large TFT display drivers for use in mobile and desktop computer displays and in stand-alone flat panel television displays. We also provide Small TFT display drivers for use in mobile handsets, PDAs and in other consumer devices such as handheld gaming devices.

•	Color STN. Color STN is a low-power, low-cost solution based on passive matrix LCD technology and is widely used in color mobile displays available in the market today. Our Color STN display drivers are used in mobile applications such as mobile handsets, PDAs and handheld gaming devices.

•	Organic Light Emitting Diode or OLED. OLED is a relatively new display technology used in both mobile displays as well as in larger displays. OLED technology provides enhanced picture quality, low power consumption and long product life; it also has fast image response time, making it an ideal solution for displaying motion pictures on mobile devices. We currently offer display drivers for OLED displays used in mobile handsets and other mobile devices.

Specialty Foundry Services. We provide specialty foundry services primarily to semiconductor companies that do not have their own fabs. We target the market for diversified semiconductor products that require differentiated specialty process technologies for their manufacture including CMOS high-voltage, embedded memory, analog, power, and mixed-signal processes, which in general are not targeted by high-volume pure-play participants in the foundry market. We focus on specialty process technologies that do not require significant recurring capital investment, and we are able to better differentiate ourselves through the depth of our intellectual property portfolio and process technology skills.

The increasing trend toward the outsourcing of semiconductor manufacturing has resulted in a rapid increase in the size of this market. According to iSuppli, the worldwide foundry service market is projected to grow from in excess of $21.3 billion in 2004 to $40.0 billion in 2009, a compound annual growth rate of 13.4%.

Typical applications serviced by our semiconductor manufacturing services business are mixed-signal, high-voltage, power, and logic products for consumer, computer, network and communication, industrial and military end-markets. Our internal wafer fab facilities serve both our in-house product design groups and external foundry customers, allowing for both specialty process technology expertise and flexible manufacturing capacity. We believe we are typically the primary-source provider of semiconductor manufacturing services for specialty process technologies for our foundry customers.

Application Processors. We offer a broad family of application processors for end products requiring programmability, high-performance, low-power and cost-effectiveness. These end products are as diverse as home appliances such as washing machines, television remote control devices and consumer electronics and computer equipment.

Application processors typically incorporate a microcontroller as their principal active component. A microcontroller is a self-contained computer on a single semiconductor device and consists of a central processing unit, non-volatile program memory, random access memory for data storage and input/output peripheral capabilities. Because of the broad diversity of their end-product uses, the market for application processors is one of the largest semiconductor sub-markets. The microcontroller market, according to Gartner, is anticipated to grow from $14.5 billion in 2004 to $22.5 billion in 2008. This represents a compound annual growth rate of 11.7%.

Our application processor products are currently available in a variety of configurations for different end uses. Our most advanced application processors incorporate 32-bit architecture and are designed around ARM’s ARM7 system on a chip. They also incorporate our proprietary embedded memory technology as well as our advanced process technology and are designed into end products requiring specialized capabilities, such as camcorders and automotive telematics systems. Our 8-bit application processors provide a highly flexible and cost effective solution for a wide variety of applications such as remote controllers and home appliances. Many of our more advanced 8-bit application processors are based on our proprietary advanced CMOS control processing unit and are used in applications requiring greater control functionality such as home computing and electronics equipment.

We believe that our core application processor intellectual property and manufacturing expertise, together with our in-house mixed-signal semiconductor and processing semiconductor capabilities will enable us to extend our application processor solutions to other high-growth applications that are synergistic with our CMOS image sensors and flat panel display drivers. We believe this will allow us to provide our customers with complete system-level platform solutions that leverage our application processor capabilities as well as our CMOS image sensor and flat panel display driver capabilities. For example, we are developing features in our application processors such as MPEG-4 video processing capability in order to complement our existing image-capture and processing solutions.

CUSTOMERS

During the year ended December 31, 2004, we sold over 1,500 products to more than 200 customers. In the year ended December 31, 2004, our 10 largest customers accounted for approximately 57.5% of our net sales. In the year ended December 31, 2004, except for Hynix, our two largest customers, LG.Philips LCD and Sharp, represented 10.5% and 10.0% of our net sales, respectively. See “Risk Factors—A significant portion of our sales comes from a relatively limited number of customers.”

SALES, MARKETING AND DISTRIBUTION

We sell our products through a direct sales force and a network of authorized agents and distributors located throughout Asia, the United States, and Europe. We have strategically located our sales and technical support offices near concentrations of major customers.

Our direct sales force consists primarily of representatives located in our headquarters in Korea, as well as representatives located elsewhere throughout Asia, the United States, and Europe. Our network of authorized agents and distributors consists of agents in the United States and Europe and distributors and agents in the Asia Pacific region. During the year ended December 31, 2004, we derived approximately 63% of net sales through our direct sales force and 37% of net sales through our network of authorized agents and distributors.

Our product inventory is primarily located in Korea. Outside of Korea, we maintain limited amounts of product inventory, and our sales representatives generally relay orders to our headquarters for fulfillment. Some of the product inventory maintained by sales representatives is subject to return privileges or stock rotation. Our agreements with our authorized agents and distributors are usually terminable by either party on relatively short notice.

RESEARCH AND DEVELOPMENT

Our expenditures for research and development were $97.8 million, representing 9.0% of net sales, and $90.8 million, representing 9.0% of net sales, in the year ended December 31, 2004 on an actual basis and a pro forma basis, respectively, and $26.1 million, representing 12.2% of net sales, in the three-month period ended April 3, 2005 on an actual basis.

Our research and development efforts focus on process technology, design methodology and intellectual property for our semiconductor products and specialty foundry services. As a result, we have implemented improvements to our manufacturing processes, design software and design libraries, including releasing our 0.18 µm high-voltage process and library. We also work closely with our major customers in many research and development activities, including joint intellectual property development, to increase the likelihood that our products will be more easily designed into the customers’ products and consequently achieve rapid and lasting market acceptance. In CMOS image sensors, we are expanding into medical, industrial and automotive applications. In flat panel display drivers, we are focusing on further integration, especially for small displays and large displays over 40 inches. In application processors, we expect our future product portfolio to include integrated one-chip Smartcards, RFID, and 32-bit processors. In specialty foundry services, our research and development work allows us to add features such as mixed-signal, high voltage, embedded memory and power devices.

INTELLECTUAL PROPERTY

As of April 3, 2005 our portfolio of intellectual property assets included approximately 12,500 registered and pending patents.

Pursuant to the intellectual property license agreement that we entered into with Hynix in connection with the Acquisition, we obtained from Hynix a non-exclusive license to certain intellectual property of Hynix that is mostly patent-related, and we granted to Hynix a non-exclusive license to certain of our intellectual property. Additionally, we have entered into exclusive and non-exclusive licenses and development agreements with third parties relating to the use of intellectual property of the third parties in our products and our design processes, including licenses related to embedded memory technology, design tools, process simulation tools, circuit designs, and ARM’s ARM7 and ARM9 core-based System-on-Chip.

In addition, we rely on proprietary know-how, continuing technological innovation and other trade secrets to develop products and maintain our competitive position. We attempt to protect our proprietary know-how and our other trade secrets by executing, when appropriate, confidentiality agreements with our customers and employees. We cannot assure you that our competitors will not discover comparable or the same knowledge and techniques through independent development or other means.

OPERATIONS AND FACILITIES

Our semiconductor product groups are supported by our five wafer fabs. We have significant wafer manufacturing capacity as a result of investments in our fabs made by Hynix. The ownership of our wafer manufacturing assets is an important component of our business strategy that enables us to develop proprietary, differentiated products and maintain a high level of manufacturing control resulting in high production yields, shortened design and production cycles, adequate manufacturing capacity, and the capture of the wafer manufacturing profit margin.

We manufacture wafers at our two 8-inch fabs and our 6-inch fab located in Cheongju, Korea and our 8-inch fab and our 5-inch fab located in Gumi, Korea. The Cheongju facilities have three buildings totaling 200,544 square meters. The Gumi facilities have two buildings with 83,256 square meters devoted to manufacturing.

The table below sets forth information with respect to our manufacturing facilities and technologies:

Manufacturing Facility	Location	Wafer Size	Technology
CF-5	Cheongju	8”	0.35 /0.18µm
CF-4	Cheongju	8”	0.5 /0.35 /0.25µm
GF-3	Gumi	8”	0.5 / .35µm
CF-2	Cheongju	6”	0.8 / 0.6 / 0.5µm
GF-1	Gumi	5”	1.2µm

Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, molding compounds, ceramic packages and various chemicals and gases. We obtain raw materials and supplies from a large number of sources. Although supplies of raw materials are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry. See “Risk factors—We depend on successful parts and materials procurement for our manufacturing processes.”

We outsource most of our back-end manufacturing processes, including assembly, test and packaging to independent providers of these services.

COMPETITION

We operate in highly competitive markets. Although no one company competes with us in all of our product lines, we face significant competition in each of our market segments.

Our competitors include other manufacturers and designers of system semiconductors, standard products, and semi-standard programmable digital logic semiconductors products, as well as customers who design their own semiconductors that are manufactured at third party foundries.

Our competitors include, among others: in CMOS image sensors, OmniVision, Micron, and Toshiba; in flat panel display drivers, Samsung Electronics, Renesas, and NEC Electronics; in application processors, Renesas, NEC, and Atmel; in specialty foundry services, Polar Fab, X-Fab and Supertex.

We compete with other semiconductor providers based on design experience, the ability to service customer needs from the design phase to the shipping of a completed product, length of design cycle, longevity of technology support and sales and technical support personnel. Our ability to successfully compete depends on internal and external variables, both within and outside of our control. These variables include, but are not limited to, the timeliness with which we can develop new products and technologies, product performance and quality, manufacturing yields and availability, customer service, pricing, industry trends and general economic trends. See “Risk factors—Our industry is highly competitive.”

EMPLOYEES

Our worldwide workforce consisted of 4,191 employees (full- and part-time) as of May 31, 2005, of which 433 were involved in sales, general and administrative, 608 were in research and development, 120 were in quality, reliability and assurance and 3,030 were in manufacturing (comprised of 520 in engineering and 2,510 in operations). As of May 31, 2005, 2,521 employees, or approximately 60% of our workforce, were represented by the MagnaChip Semiconductor Labor Union, which is a member of the Federation of Korean Metal Workers Trade Unions.

Currently, the Korean Federation of Trade Unions, representing the employees of three of our subcontractors that also support Hynix, has and may continue to demonstrate at our joint campus in Cheongju, Korea. It is requesting that MagnaChip directly hire approximately 70 employees of the subcontractor. These demonstrations have required additional interim expenses and may have a continuing negative impact on our operations in the future.

ENVIRONMENTAL MATTERS

Our operations are subject to a variety of environmental, health and safety laws and regulations in each of the jurisdictions in which we operate, governing, among other things, air emissions, wastewater discharges, the generation, use, handling, storage and disposal of, and exposure to, hazardous substances (including asbestos) and wastes, soil and groundwater contamination and employee health and safety. These laws and regulations are complex, constantly changing and have tended to become more stringent over time. We cannot assure you that we have been, or will be at all times, in complete compliance with all these laws and regulations or that we will not incur material costs or liabilities in connection with these laws and regulations in the future. The adoption of new environmental, health and safety laws, the failure to comply with new or existing laws, or issues relating to hazardous substances could subject us to material liability (including substantial fines or penalties), impose the need for additional capital equipment or other process requirements upon us, curtail our operations, or restrict our ability to expand operations.

LEGAL PROCEEDINGS

We are subject to lawsuits and claims that arise in the ordinary course of business and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims, in particular, could cause us to incur significant expenses or prevent us from selling our products. We are currently not involved in any legal proceedings, the outcome of which we believe would have a material adverse effect on our business, financial condition or results of operations. Although we have never received any notices of infringement of a third-party patent, to our knowledge Hynix has received five notices of infringement from third parties regarding various technology transferred to us in the Acquisition. We cannot assure you that these third parties will not tender notices of patent infringement or assert infringement claims against us in the future.

Management

DIRECTORS AND EXECUTIVE OFFICERS

The following table is a list of the current directors and executive officers of MagnaChip LLC:

Name	Age	Position
Dr. Youm Huh	53	Chief Executive Officer, President and Director
Robert J. Krakauer	39	Executive Vice President, Strategic Operations, Chief Financial Officer and Director
Chan Hee Lee	51	Executive Vice President, Product Lines
Tae Young Hwang	48	Executive Vice President, Manufacturing Operations
Jason Hartlove	39	Senior Vice President and General Manager
Dong Chun Kim	49	Senior Vice President, Global Sales, Asia Pacific
Hak Sung Kim	53	Senior Vice President, Chief Administrative Officer
Dale Lindly	46	Senior Vice President and Chief Accounting Officer
Victoria Miller Nam	37	Senior Vice President of Strategic Planning
Jinwon Park	50	Senior Vice President, Technology
John McFarland	38	Vice President, General Counsel and Secretary
Jerry M. Baker	53	Chairman of the Board of Directors
Dipanjan Deb	36	Director
Roy Kuan	38	Director
Phokion Potamianos	41	Director
Paul C. Schorr IV	38	Director
David F. Thomas	55	Director

Dr. Youm Huh, Chief Executive Officer, President and Director. Dr. Huh became our Chief Executive Officer, President and Director in October 2004. He led our business when it was a division of Hynix, serving in the position of Executive Vice President and General Manager of System IC from July 2002 until September 2004. From 1998 until 2002, Dr. Huh served as Senior Vice President and General Manager of Hyundai Electronics’ System IC Business Division, which would subsequently become the System IC division of Hynix. He has also held various research positions at Stanford University, including serving as Principal Researcher at Stanford Computer Systems Laboratory and Stanford University’s Center for Integrated Systems. Dr. Huh received a B.S. in electronics engineering from Seoul National University, Korea, a master’s degree in electrical and electronics engineering from Korea Advanced Institute of Science & Technology and a Ph.D. in electrical engineering from Stanford University.

Robert J. Krakauer, Executive Vice President of Strategic Operations, Chief Financial Officer and Director. Mr. Krakauer became our Executive Vice President of Strategic Operations, Chief Financial Officer and Director in October 2004. From 2003 to 2004, Mr. Krakauer served as Executive Vice President of Corporate Operations and Chief Financial Officer for ChipPAC, Ltd. (now STATS ChipPAC, Ltd.), and had served as its Chief Financial Officer since November 1999. From May 1998 to November 1999, Mr. Krakauer was Vice President of Finance, Chief Financial Officer for AlliedSignal—Electronic Materials (now Honeywell). From 1996 to 1998, Mr. Krakauer was the Corporate Controller at Altera Corporation and from 1993 to 1996 he was the Chief Financial Officer at Alphatec U.S.A. From 1987 to 1991, Mr. Krakauer was an auditor and consultant at KPMG Peat Marwick and Coopers & Lybrand, respectively. Mr. Krakauer received a B.S.C. in accounting and a masters in business administration with an operations concentration from Santa Clara University.

Chan Hee Lee, Executive Vice President of Product Lines. Mr. Lee became our Executive Vice President of Product Lines in October 2004. Previously, Mr. Lee had been employed by Hynix as Vice President and General Manager of Semiconductor Manufacturing Services and Digital Driver IC, Business Division from 1999 until September 2004. Mr. Lee holds a bachelor of science degree in electronics from Kyungbuk National University.

Tae Young Hwang, Executive Vice President of Manufacturing Operations. Mr. Hwang became our Executive Vice President of Manufacturing Operations in October 2004. Prior to that time, Mr. Hwang served as Hynix’s Senior Vice President of Manufacturing Operations of System IC from 2002 to 2003. From 1999 to 2001, he was Vice President of Cheongju Operations for Hynix. Mr. Hwang holds a bachelor of science degree in mechanical engineering from Pusan National University and a masters in business administration from Cheongju University.

Jason Hartlove, Senior Vice President and General Manager. Mr. Hartlove became our Senior Vice President and General Manager in May 2005. Previously, he was Business Unit Manager and Vice President and General Manager for Agilent Technologies from 2000 until 2005. Mr. Hartlove holds a bachelor of science degree in electrical engineering from the University of California, Los Angeles.

Dong Chun Kim, Senior Vice President, Global Sales, Asia Pacific. Mr. Kim became our Senior Vice President for Global Sales, Asia Pacific in October 2004. Previously, he was Hynix’s Vice President of the Sales Divisions of Display Driver IC, CMOS Image Sensor and Microcontroller Unit from 2000 until 2004. From 1995 until 1999, he served as a Senior Manager, Microcontroller Unit Product Planning and Marketing with Hynix. Mr. Kim holds a bachelor’s degree in material engineering from Hanyang University.

Hak Sung Kim, Senior Vice President, Chief Administrative Officer. Mr. Kim became our Senior Vice President and Chief Administrative Officer in October 2004. Prior to his employment with us, he had served as Vice President, Strategic Planning Team for Hynix’s System IC division from June 2002 until September 2004. Previously, he served with Hynix as Director of the DRAM Business Department from February 2001 until June 2001 and in the memory sales group of Hynix Semiconductor of America, Inc. prior to January 2001 and as Head of Strategic Planning from July 2001 until May 2002. Mr. Kim holds a bachelor’s degree in business administration from Yonsei University.

Dale Lindly, Senior Vice President and Chief Accounting Officer. Mr. Lindly became our Senior Vice President and Chief Accounting Officer in April 2005. Prior to his employment with us, he had served as IC Media’s Chief Financial Officer, Vice President, Finance and Administration from March 2003 until April 2005. From May 2001 to March 2003, Mr. Lindly was Vice President and Chief Financial Officer of Morphics Technology, Inc. Previously, he served as Vice President and Chief Financial Officer of Tioga Technologies, Inc. from July 2000 to May 2001 and as Vice President and Chief Financial Officer of ESS Technology from September 1998 to July 2000. Mr. Lindly holds a bachelor’s degree in accounting from San Jose State University.

Victoria Miller Nam, Senior Vice President of Strategic Planning. Ms. Miller Nam became our Senior Vice President of Strategic Planning in October 2004. Prior to joining our company, Ms. Miller Nam worked in consulting with McKinsey & Company in the Los Angeles and Seoul offices from 1994 until 2003, when she left as a Partner to found and run a consulting business from 2003 until 2004. Earlier in her career, Ms. Miller Nam worked for Kidder, Peabody & Co. Incorporated, in the corporate finance department, in New York. Ms. Miller Nam holds a bachelor of arts degree, magna cum laude, in international relations from Brown University, where she was elected to Phi Beta Kappa, and a masters in business administration from Harvard Business School.

Jinwon Park, Senior Vice President, Technology. Mr. Park became our Senior Vice President for Technology in October 2004. Previously, Mr. Park served as Director of Hynix’s Technology and Product Development Center, in the System IC Division from July 2001 until September 2004. From 1999 to 2001, he served as Director of Hynix’s Memory R&D Division in the SRAM and Flash Memory Development Group. Mr. Park holds a bachelor’s degree in electronics from Pusan National University.

John McFarland, Vice President, General Counsel and Secretary. Mr. McFarland became our Vice President, General Counsel and Secretary in November 2004. Prior to joining our company, Mr. McFarland served as a foreign legal consultant at Bae, Kim & Lee from August 2003 to November 2004, an associate at Wilson Sonsini Goodrich & Rosati, P.C., from August 2000 to July 2003, and a foreign legal consultant at Kim, Shin & Yu from October 1998 to August 2000. Mr. McFarland holds a bachelor of arts degree in Asian Studies, conferred with highest distinction from the University of Michigan, where he was elected to Phi Beta Kappa, and a juris doctor degree from the University of California, Los Angeles, School of Law.

Jerry M. Baker, Chairman of the Board of Directors. Mr. Baker has been Chairman of the Board of Directors since October 2004. From 2000 until 2001, Mr. Baker served as Executive Vice President, Global Operations for Fairchild Semiconductor International, Inc. Previously, Mr. Baker had been Executive Vice President and General Manager, Discrete Power and Signal Technologies Group, since December 1996. Prior to that position, he spent more than 24 years in a variety of engineering and management positions within National Semiconductor, the most recent of which was Vice President and General Manager, Discrete Products Division.

Dipanjan Deb, Director. Mr. Deb has been a director since September 2004. He is a founder of Francisco Partners and has been a partner since its formation in August 1999. Prior to joining Francisco Partners, Mr. Deb was a principal with Texas Pacific Group from 1998 to 1999. Earlier in his career, Mr. Deb was director of semiconductor banking at Robertson Stephens & Company and a management consultant at McKinsey & Company. Mr. Deb is also on the board of directors of AMIS Holdings, Inc., Conexant Systems, Inc., Credence Systems Corporation, Legerity, Inc., Smart Modular Technologies, Inc., and Ultra Clean Holdings, Inc. Mr. Deb holds a bachelor of science degree in electrical engineering and computer science from the University of California, Berkeley, where he was a Regents Scholar, and a masters in business administration from the Stanford University Graduate School of Business.

Roy Kuan, Director. Mr. Kuan has been a director since September 2004. He serves as Managing Director of CVC Asia Pacific Limited, where he has worked since 1999. Prior to that Mr. Kuan worked at Citicorp’s Asia private equity unit from 1996 until 1999. Mr. Kuan holds a bachelor of arts degree in economics from Georgetown University and a masters in business administration with a finance concentration from the Wharton School at the University of Pennsylvania.

Phokion Potamianos, Director. Mr. Potamianos has been a director since March 2005. He has been a Principal with Francisco Partners since March 2005. Prior to joining Francisco Partners, Mr. Potamianos was the head of the UBS global semiconductor investment banking group, and a member of Donaldson Lufkin & Jenrette’s investment banking group. Earlier in his career, Mr. Potamianos was an Institutional Investor ranked research analyst at Donaldson, Lufkin & Jenrette. Mr. Potamianos holds a B.A. from American University and received his Masters of Science (Economics) from the London School of Economics and Political Science.

Paul C. Schorr IV, Director. Mr. Schorr has been a director since September 2004. He has been a Managing Partner of CVC since 2001. Mr. Schorr joined CVC in 1996, after working as an Engagement Manager with McKinsey & Company, Inc. Mr. Schorr received his B.S.F.S. magna cum laude from Georgetown University’s School of Foreign Service and his masters in business administration with distinction from Harvard Business School. He is also a director of AMI Semiconductor Inc. and Worldspan Technologies, Inc.

David F. Thomas, Director. Mr. Thomas has been a director since October 2004. Mr. Thomas is the President of CVC. He joined CVC in 1980. Previously, he held various positions with Citibank’s Transportation Finance and Acquisition Finance Groups. Prior to joining Citibank, Mr. Thomas was a certified public accountant with Arthur Andersen & Co. Mr. Thomas received degrees in finance and accounting from the University of Akron. He is a director of Flender GmbH and Worldspan Technologies, Inc.

BOARD COMPOSITION

The securityholders’ agreement among CVC, Francisco Partners, CVC Asia Pacific and the other securityholders of MagnaChip LLC provides that the board of directors will consist of eight members, including two designees of CVC, two designees of Francisco Partners, one designee of CVC Asia Pacific, the Chief Executive Officer, the Chief Financial Officer and one additional member jointly designated by CVC and Francisco Partners. Mr. Baker is currently the joint designee of CVC and Francisco Partners. These rights of designation will expire when the initial ownership of these equity sponsors falls below defined ownership thresholds. Pursuant to the securityholders’ agreement, the board of directors may not take certain significant actions without the approval of each of CVC and Francisco Partners.

BOARD COMMITTEES

The board of directors performs the functions of an audit committee, reviewing the financial statements and accounting practices of MagnaChip LLC and its subsidiaries and selecting the independent auditors.

The current members of the compensation committee are Messrs. Deb and Schorr. The compensation committee makes determinations concerning salaries and incentive compensation for officers and employees and oversees administration of our employee benefit plans.

DIRECTOR COMPENSATION

Directors currently do not receive compensation for service on our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the board or compensation committee of MagnaChip LLC.

COMPENSATION OF EXECUTIVE OFFICERS

Our business was acquired from Hynix on October 6, 2004. The following table sets forth certain information concerning the compensation earned during the year ended December 31, 2004 by the Chief Executive Officer and those of the four most highly compensated executive officers other than the Chief Executive Officer, who were executive officers on December 31, 2004.

Summary Compensation Table

							Long Term Compensation			All other compensation
	Annual Compensation						Awards		Payouts
	Salary		Bonus		Other annual compensation		Restricted stock award(s)	Securities underlying options/ SARs(1)	LTIP payouts
Dr. Youm Huh President and Chief Executive Officer	$273,644	(2)	$123,174	(3)	$506,229	(4)	—	1,091,595	—	$1,693,231	(5)
Jerry Baker Executive Chairman	$240,705	(6)	$102,108		—		—	545,798	—
Robert J. Krakauer Executive Vice President, Strategic Operations and Chief Financial Officer	$237,250	(7)	$72,419		$494,431	(8)(9)(10)	—	682,247	—	$1,058,270	(11)
Victoria Miller Nam Senior Vice President, Strategic Planning	$438,443	(12)	$38,290		—		—	136,450	—
Tae Young Hwang Executive Vice President, Manufacturing Operations	$163,684	(13)	$58,462	(14)	—		—	272,899	—

Note: Amounts set forth in the above table that were originally paid in Korean Won have been converted into US dollars at the exchange rate as of December 31, 2004 equal to US$1 = KRW1035.10.

Footnotes:

(1)	Hynix granted Dr. Huh and Mr. Hwang 90,000 options and 26,250 options, respectively, to purchase Hynix stock. Upon completion of the Acquisition, 85% of the options granted to Dr. Huh and Mr. Hwang were surrendered. The cash value, per share, of Hynix stock at the time of the option grants was KRW5,000. Such option grants are not reflected in this table.
(2)	Includes $166,459 of salary paid to Dr. Huh by Hynix and $107,185 of salary paid to Dr. Huh by us.
(3)	Includes $26,616 bonus paid to Dr. Huh by Hynix and $96,558 bonus paid to Dr. Huh by us.
(4)	Includes (a) $483,045 for a key money deposit for Dr. Huh’s apartment lease during the period from October 8, 2004 through November 10, 2006, which deposit shall be returned to us at the end of the lease term, and (b) $23,184 for other personal benefits (including reimbursement of tuition expenses for Dr. Huh’s children and for use of a car).
(5)	Dr. Huh exercised his options to purchase 1,091,595 restricted common units of MagnaChip LLC at a price of $1.00 per unit on November 30, 2004. In connection with the exercise, Dr. Huh was entitled to a bonus of $1,083,668 to pay the exercise price of a portion of the options and an additional payment of $609,563 to cover U.S. federal income tax withholding related to such bonus.
(6)	Mr. Baker was not an employee of our company prior to the Acquisition. However, this amount includes $140,000 in fees paid to Mr. Baker for consulting services rendered in connection with matters related to the Acquisition. Also includes $100,705 in salary paid by us to Mr. Baker.
(7)	Mr. Krakauer was not an employee of our company prior to the Acquisition. However, this amount includes $100,481 in fees paid to Mr. Krakauer for consulting services rendered in connection with matters related to the Acquisition. Also includes $136,769 in salary paid by us to Mr. Krakauer.
(8)	Includes the following personal benefits paid to Mr. Krakauer for consulting services rendered in connection with matters related to the Acquisition: (a) $324,606 for prepayment of Mr. Krakauer’s housing expenses for two years; and (b) $135,450 for other personal benefits (including reimbursement of tuition expenses for Mr. Krakauer’s children, use of a car, housing search expenses, home leave flights, club fees and living expenses).
(9)	Includes $34,375 of personal benefits paid by us to Mr. Krakauer (including the use of cars, home leave flights, club fees and living expenses).

(10)	Mr. Krakauer is entitled to tax equalization payments for certain taxes incurred on amounts earned by Mr. Krakauer during fiscal year 2004. This amount has not been calculated and therefore is not included in this table.
(11)	Mr. Krakauer exercised his options to purchase 682,247 restricted common units of MagnaChip LLC at a price of $1.00 per unit on November 30, 2004. In connection with the exercise, Mr. Krakauer was entitled to a bonus of $677,293 to pay the exercise price of a portion of the options and an additional payment of $380,977 to cover U.S. federal income tax withholding related to such bonus.
(12)	Ms. Miller Nam was not an employee of our company prior to the Acquisition. However, this amount includes $358,055 in fees paid to Ms. Miller Nam’s consulting company for consulting services rendered in connection with matters related to the Acquisition. Also includes $80,388 in salary paid by us to Ms. Miller Nam.
(13)	Includes $110,547 of salary paid to Mr. Hwang by Hynix and $53,137 of salary paid to Mr. Hwang by us.
(14)	Includes $21,936 bonus paid to Mr. Hwang by Hynix and $36,526 bonus paid to Mr. Hwang by us.

Service Agreements

Dr. Youm Huh. Dr. Huh serves as the President and Chief Executive Officer of MagnaChip LLC with an initial base salary of $400,000 per year and with a target annual incentive bonus opportunity of 100% of his base salary. Dr. Huh is entitled to customary employee benefits including the cost of housing accommodations and expenses. The term of the service agreement extends for four years from October 6, 2004, with such initial term automatically extending for additional two-year periods unless written notice is given by either party prior to the termination date. In accordance with the terms of his service agreement, Dr. Huh was granted 1,091,595 immediately exercisable options for restricted common units of MagnaChip LLC at a price of $1.00 per unit. Dr. Huh exercised his options on November 30, 2004. In connection with the exercise, Dr. Huh was entitled to a bonus of $1,083,668 to pay the exercise price of a portion of the options and an additional payment of $609,563 to cover U.S. federal income tax withholding related to such bonus. All units acquired by Dr. Huh upon exercise of the options described above are subject to forfeiture or to repurchase by MagnaChip LLC upon Dr. Huh’s termination of employment. If Dr. Huh’s employment is terminated without cause or if he resigns for good reason, Dr. Huh is entitled to receive his base salary for twelve months, payment of the annual incentive bonus for the year in which the termination occurs, twelve months’ accelerated vesting on outstanding equity awards and continued participation in our benefit plans for twelve months. If such termination occurs in connection with a change-in-control, Dr. Huh is entitled to receive his base salary for two years, payment of the annual incentive bonus for the year in which the termination occurs, two years’ accelerated vesting on outstanding equity awards and continued participation in our benefit plans for two years. In the event of his termination as a result of death or disability, Dr. Huh (or his beneficiaries) will be entitled to receive payment of all salary and benefits accrued up to the date of termination and a prorated portion of the annual incentive bonus for the year in which the termination occurs. If Dr. Huh’s employment is terminated for cause or if he resigns without good reason, he will be entitled to receive payment of all salary and benefits accrued up to the date of termination and will not be entitled to any other compensation. The agreement also contains customary non-competition and non-solicitation covenants lasting two and three years, respectively, from the date of termination of employment and confidentiality covenants of unlimited duration.

Jerry Baker. Mr. Baker serves as the Executive Chairman of the Board of Directors of MagnaChip LLC with an initial annual base salary of $400,000 per year and with a target annual incentive bonus opportunity of 100% of his base salary. In addition, Mr. Baker’s air travel expenses (from his home in the United States) and home office expenses are paid by MagnaChip LLC. Mr. Baker’s employment contract is currently up for renewal. MagnaChip LLC has agreed to augment his salary and bonus but the specific terms have not been negotiated. Mr. Baker was granted 545,798 immediately exercisable options for restricted common units of MagnaChip LLC at a price of $1.00 per unit. Mr. Baker exercised his options on December 30, 2004. All units acquired by Mr. Baker upon exercise of the options are subject to forfeiture or to repurchase by MagnaChip LLC upon Mr. Baker’s termination of employment.

Robert Krakauer. Mr. Krakauer serves as Executive Vice President of Strategic Operations and Chief Financial Officer of MagnaChip LLC with an initial base salary of $375,000 per year and with a target annual incentive bonus opportunity of 80% of his base salary. Mr. Krakauer is entitled to customary employee benefits and, for so long as his place of business is located in Korea, expatriate/repatriation benefits, including relocation expenses, tax equalization payments, cost of housing accommodations and expenses. The term of the service agreement extends for three years from October 6, 2004, with such initial term automatically extending for additional one-year periods unless written notice is given by either party prior to the termination date. In accordance with the terms of his service agreement, Mr. Krakauer was granted 682,247 immediately exercisable options for restricted common units of MagnaChip LLC at a price of $1.00 per unit. Mr. Krakauer exercised his options on November 30, 2004. In connection with the exercise, Mr. Krakauer was entitled to a bonus of $677,293 to pay the exercise price of a portion of the options and an additional payment of $380,977 to cover U.S. federal income tax withholding related to such bonus. All units acquired by Mr. Krakauer upon exercise of the options are subject to forfeiture or to repurchase by MagnaChip LLC upon Mr. Krakauer’s termination of employment. If Mr. Krakauer’s employment is terminated without cause or if he resigns for good reason, Mr. Krakauer is entitled to receive his base salary for twelve months, payment of a prorated portion of the annual incentive bonus for the year in which the termination occurs and continued participation in our benefit plans for twelve months. In the event of his termination as a result of death or disability, Mr. Krakauer (or his beneficiaries) will be entitled to receive payment of all salary and benefits accrued up to the date of termination and a prorated portion of the annual incentive bonus for the year in which the termination occurs. If Mr. Krakauer’s employment is terminated for cause or if he resigns without good reason, he will be entitled to receive payment of all salary and benefits accrued up to the date of termination and will not be entitled to any other compensation. The agreement also contains customary non-competition covenants lasting until the earlier of the first anniversary of the date of termination of employment or October 6, 2007, non-solicitation covenants lasting two years from the date of termination of employment and confidentiality covenants of unlimited duration.

Victoria Miller Nam. Ms. Miller Nam serves as the Senior Vice President of Strategic Planning of MagnaChip LLC with an initial base salary of $300,000 per year and with a target annual incentive bonus opportunity of 50% of her base salary. Ms. Miller Nam is entitled to customary employee benefits. The term of the service agreement extends for three years from December 29, 2004, with such initial term automatically extending for additional one-year periods unless written notice is given by either party prior to the termination date. Ms. Miller Nam was granted 136,450 immediately exercisable options for restricted common units of MagnaChip LLC at a price of $1.00 per unit. Ms. Miller Nam exercised her options on November 30, 2004. If Ms. Miller Nam’s service is terminated without cause or if she resigns for good reason, Ms. Miller Nam will be entitled to receive her base salary for six months, payment of the annual incentive bonus in a prorated amount based on the number of days she was actually employed by us, continued participation in our benefit plans for six months and, if such a termination or resignation occurs either prior to October 1, 2005 or within the twelve month period following a change of control, restrictions lapse with respect to 25% of her restricted common units on the date of termination. In the event of her termination as a result of death or disability, Ms. Miller Nam (or her beneficiaries) will be entitled to receive payment of all salary and benefits accrued up to the date of termination and a prorated portion of the annual incentive bonus for the year in which the termination occurs. If Ms. Miller Nam’s service is terminated for cause or if she resigns without good reason, she will be entitled to receive payment of all salary and benefits accrued up to the date of termination and will not be entitled to any other compensation. The agreement also contains customary non-competition covenants lasting until the earlier of the first anniversary of the date of termination of employment or October 6, 2007, nonsolicitation covenants lasting two years from the date of termination of employment and confidentiality covenants of unlimited duration.

Tae Young Hwang. Mr. Hwang serves as Executive Vice President of Manufacturing Operations of MagnaChip LLC with an initial base salary of 220,000,000 Korean Won (equivalent to approximately $219,000 at May 31, 2005) and with discretionary bonuses in consideration of Mr. Hwang’s management performance and the outcomes of the projects Mr. Hwang leads or controls. Mr. Hwang is entitled to customary employee benefits. Mr. Hwang was granted 272,899 options for common units of MagnaChip LLC at a price of $1.00 per unit. The options become exercisable in installments beginning on September 30, 2005 and expiring on November 30, 2014. The term of the service agreement is for one year from October 6, 2004, and may be extended by mutual agreement of Mr. Hwang and MagnaChip LLC. The agreement provides for severance payments unless termination from employment is for cause.

MagnaChip LLC Equity Incentive Plans

The two MagnaChip LLC Equity Incentive Plans each provide for the award of nonstatutory options, unit appreciation rights, or SARs, and restricted unit awards to employees, consultants or non-employee directors of MagnaChip LLC and its subsidiaries. Subject to adjustment in the event of certain corporate transactions or events, the maximum aggregate number of MagnaChip units that are available for grant under the plans is 6,490,864, all of which may be granted under Magnachip’s general plan and 6,190,864 of which may be granted under Magnachip’s California-law plan. As of June 7, 2005, options to purchase 6,208,830 units were outstanding under the plans and options to purchase 282,034 units were available for future grant under the plans. Units subject to awards that expire, are forfeited or otherwise terminate will again be available for grant under the plans. The plans are administered by the board of directors.

The board of directors will determine the number of options granted to each participant, the exercise price of each option, the duration of the options (not to exceed ten years), vesting provisions and all other terms and conditions of such options. Unless otherwise determined by the board of directors, the exercise price of each option is required to be not less than the fair market value of the underlying common units subject to the option on the date of grant. The plans provide for payment of the exercise price of options in the form of cash or, subject to the discretion of the committee, MagnaChip LLC units. The plans provide that upon a termination of the option-holder’s employment or service with MagnaChip LLC or its subsidiaries, unless otherwise determined by the committee at or after grant, the exercise period for vested options will be limited, provided that vested options will be cancelled immediately upon a termination for cause.

The board of directors may elect to grant SARs to plan participants and may determine the number of common units subject to the award, the duration of the SARs (not to exceed ten years), vesting provisions and all other terms and conditions of such SARs. In no event may the base price of a SAR be less than the fair market value of the common units subject to the award on the date of grant. A termination of service or employment of the recipient will have the same effect on SARs granted under the plans as on options.

The board of directors will determine the number of restricted units offered to each participant in the plans, the purchase price of the units, the period the units are unvested and subject to forfeiture, the effect of a termination of the recipient’s employment or service and all other terms and conditions applicable to the restricted units.

The plans provide that upon a change-in-control or certain other corporate transactions, the board of directors may, on a holder by holder basis, accelerate the vesting of outstanding options, SARs or restricted units, cancel any unexercised outstanding awards in whole or in part, and/or take actions to ensure that such awards shall be honored or assumed by the successor employer or take such other reasonable actions as the board of directors shall determine.

Option Agreements

The following table sets forth certain information for the year ended December 31, 2004 with respect to grants of options to purchase units of MagnaChip LLC granted to each of the named executive officers.

	Individual Grants			Expiration date	Potential realizable value at assumed annual rates of unit price appreciation for option term (4)
	Number of securities underlying Grant	Percent of total granted to employees	Exercise or base price per option
					5%	10%
Dr. Youm Huh (1) President and Chief Executive Officer (2)	1,091,595	19.79%	$1.00	Nov. 30, 2005	1,146,175	1,200,755
Jerry Baker Executive Chairman (2)	545,798	9.89%	$1.00	Dec. 30, 2005	573,088	600,378
Robert J. Krakauer Executive Vice President, Strategic Operations and Chief Financial Officer (2)	682,247	12.37%	$1.00	Nov. 30, 2005	716,359	750,472
Victoria Miller Nam Senior Vice President, Strategic Planning (2)	136,450	2.47%	$1.00	Nov. 30, 2005	143,273	150,095
Tae Young Hwang (1)(3) Executive Vice President, Manufacturing Operations	272,899	4.95%	$1.00	Oct. 6, 2014	444,524	707,830

Footnotes:

(1)	Hynix granted Dr. Huh and Mr. Hwang 90,000 options and 26,250 options, respectively, to purchase Hynix stock. Upon completion of the Acquisition, 85% of the options granted to Dr. Huh and Mr. Hwang were surrendered. The cash value, per share, of Hynix stock at the time of the option grants was KRW5,000. Such option grants are not reflected in this table.
(2)	Options granted are exercisable for restricted common units of MagnaChip LLC.
(3)	Options granted are exercisable for common units of MagnaChip LLC.
(4)	As of December 31, 2004. The potential realizable value is calculated based on the term of the option at its time of grant (one year for grants to Dr. Huh, Mr. Baker, Mr. Krakauer, and Ms. Miller Nam and ten years for the grant to Mr. Hwang). It is calculated assuming that the fair market value of MagnaChip LLC’s common units on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated unit price. The fair market value of our common units on the date of grant was $1.00 per unit.

Option Exercises

The following table sets forth certain information regarding exercised options during the year ended December 31, 2004 and unexercised options held as of December 31, 2004 by each of the named executive officers.

			Number of securities underlying unexercised options		Value of unexercised in-the-money options
	Units acquired on exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Youm Huh President and Chief Executive Officer	1,091,595	0	—	—	—	—
Jerry Baker Executive Chairman	545,798	0	—	—	—	—
Robert J. Krakauer Executive Vice President, Strategic Operations and Chief Financial Officer	682,247	0	—	—	—	—
Victoria Miller Nam Senior Vice President, Strategic Planning	136,450	0	—	—	—	—
Tae Young Hwang Executive Vice President, Manufacturing Operations	—	—	—	272,899	—	0

Restricted Unit Subscription Agreements

On December 30, 2004, Mr. Baker exercised the options granted pursuant to his option agreement and entered into a restricted unit subscription agreement with MagnaChip LLC. On November 30, 2004, Dr. Huh and Mr. Krakauer exercised the options granted pursuant to their option agreements, paying the exercise price of the options with a special bonus, and entered into restricted unit subscription agreements with MagnaChip LLC. Also on November 30, 2004, Ms. Miller Nam exercised the options granted pursuant to her option agreement and entered into a restricted unit subscription agreement with MagnaChip LLC. Under these restricted unit subscription agreements, restrictions on the units lapse as to 25% of the units on September 30, 2005 and as to 6.25% of the units on the last day of each calendar quarter thereafter, subject to the officer’s continuous employment with MagnaChip. The restrictions lapse as to all restricted units held by Dr. Huh upon a change in control after which Dr. Huh no longer serves as the Chief Executive Officer of MagnaChip and as to all restricted units held by Mr. Krakauer upon a change in control after which Mr. Krakauer no longer serves as the Chief Financial Officer of MagnaChip. The restricted unit subscription agreements provide that the units are nontransferable and shall be subject to forfeiture upon termination of the officer’s employment. Upon termination, MagnaChip LLC may repurchase any units for which the restrictions have not lapsed for $1.00, if termination is for cause (as defined in the agreement), or for fair market value, if termination is for any other reason. The officers have the right to vote the restricted units and to receive cash dividends, provided that dividends payable in units or other securities shall have the same status as restricted units.

Security ownership of certain beneficial owners and management

The issuers are wholly owned subsidiaries of MagnaChip LLC. The following table sets forth information regarding the beneficial ownership of MagnaChip LLC as of June 8, 2005 by (i) each person or entity known to us to beneficially own more than 5% of any class of outstanding securities of MagnaChip LLC, (ii) each member of the board of directors of MagnaChip LLC, (iii) each named executive officer of MagnaChip LLC and (iv) all of the members of the board of directors and executive officers of MagnaChip LLC as a group. As of June 8, 2005, MagnaChip LLC’s outstanding securities consisted of 53,037,319.67 common units and 93,997.4364 Series B preferred units. The table does not include common units issuable upon conversion of Series B preferred units.

The amounts and percentages of common units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them.

	Common Units		Series B Preferred Units
Name of Beneficial Owner	Number	Percent	Number	Percent
Greater than 5% securityholders:
CVC(1)	17,962,521.9300	30.9%	33,716.7546	35.9%
c/o Citigroup Venture Capital Equity Partners, L.P.
399 Park Avenue, 14th Floor
New York, NY 10022
Francisco Partners(2)	17,962,521.9200	30.9%	33,716.7547	35.9%
c/o Francisco Partners, L.P.
Sand Hill Road, Suite 280
Menlo Park, CA 94025
CVC Asia Pacific(3)	9,659,710.5600	16.6%	18,131.8699	19.3%
c/o CVC Capital Partners Asia Limited
22 Grenville Street
St. Helier, Jersey JE4 8PX
Channel Islands
Hynix Semiconductor Inc.(4)	5,079,254.0000	8.7%	—	—
Hynix Youngdong Bldg. 17th F.
891 Daechi-dong, Kangnam-ku
Seoul, 135-738, Korea
Peninsula Investment Pte. Ltd.	3,636,271.0700	6.3%	6,825.5041	7.3%
255 Shoreline Drive
Suite 600
Redwood City, CA 94065
Directors and named executive officers:
Jerry M. Baker(5)(6)	682,158.1600	1.2%	255.9564	*
Dipanjan Deb(2)(7)	17,962,521.9200	30.9%	33,716.7547	35.9%
Youm Huh(5)(8)	1,182,501.7800	2.0%	170.6376	*
Tae Young Hwang	—	—	—	—
Robert J. Krakauer(5)(9)	773,153.7700	1.3%	170.6375	*
Roy Kuan(3)(10)	9,659,710.5600	16.6%	18,131.8699	19.3%
John McFarland	—	—	—	—
Victoria Miller Nam(5)	181,903.3800	*	85.3188	*
Phokion Potamianos(2)(7)	17,962,521.9200	30.9%	33,716.7547	35.9%
Paul C. Schorr IV(1)(11)(12)	17,998,884.6500	31.0%	33,785.0097	35.9%
David F. Thomas(1)(12)	18,035,247.3400	31.0%	33,853.2646	36.0%

Directors and executive officers as a group (17 persons):	48,513,559.6300	83.5%	86,452.6946	92.0%

*	Less than one percent.

Footnotes:

(1)	Includes (a) 17,630,628.4200 common units held by Citigroup Venture Capital Equity Partners, L.P., 156,381.7100 common units held by CVC Executive Fund LLC and 175,511.8000 common units held by CVC/SSB Employee Fund, L.P. and (b) 33,093.7702 Series B preferred units held by Citigroup Venture Capital Equity Partners, L.P., 293.5380 Series B preferred units held by CVC Executive Fund LLC and 329.4464 Series B preferred units held by CVC/SSB Employee Fund, L.P. Citigroup Venture Capital Equity Partners is an affiliate of Citigroup Global Markets Inc., one of the initial purchasers of the old notes and of Citicorp North America, Inc., a lender under our senior secured credit facility.
(2)	Includes (a) 16,941,762.2000 common units held by Francisco Partners, L.P., 83,423.4000 common units held by Francisco Partners Fund A, L.P., 909,067.7600 common units held by FP-MagnaChip Co-Invest, LLC and 28,268.5600 common units held by FP Annual Fund Investors, LLC and (b) 31,800.7261 Series B preferred units held by Francisco Partners, L.P., 156.5909 Series B preferred units held by Francisco Partners Fund A, L.P., 1,706.3760 Series B preferred units held by FP-MagnaChip Co-Invest, LLC and 53.0617 Series B preferred units held by FP Annual Fund Investors, LLC.
(3)	Includes (a) 3,219,903.5200 common units held by CVC Capital Partners Asia Pacific L.P., 4,048,152.3700 common units held by CVC Capital Partners Asia Pacific II L.P., 781,702.9100 common units held by CVC Capital Partners Asia Pacific II Parallel Fund—A, L.P. and 1,609,951.7600 common units held by Asia Investors LLC and (b) 6,043.9566 Series B preferred units held by CVC Capital Partners Asia Pacific L.P., 7,598.6306 Series B preferred units held by CVC Capital Partners Asia Pacific II L.P., 1,467.3043 Series B preferred units held by CVC Capital Partners Asia Pacific II Parallel Fund—A, L.P. and 3,021.9784 Series B preferred units held by Asia Investors LLC. Asia Investors LLC co-invests alongside of CVC Capital Partners Asia Pacific L.P., but is not a subsidiary of CVC Capital Partners.
(4)	Consists of a warrant exercisable for 5,079,254.0000 common units within 60 days.
(5)	The address of each of Mr. Baker, Dr. Huh, Mr. Krakauer and Ms. Miller Nam is c/o MagnaChip Semiconductor, Ltd., 1 Hyangjeong-dong, Hungduk-gu, Cheongju-si, 361-725, Korea.
(6)	Includes (a) 136,360.1600 common units held by the Baker Family Revocable Trust and 545,798.0000 restricted common units held by Mr. Baker and (b) 255.9564 Series B preferred units held by the Baker Family Revocable Trust. Restricted common units are subject to a right of repurchase by MagnaChip LLC.
(7)	Each of Mr. Deb and Mr. Potamianos is a member of management of Francisco Partners, L.P. and disclaims beneficial ownership of the units held by Francisco Partners, L.P., Francisco Partners Fund A, L.P., FP-MagnaChip Co-Invest, LLC and FP Annual Fund Investors, LLC. The address of each of Mr. Deb and Mr. Potamianos is c/o Francisco Partners, L.P., 2882 Sand Hill Road, Suite 280, Menlo Park, CA 94025.
(8)	Includes 90,906.7800 common units and 1,091,595.0000 restricted common units. Restricted common units are subject to a right of repurchase by MagnaChip LLC.
(9)	Includes (a) 54,544.0600 common units held jointly by Mr. Krakauer and his spouse, Theresa Krakauer, for which Mr. Krakauer shares voting and investment power with Theresa Krakauer, (b) 36,362.7100 common units held by the Krakauer Family Partnership, for which Mr. Krakauer shares voting and investment power with Theresa Krakauer and (c) 682,247.0000 restricted common units. Restricted common units are subject to a right of repurchase by MagnaChip LLC.
(10)	Mr. Kuan is a member of management of CVC Asia Pacific Limited, an investment advisor to the general partners of CVC Capital Partners Asia Pacific L.P., CVC Capital Partners Asia Pacific II L.P. and CVC Capital Partners Asia Pacific II Parallel Fund—A, L.P. and to Asia Investors LLC. Mr. Kuan disclaims beneficial ownership of the units held by these entities. The address of Mr. Kuan is c/o CVC Capital Partners Asia II Limited, 22 Grenville Street, St. Helier, Jersey JE4 8PX, Channel Islands.
(11)	Includes (a) 29,544.7100 common units held by BG Partners LP and 6,818.0100 common units held by BG/CVC-1 and (b) 55.4573 Series B preferred units held by BG Partners LP and 12.7978 Series B preferred units held by BG/CVC-1.
(12)	Each of Mr. Schorr and Mr. Thomas is a member of management of Citigroup Venture Capital Equity Partners, L.P. and disclaims beneficial ownership of the units held by Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC and CVC/SSB Employee Fund, L.P. The address of each of Mr. Schorr and Mr. Thomas is c/o Citigroup Venture Capital Equity Partners, L.P., 399 Park Avenue, 14th Floor, New York, NY 10022.

Certain relationships and related transactions

THE ACQUISITION

In June 2004, MagnaChip Korea entered into a business transfer agreement to purchase certain assets and assume certain liabilities of the System IC business of Hynix, which we refer to as the “Acquisition” in this prospectus. The Acquisition closed on October 6, 2004. The consideration paid in connection with the Acquisition consisted of approximately (Won)872.2 billion ($757.1 million equivalent at such date) in cash, subject to a post-closing working capital adjustment, and a warrant initially exercisable for 5,079,254 common units of MagnaChip LLC. MagnaChip Korea also agreed to guarantee up to (Won)4.7 billion ($4.1 million equivalent at such date) of loans provided by third party financial institutions to the employees transferring to us in connection with the Acquisition. The Acquisition was funded by a senior secured term loan facility and by the issuance and sale of equity interests of MagnaChip LLC to the equity sponsors.

In connection with the Acquisition, MagnaChip Korea and certain of our other subsidiaries entered into definitive agreements with Hynix regarding key raw materials, campus facilities, research and development equipment, and information technology, factory automation and back office support services. MagnaChip Korea also agreed to provide certain utilities and infrastructure support services to Hynix. The obligation to provide services under these agreements generally lasts for one to five years from the closing of the Acquisition. The obligation to provide certain services lasts indefinitely.

In addition, MagnaChip Korea entered into a wafer foundry services agreement with Hynix under which MagnaChip Korea agreed to sell and Hynix agreed to purchase a certain monthly minimum quantity of 0.18µm DRAM semiconductors until August 31, 2005. If a party fails to meet its minimum quantity obligation, it must pay the other party a make whole amount based on the shortfall. MagnaChip Korea and Hynix also entered into a photo mask supply agreement under which Hynix agreed to supply MagnaChip Korea with up to a certain maximum quantity of photo masks. This agreement is for two years from the closing of the Acquisition plus an additional year at MagnaChip Korea’s option.

In connection with the Acquisition, MagnaChip Korea also entered into a royalty-free non-exclusive cross license with Hynix which provides us with access to certain of Hynix’s intellectual property for use in the manufacture and sale of non-memory semiconductor products and provides Hynix with access to the intellectual property we acquired from Hynix. This cross license is subject to the non-competition provisions of the business transfer agreement, pursuant to which Hynix agreed not to engage in most aspects of the non-memory semiconductor business and MagnaChip Korea agreed not to engage in most aspects of the memory semiconductor business. Generally, these non-competition provisions last for three years from the closing of the Acquisition. Under a trademark license agreement, Hynix also granted to MagnaChip Korea a limited license to certain trademarks of Hynix embedded in our products.

Upon the closing of the Acquisition, MagnaChip Korea and Hynix also entered into three lease agreements. Under one agreement, MagnaChip Korea leases from Hynix approximately 11,907 square meters of exclusive-use space plus certain common- and joint-use space in several buildings, primarily warehouses, in Cheongju, Korea. Under another agreement, Hynix leases from MagnaChip Korea approximately 8,875 square meters of exclusive-use space plus certain common- and joint-use space in three buildings in Cheongju, Korea. These two leases are generally for an initial term of 20 years plus an indefinite number of renewal terms of 10 years each. Under the third agreement, MagnaChip Korea leases from Hynix approximately 1,439 square meters of exclusive-use space plus certain common-use space in a building in Ichon, Korea for a term of one year plus up to an additional two years at MagnaChip Korea’s option. Each of the leases is cancelable upon 90 days’ notice by the lessee.

ADVISORY AGREEMENTS

In connection with the Acquisition, and the related equity financing, MagnaChip Korea and MagnaChip LLC entered into advisory agreements with each of CVC Management LLC, Francisco Partners Management, LLC and CVC Capital Partners Asia Limited, which are related to CVC, Francisco Partners and CVC Asia Pacific, respectively, pursuant to which each may provide financial, advisory and consulting services to MagnaChip Korea and MagnaChip LLC. Under such agreements, each of CVC Management, Francisco Partners

Management and CVC Capital Partners Asia is entitled to receive fees billed at such firm’s customary rates for actual time spent performing such services plus reimbursement for out-of-pocket expenses or, at such firm’s option, an annual advisory fee, the amount of which is the greater of a fixed dollar amount or a percentage of the annual consolidated revenue of MagnaChip Korea and MagnaChip LLC for the last twelve months, plus out-of-pocket expenses, for the remaining term of the advisory agreement. The annual advisory fees under the agreements are as follows: CVC Management and Francisco Partners Management are each entitled to the greater of $1,379,163.42 or 0.14777% of annual consolidated revenue and CVC Capital Partners Asia is entitled to the greater of $741,673.15 or 0.07946% of annual consolidated revenue. There are no minimum levels of service required to be provided pursuant to the advisory agreements. Each advisory agreement has an initial term of ten years from the date of the Acquisition, subject to termination by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. Each advisory agreement includes customary indemnification provisions in favor of each of CVC Management, Francisco Partners Management and CVC Capital Partners Asia. In addition, CVC Management, Francisco Partners Management and CVC Capital Partners Asia were also paid one-time transaction fees of $10.0 million, $5.5 million and $3.8 million, respectively, plus fees and expenses related to the transaction, in connection with the Acquisition.

THE UNITS FINANCING

The Acquisition was funded in part by the issuance and sale of common units, Series A preferred units and Series B preferred units of MagnaChip LLC to CVC, Francisco Partners, CVC Asia Pacific, certain members of management and other investors. Part of the net proceeds of the offering of the old notes was used to redeem the Series A preferred units and a portion of the Series B preferred units. See “Capitalization” and “Description of the units.”

REDEMPTION OF PREFERRED UNITS

The MagnaChip LLC operating agreement provides for the return of amounts funded by the equity sponsors in excess of amounts required to close the Acquisition and cover expected contingencies. In December 2004, we returned $50 million of this excess funding to the equity sponsors through a redemption of a portion of the Series B preferred units of MagnaChip LLC. We retained the unused balance as part of our owners’ equity and for other general corporate purposes. Part of the net proceeds of the offering of the old notes was used to redeem an additional portion of the Series B preferred units and all of the Series A preferred units of MagnaChip LLC. See “Capitalization” and “Description of capital stock.”

PURCHASE OF NOTES

Citigroup Global Markets Inc., an affiliate of CVC acquired $40 million in principal amount of the senior subordinated notes from the initial purchasers. In connection with such acquisition, the initial purchasers did not receive a discount on their purchase of such notes, but we paid Citigroup Global Markets Inc. a placement fee equal to $1 million.

CONSULTING ARRANGEMENTS

Prior to the Acquisition, CVC paid Robert Krakauer, our Executive Vice President, Strategic Operations and Chief Financial Officer, certain fees and other benefits for consulting services rendered in connection with matters related to the Acquisition and reimbursed Mr. Krakauer for moving expenses incurred by him upon his appointment as an executive officer of MagnaChip Korea. After completion of the Acquisition, MagnaChip paid $586,674 to CVC to reimburse CVC for such payments made to Mr. Krakauer. See our “Summary Compensation Table” on page 76.

CVC paid Victoria Miller Nam’s consulting company certain fees for consulting services rendered by her in connection with matters related to the Acquisition and, following the Acquisition, the management of MagnaChip Korea. MagnaChip paid $408,951 to CVC to reimburse CVC for such payments made to Ms. Nam. See our “Summary Compensation Table” on page 76.

CVC paid Jerry Baker, our Executive Chairman, certain fees for consulting services rendered by him in connection with matters related to the Acquisition. After completion of the Acquisition, MagnaChip paid $140,000 to CVC to reimburse CVC for such payments made to Mr. Baker. See our “Summary Compensation Table” on page 76.

Description of the units

MagnaChip LLC Series A Preferred Units and Series B Preferred Units

MagnaChip LLC’s limited liability company operating agreement provides that MagnaChip LLC may issue 60,000 Series A preferred units and 550,000 Series B preferred units. As of June 8, 2005, 2005, no Series A preferred units, and 93,997.4364 Series B preferred units, remained issued and outstanding.

The Series A preferred units have an original issue price of $1,000 per unit, and with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to the Series B preferred units and the common units and all other classes of equity securities of MagnaChip LLC. The Series A preferred units are entitled to semi-annual cash dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, and accrue at a rate of 14% per unit per annum on the $1,000 issue price, compounded semi-annually. Accrued dividends if not paid on the semiannual dividend payment date thereafter accrue additional dividends in respect thereof.

When dividends are not paid in full upon the Series A preferred units and any other units ranking on a parity as to dividends with the Series A preferred units, all dividends paid upon Series A preferred units and any other units ranking on a parity as to dividends with the Series A preferred units must be paid pro rata. Except as provided in the preceding sentence, unless full cumulative dividends on the Series A preferred units have been paid, no dividends may be declared or set aside for payment upon any other units of MagnaChip LLC ranking on a parity with the Series A preferred units as to dividends.

Upon liquidation, dissolution or winding up of MagnaChip LLC, holders of Series A preferred units will be entitled to receive out of the legally available assets of MagnaChip LLC, before any amount shall be paid to holders of any other class of security ranking junior to the Series A preferred units (including the Series B preferred units and the common units), an amount equal to $1,000 in cash per unit plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution. If such available assets are insufficient to pay the holders of all outstanding Series A preferred units in full, the entire assets and funds of MagnaChip LLC legally available for distribution must be distributed ratably among holders of the Series A preferred units.

On or after the ninth anniversary of the issuance of the Series A preferred units, or on or after the twentieth anniversary of the issuance of the Series A preferred units in the event that MagnaChip LLC becomes treated as a corporation for federal tax purposes, the holders of a majority of the then outstanding Series A preferred units will have the right to elect to have MagnaChip LLC redeem all outstanding Series A preferred units, at a price per unit equal to $1,000 plus accrued and unpaid dividends to the date of redemption. MagnaChip LLC may redeem at its option, in whole or in part, the Series A preferred units at any time at a price per unit equal to $1,000 plus accrued and unpaid dividends to the date of redemption, unless MagnaChip LLC becomes treated as a corporation for federal tax purposes, in which case MagnaChip LLC’s right to redeem is tolled for twenty years.

The Series A preferred units may be converted, in whole or in part, into common interests at MagnaChip LLC’s option upon or concurrently with the first underwritten public offering of MagnaChip LLC’s common interests provided that the proceeds of such public offering amount to at least $30,000,000 in gross proceeds to MagnaChip LLC. The number of common interests deliverable upon conversion of a Series A preferred unit is an amount equal to $1,000 plus full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, divided by the per common interest price to the public (less underwriting discounts and commissions) for common interests in MagnaChip LLC’s first public offering. If MagnaChip LLC does not elect to convert all of the Series A preferred units into common interests, each holder of Series A preferred units may convert such holder’s Series A preferred units, at such holder’s option upon or concurrently with MagnaChip LLC’s first public offering, in whole or in part, into common interests according to the formula above.

Generally, except in the case of proposed changes to the dividends payable or in the case of changes to MagnaChip LLC’s limited liability company operating agreement that adversely affect the relative rights and preferences of the Series A preferred units, the Series A preferred units are not entitled to vote on any matter submitted to a vote of the members. On any matters on which the holders of the Series A preferred units are entitled to vote, they are entitled to one vote for each unit held and the vote of the majority of outstanding units is required to take action. In no event will the issuance of any series of preferred units that is senior to, on a parity with or junior to the Series A preferred units or has a redemption date earlier than the Series A preferred units be deemed to adversely affect the rights and preferences of the Series A preferred units.

Under the securityholders’ agreement among MagnaChip LLC, the equity sponsors and the other parties thereto, if CVC and Francisco Partners together propose (i) to transfer not less than 50% of each of their respective initial ownership of any class or series of certain securities to a third party or (ii) a transfer in which certain securities to be transferred by CVC and Francisco Partners, plus certain securities to be transferred by the securityholders other than CVC and Francisco Partners pursuant to the drag-along right, constitute more than 50% of outstanding number of certain securities in a particular class or series to a third party, or (iii) a sale of all or substantially all of the assets of MagnaChip LLC to a third party (any of (i), (ii) or (iii), a “Compelled Sale”), CVC and Francisco Partners together may at their option require all other securityholders to sell the drag-along portion of such class or series of certain securities then held by every other securityholder for the same consideration per unit of the relevant class of security and otherwise on the same terms and conditions as CVC and Francisco Partners. The drag-along right terminates upon the third anniversary of the first public offering.

The Series B preferred units have similar provisions to the Series A preferred units, aside from the following exceptions:

•	With respect to dividend rights, the dividend rate for Series B preferred units is 10% and the Series B preferred units are junior to the Series A preferred units.

•	Series B preferred units are junior to the preference rights on liquidation of the Series A preferred units.

•	The mandatory redemption right for the Series B preferred units is based on the fourteenth anniversary date of issuance and holders of the Series B preferred units will not be entitled to exercise the mandatory redemption right during the time any Series A preferred units remain outstanding.

MagnaChip LLC Common Units

MagnaChip LLC’s limited liability company operating agreement provides that MagnaChip LLC may issue 65,000,000 common units. There were 53,037,319.67 common units outstanding as of June 8, 2005. MagnaChip LLC has reserved an aggregate of 6,490,864 common units for issuance to current and future directors, employees and consultants of MagnaChip LLC and its subsidiaries pursuant to MagnaChip’s Equity Incentive Plan, 6,208,830 of which are subject to outstanding options and 282,034 of which were available for future issuance as of June 8, 2005. The holders of common units are entitled to one vote for each unit held of record on all matters submitted to a vote of the members, including the election of directors of the Board of Directors of MagnaChip LLC. Pursuant to the securityholders’ agreement, holders of common units agreed to elect directors selected by certain equity sponsors. See “Management—Board Composition.”

Warrant to Purchase Common Units

In connection with the Acquisition, MagnaChip LLC issued to Hynix a warrant to purchase 5,079,254 common units at an exercise price of $1.00 per unit. The number of units subject to the warrant and the exercise price are subject to customary anti-dilution adjustments. The warrant may be exercised at any time, in whole or in part, until the expiration date. The warrant expires at the earlier of October 6, 2006 and 45 days after MagnaChip LLC provides written notice to Hynix that MagnaChip LLC is filing a registration statement providing for the first underwritten public offering of common equity interests. However, CVC and Francisco Partners, in connection with a sale of 50% or more of each of their common units, or the total outstanding common units or of all or substantially all of the assets of MagnaChip LLC, can require Hynix to exercise the warrant for its pro rata portion of such transaction and sell the common units received upon exercise at the same price as the other securityholders; provided further that Hynix may elect to cancel the warrant if the exercise price would be higher than the sale price.

Description of other obligations

THE REVOLVING CREDIT FACILITY

Senior Secured Credit Facility

The following discussion is a summary of certain terms and conditions relating to our senior secured credit facility. The following discussion is a summary and is not complete and is subject in its entirety by reference to the actual provisions of the agreements referred to below.

General

Concurrently with the issuance of the old notes on December 23, 2004, we entered into a new senior secured credit agreement with a syndicate of banks, financial institutions and other entities including UBS Loan Finance LLC, among others, as lenders, UBS Securities LLC, as arranger, UBS AG, Stamford Branch, as administrative agent (the “Agent”) and priority lien collateral agent, providing for a $100 million senior secured revolving credit facility (i) to benefit our operating and manufacturing subsidiaries, especially MagnaChip Korea, (ii) to fund intercompany loans to MagnaChip Korea (through MagnaChip Semiconductor B.V.) and (iii) to pay fees, commissions and expenses in connection with the senior secured credit facility. Additional lenders may become parties to the senior secured credit facility agreement from time to time. The senior secured credit facility is the senior secured obligation of MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company and will terminate five years after December 23, 2004.

Security

MagnaChip LLC and each of its current and (to the extent legally permissible) future direct and indirect subsidiaries are or will be guarantors of the senior secured credit facility (except for IC Media Japan Kaioushiki Kaisha and Shanghai Ximei Corporation). The senior credit facility is secured on a first-priority basis, directly or through one or more secured guarantees, by collateral that principally consists of (i) substantially all of the owned real property and equipment of MagnaChip Korea, (ii) substantially all of the assets of each of the guarantors located in Hong Kong, the British Virgin Islands, the Cayman Islands, the United States and the United Kingdom, (iii) material patents and trademarks owned by MagnaChip Korea (exclusive of any jointly owned intellectual property) and (iv) the intercompany loans owing by and among MagnaChip LLC and its subsidiaries, in each case subject to certain exceptions. The senior secured credit facility is also secured by pledges of the stock of the subsidiaries of MagnaChip LLC that are guarantors.

Interest

Loans made under the senior secured credit facility bear interest, at the option of MagnaChip LLC, at LIBOR or the higher of the corporate base rate of the Agent (or if higher the federal funds rate plus  1/2%) plus a margin based on the ratio of consolidated indebtedness of MagnaChip LLC to its consolidated EBITDA. Such margin is currently 2.5% for LIBOR based loans and 1.50% for base rate based loans.

We currently pay commitment fees at a rate equal to 0.50% per year on the unused portion of the senior secured credit facility.

Prepayment

In certain circumstances, loans outstanding under the senior secured credit facility must be prepaid with the proceeds of asset sales and other dispositions and, casualty and condemnation proceeds. In addition, in the event proceeds of asset sales and casualty and condemnation proceeds are not reinvested into the business within a certain specified period of time, the amount of such uninvested proceeds will permanently reduce the outstanding commitments available under the senior secured credit facility.

Covenants

The senior secured credit facility agreement contains certain customary covenants and restrictions for a facility of this type in respect of the future maintenance and conduct of the business.

The senior secured credit facility also contains financial covenants including, but not limited to:

(1) requiring us to maintain a minimum coverage of interest expense; and

(2) requiring us to maintain a minimum leverage ratio.

Borrowings under the senior secured credit facility are subject to significant conditions, including compliance with the financial ratios included in the senior secured credit agreement and the absence of any material adverse change.

KEB Facility

MagnaChip Korea remains obligated under the senior credit facility it entered into with certain institutional lenders and the Korean Exchange Bank (“KEB”), as agent, for all loans which may not be prepaid prior to one year following the date such loan is made; however, its only obligations under the loan agreement are to make payments on such loans (and reimbursements with respect to any letters of credit still outstanding thereunder) and to maintain the cash collateral it has pledged to secure such obligations. It has been released from all other material covenant obligations under the loan agreement and liens on all other collateral securing such loans have been released.

A portion of the indebtedness under the KEB credit facility is not prepayable prior to October 7, 2005. In order to secure the payment of such debt when prepayment is permitted and to provide for the release of the liens and certain covenants in the loan agreement, MagnaChip Korea has deposited with KEB, as agent, as collateral for the outstanding loans an amount equal to $110.4 million as of April 3, 2005. This amount includes all principal to become due plus an assumed amount of interest and a premium of 0.25% of the principal amount, or if higher, 111% of the principal amount. Any amount not required to prepay the loans on the date permitted for prepayment will be returned to MagnaChip Korea.

Exchange offer

Purpose and Effect of the Exchange Offer

In connection with the issuance of the old notes on December 23, 2004, we entered into registration rights agreements with the initial purchasers of the old notes in which we agreed to commence the exchange offer. Copies of the registration rights agreements are an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreements, we agreed to file and cause to become effective a registration statement with respect to an offer to exchange the old notes for the new notes. We also agreed to use all commercially reasonable efforts to cause the exchange offer to be consummated within 240 days following the original issuance of the old notes, with limited exception. We are making the exchange offer to comply with our contractual obligations under registration rights agreements. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the old notes will terminate. In addition, each broker-dealer that receives new notes for its own account in exchange for the old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must represent that it will deliver a prospectus in connection with any resale of such new notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of the old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, which together constitute the exchange offer, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date unless we extend the exchange offer as described in this prospectus. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. The old notes may be tendered only in integral multiples of $1,000. The new notes will be delivered on the earliest practicable date following the exchange date.

Interest on the new notes will accrue from the last payment date on which interest was paid on the old notes surrendered in exchange therefor or, if no interest has been paid on the old notes surrendered, from December 23, 2004. Accordingly, holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from December 23, 2004. Old notes accepted for exchange will not accrue interest from the last payment date on which interest was paid on the old notes or, if no interest was paid on the old notes surrendered, December 23, 2004. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of accrued interest on such old notes otherwise payable on any interest payment date which occurs on or after the consummation of the exchange offer.

The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except:

•	the offer and sale of the new notes will have been registered under the Securities Act, and thus the new notes generally will not be subject to the restrictions on transfer applicable to the old notes or bear restrictive legends;

•	the new notes will not be entitled to registration rights under the registration rights agreements; and

•	the new notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indentures that authorized the issuance of the old notes. Consequently, each series of old notes and the corresponding series of new notes will be treated as a single series of debt securities under the applicable indenture. For a description of the indentures, see “Description of the new second priority notes” and “Description of the new senior subordinated notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange and not withdrawn. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Securities and Exchange Commission (SEC). Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the new notes from us and delivering the new notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of the old notes.

Holders that tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. You should read “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005. We can extend the exchange offer in our sole discretion, in which case the term “expiration date” means the latest date and time to which we extend the exchange offer. If we decide to extend the exchange offer, we will then delay acceptance of any old notes by giving notice of an extension as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. We will return any old notes not accepted for exchange to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions.” We may decide to waive any of the conditions in our discretion. Furthermore, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. By press release or other public announcement, we will give oral or written notice of any extension, amendment, non-acceptance or termination as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

We reserve the right to amend the terms of the exchange offer in any manner. If we amend the exchange offer in a manner that we determine constitutes a material change, we will disclose the amendment by means of a prospectus supplement. If we make such a material change less than five to ten business days, depending on the significance of the amendment, before the expiration of the exchange offer, we will extend the offer so that you have at least five to ten business days to tender or withdraw. We will notify you of any extension of the exchange offer by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Conditions

Despite any other term of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes and, as described below, may terminate the exchange offer, or may waive any of the conditions to or amend the exchange offer, if the exchange offer, in our judgment, is not available or may not be completed in a timely manner because it would violate a law, statute, rule, or regulation, order, or SEC staff interpretation.

These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them. If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “—Expiration of the Exchange Offer; Extensions; Amendments” above. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any old notes tendered and will not issue new notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under “—Procedures for Tendering” and “Plan of Distribution”; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

Procedures for Tendering

Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with all applicable procedures of The Depository Trust Company, or DTC, and either:

•	complete, sign and date the letter of transmittal we have forwarded to you along with this prospectus, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder an agent’s message, which is a computer-generated message to the exchange agent in which the holder of the old notes acknowledges receipt of and agrees to be bound by and to make all of the representations contained in the letter of transmittal, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive the old notes along with a letter of transmittal for each series of notes being tendered; or

•

with respect to the old notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC and an agent’s message, in accordance with DTC’s Automated Tender Offer Program, or ATOP, procedures for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of the old notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

The tender by a holder that is not validly withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by the holder, the holder should fill in the applicable box of the letter transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If the old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use a nationally recognized U.S. overnight delivery service or a hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes, bond powers, certificates or separate written instruments of transfer or exchange are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons must so indicate when signing. Unless we waive this requirement, they must also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	the old notes or a timely book-entry confirmation that the old notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the old notes from the exchange agent at its offices listed under “—Exchange Agent.” By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of old notes will represent to us that, among other things:

•	any new notes to be received by the holder will be acquired in the ordinary course of its business;

•	the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes;

•	the holder is not our “affiliate” (as defined in Rule 405 under the Securities Act) or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the holder is a broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of these new notes;

•	if the holder is a broker-dealer, that it did not purchase the old notes to be exchanged for the new notes from us in the initial offering of the old notes; and

•	the holder is not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

DTC Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

With respect to the old notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize the DTC ATOP procedures to tender old notes.

With respect to the old notes, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the old notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery;

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter(s) of transmittal, or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent.”

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

•	where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless the withdrawing holder is an eligible guarantor institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those old notes will be credited to an account maintained with DTC, for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described under “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under “—Exchange Agent.”

Resale of New Notes

Under existing interpretations of the Securities Act by the staff of the SEC contained in several “no-action” letters to third parties, and subject to the immediately following sentence, we believe that the new notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act (subject to certain representations required to be made by each holder of old notes, as set forth under “Exchange offer—Procedures for Tendering”). However, any holder of old notes that is one of our “affiliates” (as defined in Rule 405 under the Securities Act), that does not acquire the new notes in the ordinary course of business, that intends to distribute the new notes as part of the exchange offer, or that is a broker-dealer who purchased old notes from us in the initial offering of the old notes for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (1) will not be able to rely on the interpretations of the staff of the SEC and (2) in the absence of any exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

With regard to broker-dealers, only broker-dealers that acquired the old notes for their own accounts as a result of market-making activities or other trading activities may participate in the exchange offer. Each such broker-dealer that receives new notes for its own account in exchange for the old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please see “Plan of distribution” for more details regarding the transfer of new notes.

Exchange Agent

The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

To: The Bank of New York

By Mail (Registered or Certified Mail is recommended), Courier or Hand:

Corporate Trust Operations—Reorganization Unit

101 Barclay Street—7 East

New York, N.Y. 10286

Attn: Mr. David Mauer

By Facsimile Transmission (for Eligible Institutions Only):

(212) 298-1915

Confirm by Telephone:

(212) 815-3687

Delivery of a letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by facsimile transmission, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, less unamortized discount, as reflected in our accounting records on the date of exchange. As the terms and conditions of the new notes and the old notes are virtually identical, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Consequences of Failure to Tender

All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally, the old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only in accordance with all applicable securities laws of the states of the United States and other jurisdictions and either:

•	to a person who the seller reasonably believes is a Qualified Institutional Buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A;

•	in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available);

•	to an Institutional Accredited Investor in a transaction exempt from the registration requirements of the Securities Act;

•	pursuant to an effective registration statement under the Securities Act; or

•	to us (upon redemption or otherwise).

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

Description of the new second priority notes

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “MagnaChip” or the “Company” refers only to MagnaChip Semiconductor S.A. and not to any of its subsidiaries.

The term “Issuers” refers collectively to MagnaChip and MagnaChip Semiconductor Finance Company (“Finance Company”), which is a wholly-owned subsidiary of MagnaChip as of the Issue Date. “US LLC” refers to MagnaChip Semiconductor LLC (USA). Each of MagnaChip Semiconductor SA Holdings LLC (USA) and MagnaChip Semiconductor, Inc. (USA) is a direct subsidiary of US LLC. US LLC and MagnaChip Semiconductor S.A. Holdings LLC (USA) own all of the equity interests in MagnaChip.

Each of US LLC, MagnaChip Semiconductor SA Holdings LLC (USA) and MagnaChip Semiconductor, Inc. (USA) will be a Guarantor of the second priority notes and will be treated as a “Restricted Subsidiary” (as defined) of MagnaChip for all purposes under the indenture.

The Issuers issued the old floating rate second priority notes and old fixed rate second priority notes under, and the new floating rate second priority notes and new fixed rate second priority notes will be subject to, an indenture among MagnaChip, Finance Company, the Guarantors and The Bank of New York, as trustee. The terms of the new second priority notes are the same as the terms of the old second priority notes, and will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, except that:

•	the new notes will be registered under the Securities Act of 1933, as amended;

•	the new notes will not bear legends restricting their transfer under the Securities Act; and

•	holders of the new notes are not entitled to certain rights under the registration rights agreement.

The security documents and the intercreditor agreement referred to below under the caption “—Security” define the terms of the security interests that will secure the second priority notes.

The following description is a summary of the material provisions of the indenture, the security documents and the intercreditor agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the security documents and the intercreditor agreement because they, and not this description, define your rights as holders of the second priority notes. Copies of the indenture, the security documents and the intercreditor agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

The new floating rate second priority notes and the old floating rate second priority notes are treated as one series of notes under the indenture. Likewise, the new fixed rate second priority notes and the old fixed rate second priority notes are treated as one series of notes under the indenture. References in the following summary to the notes should be read to incorporate the old notes and the new notes.

The floating rate second priority notes and fixed rate second priority notes are pari passu in right of payment with each other and will be secured equally and ratably with each other.

Brief Description of the Second Priority Notes and the Note Guarantees

The Second Priority Notes

The second priority notes will:

•	be general senior obligations of the Issuers;

•	be secured on a second-priority lien basis by substantially all of the assets of US LLC and its Subsidiaries that secure the Senior Credit Agreement on a first-priority lien basis, other than the Excluded Assets;

•	rank effectively junior in right of payment to any Indebtedness of the Issuers that is (i) secured by first priority liens on the assets securing the second priority notes, including the first-priority liens securing the Senior Credit Agreement, or (ii) secured by assets that are not part of the Collateral securing the second priority notes, in each case, to the extent of the value of the assets securing such Indebtedness;

•	will be effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of US LLC and its Subsidiaries subject to those Permitted Prior Liens;

•	rank equally in right of payment with all existing and future senior Indebtedness of the Issuers, including borrowings under the Senior Credit Agreement;

•	rank senior in right of payment to all subordinated Indebtedness of the Issuers, including the Issuers’ senior subordinated notes; and

•	will be unconditionally guaranteed by the Guarantors.

The Second Priority Note Guarantees

The second priority notes will be unconditionally guaranteed (the “Guarantees”) on a senior secured basis by the Guarantors.

Each Guarantee will:

•	be a general obligation of the Guarantor;

•	will be secured on a second-priority basis, equally and ratably with all obligations of that Guarantor under the second priority notes and any other future Parity Lien Debt, by Liens on all of the assets of that Guarantor other than the Excluded Assets, subject to the Liens securing that Guarantor’s guarantee of the Senior Credit Agreement obligations and any other Priority Lien Debt and other Permitted Prior Liens;

•	be effectively junior, to the extent of the value of the Collateral, to that Guarantor’s guarantee of the Senior Credit Agreement and any other Priority Lien Debt, which will be secured on a first-priority basis by the same assets of that Guarantor that secure the second priority notes and by certain other assets of that Guarantor that do not secure the second priority notes;

•	be effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Prior Liens;

•	rank equal in right of payment with all existing and future senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.

Pursuant to the indenture, MagnaChip will be permitted to designate additional Indebtedness as Priority Lien Debt, subject to the Priority Lien Cap. MagnaChip also will be permitted to incur additional Indebtedness as Parity Lien Debt subject to the covenants described below under “Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Covenants—Liens.”

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries” and Guarantors. The second priority notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of MagnaChip’s present or future Subsidiaries that are not Guarantors. However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the second priority notes.

Finance Company

Finance Company is a Delaware corporation and a wholly owned subsidiary of MagnaChip that has been formed for the purpose of facilitating the offering of the second priority notes by acting as co-issuer. Finance Company will be nominally capitalized and will not have any operations or revenues. As a result, prospective purchasers of the second priority notes should not expect Finance Company to participate in servicing the interest and principal obligations on the notes. See “—Certain Covenants—Restrictions on Activities of Finance Company.”

Principal, Maturity and Interest

The Issuers initially issued $500.0 million in aggregate principal amount of second priority notes, of which $300.0 million consisted of the floating rate second priority notes and $200.0 million consisted of the fixed rate second priority notes. The Issuers may issue additional floating rate second priority notes and additional fixed rate second priority notes under the indenture from time to time after this offering in an unlimited principal amount. Any issuance of additional floating rate second priority notes or fixed rate second priority notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The floating rate second priority notes and any additional floating rate second priority notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The fixed rate second priority notes and any additional fixed rate second priority notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The floating rate second priority notes, including any additional floating rate second priority notes, and the fixed rate second priority notes, including any additional fixed rate second priority notes, will be treated as separate classes for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue the second priority notes in denominations of $1,000 and integral multiples of $1,000. The second priority notes will mature on December 15, 2011.

Interest on the floating rate second priority notes will accrue at a rate equal to the LIBOR Rate plus 3.25%. The LIBOR Rate will be reset quarterly. The LIBOR Rate for the quarterly period ending on June 30, 2005 is 3.41%. Interest on the floating rate second priority notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing on March 15, 2005. MagnaChip will make each interest payment to the holders of record on the March 1, June 1, September 1 and December 1 immediately preceding the next interest payment date. Interest on the floating rate second priority notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the floating rate second priority notes.

Interest on the fixed rate second priority notes will accrue at the rate of 6 7/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2005. MagnaChip will make each interest payment to the holders of record on the June 1 and December 1 immediately preceding the next interest payment date. Interest on the fixed rate second priority notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the fixed rate second priority notes.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In no event will the interest rate on the second priority notes be higher than the maximum rate permitted by law, if any.

Methods of Receiving Payments on the Notes

If a holder of second priority notes has given wire transfer instructions to MagnaChip, MagnaChip will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s second priority notes in accordance with those instructions. All other payments on the second priority notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless MagnaChip elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Second Priority Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and MagnaChip or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange second priority notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of second priority notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any second priority note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of second priority notes to be redeemed.

Additional Amounts

All payments made by the Issuers under or with respect to the second priority notes or any of the Guarantors on its Guarantee will be made without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Issuers or any Guarantor (including any successor entity), is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made (each, a “Tax Jurisdiction”), will at any time be required to be made from or Taxes imposed directly on any Holder or beneficial owner of the second priority notes on any payments made by the Issuers under or with respect to the second priority notes or any of the Guarantors with respect to any Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the Issuers or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding or deduction will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Tax imposed by the United States or by any political subdivision or taxing authority thereof or therein;

(2) any Taxes which would not have been imposed but for any present or former connection between the Holder or the beneficial owner of the second priority notes, such as being a citizen or resident or national of, incorporated in or carrying on a business, and the relevant Taxing Jurisdiction in which such Taxes are imposed (other than by the mere holding of such note or enforcement of rights thereunder or the receipt of payments in respect thereof) or any other connection arising as a result of the holding of the second priority notes;

(3) any Taxes that are imposed or withheld as a result of the failure of the Holder or beneficial owner of the second priority notes to comply with any written request, made to that Holder or beneficial owner in writing at least 30 days before any such withholding or deduction would be payable, by the Issuers or any of the Guarantors or any other Person through whom payment may be made to provide timely or accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes;

(4) any Note presented for payment (where a second priority note is in the form of a definitive second priority note and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

(5) any estate, inheritance, gift, sale, transfer, personal property or similar tax or assessment;

(6) any Taxes withheld, deducted or imposed on a payment to an individual and which are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive; or

(7) any combination of items (1) through (6) above.

The Issuers and the Guarantors will also pay and indemnify the holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any jurisdiction in which the Issuers or any Guarantor (including any successor entity) is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein on the execution, delivery, registration or enforcement of any of the second priority notes, the indenture, any Guarantee, or any other document or instrument referred to therein, or the receipt of any payments with respect to the second priority notes or the Guarantees.

If either Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the second priority notes or any Guarantee, the relevant Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the relevant Issuer or the relevant Guarantor shall notify the Trustee promptly thereafter) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officers’ certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The relevant Issuer or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

The relevant Issuer or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The relevant Issuer or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The relevant Issuer or the relevant Guarantor will furnish to the Holders, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the relevant Issuer or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

Whenever in the Indenture or in this “Description of Second Priority Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the second priority notes or of principal, interest or of any other amount payable under, or with respect to, any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Second Priority Note Guarantees

The Issuers’ Obligations under the second priority notes will be jointly and severally guaranteed on a senior secured basis by the Guarantors. As of the date of the indenture all of our Subsidiaries will be Guarantors. Each

Guarantee will be secured by second priority liens on any Collateral owned by the Guarantor. The Guarantees will be pari passu in right of payment with all existing and future senior Indebtedness of the Guarantors and will be effectively junior to any debt of any Guarantor that is either (1) secured by a Lien on the Collateral that is senior or prior to the second priority liens securing the Guarantees, including the Priority Liens or (2) secured by assets that are not part of the Collateral securing the second priority notes, in each case, to the extent of the value of the assets securing that collateral. The Obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Except as provided in agreements governing MagnaChip’s other Indebtedness and in “Certain Covenants” below, MagnaChip is not restricted from selling or otherwise disposing of any of the Equity Interests of the Guarantors.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than MagnaChip or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantees and the registration rights agreement pursuant to a supplemental indenture and appropriate collateral documents satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantees of a Guarantor will be released:

(1) in connection with any liquidation or sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) MagnaChip or a Restricted Subsidiary of MagnaChip, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture or is made in connection with an enforcement of a Priority Lien;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) MagnaChip or a Restricted Subsidiary of MagnaChip, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if MagnaChip designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Security

The obligations of the Issuers with respect to the notes, the obligations of the Guarantors under the guarantees, all other Parity Lien Obligations and the performance of all other obligations of the Issuers, the Guarantors and the other Restricted Subsidiaries under the Note Documents will be secured equally and ratably by second-priority Liens in the Collateral granted to the Parity Lien Collateral Agent for the benefit of the holders of the Parity Lien Obligations. These Liens will be junior in priority to the Liens securing Priority Lien Obligations and to all other Permitted Prior Liens. The Liens securing Priority Lien Obligations will be held by the Priority Lien Collateral Agent or the Collateral Trustee. The Collateral Trustee will hold the rights with respect to the guarantees and liens granted from MagnaChip Semiconductor, Ltd. and will be responsible for enforcing the same in accordance with directions from the Priority Lien Collateral Agent and, after the Discharge of Priority Lien Obligations, the Parity Lien Collateral Agent, as detailed in the intercreditor agreement. The Collateral securing Parity Lien Obligations comprises all of the assets of MagnaChip and the other Pledgors, other than the Excluded Assets.

Intercreditor Agreement

On December 23, 2004, the Pledgors entered into an intercreditor agreement with the Priority Lien Collateral Agent, the Priority Lien Credit Agreement Agent, the Parity Lien Collateral Agent and the trustee. The intercreditor agreement sets forth the terms of the relationship between the holders of Priority Liens and the holders of Parity Liens.

Restrictions on Enforcement of Parity Liens

Until the Discharge of Priority Lien Obligations, the holders of loans made under the Senior Credit Agreement and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral. Neither the Parity Lien Collateral Agent, nor the trustee nor the holders of notes or other Parity Lien Obligations may take any action to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral. Notwithstanding the foregoing, the trustee at the direction of the holders of notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of other Permitted Prior Liens, direct the Parity Lien Collateral Agent:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

(3) as necessary to perfect or establish the priority (subject to Priority Liens and other Permitted Prior Liens) of the Parity Liens upon any Collateral; provided that the trustee and the holders of Parity Lien Obligations may not require the Parity Lien Collateral Agent to take any action to perfect any Collateral through possession or control; or

(4) as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral; provided that the trustee and the holders of Parity Lien Obligations may not require the Collateral Trustee or the Parity Lien Collateral Agent to take any action to create, prove, preserve or protect any Collateral through possession or control.

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” until the Discharge of Priority Lien Obligations, none of the holders of notes or other Parity Lien Obligations, the Parity Lien Collateral Agent or any Parity Lien Representative will:

(1) request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

(2) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations or any Priority Lien Representative in any insolvency or liquidation proceedings;

(3) oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

(5) challenge the validity, enforceability, perfection or priority of the Priority Liens.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against an Issuer or any other Pledgor in accordance with applicable law; provided that, by accepting a note, each holder of notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “—Insolvency or Liquidation Proceedings.”

At any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of MagnaChip or any other Pledgor or (b) the Parity Lien Collateral Agent and each Parity Lien Representative have received written notice from the Priority Lien Collateral Agent or any Priority Lien Representative at the direction of an Act of Required Debtholders stating that (i) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Documents to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no distribution of securities or other assets received with respect to any insolvency or liquidation proceedings of any Pledgor and no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by MagnaChip or any other Pledgor to the Parity Lien Collateral Agent, any Parity Lien Representative, any holder of notes or any other holder of Parity Lien Obligations (including, without limitation, payments and prepayments made for application to Parity Lien Obligations and all other payments and deposits made pursuant to any provision of the indenture, the notes, the Guarantees or any other Parity Lien Document).

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” all proceeds of Collateral (including any distributions of securities or other assets with respect to any insolvency or liquidation proceedings of any Guarantor) received by the Collateral Trustee or the Parity Lien Collateral Agent, any Parity Lien Representative or any holder of Parity Lien Obligations at any time prior to the Discharge of Priority Lien Obligations in violation of the immediately preceding paragraph will be held by the Collateral Trustee, the Parity Lien Collateral Agent, the applicable Parity Lien Representative or the applicable holder of Parity Lien Obligations for the account of the holders of Priority Liens and remitted or otherwise appropriately delivered to any Priority Lien Representative upon demand by such Priority Lien Representative. The Parity Liens will remain attached to and, subject to the provisions described under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the Collateral Trustee, the Parity Lien Collateral Agent, any Parity Lien Representative, the holders of notes and the other holders of Parity Lien Obligations not in violation of the immediately preceding paragraph will be received by the Collateral Trustee, the Parity Lien Collateral Agent, such Parity Lien Representative or such holder of Parity Lien Obligations free from the Priority Liens and all other Liens except the Parity Liens.

Waiver of Right of Marshalling

The intercreditor agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of notes and other Parity Lien Obligations, each Parity Lien Representative and the Parity Lien Collateral Agent may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (in their capacity as priority lienholders). Following the Discharge of Priority Lien Obligations, the holders of Parity Lien Obligations and any Parity Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations.

Insolvency or Liquidation Proceedings

If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Required Debtholders consent to any order:

(1) for use of cash collateral;

(2) approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3) granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

(4) relating to a sale of assets of MagnaChip or any other Pledgor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;

then, the holders of notes and other Parity Lien Obligations, in their capacity as holders of secured claims, and each Parity Lien Representative will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by the holders of notes or other Parity Lien Obligations or a Parity Lien Representative for the grant to the Parity Lien Collateral Agent, for the benefit of the holders of notes and other Parity Lien Obligations, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, coextensive in all respects with, but subordinated (as set forth herein under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens”) to, such Lien and all Priority Liens on such property.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against MagnaChip or any other Pledgor in accordance with applicable law; provided that, by accepting a note, each holder of notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the second paragraph of the provisions described above under the caption “—Restrictions on Enforcement of Parity Liens” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

The holders of notes or other Parity Lien Obligations or any Parity Lien Representative will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:

(1) they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

Order of Application

Distributions by the Priority Lien Collateral Agent

The intercreditor agreement provides that if any Collateral is sold or otherwise realized upon by the Priority Lien Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Priority Lien Collateral Agent in the Priority Lien Security Documents, the proceeds received by the Priority Lien Collateral Agent from such foreclosure, collection or other enforcement will be distributed by the Priority Lien Collateral Agent in the following order of application:

FIRST, to the payment of all amounts payable under the Priority Lien Documents on account of the Collateral Trustee’s and the Priority Lien Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee and the Priority Lien Collateral Agent or any co-trustee or agent of the Priority Lien Collateral Agent in connection with any Priority Lien Security Document;

SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon;

THIRD, to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

FOURTH, to the payment of all amounts payable under the Parity Lien Documents on account of the Collateral Trustee’s (to the extent not payable pursuant to FIRST above) fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee and the Parity Lien Collateral Agent or any co-trustee or agent of the Parity Lien Collateral Agent in connection with any security document;

FIFTH, to the respective Parity Lien Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt); and

SIXTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to MagnaChip or the applicable Pledgor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

Distributions by the Parity Lien Collateral Agent

Notwithstanding the preceding paragraph, if, following the Discharge of Priority Lien Obligations, any Collateral is sold or otherwise realized upon by the Collateral Trustee or the Parity Lien Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Trustee or the Parity Lien Collateral Agent in the security documents, the proceeds received by the Collateral Trustee or the Parity Lien Collateral Agent from such foreclosure, collection or other enforcement will be distributed by the Parity Lien Collateral Agent in the following order of application:

FIRST, to the payment of all amounts payable under the Parity Lien Documents on account of the Collateral Trustee’s and the Parity Lien Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee and the Parity Lien Collateral Agent or any co-trustee or agent of the Parity Lien Collateral Agent in connection with any security document; and SECOND, in accordance with clauses FIFTH and SIXTH of the provisions described above under the caption “—Distributions by the Priority Lien Collateral Agent.”

If any Parity Lien Representative or any holder of a Parity Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with the paragraph above, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such Parity Lien Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the Priority Lien Collateral Agent, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with the provisions set forth above under this caption “—Order of Application.” Until so delivered, such proceeds will be held by that Parity Lien Representative or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien.

The provisions set forth above under this caption “—Order of Application” are section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative, the Priority Lien Collateral Agent as holder of Priority Liens and the Parity Lien Collateral Agent as holder of Parity Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Collateral Agent, the Parity Lien Collateral Agent and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

Release of Liens on Collateral

The intercreditor agreement provides that the Priority Liens and the Parity Liens on the Collateral will be released:

(1) in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2) as to any Collateral that is sold, transferred or otherwise disposed of by MagnaChip or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) MagnaChip or a Restricted Subsidiary of MagnaChip in a transaction or other circumstance that complies with the “Asset Sale” provisions of the indenture and is permitted by all of the other Secured Debt Documents or that is made in connection with an enforcement of a Priority Lien, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Parity

Lien Collateral Agent’s Liens upon the Collateral will not be released if the sale or disposition (other than a sale or disposition made in connection with an enforcement of a Priority Lien) is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3) as to a release of less than all or substantially all of the Collateral, if consent to the release of all Priority Liens on such Collateral has been given by an Act of Required Debtholders; and

(4) as to a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) MagnaChip has delivered an officers’ certificate to the Priority Lien Collateral Agent and the Parity Lien Collateral Agent certifying that all such necessary consents have been obtained.

The security documents provide that the Liens securing the Secured Debt will extend to the proceeds of any sale of Collateral. As a result, the Parity Lien Collateral Agent’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

Release of Liens in Respect of Notes

The indenture and the intercreditor agreement provide that the Parity Lien Collateral Agent’s Parity Liens upon the Collateral will no longer secure the second priority notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of the second priority notes and such Obligations to the benefits and proceeds of the Parity Lien Collateral Agent’s Parity Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge;”

(2) upon a Legal Defeasance or Covenant Defeasance of the second priority notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance;”

(3) upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the second priority notes are paid in full and discharged; or

(4) in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “Amendment, Supplement and Waiver.”

Amendment of Priority Lien Security Documents

The intercreditor agreement provides that no amendment or supplement to the provisions of any Priority Lien Security Document will be effective without the approval of the Priority Lien Collateral Agent acting as directed by the Required Priority Lien Debtholders, except that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Priority Lien Debt that was otherwise permitted by the terms of the Priority Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Priority Liens or the rights of the Priority Lien Collateral Agent therein will become effective when executed and delivered by MagnaChip or any other applicable Pledgor party thereto and the Priority Lien Collateral Agent;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Priority Lien Obligations:

(a) to vote its outstanding Priority Lien Debt as to any matter described as subject to direction by the Required Priority Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Required Priority Lien Debtholders”),

(b) to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral, or

(c) to require that Priority Liens be released only as set forth in the provisions described above under the caption “—Release of Liens on Collateral”, will become effective without the consent of the requisite percentage or number of holders of each Series of Priority Lien Debt so affected under the applicable Priority Lien Document;

(3) no amendment or supplement that imposes any obligation upon the Priority Lien Collateral Agent or any Priority Lien Debt Representative or adversely affects the rights of the Priority Lien Collateral Agent or any Priority Lien Representative, in its individual capacity as such, will become effective without the consent of the Priority Lien Collateral Agent or such Priority Lien Representative.

Any amendment or supplement to the provisions of the Priority Lien Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Priority Lien Documents referenced above under the caption “—Release of Liens on Collateral.”

Amendment of Security Documents

The intercreditor agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the Parity Lien Collateral Agent acting as directed by the Required Parity Lien Debtholders, except that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Parity Lien Debt that was otherwise permitted by the terms of the Parity Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Parity Lien Collateral Agent therein will become effective when executed and delivered by MagnaChip or any other applicable Pledgor party thereto and the Parity Lien Collateral Agent;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Obligations:

(a) to vote its outstanding Parity Lien Debt as to any matter described as subject to direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Required Parity Lien Debtholders”),

(b) to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral, or

(c) to require that Parity Liens be released only as set forth in the provisions described above under the caption “—Release of Liens on Collateral,” will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document; and

(3) no amendment or supplement that imposes any obligation upon the Parity Lien Collateral Agent or any Parity Debt Representative or adversely affects the rights of the Parity Lien Collateral Agent or any Parity Lien Representative, respectively, in its individual capacity as such will become effective without the consent of the Parity Lien Collateral Agent or such Parity Lien Representative, respectively.

Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only in accordance with the requirements set forth in the intercreditor agreement or other applicable Parity Lien Document referenced above under the caption “—Release of Liens on Collateral.”

Any amendment or supplement that results in the Parity Lien Collateral Agent’s Liens upon the Collateral no longer securing the second priority notes and the other Obligations under the indenture may only be effected in accordance with the provisions described above under the caption “—Release of Liens in Respect of Notes.”

The intercreditor agreement provides that, notwithstanding anything to the contrary under the caption “—Amendment of Security Documents,” but subject to clauses (2) and (3) above:

(1) any mortgage or other security document that secures Parity Lien Obligations (but not Priority Lien Obligations) may be amended or supplemented with the approval of the Parity Lien Collateral Agent acting as directed in writing by the Required Parity Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the intercreditor agreement or the other Priority Lien Documents; and

(2) any amendment or waiver of, or any consent under, any provision of the intercreditor agreement or any other security document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any holder of Parity Lien Obligations and without any action by MagnaChip or any other Pledgor or any holder of notes or other Parity Lien Obligations.

Notwithstanding the foregoing, without the consent of any party, the Trustee, the Collateral Trustee or the Parity Lien Collateral Agent may, and, if requested by any of the foregoing, the Issuers shall, appoint one or more co-trustees, separate trustees or agents to hold or perfect the lien and security interest in any collateral in any jurisdiction in which the Trustee, the Collateral Trustee or the Parity Lien Collateral Agent, as applicable, is either not qualified to do business or in the exercise of its sole discretion, declines to act.

Voting

In connection with any matter under the intercreditor agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will vote the total amount of Secured Debt under that Series as a block in respect of any vote under the intercreditor agreement.

Bailee for Perfection

Solely for purposes of perfecting the Parity Liens of the Parity Lien Collateral Agent in any portion of the Collateral in the possession of the Priority Lien Collateral Agent (or its agents or bailees) as part of the collateral securing the Priority Lien Obligations including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities or money, the Priority Lien Collateral Agent and the Priority Lien Representatives acknowledge that the Priority Lien Collateral Agent also holds that property as bailee for the benefit of the Parity Lien Collateral Agent for the benefit of the holders of Parity Lien Obligations.

Delivery of Collateral and Proceeds of Collateral

Following the Discharge of Priority Lien Obligations, the Priority Lien Collateral Agent will, to the extent permitted by applicable law, deliver to (1) the Parity Lien Collateral Agent, or (2) such other person as a court of competent jurisdiction may otherwise direct, (a) any Collateral held by, or on behalf of, the Priority Lien Collateral Agent or any holder of Priority Lien Obligations, and (b) all proceeds of Collateral held by, or on behalf of, the Priority Lien Collateral Agent or any holder of Priority Lien Obligations, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or guarantee or other supporting obligation for any Priority Lien Debt or Parity Lien Debt, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

The indenture provides that, notwithstanding:

(1) anything to the contrary contained in the security documents;

(2) the time of incurrence of any Series of Parity Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens:

(a) all Parity Liens granted at any time by MagnaChip or any other Pledgor will secure, equally and ratably, all present and future Parity Lien Obligations; and

(b) all proceeds of all Parity Liens granted at any time by MagnaChip or any other Pledgor will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations.

This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the Parity Lien Collateral Agent as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Parity Lien Collateral Agent and the trustee at the time of incurrence of such Series of Parity Lien Debt.

Ranking of Parity Liens

The indenture provides that, notwithstanding:

(1) anything to the contrary contained in the security documents;

(2) the time of incurrence of any Series of Secured Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens at any time granted by MagnaChip or any other Pledgor will be subject and subordinate to all Priority Liens securing Priority Lien Obligations up to the Priority Lien Cap.

The provisions under the caption “—Ranking of Parity Liens” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representatives and the Priority Lien Collateral Agent as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Parity Lien

Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Collateral Agent and each Priority Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

In addition, the provisions under the caption “—Ranking of Parity Liens” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the second priority notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights

Nothing in the Note Documents will:

(1) impair, as MagnaChip and the holders of the notes, the obligation of MagnaChip to pay principal of, premium and interest and Liquidated Damages, if any, on the second priority notes in accordance with their terms or any other obligation of MagnaChip or any other Pledgor;

(2) affect the relative rights of holders of notes as against any other creditors of MagnaChip or any other Pledgor (other than holders of Priority Liens, Permitted Prior Liens or other Parity Liens);

(3) restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions “—Intercreditor Agreement—Restrictions on Enforcement of Parity Liens” or “—Intercreditor Agreement—Insolvency and Liquidation Proceedings”);

(4) restrict or prevent any holder of notes or other Parity Lien Obligations, the Parity Lien Collateral Agent or any Parity Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) “—Intercreditor Agreement—Restrictions on Enforcement of Parity Liens” or (b) “—Intercreditor Agreement—Insolvency and Liquidation Proceedings”; or

(5) restrict or prevent any holder of notes or other Parity Lien Obligations, the Parity Lien Collateral Agent or any Parity Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a) “—Intercreditor Agreement—Restrictions on Enforcement of Parity Liens” or (b) “—Intercreditor Agreement—Insolvency and Liquidation Proceedings.”

Compliance with Trust Indenture Act

The indenture provides that MagnaChip will comply with the provisions of TIA §314.

To the extent applicable, MagnaChip will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of MagnaChip except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary in this paragraph, MagnaChip will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

The indenture and the security documents provide that MagnaChip and each of the other Pledgors will do or cause to be done all acts and things that may be required, or that the Parity Lien Collateral Agent from time to time may reasonably request, to assure and confirm that the Parity Lien Collateral Agent holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Parity Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the second priority notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents.

Upon the reasonable request of the Parity Lien Collateral Agent or any Parity Lien Representative at any time and from time to time, MagnaChip and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Parity Lien Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations.

Notwithstanding the foregoing, neither MagnaChip nor any of the other Pledgors shall be required to do or cause to be done any act or thing to the extent such Pledgor would not be required by the terms of the Senior Credit Facility to do or cause to be done such act or thing in order to assure or confirm that the collateral agent thereunder holds, for the benefit of the lenders thereunder, duly created and enforceable and perfected liens upon the collateral thereunder or to create, perfect, protect, assure or enforce the liens and benefits intended to be conferred thereunder for the benefit of the lenders thereunder.

MagnaChip and the other Pledgors will:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions) as is customary with companies in the same or similar businesses operating in the same or similar locations;

(3) maintain such other insurance as may be required by law;

(4) maintain title insurance to the extent required by the Senior Credit Agreement on all real property Collateral insuring the Parity Lien Collateral Agent’s Parity Lien on that property, subject only to Permitted Prior Liens and other exceptions to title approved by the Parity Lien Collateral Agent; and

(5) maintain such other insurance as may be required by the security documents.

Optional Redemption

Floating Rate Second Priority Notes

On or after December 15, 2005, MagnaChip may redeem all or a part of the floating rate second priority notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the floating rate second priority notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below, subject to the rights of holders of floating rate second priority notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2005	103.000%
2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to December 15, 2005, MagnaChip may on any one or more occasions redeem up to 35% of the aggregate principal amount of floating rate second priority notes issued under the indenture (including any additional notes issued after the date of the indenture) at a redemption price of 100% of the principal amount thereof, plus the LIBOR Rate in effect on the date of the redemption notice, plus 3.25%, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings or a contribution to MagnaChip’s common equity capital made with the net cash proceeds of a concurrent Public Equity Offering of common stock of US LLC or any of its Subsidiaries; provided that:

(1) at least 65% of the aggregate principal amount of floating rate second priority notes originally issued under the indenture (excluding notes held by MagnaChip and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Public Equity Offering or equity contributions.

Notwithstanding the foregoing, at any time prior to December 15, 2005, MagnaChip may also redeem all or a part of the floating rate second priority notes (including any additional notes issued after the date of the indenture), upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Floating Rate Second Priority Notes Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

The term “Floating Rate Second Priority Notes Applicable Premium” means the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 15, 2005, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through December 15, 2005, assuming that the LIBOR Rate in effect on the date of the redemption notice would be the LIBOR Rate in effect through December 15, 2005 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the LIBOR Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

Unless MagnaChip defaults in the payment of the redemption price, interest will cease to accrue on the floating rate second priority notes or portions thereof called for redemption on the applicable redemption date.

Fixed Rate Second Priority Notes

On or after December 15, 2008, MagnaChip may redeem all or a part of the fixed rate second priority notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the fixed rate second priority notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning December 15, 2008, subject to the rights of holders of fixed rate second priority notes on the relevant record date to receive interest due on the relevant interest payment date.

Year	Percentage
2008	103.438%
2009	101.719%
2010 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to December 15, 2007, MagnaChip may on any one or more occasions redeem up to 35% of the aggregate principal amount of fixed rate second priority notes issued under the indenture (including any additional notes issued after the date of the indenture) at a redemption price of 106.875% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings or a contribution to MagnaChip’s common equity capital made with the net cash proceeds of a concurrent Public Equity Offering of common stock of US LLC or any of its Subsidiaries; provided that:

(1) at least 65% of the aggregate principal amount of fixed rate second priority notes originally issued under the indenture (including any additional notes issued after the date of the indenture) (excluding notes held by MagnaChip and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Public Equity Offering or equity contributions.

Notwithstanding the foregoing, at any time prior to December 15, 2008, MagnaChip may also redeem all or a part of the fixed rate second priority notes (including any additional notes issued after the date of the indenture), upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Fixed Rate Second Priority Notes Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

The term “Fixed Rate Second Priority Notes Applicable Premium” means the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 15, 2008, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through December 15, 2008, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

Unless MagnaChip defaults in the payment of the redemption price, interest will cease to accrue on the fixed rate second priority notes or portions thereof called for redemption on the applicable redemption date.

Redemption for Changes in Taxes

The Issuers may redeem each series of the second priority notes, in whole but not in part, at their discretion at any time at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date fixed by the Issuers for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the second priority notes, the Issuers has or would be required to pay Additional Amounts, and the Issuers cannot avoid any such payment obligation taking reasonable measures available to them, as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced as formally adopted and which becomes effective on or after the date of the Indenture

(or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or

(2) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally adopted and becomes effective on or after the date of the indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the indenture).

The Issuers will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Issuers would be obligated to make such payment or withholding if a payment in respect of the second priority notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the second priority notes pursuant to the foregoing, the Issuers will deliver the Trustee an opinion of counsel, the choice of such counsel to be subject to the prior written approval of the Trustee (such approval not to be unreasonably withheld) to the effect that there has been such change or amendment which would entitle the Issuers to redeem the second priority notes hereunder and the Issuers cannot avoid any obligation to pay Additional Amounts taking reasonable measures available.

Mandatory Redemption

MagnaChip is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of second priority notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the second priority notes repurchased to the date of purchase subject to the rights of holders of second priority notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the second priority notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all second priority notes or portions of second priority notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all second priority notes or portions of second priority notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the second priority notes properly accepted together with an officers’ certificate stating the aggregate principal amount of second priority notes or portions of second priority notes being purchased by MagnaChip.

The paying agent will promptly mail to each holder of second priority notes properly tendered the Change of Control Payment for such second priority notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new second priority note equal in principal amount to any unpurchased portion of the second priority notes surrendered, if any. MagnaChip will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the second priority notes to require that the Issuers repurchase or redeem the second priority notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all second priority notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of MagnaChip and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of second priority notes to require the Issuers to repurchase its second priority notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of MagnaChip and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) MagnaChip (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by MagnaChip or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on US LLC’s most recent consolidated balance sheet, of MagnaChip or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the second priority notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary arrangement that releases MagnaChip or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by MagnaChip or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by MagnaChip or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than a Sale of Collateral, MagnaChip (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of US LLC;

(3) to make a capital expenditure;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) any combination of (1) – (4) of this paragraph.

In the case of clauses (2) and (4) MagnaChip will also comply with its obligations above if it enters into a binding commitment to acquire such assets or Capital Stock within the required time frame above, provided that such binding commitment shall be subject only to customary conditions and such acquisition shall be consummated within six months from the date of signing such binding commitment. Pending the final application of any Net Proceeds pursuant to this paragraph, MagnaChip and the Restricted Subsidiaries may apply such Net Proceeds to temporarily reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral or from a Casualty Event, MagnaChip (or the Restricted Subsidiary that owned those assets, as the case may be) may apply those Net Proceeds to purchase other long-term assets that would constitute Collateral or to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto. MagnaChip will also comply with its obligations set forth in the preceding sentence if it enters into a binding commitment to acquire such assets within the 365 days time frame, provided that such binding commitment shall be subject only to customary conditions and such acquisition shall be consummated within six months from the date of signing such binding commitment. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second and third paragraphs of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, within 30 days thereof, MagnaChip will make an Asset Sale Offer to all holders of second priority notes and all holders of other Indebtedness that is pari passu with the second priority notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of second priority notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (or, in respect of such other pari passu Indebtedness of MagnaChip, such lesser price, if any, as may be provided for by the terms of such pari passu Indebtedness), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, MagnaChip may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of second priority notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the second priority notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

MagnaChip will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of second priority notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, MagnaChip will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing MagnaChip’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the second priority notes. The exercise by the holders of second priority notes of their right to require MagnaChip to repurchase the second priority notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on MagnaChip. In the event a Change of Control or Asset Sale occurs at a time when MagnaChip is prohibited from purchasing second priority notes, MagnaChip could seek the consent of its lenders to the purchase of second priority notes or could attempt to refinance the borrowings that contain such prohibition. If MagnaChip does not obtain a consent or repay those borrowings,

MagnaChip will remain prohibited from purchasing second priority notes. In that case, MagnaChip’s failure to purchase tendered second priority notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, MagnaChip’s ability to pay cash to the holders of second priority notes upon a repurchase may be limited by MagnaChip’s then existing financial resources. See “Risk Factors—We may be unable to purchase the notes upon a change of control offer.”

Selection and Notice

If less than all of the second priority notes are to be redeemed at any time, the trustee will select second priority notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No second priority notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of second priority notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the second priority notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any second priority note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that second priority note that is to be redeemed. A new second priority note in principal amount equal to the unredeemed portion of the original second priority note will be issued in the name of the holder of notes upon cancellation of the original second priority note. Second priority notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on second priority notes or portions of second priority notes called for redemption.

Certain Covenants

Incurrence of Indebtedness and Issuance of Preferred Stock

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and MagnaChip and US LLC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries (other than US LLC) to issue any shares of preferred stock; provided, however, that MagnaChip and US LLC may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for US LLC’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by MagnaChip and any Restricted Subsidiary of additional revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of MagnaChip and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $100.0 million or (y) as of the date of the incurrence, the aggregate of (i) 85% of the book value, net of reserves, of all accounts receivable owned by MagnaChip and its Restricted Subsidiaries, as shown on US LLC’s most recent consolidated balance sheet prepared in accordance with GAAP, as of the end of the most recent fiscal quarter preceding such date, plus (ii) 50% of the book value of all inventory, net of reserves, owned by MagnaChip and its Restricted Subsidiaries, as shown on US LLC’s most recent consolidated balance sheet prepared in accordance with GAAP, as of the end of the most recent fiscal quarter preceding such date, plus (iii) $20.0 million; less the aggregate amount of all Net Proceeds of Asset Sales or Casualty Events applied by MagnaChip or any of the Restricted Subsidiaries after the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder, in each case as to Indebtedness incurred under this clause (1) of the definition of Permitted Debt and as to Net Proceeds applied pursuant to clause (1) of the second paragraph of the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by MagnaChip and any Restricted Subsidiary of up to $100.0 million under one or more debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (but not including by means of sales of debt securities to institutional investors) in whole or in part from time to time; less the aggregate amount of all Net Proceeds of Asset Sales or Casualty Events applied by MagnaChip or any of the Restricted Subsidiaries after the date of the indenture to repay any term Indebtedness under debt facilities or commercial paper facilities or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder, in each case as to Indebtedness incurred under this clause (2) of the definition of Permitted Debt and as to Net Proceeds applied pursuant to clause (1) of the second paragraph of the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales”;

(3) the incurrence by MagnaChip and its Restricted Subsidiaries of the Existing Indebtedness;

(4) the incurrence on the Issue Date by MagnaChip and the Guarantors of Indebtedness represented by the old second priority notes and the old senior subordinated notes and the indenture and guarantees thereof by the Guarantors and the related new notes described herein;

(5) the incurrence by MagnaChip or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of MagnaChip or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Equity interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed the greater of (a) $25.0 million at any time outstanding and (b) 5% of Total Assets as shown on US LLC’s most recent consolidated balance sheet prepared in accordance with GAAP;

(6) the incurrence by MagnaChip or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (3), (4), (5), (6) or (14) of this paragraph;

(7) the incurrence by MagnaChip or any of its Restricted Subsidiaries of intercompany Indebtedness between or among MagnaChip and any of its Restricted Subsidiaries; provided, however, that:

(a) if MagnaChip or any Guarantor is the obligor on such Indebtedness and the payee is not MagnaChip or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of MagnaChip, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than MagnaChip or a Restricted Subsidiary of MagnaChip and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either MagnaChip or a Restricted Subsidiary of MagnaChip, will be deemed, in each case, to constitute an incurrence of such Indebtedness by MagnaChip or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the issuance by any Guarantor to MagnaChip or to any other Guarantor of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than MagnaChip or a Guarantor; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either MagnaChip or a Guarantor,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Guarantor that was not permitted by this clause (8);

(9) the incurrence by MagnaChip or any Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10) the guarantee by MagnaChip or any of the Guarantors of Indebtedness of MagnaChip or a Restricted Subsidiary of MagnaChip that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the second priority notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11) the incurrence of Indebtedness by MagnaChip or any of its Restricted Subsidiaries in the form of performance bonds, completion guarantees and surety or appeal bonds entered into by MagnaChip or any of its Restricted Subsidiaries in the ordinary course of their business;

(12) the incurrence of Indebtedness by MagnaChip or any of its Restricted Subsidiaries owed to any Person in connection with worker’s compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to MagnaChip or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(13) the incurrence by MagnaChip or any of the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) Indebtedness of MagnaChip or any Restricted Subsidiary issued to any of its directors, employees, officers or consultants or a Restricted Subsidiary in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the second priority notes, is not secured by any of the assets of MagnaChip or the Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the second priority notes and Refinancing Indebtedness of the Indebtedness, in an aggregate principal amount which, when added with the amount of Indebtedness Incurred under this clause (14) and then outstanding, does not exceed $5.0 million;

(15) the incurrence by MagnaChip or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $25.0 million;

(16) the incurrence of Indebtedness by MagnaChip or any of the Restricted Subsidiaries arising from agreements of MagnaChip or any of the Restricted Subsidiaries providing for adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of MagnaChip LLC;

(17) Indebtedness of a Restricted Subsidiary organized outside the United States or Korea incurred to finance the working capital of such Restricted Subsidiary, in an aggregate principal amount at any time outstanding not to exceed $30.0 million; and

(18) Indebtedness incurred by MagnaChip or any of the Restricted Subsidiaries constituting reimbursement obligations under letters of credit issued in the ordinary course of business, including, without limitation, letters of credit to procure raw materials or relating to workers’ compensation claims or self-insurance, or other Indebtedness relating to reimbursement-type obligations regarding workers’ compensation claims.

MagnaChip will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of MagnaChip or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the second priority notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of MagnaChip solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, MagnaChip, in its sole discretion, will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, and the accrual of dividends on Disqualified Stock or preferred stock, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of US LLC as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that MagnaChip or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Restricted Payments

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of MagnaChip’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MagnaChip or any of its Restricted Subsidiaries) or to the direct or indirect holders of MagnaChip’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments, or distributions payable in Equity Interests (other than Disqualified Stock) of MagnaChip, any of its direct or indirect parent entities or any of its Restricted Subsidiaries and other than dividends, payments, or distributions payable to MagnaChip, any of its direct or indirect parent entities or a Restricted Subsidiary of MagnaChip);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving MagnaChip) any Equity Interests of US LLC;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of MagnaChip or any Restricted Subsidiary that is contractually subordinated to the second priority notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among MagnaChip, any of its direct or indirect parent entities that is a Guarantor and any of its Restricted Subsidiaries that is a Guarantor), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) MagnaChip would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MagnaChip and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (5), (6), (8), (9), (10) and (11) of the next succeeding paragraph) is less than the sum, without duplication of:

(a) 50% of the Consolidated Net Income of US LLC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of US LLC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds or Fair Market Value of assets (as to which an opinion or appraisal issued by an accounting, appraisal or investment bank firm of national standing shall be required if the Fair Market Value exceeds $15.0 million) received by MagnaChip or any of the

Restricted Subsidiaries since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of MagnaChip or any of the Restricted Subsidiaries (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of MagnaChip or any of the Restricted Subsidiaries that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of US LLC); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of MagnaChip designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of MagnaChip’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 100% of any dividends received by MagnaChip or a Restricted Subsidiary of MagnaChip after the date of the indenture from an Unrestricted Subsidiary of US LLC, to the extent that such dividends were not otherwise included in the Consolidated Net Income of US LLC for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) dividends or advances made with the proceeds of the second priority notes to any direct or indirect parent of MagnaChip, the proceeds of which are used by such Person to redeem its preferred equity interests as described in the prospectus and made within 90 days of the Issue Date; provided, that such dividends or advances shall be excluded from the calculation of the amount of Restricted Payments;

(3) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the second priority notes pursuant to the covenant described under “Change of Control” above, any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that (A) at the time of such purchase or redemption no Event of Default shall have occurred and be continuing (or would result therefrom); (B) MagnaChip would be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” after giving pro forma effect to such Restricted Payment and the Change of Control; and (C) such purchase or redemption shall be included in the calculation of the amount of Restricted Payments;

(4) any purchase or redemption of Disqualified Stock of MagnaChip or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of MagnaChip or a Restricted Subsidiary which is permitted to be incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(5) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of MagnaChip) of, Equity Interests of MagnaChip (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to MagnaChip; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(6) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of MagnaChip or any Restricted Subsidiary that is contractually subordinated to the second priority notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(7) payments to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MagnaChip, any Restricted Subsidiary of MagnaChip, or any direct or indirect parent of MagnaChip held by any current or former officer, director or employee of MagnaChip or any of its Restricted Subsidiaries or any direct or indirect Parent of MagnaChip pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7,000,000 plus the amount of cash proceeds from any key man life insurance; provided, further, that such amount may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of MagnaChip and, to the extent contributed to MagnaChip, Equity Interests of any of MagnaChip’s direct or indirect parent corporations, in each case to current or former members of management, directors, managers or consultants of MagnaChip, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph.

(8) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of MagnaChip or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10) any purchase or redemption of Subordinated Obligations from Net Proceeds upon completion of an Asset Sale Offer; provided, however, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; provided, further, that MagnaChip could, on the date of such transaction after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(11) Permitted Tax Payments;

(12) the repurchase of, or payments in lieu of, fractional shares of Equity Interests in an amount not to exceed $200,000 in the aggregate; and

(13) other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by MagnaChip or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of MagnaChip whose resolution with respect thereto will be delivered to the trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (13) above or is entitled to be made pursuant to the first paragraph of this covenant, MagnaChip shall be permitted, in its sole discretion to classify (but not later reclassify) such Restricted Payment in any manner that complies with this covenant.

Liens

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to MagnaChip or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to MagnaChip or any of its Restricted Subsidiaries;

(2) make loans or advances to MagnaChip or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to MagnaChip or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and any other agreements, including the Credit Facilities, as in effect on the Issue Date and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the second priority notes and the Note Guarantees, the intercreditor agreement and the security documents;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by MagnaChip or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted to be incurred under the Indenture so long as the restrictions solely restrict the transfer of the property governed by the security agreements or mortgages;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of MagnaChip’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13) any restriction in any agreement that is not more restrictive than the restrictions under the terms of the Senior Credit Agreement as in effect on the date of the indenture.

Merger, Consolidation or Sale of Assets

MagnaChip will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not MagnaChip is the surviving Person); or (2) sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of MagnaChip and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) MagnaChip is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than MagnaChip) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of South Korea, Luxembourg, the Netherlands, Bermuda, the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than MagnaChip) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of MagnaChip under the second priority notes, the security documents, the indenture and the registration rights agreement;

(3) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) MagnaChip or the Person formed by or surviving any such consolidation or merger (if other than MagnaChip), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) if the merging corporation is organized and existing under the laws of South Korea and the Successor Company is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or if the merging corporation is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company is organized and existing under the laws of South Korea (any such event, a “Foreign Jurisdiction Merger”), MagnaChip shall have delivered to the trustee an opinion of counsel that the holders of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be taxed in the same manner and on the same amounts and at the same times as would have been the case if the transaction had not occurred; and

(6) in the event of a Foreign Jurisdiction Merger, MagnaChip shall have delivered to the trustee an opinion of counsel from South Korea or other applicable jurisdiction that (A) any payment of interest or principal under or relating to the second priority notes or the Note Guarantees will, after the consolidation, merger, conveyance, transfer or lease of assets, be exempt from the Taxes described under “—Redemption Upon Changes in Withholding Taxes” and (B) no other taxes on income, including capital gains, will be payable by holders of the second priority notes under the laws of South Korea or any other jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes relating to the acquisition, ownership or disposition of the notes, including the receipt of interest or principal thereon, provided that the holder does not use or hold, and is not deemed to use or hold the second priority notes in carrying on a business in South Korea or other jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of MagnaChip with an Affiliate solely for the purpose of reincorporating MagnaChip in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among MagnaChip and any Restricted Subsidiary or the Restricted Subsidiaries.

Transactions with Affiliates

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of MagnaChip (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to MagnaChip or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MagnaChip or such Restricted Subsidiary with an unrelated Person; and

(2) MagnaChip delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of MagnaChip set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of MagnaChip; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion by (A) a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial standpoint, to MagnaChip and the Restricted Subsidiaries or (B) an accounting or appraisal firm nationally recognized in making determinations of this kind that such Affiliate Transaction is on terms that are not less favorable to MagnaChip and the Restricted Subsidiaries than the terms that could be obtained in an arms-length transaction from a Person that is not an Affiliate.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, stock options, stock ownership plans, officer or director indemnification agreement or any similar arrangement entered into by MagnaChip or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among MagnaChip and/or the Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of MagnaChip) that is an Affiliate of MagnaChip solely because MagnaChip owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees;

(5) any issuance of Equity Interests (other than Disqualified Stock) of US LLC or any of its Subsidiaries to Affiliates of such Person;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7) transactions pursuant to any contract or agreement (including the Advisory Agreements) with MagnaChip or any of the Restricted Subsidiaries in effect on the Issue Date, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not less favorable in any material respect to MagnaChip and the Restricted Subsidiaries than the original agreement as in effect on the Issue Date;

(8) the Note Guarantees;

(9) transactions pursuant to or under the Securityholders’ Agreement, The MagnaChip LLC Equity Incentive Plan, the Restricted Unit Agreements or the Option Agreements as in effect on the Issue Date or any similar agreement or any amendment, modification or replacement of the Securityholders’ Agreement, The MagnaChip LLC Equity Incentive Plan, Restricted Unit Agreements or the Option Agreements or similar agreement; provided that the terms of such amendment, modification or replacement are not more disadvantageous to the holders of the second priority notes in any material respect than the terms contained in the Securityholders’ Agreement, The MagnaChip LLC Equity Incentive Plan, the Restricted Unit Agreements or the Option Agreements, as the case may be, as in effect on the Issue Date;

(10) the payment of management, consulting and advisory fees and related expenses made pursuant to the Advisory Agreements and the payment of other customary management, consulting and advisory fees and related expenses to the Principals and any of their respective Affiliates in connection with transactions of US LLC or its Subsidiaries or pursuant to any management, consulting, financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which fees and expenses are made pursuant to arrangements approved by the Board of Directors of US LLC or such Subsidiary in good faith;

(11) the provision by an Affiliate of commercial banking or lending services or other similar services on terms that are no less favorable to MagnaChip or the relevant Restricted Subsidiary than those that would have been obtained by an unaffiliated party and that are approved in good faith by the Board of Directors;

(12) loans or advances to employees directors, officers or consultants (i) in the ordinary course of business or (ii) otherwise not to exceed $5.0 million in the aggregate at any one time outstanding; and

(13) Permitted Tax Payments.

Business Activities

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to MagnaChip and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If MagnaChip or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the date of the indenture, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary; provided, further, in the event MagnaChip or a Restricted Subsidiary forms or otherwise acquires, directly or indirectly, a Subsidiary organized under the laws of a jurisdiction other than the United States and such jurisdiction prohibits by law, regulation or order such Subsidiary from becoming a Guarantor, MagnaChip shall use all commercially reasonable efforts (including pursuing required waivers) over a period up to one year, to have such Subsidiary become a Guarantor; provided, however, that MagnaChip shall not be required to use such commercially reasonable efforts with respect to such Subsidiaries for more than a one-year period or such shorter period as it shall determine in good faith that it has used all commercially reasonable efforts and if MagnaChip or such Subsidiary is unable during such period to obtain an enforceable Guarantee in such jurisdiction, then such Subsidiary shall not be required to provide a Guarantee of the second priority notes pursuant to the Note Guarantee so long as such Subsidiary does not Guarantee any other Indebtedness of MagnaChip and its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of MagnaChip may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently operated by MagnaChip Semiconductor Ltd. be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by MagnaChip and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by MagnaChip. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of MagnaChip may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of MagnaChip as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of MagnaChip as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” MagnaChip will be in default of such covenant. The Board of Directors of MagnaChip may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of MagnaChip; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MagnaChip of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence and be continuing following such designation.

Payments for Consent

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of second priority notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the second priority notes unless such consideration is offered to be paid and is paid to all holders of the second priority notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Restrictions on Activities of Finance Company

Finance Company will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that Finance Company may be a co-obligor or guarantor with respect to Indebtedness if MagnaChip is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by MagnaChip, Financing Corp. or one or more Guarantors.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any second priority notes are outstanding, MagnaChip will furnish to the holders of second priority notes and the initial purchasers or cause the trustee to furnish to the holders of notes and the initial purchasers, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if MagnaChip were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if MagnaChip were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on US LLC’s consolidated financial statements by US LLC’s certified independent accountants. In addition, following the consummation of the exchange offer, MagnaChip will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. US LLC’s reporting obligations with respect to clauses (1) and (2) above shall be deemed satisfied in the event the Issuers file such reports with the SEC on EDGAR and deliver a copy of such reports to the trustee.

If, at any time after consummation of the exchange offer, MagnaChip is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, MagnaChip will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. MagnaChip will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept MagnaChip’s filings for any reason, MagnaChip will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if MagnaChip were required to file those reports with the SEC.

In addition, MagnaChip and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, any second priority note;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, any second priority note;

(3) failure by MagnaChip or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by MagnaChip or any of its Restricted Subsidiaries for 60 days to comply with any of the other agreements in the indenture or any of the security documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or Guaranteed or by which there may be secured or evidenced any Indebtedness for money borrowed by MagnaChip or any of its Restricted Subsidiaries (or the payment of which is guaranteed by MagnaChip or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by MagnaChip or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(7) the occurrence of any of the following:

(a) except as permitted by the indenture, any security document ceases for any reason to be fully enforceable; provided, that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Parity Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $25.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens;

(b) any Parity Lien purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $25.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens; or

(c) MagnaChip or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of MagnaChip or any other Pledgor set forth in or arising under any security document;

(8) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to MagnaChip or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

However, the occurrence of an event described under clause (4) above will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding second lien notes notify MagnaChip of the default and MagnaChip does not cure such default within the time specified after receipt of such notice.

In the case of an Event of Default arising and continuing from certain events of bankruptcy or insolvency, with respect to MagnaChip, any Restricted Subsidiary of MagnaChip that is a Significant Subsidiary or any group of Restricted Subsidiaries of MagnaChip that, taken together, would constitute a Significant Subsidiary, all outstanding second priority notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding second priority notes may declare all the second priority notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding second priority notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the second priority notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of second priority notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a second priority note may pursue any remedy with respect to the indenture or the second priority notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding second priority notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding second priority notes by notice to the trustee may, on behalf of the holders of all of the second priority notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the second priority notes.

MagnaChip is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, MagnaChip is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member or partner of MagnaChip or any Guarantor, as such, will have any liability for any obligations of MagnaChip or the Guarantors under the second priority notes, the indenture, the Note Guarantees, the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of second priority notes of a series by accepting a second priority note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the second priority notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

MagnaChip may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding second priority notes and the indenture and all obligations of the Guarantors discharged with respect to their Note Guarantees and the indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding second priority notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such second priority notes when such payments are due from the trust referred to below;

(2) MagnaChip’s obligations with respect to the second priority notes concerning issuing temporary second priority notes, registration of second priority notes, mutilated, destroyed, lost or stolen second priority notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and MagnaChip’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, MagnaChip may, at its option and at any time, elect to have the obligations of MagnaChip and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the second priority notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) MagnaChip must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding second priority notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and MagnaChip must specify whether the second priority notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, MagnaChip must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) MagnaChip has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, MagnaChip must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding second priority notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which MagnaChip or any Guarantor is a party or by which MagnaChip or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which MagnaChip or any of its Subsidiaries is a party or by which MagnaChip or any of its Subsidiaries is bound;

(6) MagnaChip must deliver to the trustee an officers’ certificate stating that the deposit was not made by MagnaChip with the intent of preferring the holders of second priority notes over the other creditors of MagnaChip with the intent of defeating, hindering, delaying or defrauding any creditors of MagnaChip or others; and

(7) MagnaChip must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with, such opinion to be subject to customary assumptions and exceptions.

The Collateral will be released from the Lien securing the second priority notes, as provided under the caption “—Intercreditor Agreement—Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the related second priority notes or the related Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of each series of second priority notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the related second priority notes or the related Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the applicable series of second priority notes then outstanding

(including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the applicable second priority notes). Each of the floating rate second priority notes and the fixed rate second priority notes will be treated as separate classes for purposes of any vote or consent.

In addition, any amendment to, or waiver of, the provisions of either indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the applicable series of second priority notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of each series of the second priority notes then outstanding.

With respect to each series of the second priority notes, without the consent of each holder of second priority notes affected, an amendment, supplement or waiver may not (with respect to any second priority notes held by a non-consenting holder):

(1) reduce the principal amount of second priority notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any second priority note or alter the provisions with respect to the redemption of the applicable series of second priority notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any applicable second priority note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the applicable series of second priority notes (except a rescission of acceleration of the applicable series of second priority notes by the holders of at least a majority in aggregate principal amount of the applicable series of second priority notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5) make any second priority note payable in money other than that stated in the second priority notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of the applicable series of second priority notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the applicable series of the applicable series of second priority notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture.

Notwithstanding the preceding, without the consent of any holder of the applicable series of second priority notes, MagnaChip, the Guarantors and the trustee may amend or supplement the indenture, the second priority notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated second priority notes in addition to or in place of certificated second priority notes;

(3) to provide for the assumption of MagnaChip’s or a Guarantor’s obligations to holders of second priority notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of MagnaChip’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of second priority notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees, the security documents or the second priority notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended by MagnaChip and the Initial Purchasers to be a verbatim recitation of a provision of the indenture, the Note Guarantees, the security documents or the second priority notes as represented by MagnaChip to the Trustee in an officers’ certificate;

(7) to provide for the issuance of additional second priority notes in accordance with the limitations set forth in the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the second priority notes; or

(9) to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the indenture or any of the security documents.

Satisfaction and Discharge

Each indenture will be discharged and will cease to be of further effect as to all second priority notes issued thereunder, when:

(1) either:

(a) all second priority notes that have been authenticated, except lost, stolen or destroyed second priority notes that have been replaced or paid and second priority notes for whose payment money has been deposited in trust and thereafter repaid to MagnaChip, have been delivered to the trustee for cancellation; or

(b) all second priority notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and MagnaChip or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the second priority notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which MagnaChip or any Guarantor is a party or by which MagnaChip or any Guarantor is bound;

(3) MagnaChip or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) MagnaChip has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the second priority notes at maturity or on the redemption date, as the case may be.

In addition, MagnaChip must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the second priority notes, as provided under the caption “—Intercreditor Agreement—Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

If the trustee becomes a creditor of MagnaChip or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if, following an event of default, it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture have been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding second priority notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provide that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of second priority notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture, the registration rights agreement, the intercreditor agreement and the security documents without charge by writing to c/o MagnaChip Semiconductor, Ltd. 891 Daechi-dong, Kangnam-gu, Seoul 135-738, Korea, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Act of Required Debtholders” means, as to any matter at any time:

(1) prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Priority Lien Collateral Agent by or with the written consent of the holders of more than 50% of the sum of:

(a) the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

(2) at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the Priority Lien Collateral Agent by or with the written consent of the holders of Parity Debt representing the Required Parity Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, MagnaChip or any Affiliate of MagnaChip will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—Intercreditor Agreement—Voting.”

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person shall not be Acquired Debt; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that the amount of such Indebtedness shall be deemed to be the lesser of the value of such asset and the amount of the obligation so secured.

“Acquisition” means the purchase of the System IC division from Hynix Semiconductor Inc.

“Advisory Agreements” means the advisory agreements dated as of October 6, 2004, by and between US LLC, MagnaChip and each of (i) Francisco Partners Management, LLC, (ii) CVC Management LLC and (iii) CVC Capital Partners Asia Limited, as each may be amended, supplemented, modified, renewed, extended or replaced from time to time.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of MagnaChip and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests in any of MagnaChip’s Subsidiaries, other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than MagnaChip or a Restricted Subsidiary.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets between or among MagnaChip and its Restricted Subsidiaries (including to a Person that becomes a Restricted Subsidiary upon such transfer);

(3) an issuance of Equity Interests by a Restricted Subsidiary of MagnaChip to MagnaChip or to a Restricted Subsidiary of MagnaChip;

(4) the sale, lease, conveyance or other disposition of products, inventory, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn out, uneconomical, surplus or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) Permitted Liens; and

(8) grants of licenses in intellectual property on terms customary for the semiconductor industry.

Notwithstanding the foregoing, the aggregate value of (i) all Permitted Investments in Restricted Subsidiaries that are not Guarantors (the value of which is measured at the time of such Permitted Investments)

and (ii) all transfers of assets to Restricted Subsidiaries that are not Guarantors (the value of which is measured at the time of such transfer of assets), shall not exceed an amount equal to 33 1/3% of the Total Assets of MagnaChip and its Restricted Subsidiaries.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the second priority notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Korean Won, Pound Sterling, Hong Kong dollars, New Taiwan dollars, Euros and Japanese yen;

(2) securities issued or directly and fully guaranteed or insured by the United States government, Korean government, EU member states with a sovereign credit rating of A or better, the Japanese government, the Taiwan government, the Hong Kong government, or any agency or instrumentality of any such government (provided that the full faith and credit of any such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) United States dollar denominated and Korean Won denominated certificates of deposit, eurodollar time deposits and other similar instruments in the United States, Hong Kong, Taiwan and Japan with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Senior Credit

Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or comparable rating by a comparable rating agency in the relevant jurisdiction if a Moody’s or S&P rating is unavailable;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or one of the three highest ratings obtainable from S&P or comparable rating by a comparable rating agency in the relevant jurisdiction if a Moody’s or S&P rating is unavailable and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Casualty Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case relating to property or other assets that constituted Collateral.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of US LLC and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of MagnaChip;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of MagnaChip, measured by voting power rather than number of shares; or

(4) after an initial public offering of MagnaChip or any direct or indirect parent of MagnaChip, the first day on which a majority of the members of the Board of Directors of such public company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the second priority notes.

“Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Collateral” means all properties and assets at any time owned or acquired by MagnaChip or any of the other Pledgors, except:

(1) Excluded Assets;

(2) any properties and assets as to which Liens are required to be released pursuant to the provisions described above under the caption “—Intercreditor Agreement—Release of Liens on Collateral;” and

(3) any properties and assets that no longer secure the second priority notes or any Obligations in respect thereof pursuant to the provisions described above under the caption “—Intercreditor Agreement—Release of Liens in Respect of Second priority Notes,”

provided that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of MagnaChip or any other Pledgor, such assets or properties will cease to be excluded from the Collateral if MagnaChip or any other Pledgor thereafter acquires or reacquires such assets or properties.

“Collateral Trustee” means the collateral trustee for the Priority Lien Collateral Agent and the Parity Lien Collateral Agent with respect to the guarantees of the Secured Obligations issued to such collateral trustee by MagnaChip Semiconductor, Ltd. and the various liens on Collateral owned by MagnaChip Semiconductor, Ltd. to secure such guarantees, together with its successors in such capacity.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) other expenses incurred in connection with the Acquisition on or prior to the date of the indenture; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of MagnaChip will be added to Consolidated Net Income to compute Consolidated Cash Flow of MagnaChip only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to MagnaChip by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or similar distribution is actually and lawfully made and not otherwise included in Consolidated Net Income of such Person;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any expenses associated with the Acquisition and the transactions contemplated thereby will be excluded;

(5) any transaction gains and losses due to fluctuations in currency values and the related tax effect will be excluded; and

(6) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of such Person who:

(1) was a member of such Board of Directors on the Issue Date;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) was elected to the Board of Directors under the Securityholders’ Agreement.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Senior Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Senior Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Senior Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4) payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the second priority notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require MagnaChip to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that MagnaChip may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that MagnaChip and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1) will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter

(2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral agent) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excluded Assets” means each of the following:

(1) all “securities,” including membership interests, convertible preferred equity certificates, preferred equity certificates, units of contribution, stock, shares, and the like of MagnaChip and any of MagnaChip’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act);

(2) assets as to which the Priority Lien Collateral Agent does not obtain a Lien; and

(3) assets that are described as excluded assets in the security documents that secure Parity Lien Obligations.

“Existing Indebtedness” means Indebtedness of US LLC and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by the Board of Directors of MagnaChip (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period.

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date or that becomes a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date or would cease to be a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of MagnaChip (other than Disqualified Stock) or to MagnaChip or a Restricted Subsidiary of MagnaChip, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) MagnaChip Semiconductor LLC (USA), MagnaChip Semiconductor, Inc. (USA), MagnaChip Semiconductor B.V. (Netherlands), MagnaChip Semiconductor, Ltd. (Korea), MagnaChip Semiconductor SA Holdings LLC (USA), MagnaChip Semiconductor Ltd. (UK), MagnaChip Semiconductor Inc. (Japan), MagnaChip Semiconductor Ltd. (Hong Kong) and MagnaChip Semiconductor Ltd. (Taiwan); and

(2) any other Subsidiary of MagnaChip that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case, in reasonable relation to the business of MagnaChip and the Restricted Subsidiaries, and not for speculative purposes.

“Hynix Agreements” means each of the following as the same may be amended, restated, supplemented, modified, renewed, extended or replaced from time to time:

(1) Business Transfer Agreement dated as of June 12, 2004 by and between Hynix and MagnaChip Korea;

(2) First Amendment to Business Transfer Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(3) General Services Supply Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(4) each of the Overseas Sales Services Agreements dated as of October 6, 2004 by and between a Subsidiary of Hynix and a Subsidiary of MagnaChip;

(5) R&D Equipment Utilization Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(6) IT & FA Service Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(7) Wafer Foundry Service Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(8) Mask Production and Supply Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(9) each of the Building Lease Agreements dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(10) Trademark License Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea; and

(11) Intellectual Property Licensing Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of MagnaChip; provided, further, that the revenues and total assets of all such subsidiaries shall not exceed $2.5 million in the aggregate.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person and the amount of such obligation being deemed to be the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“insolvency or liquidation proceeding” means:

(1) any case commenced by or against MagnaChip or any other Pledgor under Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of MagnaChip or any other Pledgor, any receivership or assignment for the benefit of creditors relating to MagnaChip or any other Pledgor or any similar case or proceeding relative to MagnaChip or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to MagnaChip or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of MagnaChip or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“intercreditor agreement” means the Intercreditor Agreement, dated as of the date of the Issue Date, among the Pledgors, the Priority Lien Credit Agreement Agent, the Priority Lien Collateral Agent, the trustee and the Parity Lien Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (A) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person and (B) commission, travel, moving and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If MagnaChip or any Subsidiary of MagnaChip sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of MagnaChip such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of MagnaChip, MagnaChip will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of MagnaChip’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by MagnaChip or any Subsidiary of MagnaChip of a Person that holds an Investment in a third Person will be deemed to be an Investment by MagnaChip or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means December 23, 2004.

“LIBOR Rate” means, for each quarterly period during which any floating rate second priority note is outstanding subsequent to the initial quarterly period, the rate determined by MagnaChip (notice of such rate to be sent to the trustee by MagnaChip on the date of determination thereof) equal to the applicable British Bankers’

Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers’ Association LIBOR rate is available to MagnaChip, the LIBOR Rate for the relevant quarterly period shall instead be the rate at which UBS Securities LLC or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million. Notwithstanding the foregoing, the LIBOR Rate for the initial quarterly period shall be 2.51%.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means:

(1) as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt, each existing and future Priority Lien Representative and each existing and future holder of Permitted Prior Liens:

(a) that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by MagnaChip or any other Pledgor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Parity Lien Collateral Agent for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b) that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the intercreditor agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(c) consenting to and directing the Parity Lien Collateral Agent to perform its obligations under the intercreditor agreement and the other security documents; and

(2) as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative and each existing and future holder of Permitted Prior Liens:

(a) that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by MagnaChip or any other Pledgor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable for the benefit of all holders of Priority Lien Obligations equally and ratably;

(b) that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the intercreditor agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c) consenting to and directing the collateral agent to perform its obligations under the intercreditor agreement and the other security documents.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by MagnaChip or any of its Restricted Subsidiaries in respect of any Casualty Event or Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, and any repayment of Indebtedness that was permitted to be secured by the assets sold or lost in such Asset Sale or Casualty Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither MagnaChip nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of MagnaChip or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of MagnaChip or any of its Restricted Subsidiaries.

“Note Documents” means the indenture, the second priority notes and the security documents.

“Note Guarantee” means the Guarantee by each Guarantor of MagnaChip’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, with respect to the provisions described under “—Intercreditor Agreement,” to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable postdefault rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Parity Lien” means a Lien granted by a security document to the Parity Lien Collateral Agent at any time, upon any property of MagnaChip or any other Pledgor to secure Parity Lien Obligations.

“Parity Lien Collateral Agent” means The Bank of New York, in its capacity as collateral agent for the trustee and the holders of second priority notes or other Parity Lien Obligations under the security documents, together with its successors in such capacity.

“Parity Lien Debt” means:

(1) the second priority notes issued on the Issue Date (including the related new notes); and

(2) any other Indebtedness of MagnaChip (including additional notes) that is secured equally and ratably with the second priority notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that:

(a) the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt or other Parity Lien Debt; or

(b) on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Secured Leverage Ratio would not be greater than 2.75 to 1.0;

provided, further, in the case of any Indebtedness referred to in clause (2) of this definition:

(a) on or before the date on which such Indebtedness is incurred by MagnaChip, such Indebtedness is designated by MagnaChip, in an officers’ certificate delivered to each Parity Lien Representative and Collateral Trustee and the Parity Lien Collateral Agent, as “Parity Lien Debt” for the purposes of the indenture and the intercreditor agreement; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b) such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the intercreditor agreement as to the confirmation, grant or perfection of the Parity Lien Collateral Agent Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if MagnaChip delivers to the Parity Lien Collateral Agent an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).

“Parity Lien Documents” means, collectively, the Note Documents, the indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the security documents (other than any security documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means:

(1) in the case of the second lien notes, the trustee;

(2) in the case of any other Series of Parity Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the intercreditor agreement by executing a joinder in the form required under the intercreditor agreement.

“Permitted Business” means the businesses of MagnaChip, its direct and indirect parents, and their respective subsidiaries as of the date of the indenture and any other business ancillary or supplementary to the semiconductor business.

“Permitted Investments” means:

(1) any Investment in MagnaChip or in a Restricted Subsidiary of MagnaChip;

(2) any Investment in Cash Equivalents;

(3) any Investment by MagnaChip or any Restricted Subsidiary of MagnaChip in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of MagnaChip; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MagnaChip or a Restricted Subsidiary of MagnaChip;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of MagnaChip or any of its direct or indirect parents;

(6) any Investments received in compromise or resolution of (A) obligations that were incurred in the ordinary course of business of MagnaChip or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees, directors, officers or consultants made in the ordinary course of business of MagnaChip or any Restricted Subsidiary of MagnaChip in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) repurchases of the second priority notes;

(10) (A) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person and (B) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11) receivables owing to MagnaChip or any Restricted Subsidiary of MagnaChip if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include the concessionaire trade terms as MagnaChip or the Restricted Subsidiary deems reasonable under the circumstances;

(12) Investments in existence on the Issue Date;

(13) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by MagnaChip or any Restricted Subsidiary;

(14) Investment in any Person where such Investment was acquired by MagnaChip or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by MagnaChip or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by MagnaChip or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(15) dividends, payments or distributions to any of MagnaChip’s direct or indirect parent entities that is not a Guarantor or a Restricted Subsidiary that is not a Guarantor;

(16) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding that does not exceed the greater of (A) $50.0 million and (B) 5.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

Provided that any cash return on capital in any such Permitted Investment (including through any dividend, distribution, repayment, redemption, payment of interest or other transfer) made pursuant to this clause (16) will reduce the amount of any such Permitted Investment for purposes of calculating the amount of Permitted Investments under this clause (16) and will be excluded from clauses 3(a), (d) and (e) of the first paragraph of the covenant described under the caption “—Certain Covenants—Restricted Payments”; provided, that the total reduction may not exceed the amount of the original investment.

Notwithstanding the foregoing, an Investment in a Restricted Subsidiary that is not a Guarantor will not be deemed a Permitted Investment if the aggregate value of (i) all Permitted Investments in Restricted Subsidiaries that are not Guarantors (the value of which is measured at the time of such Permitted Investments) and (ii) all transfers of assets to Restricted Subsidiaries that are not Guarantors (the value of which is measured at the time of such transfers of assets) exceeds an amount equal to 33 1/3% of the Total Assets of MagnaChip and its Restricted Subsidiaries.

“Permitted Liens” means:

(1) Liens held by the Collateral Trustee or the Priority Lien Collateral Agent securing (A) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and (B) all related Priority Lien Obligations and (c) Hedging Obligations related thereto with parties to the Senior Credit Agreement.

(2) Liens held by the Collateral Trustee or the Parity Lien Collateral Agent equally and ratably securing the second priority notes to be issued on the Issue Date and all future Parity Lien Debt and other Parity Lien Obligations and Hedging Obligations related thereto with parties to the Senior Credit Agreement;

(3) Liens in favor of MagnaChip or the Guarantors;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with MagnaChip or any Subsidiary of MagnaChip; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with MagnaChip or the Subsidiary;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by MagnaChip or any Subsidiary of MagnaChip; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(8) Liens existing on the Issue Date;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11) pledges or deposits by a Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(12) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13) Liens created for the benefit of (or to secure) the second priority notes (or the Note Guarantees);

(14) attachment or judgment Liens not giving rise to an Event of Default;

(15) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by MagnaChip or any of its Restricted Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by MagnaChip or any Restricted Subsidiary to provide collateral to the depository institution;

(16) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is permitted to be incurred under the indenture;

(17) Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

(18) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(19) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of MagnaChip and its Restricted Subsidiaries or materially impair the value of Collateral;

(20) Liens on deposits, in an aggregate amount not to exceed $250,000 at any one time outstanding, made in the ordinary course of business to secure liability to insurance carriers;

(21) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(22) Customary liens on deposits required in connection with the purchase of property, plant, equipment, inventory and other assets;

(23) Liens to secure all loans which may not be prepaid prior to one year following the date such loan is made under the Senior Credit Facility between MagnaChip Semiconductor, Ltd. (Korea) and certain institutional lenders with the Korean Exchange Bank, as agent, and liens on deposits made in order to secure the payment of such debt when prepayment is permitted;

(24) Liens to secure Indebtedness permitted by clauses (2) and (17) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” provided, that with respect to such clause (17), such Liens cover only the assets owned by the Subsidiary incurring such Indebtedness;

(25) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security;

(26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by MagnaChip or any of the Restricted Subsidiaries in the ordinary course of business; and

(27) Liens incurred in the ordinary course of business of MagnaChip or any Restricted Subsidiary of MagnaChip with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Prior Liens” means:

(1) Liens described in clause (1) of the definition of “Permitted Liens;”

(2) Liens described in clauses (4), (5), (6), (7), (8) (11), (16), (18) (provided that the original Lien was a Permitted Prior Lien), (19), (20), (21), (22), (23), (24), (25) and (26) of the definition of “Permitted Liens;” and

(3) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the security documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of MagnaChip or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, extend, defease or discharge other Indebtedness of MagnaChip or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, extended, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, extended, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, extended, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the second priority notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by MagnaChip or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed under Section 951 of the Code, refunded, refinanced, replaced, extended, defeased or discharged.

“Permitted Tax Payments” means, for so long as US LLC is treated as a partnership for U.S. federal income tax purposes, payments in respect of tax liabilities of US LLC’s investors arising from direct or indirect ownership of US LLC’s equity interests under Section 951 of the Code. Permitted Tax Payments shall be calculated by reference to the amount of US LLC’s and its Subsidiaries’ income determined to be an amount required to be included in income under section 951 of the Code times 35%. A nationally recognized accounting firm chosen by US LLC shall determine the amount of Permitted Tax Payments.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgors” means US LLC, MagnaChip, the Guarantors and any other Person (if any) that provides collateral security for any Secured Debt Obligations.

“Principals” means

(1) (A) Francisco Partners, L.P. (“FP”), any FP fund or co-investment partnership, (B) any general partner of any FP fund or co-investment partnership (collectively, an “FP Partner”), and any corporation, partnership or other entity that is an Affiliate of any FP Partner (collectively “FP Affiliates”), (C) any managing director, general partner, director, officer or employee of an FP fund, any FP Partner or any FP Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (C) (collectively, “FP Associates”) and (D) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only FP, FP Partners, FP Affiliates, FP Associates, their spouses or their lineal descendants;

(2) (A) Citigroup Venture Capital Equity Partners, L.P. (“CVC”), CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Natasha Foundation, Citicorp Venture Capital Ltd., any CVC fund or co-investment partnership, Citigroup, any affiliate of Citigroup or any general partner of any CVC fund or co-investment partnership (collectively, a “CVC Partner”), and any corporation, partnership or other entity that is an Affiliate of Citigroup or any CVC Partner (collectively “CVC Affiliates”), (B) any managing director, general partner, director, officer or employee of any CVC fund, any CVC Partner or any CVC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (B) (collectively, “CVC Associates”) and (C) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CVC, CVC Partners, CVC Affiliates, CVC Associates, their spouses or their lineal descendants;

(3) (A) CVC Capital Partners Asia II Limited (“CVC Asia Pacific”), CVC Capital Partners Asia Pacific LP, Asia Investors LLC, any CVC Asia Pacific fund or co-investment partnership, or any general partner of any CVC Asia Pacific fund or co-investment partnership (collectively, a “CVC Asia Pacific Partner”), and any corporation, partnership or other entity that is an Affiliate of any CVC Asia Pacific Partner (collectively “CVC Asia Pacific Affiliates”), (B) any managing director, general partner, director, officer or employee of any CVC Asia Pacific fund, any CVC Asia Pacific Partner or any CVC Asia Pacific Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (B) (collectively, “CVC Asia Pacific Associates”) and (C) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CVC Asia Pacific, CVC Asia Pacific Partners, CVC Asia Pacific Affiliates, CVC Asia Pacific Associates, their spouses or their lineal descendants; and

(4) officers and directors of US LLC or its Subsidiaries on the Issue Date.

Except for a Principal specifically identified by name, in determining whether Voting Stock is owned by a Principal, only Voting Stock acquired by a Principal in its described capacity shall be treated as “beneficially owned” by such Principal.

“Priority Lien” means a Lien granted by a security document to the Collateral Trustee or the Priority Lien Collateral Agent, at any time, upon any property of MagnaChip or any other Pledgor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, the principal amount outstanding under the Senior Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed the sum of the amount provided by clauses (1) and (2) of the definition of Permitted Debt, as of any date, plus the amount provided by clause (15) of the definition of Permitted Debt, less the amount of Parity Lien Debt incurred after the date of the indenture the net proceeds of which are used to repay Priority Lien Debt. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn and all Hedging Obligations will be valued at zero.

“Priority Lien Collateral Agent” means UBS AG, Stamford Branch, in its capacity as collateral agent under the Priority Lien Security Documents, together with its successors in such capacity.

“Priority Lien Debt” means:

(1) Indebtedness of MagnaChip under the Senior Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Senior Credit Agreement obtained an officers’ certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

(2) Indebtedness of MagnaChip under any other Credit Facility that is secured equally and ratably with the Senior Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such Indebtedness is incurred by MagnaChip, such Indebtedness is designated by MagnaChip, in an officers’ certificate delivered to each Priority Lien Representative and each Parity Lien Representative, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided, that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b) such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the intercreditor agreement as to the confirmation, grant or perfection of the Collateral Trustee and Priority Lien Collateral Agent’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if MagnaChip delivers to the collateral agent an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”); and

(3) Hedging Obligations of MagnaChip incurred to hedge or manage interest rate, currency or commodity price-risk; provided that:

(a) such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred; and

(b) such Priority Lien is senior to or on a parity with the Priority Liens securing Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred.

“Priority Lien Documents” means the Senior Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the security documents (other than any security documents that do not secure Priority Lien Obligations).

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.

“Priority Lien Representative” means (1) the Senior Credit Agreement Agent or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Priority Lien Security Documents” means the intercreditor agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by MagnaChip or any other Pledgor creating (or purporting to create) a Priority Lien upon collateral in favor of the Priority Lien Collateral Agent or Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of MagnaChip or any of its direct or indirect parents pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of MagnaChip).

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Required Parity Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(a) the aggregate outstanding principal amount of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Lien Debt.

For purposes of this definition, (a) Parity Lien Debt registered in the name of, or beneficially owned by, MagnaChip or any Affiliate of MagnaChip will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—Intercreditor Agreement—Voting.”

“Required Priority Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(a) the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt.

For purposes of this definition, (a) Priority Lien Debt registered in the name of, or beneficially owned by, MagnaChip or any Affiliate of MagnaChip will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—Intercreditor Agreement—Voting.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided, that each of US LLC, MagnaChip Semiconductor SA Holdings LLC (USA) and MagnaChip Semiconductor, Inc. (USA) shall be deemed to be a Restricted Subsidiary of MagnaChip.

“S&P” means Standard & Poor’s Ratings Group.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“Secured Debt” means Parity Lien Debt and Priority Lien Debt.

“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

“Secured Debt Representative” means each Parity Lien Representative and each Priority Lien Representative.

“Secured Leverage Ratio” means, on any date, the ratio of:

(1) the aggregate principal amount of Secured Debt outstanding on such date plus all Indebtedness of Restricted Subsidiaries of MagnaChip that are not Guarantors outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), to:

(2) the aggregate amount of MagnaChip’s Consolidated Cash Flow for the most recent four-quarter period for which financial information is available.

In addition, for purposes of calculating the Secured Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “Leverage Calculation Date”) will be given pro forma effect in accordance with Regulation S-X under the Securities Act as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date will be excluded;

(3) any Person that is a Restricted Subsidiary on the Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Secured Obligations” means Parity Lien Obligations and Priority Lien Obligations.

“security documents” means the intercreditor agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by MagnaChip or any other Pledgor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, the Priority Lien Collateral Agent or the Parity Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “—Intercreditor Agreement—Amendment of Security Documents.”

“Securityholders’ Agreement” means the Amended and Restated Securityholders’ Agreement dated as of October 6, 2004 by and among US LLC and the other parties thereto, as the same may be amended, restated, supplemented, modified or replaced from time to time.

“Senior Credit Agreement” means that certain Credit Agreement, to be dated as of December 23, 2004, by and among MagnaChip and the lenders thereto, providing for up to $100.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, extended, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Series of Parity Lien Debt” means, each series of the second priority notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means severally, the Indebtedness outstanding under the Senior Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of Priority Lien Debt “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligations” means any Indebtedness of MagnaChip, whether outstanding on the Issue Date or thereafter incurred, which is subordinate or junior in right of payment to, in the case of the Issuers, the second priority notes or, in the case of any Subsidiary Guarantor, its Guarantee, under a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties and interest related thereto.

“Taxes” and “Taxation” shall be construed to have corresponding meanings to Tax.

“Total Assets” means the total amount of all assets of a Person, determined on a consolidated basis in accordance with GAAP as shown on such Person’s most recent consolidated balance sheet prepared in accordance with GAAP.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2011; provided, however, that if the period from the redemption date to December 15, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of US LLC (other than the Issuers or any successor to them) that is designated by the Board of Directors of MagnaChip as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” on the date of such designation, is not party to any agreement, contract, arrangement or understanding with MagnaChip or any Restricted Subsidiary of MagnaChip unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to MagnaChip or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MagnaChip;

(3) is a Person with respect to which neither MagnaChip nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MagnaChip or any of its Restricted Subsidiaries.

“US LLC” refers to MagnaChip Semiconductor LLC (USA), the direct parent company of MagnaChip, and any successor thereto.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

Description of the new senior subordinated notes

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “MagnaChip” or the “Company” refers only to MagnaChip Semiconductor S.A. and not to any of its subsidiaries.

The term “Issuers” refers collectively to MagnaChip and MagnaChip Semiconductor Finance Company (“Finance Company”), which is a wholly-owned subsidiary of MagnaChip as of the Issue Date. “US LLC” refers to MagnaChip Semiconductor LLC (USA). Each of MagnaChip Semiconductor SA Holdings LLC (USA) and MagnaChip Semiconductor, Inc. (USA) is a direct subsidiary of US LLC. US LLC and MagnaChip Semiconductor S.A. Holdings LLC (USA) own all of the equity interests in MagnaChip.

Each of US LLC, MagnaChip Semiconductor SA Holdings LLC (USA) and MagnaChip Semiconductor, Inc. (USA) will be a Guarantor of the senior subordinated notes and will be treated as a “Restricted Subsidiary” (as defined) of MagnaChip for all purposes under the indenture.

MagnaChip Semiconductor Ltd. (Korea) will not be a guarantor of the senior subordinated notes but will be a guarantor of the Second Priority Notes.

The Issuers issued the old senior subordinated notes under, and the new senior subordinated notes will be subject to, an indenture among MagnaChip, Finance Company, the Guarantors and The Bank of New York, as trustee. The terms of the new senior subordinated notes are the same as the terms of the old senior subordinated notes, and will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, except that:

•	the new notes will be registered under the Securities Act of 1933, as amended;

•	the new notes will not bear legends restricting their transfer under the Securities Act; and

•	holders of the new notes are not entitled to certain rights under the registration rights agreement

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the senior subordinated notes. Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

The new senior subordinated notes and the old senior subordinated notes are treated as one series of notes under the indenture. References in the following summary to the notes should be read to incorporate the old notes and the new notes.

Brief Description of the Senior Subordinated Notes and the Note Guarantees

The Senior Subordinated Notes

The senior subordinated notes will:

•	be general unsecured obligations of the Issuers;

•	will be subordinated in right of payment to all existing and future Senior Debt of the Issuers, including borrowings under the Senior Credit Agreement and the second lien notes;

•	will be pari passu in right of payment with any future senior subordinated Indebtedness of the Issuers;

•	rank effectively junior in right of payment to any secured Indebtedness of the Issuers, including the first priority liens securing the Senior Credit Agreement and the second priority liens securing the second lien notes and Permitted Liens, in each case, to the extent of the value of the assets securing such Indebtedness; and

•	be unconditionally guaranteed by the Guarantors.

The Senior Subordinated Note Guarantees

The senior subordinated notes will be unconditionally guaranteed (the “Guarantees”) on a senior subordinated basis by the Guarantors.

Each Guarantee will:

•	be a general unsecured obligation of the Guarantor;

•	be subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	rank effectively junior in right of payment to any secured Indebtedness of the Guarantors, including the guarantees of the Senior Credit Agreement and the second lien notes and Permitted Liens, in each case, to the extent of the value of the assets securing such Indebtedness;

•	rank equal in right of payment with all existing and future senior Indebtedness of that Guarantor; and

•	be senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.

MagnaChip will be permitted to incur additional Senior Debt subject to the covenants described below under “Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries” and all of our Subsidiaries other than MagnaChip Semiconductor Ltd. (Korea) will be Guarantors. The senior subordinated notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of MagnaChip’s present or future Subsidiaries that are not Guarantors. However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the senior subordinated notes.

Finance Company.

Finance Company is a Delaware corporation and a wholly owned subsidiary of MagnaChip that has been formed for the purpose of facilitating the offering of the senior subordinated notes by acting as co-issuer. Finance Company will be nominally capitalized and will not have any operations or revenues.

As a result, prospective purchasers of the senior subordinated notes should not expect Finance Company to participate in servicing the interest and principal obligations on the senior subordinated notes. See “—Certain Covenants—Restrictions on Activities of Finance Company.”

Principal, Maturity and Interest

The Issuers initially issued $250.0 million in aggregate principal amount of senior subordinated notes. The Issuers may issue additional senior subordinated notes under the indenture from time to time after this offering in an unlimited principal amount. Any issuance of additional senior subordinated notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The senior subordinated notes and any additional senior subordinated notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue the senior subordinated notes in denominations of $1,000 and integral multiples of $1,000. The senior subordinated notes will mature on December 15, 2014.

Interest on the senior subordinated notes will accrue at the rate of 8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2005. MagnaChip will make each interest payment to the holders of record on the June 1 and December 1 immediately preceding the next interest payment date. Interest on the senior subordinated notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the senior subordinated notes.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In no event will the interest rate on the senior subordinated notes be higher than the maximum rate permitted by law, if any.

Methods of Receiving Payments on the Senior Subordinated Notes

If a holder of senior subordinated notes has given wire transfer instructions to MagnaChip, MagnaChip will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s senior subordinated notes in accordance with those instructions. All other payments on the senior subordinated notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless MagnaChip elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Subordinated Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the senior subordinated notes, and MagnaChip or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange senior subordinated notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of senior subordinated notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any senior subordinated note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of senior subordinated notes to be redeemed.

Additional Amounts

All payments made by the Issuers under or with respect to the senior subordinated notes or any of the Guarantors on its Guarantee will be made without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Issuers or any Guarantor (including any successor entity), is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made (each, a “Tax Jurisdiction”), will at any time be required to be made from or Taxes imposed directly on any Holder or beneficial owner of the senior subordinated notes on any payments made by the Issuers under or with respect to the senior subordinated notes or any of the Guarantors with respect to any Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the Issuers or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding or deduction will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Tax imposed by the United States or by any political subdivision or taxing authority thereof or therein;

(2) any Taxes which would not have been imposed but for any present or former connection between the Holder or the beneficial owner of the senior subordinated notes, such as being a citizen or resident or national of, incorporated in or carrying on a business, and the relevant Taxing Jurisdiction in which such Taxes are imposed (other than by the mere holding of such note or enforcement of rights thereunder or the receipt of payments in respect thereof) or any other connection arising as a result of the holding of the senior subordinated notes;

(3) any Taxes that are imposed or withheld as a result of the failure of the Holder or beneficial owner of the senior subordinated notes to comply with any written request, made to that Holder or beneficial owner in writing at least 30 days before any such withholding or deduction would be payable, by the Issuers or any of the Guarantors or any other Person through whom payment may be made to provide timely or accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes;

(4) any Note presented for payment (where a senior subordinated note is in the form of a definitive senior subordinated note and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

(5) any estate, inheritance, gift, sale, transfer, personal property or similar tax or assessment;

(6) any Taxes withheld, deducted or imposed on a payment to an individual and which are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive; or

(7) any combination of items (1) through (6) above.

The Issuers and the Guarantors will also pay and indemnify the holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any jurisdiction in which the Issuers or any Guarantor (including any successor entity) is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein on the execution, delivery, registration or enforcement of any of the senior subordinated notes, the indenture, any Guarantee, or any other document or instrument referred to therein, or the receipt of any payments with respect to the senior subordinated notes or the Guarantees.

If either Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the senior subordinated notes or any Guarantee, the relevant Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the relevant Issuer or the relevant Guarantor shall notify the Trustee promptly thereafter) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officers’ certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to Holders on the

relevant payment date. The relevant Issuer or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

The relevant Issuer or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The relevant Issuer or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The relevant Issuer or the relevant Guarantor will furnish to the Holders, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the relevant Issuer or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

Whenever in the Indenture or in this “Description of Senior subordinated notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the senior subordinated notes or of principal, interest or of any other amount payable under, or with respect to, any of the senior subordinated notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Note Guarantees

The Issuers’ Obligations under the senior subordinated notes will be jointly and severally guaranteed on a senior secured basis by the Guarantors. As of the date of the indenture all of our Subsidiaries other than MagnaChip Semiconductor, Ltd. (Korea) will be Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The Obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Except as provided in agreements governing MagnaChip’s other Indebtedness and in “Certain Covenants” below, MagnaChip is not restricted from selling or otherwise disposing of any of the Equity Interests of the Guarantors.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than MagnaChip or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantees and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantees of a Guarantor will be released:

(1) in connection with any liquidation or sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) MagnaChip or a Restricted Subsidiary of MagnaChip, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture or is made in connection with an enforcement of a first priority lien under the Senior Credit Agreement;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) MagnaChip or a Restricted Subsidiary of MagnaChip, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if MagnaChip designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Subordination

The payment of principal, interest and premium, if any, on the senior subordinated notes will be subordinated to the prior payment in full of all Senior Debt of the Issuers, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of the senior subordinated notes will be entitled to receive any payment with respect to the senior subordinated notes (except that holders of the senior subordinated notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”), in the event of any distribution to creditors of the Issuers:

(1) in a liquidation or dissolution of the Issuers;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuers or their property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Issuers’ assets and liabilities.

The Issuers also may not make any payment in respect of the senior subordinated notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Issuers or the holders of any Designated Senior Debt.

Payments on the senior subordinated notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the senior subordinated notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90-180 days.

If the trustee or any holder of the senior subordinated notes receives a payment in respect of the senior subordinated notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

The Issuers must promptly notify holders of Senior Debt if payment on the senior subordinated notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuers, holders of the senior subordinated notes may recover less ratably than creditors of the Issuers who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of the senior subordinated notes may recover less ratably than trade creditors of the Issuers.

Optional Redemption

On or after December 15, 2009, MagnaChip may redeem all or a part of the senior subordinated notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the senior subordinated notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning December 15, 2009, subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date.

Year	Percentage
2009	104.000%
2010	102.667%
2011	101.333%
2012 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to December 15, 2007, MagnaChip may on any one or more occasions redeem up to 35% of the aggregate principal amount of senior subordinated notes issued under the indenture (including any additional notes issued after the date of the indenture) at a redemption price of 108.0% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings or a contribution to MagnaChip’s common equity capital made with the net cash proceeds of a concurrent Public Equity Offering of US LLC or any of its Subsidiaries; provided that:

(1) at least 65% of the aggregate principal amount of senior subordinated notes originally issued under the indenture (including any additional notes issued after the date of the indenture) (excluding notes held by MagnaChip and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Public Equity Offering or equity contributions.

Notwithstanding the foregoing, at any time prior to December 15, 2009, MagnaChip may also redeem all or a part of the senior subordinated notes (including any additional notes issued after the date of the indenture), upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of senior subordinated notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, subject to the rights of holders of the senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date.

The term “Applicable Premium” means the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 15, 2009, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through December 15, 2009, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

Unless MagnaChip defaults in the payment of the redemption price, interest will cease to accrue on the senior subordinated notes or portions thereof called for redemption on the applicable redemption date.

Redemption for Changes in Taxes

The Issuers may redeem each series of the senior subordinated notes, in whole but not in part, at their discretion at any time at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date fixed by the Issuers for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the senior subordinated notes, the Issuers has or would be required to pay Additional Amounts, and the Issuers cannot avoid any such payment obligation taking reasonable measures available to them, as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced as formally adopted and which becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or

(2) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally adopted and becomes effective on or after the date of the indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the indenture).

The Issuers will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Issuers would be obligated to make such payment or withholding if a payment in respect of the senior subordinated notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the senior subordinated notes pursuant to the foregoing, the Issuers will deliver the Trustee an opinion of counsel, the choice of such counsel to be subject to the prior written approval of the Trustee (such approval not to be unreasonably withheld) to the effect that there has been such change or amendment which would entitle the Issuers to redeem the senior subordinated notes hereunder and the Issuers cannot avoid any obligation to pay Additional Amounts taking reasonable measures available.

Mandatory Redemption

MagnaChip is not required to make mandatory redemption or sinking fund payments with respect to the senior subordinated notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of senior subordinated notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of senior subordinated notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the senior subordinated notes repurchased to the date of purchase subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior subordinated notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all senior subordinated notes or portions of senior subordinated notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior subordinated notes or portions of senior subordinated notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the senior subordinated notes properly accepted together with an officers’ certificate stating the aggregate principal amount of senior subordinated notes or portions of senior subordinated notes being purchased by MagnaChip.

The paying agent will promptly mail to each holder of senior subordinated notes properly tendered the Change of Control Payment for such senior subordinated notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new senior subordinated note equal in principal amount to any unpurchased portion of the senior subordinated notes surrendered, if any. MagnaChip will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of senior subordinated notes required by this covenant.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the senior subordinated notes to require that the Issuers repurchase or redeem the senior subordinated notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all senior subordinated notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of MagnaChip and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior subordinated notes to require the Issuers to repurchase its senior subordinated notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of MagnaChip and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) MagnaChip (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by MagnaChip or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on US LLC’s most recent consolidated balance sheet, of MagnaChip or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the senior subordinated notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary arrangement that releases MagnaChip or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by MagnaChip or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by MagnaChip or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, MagnaChip (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of US LLC;

(3) to make a capital expenditure;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) any combination of (1) – (4) of this paragraph.

In the case of clauses (2) and (4) MagnaChip will also comply with its obligations above if it enters into a binding commitment to acquire such assets or Capital Stock within the required time frame above, provided that such binding commitment shall be subject only to customary conditions and such acquisition shall be consummated within six months from the date of signing such binding commitment. Pending the final application of any Net Proceeds pursuant to this paragraph, MagnaChip and the Restricted Subsidiaries may apply such Net Proceeds to temporarily reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second and third paragraphs of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, within 30 days thereof, MagnaChip will make an Asset Sale Offer to all holders of senior subordinated notes and all holders of other Indebtedness that is pari passu with the senior subordinated notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of senior subordinated notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (or, in respect of such other pari passu Indebtedness of MagnaChip, such lesser price, if any, as may be provided for by the terms of such pari passu Indebtedness), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, MagnaChip may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of senior subordinated notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the senior subordinated notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

MagnaChip will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of senior subordinated notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, MagnaChip will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing MagnaChip’s outstanding Senior Debt currently prohibit MagnaChip from purchasing any senior subordinated notes, and also provides that certain change of control or asset sale events with respect to MagnaChip would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which MagnaChip becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when MagnaChip is prohibited from purchasing the senior subordinated notes, MagnaChip could seek the consent of its senior lenders to the purchase of senior subordinated notes or could attempt to refinance the borrowings that contain such prohibition. If MagnaChip does not obtain such a consent or repay such borrowings, MagnaChip will remain prohibited from purchasing the senior subordinated notes. In such case, MagnaChip’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of the senior subordinated notes. Finally, MagnaChip’s ability to pay cash to the holders of senior subordinated notes upon a repurchase may be limited by MagnaChip’s then existing financial resources. See “Risk Factors—We may be unable to purchase the senior subordinated notes upon a change of control offer.”

Selection and Notice

If less than all of the senior subordinated notes are to be redeemed at any time, the trustee will select senior subordinated notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No senior subordinated notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior subordinated notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior subordinated notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any senior subordinated note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that senior subordinated note that is to be redeemed. A new senior subordinated note in principal amount equal to the unredeemed portion of the original senior subordinated note will be issued in the name of the holder of the senior subordinated notes upon cancellation of the original senior subordinated note. Senior subordinated notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior subordinated notes or portions of senior subordinated notes called for redemption.

Certain Covenants

Incurrence of Indebtedness and Issuance of Preferred Stock

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and MagnaChip and US LLC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries (other than US LLC) to issue any shares of preferred stock; provided, however, that MagnaChip and US LLC may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for US LLC’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by MagnaChip and any Restricted Subsidiary of additional revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of MagnaChip and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $100.0 million or (y) as of the date of the incurrence, the aggregate of (i) 85% of the book value, net of reserves, of all accounts receivable owned by MagnaChip and its Restricted Subsidiaries, as shown on US LLC’s most recent consolidated balance sheet prepared in accordance with GAAP, as of the end of the most recent fiscal quarter preceding such date, plus (ii) 50% of the book value of all inventory, net of reserves, owned by MagnaChip and its Restricted Subsidiaries, as shown on US LLC’s most recent consolidated balance sheet prepared in accordance with GAAP, as of the end of the most recent fiscal quarter preceding such date, plus (iii) $20.0 million; less the aggregate amount of all Net Proceeds of Asset Sales applied by MagnaChip or any of the Restricted Subsidiaries after the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder, in each case as to Indebtedness incurred under this clause (1) of the definition of Permitted Debt and as to Net Proceeds applied pursuant to clause (1) of the second paragraph of the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales;”

(2) the incurrence by MagnaChip and any Restricted Subsidiary of up to $100.0 million under one or more debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (but not including by means of sales of debt securities to institutional investors) in whole or in part from time to time; less the aggregate amount of all Net Proceeds of Asset Sales applied by MagnaChip or any of the Restricted Subsidiaries after the date of the indenture to repay any term Indebtedness under debt facilities or commercial paper facilities or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder, in each case as to Indebtedness incurred under this clause (2) of the definition of Permitted Debt and as to Net Proceeds applied pursuant to clause (1) of the second paragraph of the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales;”

(3) the incurrence by MagnaChip and its Restricted Subsidiaries of the Existing Indebtedness;

(4) the incurrence on the Issue Date by MagnaChip and the Restricted Subsidiaries of (i) Indebtedness represented by the old senior subordinated notes and the indenture and guarantees thereof by the Guarantors and the related new notes to described here and (ii) Indebtedness represented by the old Second Priority Notes and the indenture governing the Second Priority Notes and guarantees thereof by MagnaChip’s Restricted Subsidiaries and the related exchange described herein;

(5) the incurrence by MagnaChip or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of MagnaChip or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Equity interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed the greater of (a) $25.0 million at any time outstanding and (b) 5% of Total Assets as shown on US LLC’s most recent consolidated balance sheet prepared in accordance with GAAP;

(6) the incurrence by MagnaChip or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (3), (4), (5), (6) or (14) of this paragraph;

(7) the incurrence by MagnaChip or any of its Restricted Subsidiaries of intercompany Indebtedness between or among MagnaChip and any of its Restricted Subsidiaries; provided, however, that:

(a) if MagnaChip or any Restricted Subsidiary is the obligor on such Indebtedness and the payee is not MagnaChip or a Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the senior subordinated notes, in the case of MagnaChip, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than MagnaChip or a Restricted Subsidiary of MagnaChip and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either MagnaChip or a Restricted

Subsidiary of MagnaChip, will be deemed, in each case, to constitute an incurrence of such Indebtedness by MagnaChip or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the issuance by any Restricted Subsidiary to MagnaChip or to any other Restricted Subsidiary of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than MagnaChip or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either MagnaChip or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9) the incurrence by MagnaChip or any Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10) the guarantee by MagnaChip or any Restricted Subsidiary of Indebtedness of MagnaChip or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the senior subordinated notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11) the incurrence of Indebtedness by MagnaChip or any of its Restricted Subsidiaries in the form of performance bonds, completion guarantees and surety or appeal bonds entered into by MagnaChip or any of its Restricted Subsidiaries in the ordinary course of their business;

(12) the incurrence of Indebtedness by MagnaChip or any of its Restricted Subsidiaries owed to any Person in connection with worker’s compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to MagnaChip or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(13) the incurrence by MagnaChip or any of the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) Indebtedness of MagnaChip or any Restricted Subsidiary issued to any of its directors, employees, officers or consultants or a Restricted Subsidiary in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the senior subordinated notes, is not secured by any of the assets of MagnaChip or the Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the senior subordinated notes and Refinancing Indebtedness of the Indebtedness, in an aggregate principal amount which, when added with the amount of Indebtedness Incurred under this clause (14) and then outstanding, does not exceed $5.0 million;

(15) the incurrence by MagnaChip or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $25.0 million;

(16) the incurrence of Indebtedness by MagnaChip or any of the Restricted Subsidiaries arising from agreements of MagnaChip or any of the Restricted Subsidiaries providing for adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of MagnaChip LLC;

(17) Indebtedness of a Restricted Subsidiary organized outside the United States or Korea incurred to finance the working capital of such Restricted Subsidiary, in an aggregate principal amount at any time outstanding not to exceed $30.0 million; and

(18) Indebtedness incurred by MagnaChip or any of the Restricted Subsidiaries constituting reimbursement obligations under letters of credit issued in the ordinary course of business, including, without limitation, letters of credit to procure raw materials or relating to workers’ compensation claims or self-insurance, or other Indebtedness relating to reimbursement-type obligations regarding workers’ compensation claims.

MagnaChip will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of MagnaChip or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the senior subordinated notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of MagnaChip solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, MagnaChip, in its sole discretion, will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, and the accrual of dividends on Disqualified Stock or preferred stock, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of US LLC as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that MagnaChip or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

No Layering of Debt

The Issuers will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Issuers and senior in right of payment to the senior subordinated notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Restricted Payments

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of MagnaChip’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MagnaChip or any of its Restricted Subsidiaries) or to the direct or indirect holders of MagnaChip’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments, or distributions payable in Equity Interests (other than Disqualified Stock) of MagnaChip, any of its direct or indirect parent entities or any of its Restricted Subsidiaries and other than dividends, payments, or distributions payable to MagnaChip, any of its direct or indirect parent entities or a Restricted Subsidiary of MagnaChip);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving MagnaChip) any Equity Interests of US LLC;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of MagnaChip or any Restricted Subsidiary that is contractually subordinated to the senior subordinated notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among MagnaChip, any of its direct or indirect parent entities and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) MagnaChip would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MagnaChip and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (5), (6), (8), (9), (10) and (11) of the next succeeding paragraph) is less than the sum, without duplication of:

(a) 50% of the Consolidated Net Income of US LLC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of US LLC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds or Fair Market Value of assets (as to which an opinion or appraisal issued by an accounting, appraisal or investment bank firm of national standing shall be required if the Fair Market Value exceeds $15.0 million) received by MagnaChip or any of the Restricted Subsidiaries since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of MagnaChip or any of the Restricted Subsidiaries (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of MagnaChip or any of the Restricted Subsidiaries that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of US LLC); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of MagnaChip designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of MagnaChip’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 100% of any dividends received by MagnaChip or a Restricted Subsidiary of MagnaChip after the date of the indenture from an Unrestricted Subsidiary of US LLC, to the extent that such dividends were not otherwise included in the Consolidated Net Income of US LLC for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) dividends or advances made with the proceeds of the senior subordinated notes to any direct or indirect parent of MagnaChip, the proceeds of which are used by such Person to redeem its preferred equity interests as described in the prospectus and made within 90 days of the Issue Date; provided, that such dividends or advances shall be excluded from the calculation of the amount of Restricted Payments;

(3) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the senior subordinated notes pursuant to the covenant described under “Change of Control” above, any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that (A) at the time of such purchase or redemption no Event of Default shall have occurred and be continuing (or would result therefrom); (B) MagnaChip would be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under ““—Incurrence of Indebtedness and Issuance of Preferred Stock” after giving pro forma effect to such Restricted Payment and the Change of Control; and (C) such purchase or redemption shall be included in the calculation of the amount of Restricted Payments;

(4) any purchase or redemption of Disqualified Stock of MagnaChip or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of MagnaChip or a Restricted Subsidiary which is permitted to be incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(5) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of MagnaChip) of, Equity Interests of MagnaChip (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to MagnaChip; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(6) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of MagnaChip or any Restricted Subsidiary that is contractually subordinated to the senior subordinated notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(7) payments to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MagnaChip, any Restricted Subsidiary of MagnaChip, or any direct or indirect parent of

MagnaChip held by any current or former officer, director or employee of MagnaChip or any of its Restricted Subsidiaries or any direct or indirect Parent of MagnaChip pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7,000,000 plus the amount of cash proceeds from any key man life insurance; provided, further, that such amount may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of MagnaChip and, to the extent contributed to MagnaChip, Equity Interests of any of MagnaChip’s direct or indirect parent corporations, in each case to current or former members of management, directors, managers or consultants of MagnaChip, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph.;

(8) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of MagnaChip or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10) any purchase or redemption of Subordinated Obligations from Net Proceeds upon completion of an Asset Sale Offer; provided, however, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; provided, further, that MagnaChip could, on the date of such transaction after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(11) Permitted Tax Payments;

(12) the repurchase of, or payments in lieu of, fractional shares of Equity Interests in an amount not to exceed $200,000 in the aggregate; and

(13) other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by MagnaChip or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of MagnaChip whose resolution with respect thereto will be delivered to the trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (13) above or is entitled to be made pursuant to the first paragraph of this covenant, MagnaChip shall be permitted, in its sole discretion to classify (but not later reclassify) such Restricted Payment in any manner that complies with this covenant.

Liens

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to MagnaChip or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to MagnaChip or any of its Restricted Subsidiaries;

(2) make loans or advances to MagnaChip or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to MagnaChip or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and any other agreements, including the Senior Credit Agreement, as in effect on the Issue Date and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the senior subordinated notes and the Note Guarantees, the Second Priority Notes, and the intercreditor agreement and security documents with respect to Second Priority Notes;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by MagnaChip or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted to be incurred under the Indenture so long as the restrictions solely restrict the transfer of the property governed by the security agreements or mortgages;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of MagnaChip’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13) any restriction in any agreement that is not more restrictive than the restrictions under the terms of the Senior Credit Agreement as in effect on the closing date of the Senior Credit Agreement.

Merger, Consolidation or Sale of Assets

MagnaChip will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not MagnaChip is the surviving Person); or (2) sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of MagnaChip and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) MagnaChip is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than MagnaChip) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of South Korea, Luxembourg, the Netherlands, Bermuda, the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than MagnaChip) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of MagnaChip under the senior subordinated notes, the indenture and the registration rights agreement;

(3) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) MagnaChip or the Person formed by or surviving any such consolidation or merger (if other than MagnaChip), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) if the merging corporation is organized and existing under the laws of South Korea and the Successor Company is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or if the merging corporation is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company is organized and existing under the laws of South Korea (any such event, a “Foreign Jurisdiction Merger”), MagnaChip shall have delivered to the trustee an opinion of counsel that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be taxed in the same manner and on the same amounts and at the same times as would have been the case if the transaction had not occurred; and

(6) in the event of a Foreign Jurisdiction Merger, MagnaChip shall have delivered to the trustee an opinion of counsel from South Korea or other applicable jurisdiction that (A) any payment of interest or principal under or relating to the senior subordinated notes or the Note Guarantees will, after the consolidation, merger, conveyance, transfer or lease of assets, be exempt from the Taxes described under “—Redemption Upon Changes in Withholding Taxes” and (B) no other taxes on income, including capital gains, will be payable by holders of the senior subordinated notes under the laws of South Korea or any other jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes relating to the acquisition, ownership or disposition of the senior subordinated notes, including the receipt of interest or principal thereon, provided that the holder does not use or hold, and is not deemed to use or hold the senior subordinated notes in carrying on a business in South Korea or other jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of MagnaChip with an Affiliate solely for the purpose of reincorporating MagnaChip in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among MagnaChip and any Restricted Subsidiary or the Restricted Subsidiaries.

Transactions with Affiliates

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of MagnaChip (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to MagnaChip or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MagnaChip or such Restricted Subsidiary with an unrelated Person; and

(2) MagnaChip delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of MagnaChip set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of MagnaChip; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion by (A) a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial standpoint, to MagnaChip and the Restricted Subsidiaries or (B) an accounting or appraisal firm nationally recognized in making determinations of this kind that such Affiliate Transaction is on terms that are not less favorable to MagnaChip and the Restricted Subsidiaries than the terms that could be obtained in an arms-length transaction from a Person that is not an Affiliate.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, stock options, stock ownership plans, officer or director indemnification agreement or any similar arrangement entered into by MagnaChip or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among MagnaChip and/or the Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of MagnaChip) that is an Affiliate of MagnaChip solely because MagnaChip owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees;

(5) any issuance of Equity Interests (other than Disqualified Stock) of US LLC or any of its Subsidiaries to Affiliates of such Person;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7) transactions pursuant to any contract or agreement with MagnaChip or any of the Restricted Subsidiaries in effect on the Issue Date, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not less favorable in any material respect to MagnaChip and the Restricted Subsidiaries than the original agreement as in effect on the Issue Date;

(8) the Note Guarantees;

(9) transactions pursuant to or under the Securityholders’ Agreement, The MagnaChip LLC Equity Incentive Plan, the Restricted Unit Agreements or the Option Agreements as in effect on the Issue Date or any similar agreement or any amendment, modification or replacement of the Securityholders’ Agreement, The MagnaChip LLC Equity Incentive Plan, the Restricted Unit Agreements or Option Agreements or similar agreement; provided that the terms of such amendment, modification or replacement are not more disadvantageous to the holders of the senior subordinated notes in any material respect than the terms contained in the Securityholders’ Agreement, The MagnaChip LLC Equity Incentive Plan, the Restricted Unit Agreements or the Option Agreements, as the case may be, as in effect on the Issue Date;

(10) the payment of management, consulting and advisory fees and related expenses made pursuant to the Advisory Agreements and the payment of other customary management, consulting and advisory fees and related expenses to the Principals and any of their respective Affiliates in connection with transactions of US LLC or its Subsidiaries or pursuant to any management, consulting, financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which fees and expenses are made pursuant to arrangements approved by the Board of Directors of US LLC or such Subsidiary in good faith;

(11) the provision by an Affiliate of commercial banking or lending services or other similar services on terms that are no less favorable to MagnaChip or the relevant Restricted Subsidiary than those that would have been obtained by an unaffiliated party and that are approved in good faith by the Board of Directors;

(12) loans or advances to employees, directors, officers or consultants (i) in the ordinary course of business or (ii) otherwise not to exceed $5.0 million in the aggregate at any one time outstanding; and

(13) Permitted Tax Payments.

Business Activities

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to MagnaChip and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If MagnaChip or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the date of the indenture, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary; provided, further, in the event MagnaChip or a Restricted Subsidiary forms or otherwise acquires, directly or indirectly, a Subsidiary organized under the laws of a jurisdiction other than the United States and such jurisdiction prohibits by law, regulation or order such Subsidiary from becoming a Guarantor, MagnaChip shall use all commercially reasonable efforts (including pursuing required waivers) over a period up to one year, to have such Subsidiary become a Guarantor; provided, however, that MagnaChip shall not be required to use such commercially reasonable efforts with respect to such Subsidiaries for more than a one-year period or such shorter period as it shall determine in good faith that it has used all commercially reasonable efforts and if MagnaChip or such Subsidiary is unable during such period to obtain an enforceable Guarantee in such jurisdiction, then such Subsidiary shall not be required to provide a Guarantee of the senior subordinated notes pursuant to the Note Guarantee so long as such Subsidiary does not Guarantee any other Indebtedness of MagnaChip and its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of MagnaChip may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently operated by MagnaChip Semiconductor Ltd. be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by MagnaChip and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by MagnaChip. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of MagnaChip may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of MagnaChip as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of MagnaChip as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” MagnaChip will be in default of such covenant. The Board of Directors of MagnaChip may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of MagnaChip; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MagnaChip of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence and be continuing following such designation.

Payments for Consent

MagnaChip will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of senior subordinated notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the senior subordinated notes unless such consideration is offered to be paid and is paid to all holders of the senior subordinated notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Restrictions on Activities of Finance Company

Finance Company will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that Finance Company may be a co-obligor or guarantor with respect to Indebtedness if MagnaChip is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by MagnaChip, Finance Company or one or more Restricted Subsidiaries.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any senior subordinated notes are outstanding, MagnaChip will furnish to the holders of senior subordinated notes and the initial purchasers or cause the trustee to furnish to the holders of notes and the initial purchasers, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if MagnaChip were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if MagnaChip were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on US LLC’s consolidated financial statements by US LLC’s certified independent accountants. In addition, following the consummation of the exchange offer, MagnaChip will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. US LLC’s reporting obligations with respect to clauses (1) and (2) above shall be deemed satisfied in the event the Issuers file such reports with the SEC on EDGAR and deliver a copy of such reports to the trustee.

If, at any time after consummation of the exchange offer, MagnaChip is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, MagnaChip will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. MagnaChip will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept MagnaChip’s filings for any reason, MagnaChip will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if MagnaChip were required to file those reports with the SEC. In addition, MagnaChip and the Guarantors agree that, for so long as any senior subordinated notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, any note, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on any senior subordinated note, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by MagnaChip or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by MagnaChip or any of its Restricted Subsidiaries for 60 days to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or Guaranteed or by which there may be secured or evidenced any Indebtedness for money borrowed by MagnaChip or any of its Restricted Subsidiaries (or the payment of which is guaranteed by MagnaChip or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by MagnaChip or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to MagnaChip or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

However, the occurrence of an event described under clause (4) above will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding second lien notes notify MagnaChip of the default and MagnaChip does not cure such default within the time specified after receipt of such notice.

In the case of an Event of Default arising and continuing from certain events of bankruptcy or insolvency, with respect to MagnaChip, any Restricted Subsidiary of MagnaChip that is a Significant Subsidiary or any group of Restricted Subsidiaries of MagnaChip that, taken together, would constitute a Significant Subsidiary, all outstanding senior subordinated notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior subordinated notes may declare all the senior subordinated notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the senior subordinated notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of senior subordinated notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a senior subordinated note may pursue any remedy with respect to the indenture or the senior subordinated notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding senior subordinated notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes by notice to the trustee may, on behalf of the holders of all of the senior subordinated notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the senior subordinated notes.

MagnaChip is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, MagnaChip is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member or partner of MagnaChip or any Guarantor, as such, will have any liability for any obligations of MagnaChip or the Guarantors under the senior subordinated notes, the indenture, or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior subordinated notes of a series by accepting a senior subordinated note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior subordinated notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

MagnaChip may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding senior subordinated notes and the indenture and all obligations of the Guarantors discharged with respect to their Note Guarantees and the indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding senior subordinated notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such senior subordinated notes when such payments are due from the trust referred to below;

(2) MagnaChip’s obligations with respect to the senior subordinated notes concerning issuing temporary senior subordinated notes, registration of senior subordinated notes, mutilated, destroyed, lost or stolen senior subordinated notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and MagnaChip’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, MagnaChip may, at its option and at any time, elect to have the obligations of MagnaChip and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the senior subordinated notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior subordinated notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) MagnaChip must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior subordinated notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding senior subordinated notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and MagnaChip must specify whether the senior subordinated notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, MagnaChip must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) MagnaChip has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, MagnaChip must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding senior subordinated notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which MagnaChip or any Guarantor is a party or by which MagnaChip or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which MagnaChip or any of its Subsidiaries is a party or by which MagnaChip or any of its Subsidiaries is bound;

(6) MagnaChip must deliver to the trustee an officers’ certificate stating that the deposit was not made by MagnaChip with the intent of preferring the holders of senior subordinated notes over the other creditors of MagnaChip with the intent of defeating, hindering, delaying or defrauding any creditors of MagnaChip or others; and

(7) MagnaChip must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with, such opinion to be subject to customary assumptions and exceptions.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the related senior subordinated notes or the related Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of each series of senior subordinated notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the related senior subordinated notes or the related Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the applicable series of senior subordinated notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the applicable senior subordinated notes).

With respect to each series of the senior subordinated notes, without the consent of each holder of senior subordinated notes affected, an amendment, supplement or waiver may not (with respect to any senior subordinated notes held by a non-consenting holder):

(1) reduce the principal amount of senior subordinated notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any senior subordinated note or alter the provisions with respect to the redemption of the applicable series of senior subordinated notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any applicable senior subordinated note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the applicable series of senior subordinated notes (except a rescission of acceleration of the applicable series of senior subordinated notes by the holders of at least a majority in aggregate principal amount of the applicable series of senior subordinated notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5) make any senior subordinated note payable in money other than that stated in the senior subordinated notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of the applicable series of senior subordinated notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the applicable series of the applicable series of senior subordinated notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the senior subordinated notes will require the consent of the holders of at least 75% in aggregate principal amount of senior subordinated notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of the applicable series of senior subordinated notes, MagnaChip, the Guarantors and the trustee may amend or supplement the indenture, the senior subordinated notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated senior subordinated notes in addition to or in place of certificated senior subordinated notes;

(3) to provide for the assumption of MagnaChip’s or a Guarantor’s obligations to holders of senior subordinated notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of MagnaChip’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of senior subordinated notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees, or the senior subordinated notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended by MagnaChip and the Initial Purchasers to be a verbatim recitation of a provision of the indenture, the Note Guarantees, or the senior subordinated notes as represented by MagnaChip to the Trustee in an officers’ certificate;

(7) to provide for the issuance of additional senior subordinated notes in accordance with the limitations set forth in the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the senior subordinated notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all senior subordinated notes issued thereunder, when:

(1) either:

(a) all senior subordinated notes that have been authenticated, except lost, stolen or destroyed senior subordinated notes that have been replaced or paid and senior subordinated notes for whose payment money has been deposited in trust and thereafter repaid to MagnaChip, have been delivered to the trustee for cancellation; or

(b) all senior subordinated notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and MagnaChip or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the senior subordinated notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which MagnaChip or any Guarantor is a party or by which MagnaChip or any Guarantor is bound;

(3) MagnaChip or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) MagnaChip has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the senior subordinated notes at maturity or on the redemption date, as the case may be.

In addition, MagnaChip must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of MagnaChip or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if, following an event of default, it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture have been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provide that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior subordinated notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to c/o MagnaChip Semiconductor, Ltd. 891 Daechi-dong, Kangnam-gu, Seoul 135-738, Korea, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person shall not be Acquired Debt; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that the amount of such Indebtedness shall be deemed to be the lesser of the value of such asset and the amount of the obligation so secured.

“Acquisition” means the purchase of the Systems IC division from Hynix Semiconductor Inc.

“Advisory Agreements” means the advisory agreements dated as of October 6, 2004, by and between US LLC, MagnaChip and each of (i) Francisco Partners Management, LLC, (ii) CVC Management LLC and (iii) CVC Capital Partners Asia Limited, as each may be amended, supplemented, modified, renewed, extended or replaced from time to time.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition,

“control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of MagnaChip and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests in any of MagnaChip’s Subsidiaries, other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than MagnaChip or a Restricted Subsidiary.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets between or among MagnaChip and its Restricted Subsidiaries (including to a Person that becomes a Restricted Subsidiary upon such transfer);

(3) an issuance of Equity Interests by a Restricted Subsidiary of MagnaChip to MagnaChip or to a Restricted Subsidiary of MagnaChip;

(4) the sale, lease, conveyance or other disposition of products, inventory, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn out, uneconomical, surplus or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) Permitted Liens; and

(8) grants of licenses in intellectual property on terms customary for the semiconductor industry.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the senior subordinated notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Korean Won, Pounds Sterling, Hong Kong dollars, New Taiwan Dollars, Euros and Japanese Yen;

(2) securities issued or directly and fully guaranteed or insured by the United States government, Korean government, EU member states with a sovereign credit rating of A or better, the Japanese government, the Taiwan government, the Hong Kong government, or any agency or instrumentality of any such government (provided that the full faith and credit of any such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) United States dollar denominated and Korean Won denominated certificates of deposit, eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Senior Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or comparable rating by a comparable rating agency in the relevant jurisdiction if a Moody’s or S&P rating is unavailable;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or one of the three highest ratings obtainable from S&P or a comparable rating by a comparable rating agency in the relevant jurisdiction if a Moody’s or S&P rating is unavailable and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of US LLC and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of MagnaChip;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of MagnaChip, measured by voting power rather than number of shares; or

(4) after an initial public offering of MagnaChip or any direct or indirect parent of MagnaChip, the first day on which a majority of the members of the Board of Directors of such public company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the senior subordinated notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) in connection with the Acquisition on or prior to the date of the indenture; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of MagnaChip will be added to Consolidated Net Income to compute Consolidated Cash Flow of MagnaChip only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to MagnaChip by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or similar distribution is actually and lawfully made and not otherwise included in Consolidated Net Income of such Person;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any expenses associated with the Acquisition and the transactions completed thereby will be excluded;

(5) any transaction gains and losses due to fluctuations in currency values and the related tax effect will be excluded; and

(6) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of a Person who:

(1) was a member of such Board of Directors on the Issue Date;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) was elected to the Board of Directors under the Securityholders’ Agreement.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Senior Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Senior Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Senior Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1) Indebtedness outstanding under the Credit Facilities; and

(2) after payment in full of all Obligations under the Senior Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuers as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the senior subordinated notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require MagnaChip to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that MagnaChip may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that MagnaChip and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of US LLC and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by the Board of Directors of MagnaChip (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable fourquarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period.

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date or that becomes a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date or would cease to be a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of MagnaChip (other than Disqualified Stock) or to MagnaChip or a Restricted Subsidiary of MagnaChip, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) MagnaChip Semiconductor LLC (USA), MagnaChip Semiconductor, Inc. (USA), MagnaChip Semiconductor B.V. (Netherlands), MagnaChip Semiconductor SA Holdings LLC (USA), MagnaChip Semiconductor Ltd. (UK), MagnaChip Semiconductor Inc. (Japan), MagnaChip Semiconductor Ltd. (Hong Kong) and MagnaChip Semiconductor Ltd. (Taiwan); and

(2) any other Subsidiary of MagnaChip that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case, in reasonable relation to the business of MagnaChip and the Restricted Subsidiaries, and not for speculative purposes.

“Hynix Agreements” means each of the following as the same may be amended, restated, supplemented, modified, renewed, extended or replaced from time to time:

(1) Business Transfer Agreement dated as of June 12, 2004 by and between Hynix and MagnaChip Korea;

(2) First Amendment to Business Transfer Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(3) General Services Supply Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(4) each of the Overseas Sales Services Agreements dated as of October 6, 2004 by and between a Subsidiary of Hynix and a Subsidiary of MagnaChip;

(5) R&D Equipment Utilization Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(6) IT & FA Service Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(7) Wafer Foundry Service Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(8) Mask Production and Supply Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(9) each of the Building Lease Agreements dated as of October 6, 2004 by and between Hynix and MagnaChip Korea;

(10) Trademark License Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea; and

(11) Intellectual Property Licensing Agreement dated as of October 6, 2004 by and between Hynix and MagnaChip Korea.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of MagnaChip; provided, further, that the revenues and total assets of all such subsidiaries shall not exceed $2.5 million in the aggregate.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person and the amount of such obligation being deemed to be the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (A) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person and (B) commission, travel, moving and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If MagnaChip or any Subsidiary of MagnaChip sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of MagnaChip such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of MagnaChip, MagnaChip will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of MagnaChip’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by MagnaChip or any Subsidiary of MagnaChip of a Person that holds an Investment in a third Person will be deemed to be an Investment by MagnaChip or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means December 23, 2004.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by MagnaChip or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, and any repayment of Indebtedness that was permitted to be secured by the assets sold in such Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither MagnaChip nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of MagnaChip or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of MagnaChip or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of MagnaChip’s obligations under the indenture and the senior subordinated notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest, premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the businesses of MagnaChip, its direct and indirect parents, and their respective subsidiaries as of the date of the indenture and any other business ancillary or supplementary to the semiconductor business.

“Permitted Investments” means:

(1) any Investment in MagnaChip or in a Restricted Subsidiary of MagnaChip;

(2) any Investment in Cash Equivalents;

(3) any Investment by MagnaChip or any Restricted Subsidiary of MagnaChip in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of MagnaChip; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MagnaChip or a Restricted Subsidiary of MagnaChip;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of MagnaChip or any of its direct or indirect parents;

(6) any Investments received in compromise or resolution of (A) obligations that were incurred in the ordinary course of business of MagnaChip or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees, directors, officers or consultants made in the ordinary course of business of MagnaChip or any Restricted Subsidiary of MagnaChip in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) repurchases of the Second Priority Notes and the senior subordinated notes;

(10) (A) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person and (B) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11) receivables owing to MagnaChip or any Restricted Subsidiary of MagnaChip if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include the concessionaire trade terms as MagnaChip or the Restricted Subsidiary deems reasonable under the circumstances;

(12) Investments in existence on the Issue Date;

(13) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by MagnaChip or any Restricted Subsidiary;

(14) Investment in any Person where such Investment was acquired by MagnaChip or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by MagnaChip or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by MagnaChip or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

(15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding that does not exceed the greater of (A) $50.0 million and (B) 5.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value). Provided that any cash return on capital in any such Permitted Investment (including through any dividend, distribution, repayment, redemption, payment of interest or other transfer) made pursuant to this clause (15) will reduce the amount of any such Permitted Investment for purposes of calculating the amount of Permitted Investments under this clause (15) and will be excluded from clauses 3(a), (d) and (e) of the first paragraph of the covenant described under the caption “—Certain Covenants—Restricted Payments”; provided, that the total reduction may not exceed the amount of the original investment.

“Permitted Junior Securities” means:

(1) Equity Interests in the Issuers or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the senior subordinated notes and the Note Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1) Liens on assets of MagnaChip or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of MagnaChip or the Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with MagnaChip or any Subsidiary of MagnaChip; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with MagnaChip or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by MagnaChip or any Subsidiary of MagnaChip; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) pledges or deposits by a Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens created for the benefit of (or to secure) the senior subordinated notes (or the Note Guarantees);

(13) attachment or judgment Liens not giving rise to an Event of Default;

(14) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by MagnaChip or any of its Restricted Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by MagnaChip or any Restricted Subsidiary to provide collateral to the depository institution;

(15) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is permitted to be incurred under the indenture;

(16) Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

(17) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(18) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of MagnaChip and its Restricted Subsidiaries;

(19) Liens on deposits, in an aggregate amount not to exceed $250,000 at any one time outstanding, made in the ordinary course of business to secure liability to insurance carriers;

(20) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(21) Customary liens on deposits required in connection with the purchase of property, plant, equipment, inventory and other assets;

(22) Liens to secure all loans which may not be prepaid prior to one year following the date such loan is made under the Senior Credit Facility between MagnaChip Semiconductor, Ltd. (Korea) and certain institutional lenders with the Korean Exchange Bank, as agent, and liens on deposits made in order to secure the payment of such debt when prepayment is permitted.

(23) Liens to secure Indebtedness permitted by clauses (2) and (17) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that, with respect to such clause (17), such Liens cover only the assets owned by the Subsidiary incurring such Indebtedness;

(24) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security;

(25) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by MagnaChip or any of the Restricted Subsidiaries in the ordinary course of business; and

(26) Liens incurred in the ordinary course of business of MagnaChip or any Restricted Subsidiary of MagnaChip with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of MagnaChip or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, extend, defease or discharge other Indebtedness of MagnaChip or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, extended, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, extended, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, extended, defeased or discharged is subordinated in right of payment to the senior subordinated notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the senior subordinated notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by MagnaChip or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, extended, defeased or discharged.

“Permitted Tax Payments” means, for so long as US LLC is treated as a partnership for U.S. federal income tax purposes, payments in respect of tax liabilities of US LLC’s investors arising from direct or indirect ownership of US LLC’s equity interests under Section 951 of the Code. Permitted Tax Payments shall be calculated by reference to the amount of US LLC’s and its Subsidiaries’ income determined to be an amount required to be included in income under section 951 of the Code times 35%. A nationally recognized accounting firm chosen by US LLC shall determine the amount of Permitted Tax Payments.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means

(1) (A) Francisco Partners, L.P. (“FP”), any FP fund or co-investment partnership, (B) any general partner of any FP fund or co-investment partnership (collectively, an “FP Partner”), and any corporation, partnership or other entity that is an Affiliate of any FP Partner (collectively “FP Affiliates”), (C) any managing director, general partner, director, officer or employee of an FP fund, any FP Partner or any FP Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (C) (collectively, “FP Associates”) and (D) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only FP, FP Partners, FP Affiliates, FP Associates, their spouses or their lineal descendants;

(2) (A) Citigroup Venture Capital Equity Partners, L.P. (“CVC”), CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Natasha Foundation, Citicorp Venture Capital Ltd., any CVC fund or co-investment partnership, Citigroup, any affiliate of Citigroup or any general partner of any CVC fund or co-investment partnership (collectively, a “CVC Partner”), and any corporation, partnership or other entity that is an Affiliate of Citigroup or any CVC Partner (collectively “CVC Affiliates”), (B) any managing director, general partner, director, officer or employee of any CVC fund, any CVC Partner or any CVC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (B) (collectively, “CVC Associates”) and (C) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CVC, CVC Partners, CVC Affiliates, CVC Associates, their spouses or their lineal descendants;

(3) (A) CVC Capital Partners Asia II Limited (“CVC Asia Pacific”), CVC Capital Partners Asia Pacific LP, Asia Investors LLC, any CVC Asia Pacific fund or co-investment partnership, or any general partner of any CVC Asia Pacific fund or co-investment partnership (collectively, a “CVC Asia Pacific Partner”), and any corporation, partnership or other entity that is an Affiliate of any CVC Asia Pacific Partner (collectively “CVC Asia Pacific Affiliates”), (B) any managing director, general partner, director, officer or employee of any CVC Asia Pacific fund, any CVC Asia Pacific Partner or any CVC Asia Pacific Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (B) (collectively, “CVC Asia Pacific Associates”) and (C) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CVC Asia Pacific, CVC Asia Pacific Partners, CVC Asia Pacific Affiliates, CVC Asia Pacific Associates, their spouses or their lineal descendants; and

(4) officers and directors of US LLC or its Subsidiaries on the Issue Date.

Except for a Principal specifically identified by name, in determining whether Voting Stock is owned by a Principal, only Voting Stock acquired by a Principal in its described capacity shall be treated as “beneficially owned” by such Principal.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of MagnaChip or any of its direct or indirect parents pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of MagnaChip).

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided, that each of US LLC, MagnaChip Semiconductor SA Holdings LLC (USA) and MagnaChip Semiconductor, Inc. (USA) shall be deemed to be a Restricted Subsidiary of MagnaChip.

“S&P” means Standard & Poor’s Ratings Group.

“Second Priority Notes” means the Issuers’ Floating Rate Second Priority Senior Secured Notes due 2011 and Fixed Rate Second Priority Senior Secured Notes due 2011 to be issued on the Issue Date.

“Second Priority Notes Indenture” means the indenture governing the Issuers’ Second Priority Notes.

“Securityholders’ Agreement” means the Amended and Restated Securityholders’ Agreement dated as of October 6, 2004 by and among US LLC and the other parties thereto, as the same may be amended, restated, supplemented, modified or replaced from time to time.

“Senior Credit Agreement” means that certain Credit Agreement, to be dated as of December 23, 2004, by and among MagnaChip and the lenders thereto, providing for up to $100.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, extended, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Senior Debt” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the senior subordinated notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Issuers;

(2) any intercompany Indebtedness of the Issuers or any of their Subsidiaries or direct or indirect parents or to the Issuers or any of its Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the indenture; or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligations” means any Indebtedness of MagnaChip, whether outstanding on the Issue Date or thereafter incurred, which is subordinate or junior in right of payment to, in the case of the Issuers, the senior subordinated notes or, in the case of any Subsidiary Guarantor, its Guarantee, under a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties and interest related thereto.

“Taxes” and “Taxation” shall be construed to have corresponding meanings to Tax.

“Total Assets” means the total amount of all assets of a Person, determined on a consolidated basis in accordance with GAAP as shown on such Person’s most recent consolidated balance sheet prepared in accordance with GAAP.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2014; provided, however, that if the period from the redemption date to December 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of US LLC (other than the Issuers or any successor to them) that is designated by the Board of Directors of MagnaChip as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” on the date of such designation, is not party to any agreement, contract, arrangement or understanding with MagnaChip or any Restricted Subsidiary of MagnaChip unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to MagnaChip or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MagnaChip;

(3) is a Person with respect to which neither MagnaChip nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MagnaChip or any of its Restricted Subsidiaries.

“US LLC” refers to MagnaChip Semiconductor LLC (USA), the direct parent company of MagnaChip, and any successor thereto.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

Book-entry, delivery and form

Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000. New notes will be issued at the closing of the exchange offer only against surrender of corresponding old notes. The new notes will be in the form of one or more registered global notes without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive second priority notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear System (“Euroclear”) and Clearstream Banking, Socíeté Anonyme, Luxembourg (“Clearstream”)are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. MagnaChip takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised MagnaChip that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations.

Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised MagnaChip that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the account of each Participants with the portion of the principal amount of the Global Notes that has been allocated to such Participant; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the relevant indenture. Under the terms of the relevant indenture, MagnaChip and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither MagnaChip, the trustee nor any agent of MagnaChip or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised MagnaChip that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or MagnaChip. Neither MagnaChip nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the second priority notes, and MagnaChip and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised MagnaChip that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of MagnaChip, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies MagnaChip that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, MagnaChip fails to appoint a successor depositary;

(2) MagnaChip, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures following the request of any beneficial owner seeking to exercise or enforce its rights under the notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

MagnaChip will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. MagnaChip will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. MagnaChip expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day

(which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised MagnaChip that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain tax considerations

United States Federal Income Tax Considerations

General

This section summarizes the material U.S. federal income tax consequences of the exchange offer to holders of old notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you bought your old notes in the initial offering at their initial offering price.

•	The discussion only covers you if you hold your old notes as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, an expatriate, a regulated investment company, a dealer in securities or currencies, a partnership or other entity treated as a partnership for federal income tax purposes (or other pass-through entity), a person holding the old notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or a person whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the exchange of notes.

•	The discussion does not cover state, local or foreign law.

The discussion does not address alternative minimum tax consequences, if any.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on any matter discussed herein. As a result, the IRS could disagree with portions of this discussion.

A “U.S. holder” is:

(1) a citizen or resident of the U.S.;

(2) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

(3) an estate whose income is subject to U.S. federal income tax regardless of its source; or

(4) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Certain trusts not described in clause (4) above in existence on August 20, 1996 that elected to be treated as U.S. persons will also be U.S. holders for purposes of the following discussion. All references to “holders” (including U.S. holders) are to beneficial owners of the notes.

The term “non-U.S. holder” refers to a holder of a note who or which is neither a U.S. holder nor a partnership.

If you are considering exchanging notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the exchange of old notes for new notes, the ownership and disposition of the new notes and the application of the U.S. federal income tax laws to your particular situation.

Exchange of Notes

The exchange of notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange. As a result, (1) you will not recognize a taxable gain or loss as a result of exchanging your old notes; (2) the holding period of the new notes you receive will include the holding period of the old notes you exchange; and (3) the adjusted tax basis of the new notes you receive will be the same as the adjusted tax basis of the old notes you exchange determined immediately before the registered exchange.

U.S. Holders

Taxation of Interest. U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the new notes in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

Interest will be treated as foreign source income for U.S. federal income tax purposes, including any amounts paid in respect of Luxembourg withholding tax, if applicable. Any Luxembourg taxes imposed will be available for the foreign tax credit, subject to certain limitations. We do not expect that the interest will be subject to withholding tax in Luxembourg. Please see the discussion below regarding the Luxembourg tax consequences to U.S. holders. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific categories of income. For purposes of this calculation, and under current law, interest on the notes will generally constitute “passive income” or, in the case of certain taxpayers, “financial services income.” The various categories of income for this purpose will be reduced to two categories, active and passive, for tax years beginning after December 31, 2006. You are urged to consult your tax advisor with respect to whether this change in law will affect you.

Sale, Exchange or Redemption of Notes. On the sale, retirement or redemption of your new note:

•	You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note generally will equal the cost of the old note exchanged by you.

•	Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. Your holding period in the new note will include the holding period that you had in your old note. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Generally, non-U.S. holders will not be subject to United States federal withholding or income tax on interest payments made on the new notes or on gain realized on the sale, exchange or redemption of a new note, unless:

•	the interest or gain is effectively connected with your conduct of a trade or business in the U.S.; or

•	in the case of gain, you are an individual and are present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the U.S. and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.

If interest or gain is effectively connected with your conduct of a trade or business in the U.S., you generally will be taxed in the same manner as a U.S. holder with respect to such interest or gain, except to the extent otherwise provided under an applicable tax treaty. If you are described in the second bullet point above, you generally will be subject to tax at a rate of 30% or the amount by which your U.S. source capital gains exceed your U.S. source capital losses.

Backup Withholding and Information Reporting

U.S. Holders. Information reporting will apply to payments of interest made on, or the proceeds of the sale or other disposition of, the new notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders. Backup withholding and information reporting on Form 1099 will apply to payments of principal and interest on the new notes to a non-U.S. holder unless the non-U.S. holder provides an IRS Form W-8BEN (or other applicable form) to avoid backup withholding and information reporting.

Luxembourg Tax Considerations

General

The following is a general discussion of the material Luxembourg tax consequences for your investment in and ownership and disposition of the notes. This discussion does not purport to be a comprehensive description of all tax considerations which may be relevant to your decision to purchase the notes. In particular, this discussion does not consider any specific facts or circumstances which may apply to a particular purchaser. This summary is based on the current laws of Luxembourg, as in effect and applied on the date of this prospectus. These laws are subject to change, possibly with retroactive effect.

Prospective purchasers of notes are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of notes, including the effect of any state or local taxes, under the tax laws in Luxembourg and in each country of which they are residents.

Tax Residency of the Noteholders. A noteholder will not become resident or be deemed to be resident in Luxembourg by reason only of the holding of the notes, or the execution, performance, delivery and/or enforcement of the notes.

Withholding Tax. Under Luxembourg tax law currently in effect, there is no withholding tax for Luxembourg resident and non-resident noteholders on payments of interest (including accrued but unpaid interest). There is also no Luxembourg withholding tax payable on payments received upon redemption, repurchase, repayment of the principal or upon an exchange of the notes.

Withholding tax on payments to individual noteholders (resident in another EU country than Luxembourg) may not earlier than July 1, 2005 be required to be made by a Luxembourg paying agent pursuant to European Council Directive 2003/48/EC (the “EU Savings Tax Directive”) or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive (see infra section relating to the EU Savings Tax Directive).

Luxembourg Tax Residents

General. Noteholders who are resident of Luxembourg, or non-resident noteholders who have a permanent establishment or a fixed base of business in Luxembourg with which the holding of the notes is connected, must, for income tax purposes, include any interest received in their taxable income. They will not be liable to any Luxembourg income tax on repayment of principal.

Luxembourg Resident Individuals. Luxembourg resident individual noteholders or non-resident noteholders who have a fixed base of business with which the holding of the notes is connected are not subject to taxation on capital gains upon the disposal of the notes, unless the disposal of the notes precedes the acquisition of the notes or the notes are disposed of within six months of the date of acquisition of these notes. Upon a repurchase, redemption or exchange of the notes, individual Luxembourg resident noteholders or non-resident noteholders who have a fixed base of business with which the holding of the notes is connected must however include the portion of the repurchase, redemption or exchange price corresponding to accrued but unpaid interest in their taxable income.

It is the intention of the Luxembourg Government to introduce withholding tax on interest paid by a Luxembourg debtor to Luxembourg resident individuals; this withholding tax could be at the rate of 10%.

Luxembourg Resident Companies. Noteholders which are Luxembourg resident companies (société de capitaux) or foreign entities of the same type which have a permanent establishment in Luxembourg with which the holding of the notes is connected must include in their taxable income the difference between the sale or redemption price (including accrued but unpaid interest) and the lower of the cost or book value of the notes sold, redeemed or exchanged.

Luxembourg Resident Companies Benefiting From a Special Tax Regime. Noteholders which are holding companies subject to the law of July 31, 1929 or undertakings for collective investment subject to the law of December 20, 2002 are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e., corporate income tax, municipal business tax and net wealth tax).

Non-Residents of Luxembourg

Noteholders who are non-residents of Luxembourg and who have neither a permanent establishment nor a fixed base of business in Luxembourg with which the holding of the notes is connected are not liable to any Luxembourg income tax, whether they receive payments of principal, payments of interest (including accrued but unpaid interest), payments received upon redemption or repurchase of the notes, or realize capital gains on the sale or the exchange of any notes.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a noteholder, unless (i) such noteholder is a Luxembourg resident or (ii) such notes are attributable to an enterprise or part thereof which is carried on in Luxembourg through a permanent establishment or (iii) such notes are attributable to a fixed base of business in Luxembourg of the noteholder.

The net wealth tax for Luxembourg resident individual might, under proposals made by the Luxembourg Government, be abolished in the future.

Inheritance and Gift Tax

No gift, estate or inheritance taxes is levied on the transfer of the notes upon death of a noteholder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

Other Taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by noteholders as a consequence of the issuance of the notes, nor will any of these taxes be payable as a consequence of a subsequent transfer, repurchase, redemption or exchange of the notes.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the notes or in respect of the payment of interest or principal under the notes or the transfer of the notes. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Issuers, if for Luxembourg value added tax purposes such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

EU Savings Tax Directive

On June 3, 2003, the European Union has adopted the EU Savings Tax Directive. Subject to a number of important conditions being met, it is proposed that Member States will be required from a date not earlier than July 1, 2005 to provide to the tax authorities of other European Union Member States details of payments of interest and other similar income paid by a paying agent (within the meaning of the Directive) to (or, under certain circumstances, to the benefit of) an individual in another Member State. Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless the beneficiary of the interest payments elects for the exchange of information or presents the relevant tax certificate to the paying agent. The withholding tax rate will initially be 15%, increasing steadily to 20% and to 35%, after respectively 3 and 6 years as from the entry into force of the EU Savings Tax Directive. The ending of such transitional period depends on the conclusion of certain other agreements relating to information exchange with certain other countries.

Plan of distribution

The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

This communication is directed solely at persons who (1) are outside the United Kingdom, or (2) are persons falling within Article 43(2)(a) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together are referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like this exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment of the notes) with the prospectus contained in the exchange offer registration statement.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the registration statement of which this prospectus forms a part is declared effective, or, if earlier, until the date on which broker-dealers have sold their respective allotments of new notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the new notes must notify us of this fact by checking the box on the letter of transmittal, requesting additional copies of these documents.

We will not receive any proceeds from any sales of the new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transaction in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 and any profit on any resale of new notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

Certain legal matters with regard to the validity of the new notes and related guarantees will be passed upon for us and the guarantors by Dechert LLP, New York, New York, Dechert Luxembourg, Luxembourg, Dechert, London, England, NautaDutilh N.V., Amsterdam, The Netherlands, Kim & Chang, Seoul, Korea, Lee, Tsai & Partners, Taipei, Taiwan, White & Case LLP, Hong Kong, Squire, Sanders & Dempsey L.L.P., Tokyo, Japan, Conyers Dill & Pearman, Cayman Islands, Harney Westwood & Riegels, British Virgin Islands and Greenberg Traurig, LLP, East Palo Alto, California.

Experts

Our consolidated financial statements as of December 31, 2003, September 30, 2004, and December 31, 2004, for each of the years ended December 31, 2002, and 2003, for the nine-month period ended September 30, 2004, and for the three-month period ended December 31, 2004, included in this prospectus, have been so included in reliance on the reports of Samil PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The address of Samil PricewaterhouseCoopers is Kukje Center Building, 191 Hangangro 2ga, Yongsan-gu, Seoul 140-702, Korea. Samil PricewaterhouseCoopers is a member of the Korean Institute of Certified Public Accountants, and the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

Where you can find more information

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (Registration No. 333-126019). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

As a result of the exchange offer, we will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. You may read and copy any reports or other information filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the SEC at 800-SEC-0350 for further information on the operation of the public reference room. Our filings will also be available to the public from commercial document retrieval services and at the SEC Web site at “www.sec.gov.” In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: c/o MagnaChip Semiconductor, Ltd., 891 Daechi-dong, Kangnam-gu, Seoul 135-738, Korea, Attention: General Counsel; the telephone number at that address is 82-2-3459-3691.

If for any reason we are not required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended, we are still required under the terms of the indenture, so long as any notes are outstanding, to furnish to the trustee and the holders of the notes, file with the SEC (unless the SEC will not accept such a filing) and post on our website, (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports, and, with respect to the annual report on Form 10-K only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the SEC. In addition, for so long as any of the notes remain outstanding, at any time when we are not required to file reports with the SEC, we have agreed to make available to any holder of the notes, securities analysts and prospective investors, at their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Consolidated Balance Sheet

April 3, 2005

(Unaudited)

(in thousands of US dollars, except unit data)
Assets
Current assets
Cash and cash equivalents	$35,690
Restricted cash	7,316
Accounts receivable, net	92,432
Inventories, net	72,402
Other current assets	18,349

Total current assets	226,189

Property, plant and equipment, net	566,174
Intangibles, net	232,383
Other non-current assets	45,170

Total assets	$1,069,916

Liabilities and Unitholders’ equity
Current liabilities
Accounts payable	$64,587
Other accounts payable	25,068
Accrued expenses	30,464
Other current liabilities	9,423

Total current liabilities	129,542

Long-term borrowings	750,000
Accrued severance benefits, net	53,051
Other non-current liabilities	11,348

Total liabilities	$943,941

Commitments and contingencies
Series A redeemable convertible preferred units; 60,000 units authorized, 50,091 units issued and 0 units outstanding	$—
Series B redeemable convertible preferred units; 550,000 units authorized, 450,693 units issued and 93,997 units outstanding	98,929

Total redeemable convertible preferred units	$98,929

Unitholders’ equity
Common units; 65,000,000 units authorized and 52,533,003 units issued and outstanding	$52,533
Additional paid in capital—warrants	2,100
Accumulated deficit	(52,939)
Accumulated other comprehensive income	25,352

Total unitholders’ equity	27,046

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$1,069,916

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Consolidated Statement of Operations

For the three-month period ended April 3, 2005

(Unaudited)

(in thousands of US dollars, except unit data)

Net sales	$213,390

Cost of sales	187,438

Gross profit	25,952

Selling, general and administrative expenses	28,479
Research and development expenses	26,099

Operating loss	(28,626)

Other income (expenses)
Interest income	239
Interest expense	(14,140)
Foreign currency gain	22,099
Foreign currency loss	(8,498)

(300)

Loss before income taxes	(28,926)

Income tax expenses	2,352

Net loss	$(31,278)

Dividends to preferred unitholders	$2,395

Net loss attributable to common units	$(33,673)

Net loss per common unit—basic and diluted	$(0.64)

Weighted average number of units—basic and diluted	52,533,003

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Consolidated Statement of Changes in Unitholders’ Equity

For the three-month period ended April 3, 2005

(Unaudited)

	Common Units		Additional Paid-In Capital - warrants	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total
	Units	Amount
	(in thousands of US dollars, except unit data)
Balance at January 1, 2005	52,533,003	$52,533	$2,100	$(19,266)	$20,505	$55,872
Dividends accrued for Series B redeemable convertible preferred units		—	—	(2,395)	—	(2,395)
Comprehensive income (loss) :
Net loss		—	—	(31,278)	—	(31,278)
Foreign currency translation adjustments		—	—	—	4,847	4,847

Total comprehensive income						(26,431)

Balance at April 3, 2005	52,533,003	$52,533	$2,100	$(52,939)	$25,352	$27,046

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Consolidated Statement of Cash Flows

For the three-month period ended April 3, 2005

(Unaudited)

(in thousands of US dollars)
Cash flows from operating activities
Net loss	$(31,278)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	55,306
Provision for severance benefits	3,656
Amortization of debt issuance costs	862
Gain on foreign currency translation, net	(14,862)
Others, net	183
Changes in operating assets and liabilities
Accounts receivable	(3,544)
Inventories	14,915
Accounts payable	(2,602)
Other accounts payable	(67,366)
Accrued expenses	(2,016)
Other current assets	65,259
Other current liabilities	(2,201)
Payment of severance benefits	(2,756)
Others, net	(2,672)

Net cash provided by operating activities	$10,884

Cash flows from investing activities
Purchases of plant, property and equipment	(12,444)
Purchases of intangibles, net	(537)
Acquisition of business	(14,581)
Decrease in restricted cash	5,779
Others, net	50

Net cash used in investing activities	$(21,733)

Cash flows from financing activities
Repayment of short-term borrowings	(13,556)
Debt issuance cost paid	(363)

Net cash used in financing activities	(13,919)
Effect of exchange rates on cash and cash equivalents	504

Net decrease in cash and cash equivalents	$(24,264)

Cash and cash equivalents
Beginning of the period	58,396

Net increase (decrease) in cash and cash equivalents from changes of consolidated subsidiaries	1,558

End of the period	$35,690

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements

April 3, 2005

(Unaudited)

1. Basis of Presentation

The accompanying unaudited interim consolidated financial statements of MagnaChip Semiconductor LLC and its subsidiaries (successor company) (the “Company”) have been prepared in accordance with Accounting Principles Board (“APB”) Opinion No. 28, Interim Financial Reporting regarding interim financial information and, accordingly, do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the three-month period ended December 31, 2004, included in this prospectus. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect all adjustments (consisting solely of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of results for this interim period. The results of operations for the three-month period ended April 3, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

2. Inventories

Inventories as of April 3, 2005 consist of the following:

(in thousands of US dollars)
Finished goods	$21,154
Semi-finished goods and work-in-process	60,482
Raw materials and supplies	4,629
Materials in-transit	3,532
Less: valuation allowances	(17,395)

Inventories, net	$72,402

3. Product Warranties

Accrued warranty liabilities as of April 3, 2005 were as follows:

(in thousands of US dollars)
Balance at January 1, 2005	$1,448
Accrued warranty reserve	1,140
Costs incurred	(161)
Translation adjustments	43

Balance at April 3, 2005	$2,470

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

April 3, 2005

(Unaudited)

4. Accrued Severance Benefits

Changes in accrued severance benefits for the three-month period ended April 3, 2005 are as follows:

(in thousands of US dollars)
Beginning balance	$52,925
Provisions	3,656
Transferred from acquired company	196
Severance payments	(2,756)
Effect of foreign currency translation	1,216

55,237
Less: cumulative contributions to the National Pension Fund	(1,189)
group severance insurance plan	(997)

Accrued severance benefits, net	$53,051

The severance benefits are funded approximately 1.81% as of April 3, 2005 through severance insurance deposits for payment of severance benefits, and the account is deducted from accrued severance benefits.

In addition, the Company expects to pay the following future benefits to its employees upon their normal retirement age:

(in thousands of US dollars)
2005	$—
2006	51
2007	—
2008	64
2009	179
2010 – 2014	2,099

The above amounts were determined based on the employees’ current salary rate and the number of service years that will be accumulated upon their retirement date. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement age.

5. Series B Redeemable Convertible Preferred Units

Changes in series B redeemable convertible preferred units for the three-month period ended April 3, 2005 are as follows:

	Series B
	Units	Amount
	(in thousands of US dollars, except unit data)
January 1, 2005	93,997	$96,534
Accrual of dividends		2,395

April 3, 2005	93,997	$98,929

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

April 3, 2005

(Unaudited)

6. Earnings per Unit

The following table sets forth the computation of basic net loss attributable to common unitholders per common unit.

(in thousands of US dollars, except unit data)
Net loss	$(31,278)
Dividends to preferred unitholders	2,395

Net loss attributable to common units	$(33,673)

Weighted-average common units outstanding	52,533,003

Net loss per unit—basic	$(0.64)

The following outstanding redeemable convertible preferred units issued, options granted and warrants issued were excluded from the computation of diluted net loss per unit as they had antidilutive effects:

(in thousands of units)
Redeemable convertible preferred units	94
Options	3,067
Warrants	5,079

7. Unit-Based Compensation

On January 5, 2005, the Company granted 478,000 common units and 1,444,500 options to purchase common units to its management and employees, respectively, with exercise prices ranging from $1 to $3 per unit and a vesting term of 25% of the units on September 30, 2005 and 6.25% of the units on the last day of each calendar quarter thereafter according to the resolution at the board of directors’ meeting. In addition, 68,000 options to purchase common units granted on January 5, 2005 were subsequently forfeited.

Subsequent to the grants on January 5, 2005, the Company additionally granted 66,000 options to purchase common units to its employees with exercise prices of $2 per unit and a vesting term of 25% of the units on the first anniversary of the grant date and 6.25% of the units on the last day of each calendar quarter thereafter according to the resolution at the board of directors’ meeting.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

April 3, 2005

(Unaudited)

The Company accounts for unit-based awards to employees using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, accordingly, no compensation cost was recorded for the three-month period ended April 3, 2005. The Company utilizes the Black-Scholes option valuation model to value options for pro forma presentation of income as if the fair value-based accounting method in SFAS No. 123, Accounting for Stock-Based Compensation, had been used to account for unit-based compensation and the Company’s net loss would have increased to the pro forma amounts indicated below:

(in thousands of US dollars)
Net loss, as reported for the three-month period ended April 3, 2005	$(31,278)
Add : Amortization of non-cash deferred unit compensation expense determined under the intrinsic value method as reported in net income, net of related tax effects	—
Deduct : Total unit-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(134)

Pro forma net loss for the three-month period ended April 3, 2005	$(31,412)

Pro forma loss per unit for the three-month period ended April 3, 2005	$(0.64)

The weighted average fair value of options granted during the three-month period ended April 3, 2005 was $0.22.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions (average-weight):

Expected life	2.0 Years
Expected volatility	61.9%
Risk-free interest rate	2.8%
Expected dividends	—

8. Condensed Consolidating Financial Statement

The senior secured credit facility and Second Priority Senior Secured Notes are each fully and unconditionally guaranteed by MagnaChip Semiconductor LLC and all of its subsidiaries. The Senior Subordinated Notes are fully and unconditionally guaranteed by MagnaChip Semiconductor LLC and all of its subsidiaries, except for MagnaChip Semiconductor, Ltd. (Korea). Below are the condensed consolidating balance sheets as of April 3, 2005 and the condensed consolidating statements of operations and cash flows for the three-month period ended April 3, 2005 of those entities that guarantee the Senior Subordinated Notes, those that do not, MagnaChip Semiconductor LLC, and the co-issuers.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

April 3, 2005

(Unaudited)

Condensed Consolidating Balance Sheet

April 3, 2005

	MagnaChip Semiconductor LLC	MagnaChip Semiconductor Finance Company & MagnaChip Semiconductor S.A.	MagnaChip Semiconductor, Ltd. (Korea)	All other subsidiaries	Eliminations	Consolidated
	(Parent)	(Co-Issuers)	(Non-Guarantor)	(Guarantors)
	(in thousands of US dollars)
Assets
Current assets
Cash and cash equivalents	$983	$4,806	$15,026	$14,875	$—	$35,690
Restricted cash	—	—	7,316	—	—	7,316
Accounts receivable, net	—	—	98,199	44,577	(50,344)	92,432
Inventories, net	—	—	63,587	9,730	(915)	72,402
Short-term inter-company loans	—	10,625	—	14,000	(24,625)	—
Other current assets	35,014	14,824	19,577	13,856	(64,922)	18,349

Total current assets	35,997	30,255	203,705	97,038	(140,806)	226,189

Property, plant and equipment, net	—	—	564,964	1,210	—	566,174
Intangibles, net	—	—	204,117	28,266	—	232,383
Investments in subsidiaries	89,978	11,071	—	196,331	(297,380)	—
Long-term inter-company loans	—	787,547	—	621,000	(1,408,547)	—
Other non-current assets	—	21,391	48,781	3,662	(28,664)	45,170

Total assets	$125,975	$850,264	$1,021,567	$947,507	$(1,875,397)	$1,069,916

Liabilities and Unitholders’ equity
Current liabilities
Accounts payable	$—	$—	$63,239	$51,692	$(50,344)	$64,587
Other accounts payable	—	435	56,996	3,369	(35,732)	25,068
Accrued expenses	—	10,568	31,188	14,675	(25,967)	30,464
Other current liabilities	—	27	7,230	28,038	(25,872)	9,423

Total current liabilities	—	11,030	158,653	97,774	(137,915)	129,542

Long-term borrowings	—	750,000	621,000	789,522	(1,410,522)	750,000
Accrued severance benefits, net	—	—	52,839	212	—	53,051
Other non-current liabilities	—	—	9,012	31,001	(28,665)	11,348

Total liabilities	$—	$761,030	$841,504	$918,509	$(1,577,102)	$943,941

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

April 3, 2005

(Unaudited)

Condensed Consolidating Balance Sheet

April 3, 2005

	MagnaChip Semiconductor LLC	MagnaChip Semiconductor Finance Company & MagnaChip Semiconductor S.A.	MagnaChip Semiconductor, Ltd. (Korea)	All other subsidiaries	Eliminations	Consolidated
	(Parent)	(Co-Issuers)	(Non-Guarantor)	(Guarantors)
	(in thousands of US dollars)
Commitments and contingencies
Series A redeemable convertible preferred units	$—	—	—	—	—	$—
Series B redeemable convertible preferred units	98,929	—	—	—	—	98,929

Total redeemable convertible preferred units	$98,929	—	—	—	—	$98,929

Unitholders’ equity
Common units	$52,533	$102,985	$38,845	$4,063	$(145,893)	$52,533
Additional paid-in capital	2,100	1,026	155,212	57,856	(214,094)	2,100
Accumulated deficit	(52,939)	(40,129)	(39,278)	(58,513)	137,920	(52,939)
Accumulated other comprehensive income	25,352	25,352	25,284	25,592	(76,228)	25,352
Total unitholders’ equity	27,046	89,234	180,063	28,998	(298,295)	27,046

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$125,975	$850,264	$1,021,567	$947,507	$(1,875,397)	$1,069,916

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

April 3, 2005

(Unaudited)

Condensed Consolidating Statement of Operations

For the three-month period ended April 3, 2005

	MagnaChip Semiconductor LLC	MagnaChip Semiconductor Finance Company & MagnaChip Semiconductor S.A.	MagnaChip Semiconductor, Ltd. (Korea)	All other subsidiaries
	(Parent)	(Co-Issuers)	(Non-Guarantor)	(Guarantors)	Eliminations	Consolidated
	(in thousands of US dollars)
Net sales	$—	$—	$207,965	$93,622	$(88,197)	$213,390
Cost of sales	—	—	186,720	89,502	(88,784)	187,438

Gross profit	—	—	21,245	4,120	587	25,952

Selling, general and administrative expenses	3	220	25,361	2,560	335	28,479
Research and development expenses	—	—	26,434	—	(335)	26,099

Operating loss	(3)	(220)	(30,550)	1,560	587	(28,626)

Other income (expenses)	3	(8,162)	692	7,167	—	(300)

Income before income taxes, equity in earnings (loss) of related equity investment	—	(8,382)	(29,858)	8,727	587	(28,926)

Income tax expense	—	27	—	2,325	—	2,352

Income before equity in earnings (loss) of related investment	—	(8,409)	(29,858)	6,402	587	(31,278)
Earnings (loss) of related investment	(31,278)	(23,005)	—	(30,933)	85,216	—

Net income (loss)	$(31,278)	$(31,414)	$(29,858)	$(24,531)	$85,803	$(31,278)

Dividends to preferred unitholders	$2,395	—	—	—	—	$2,395

Net loss attributable to common units	$(33,673)	$(31,414)	$(29,858)	$(24,531)	$85,803	$(33,673)

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

April 3, 2005

(Unaudited)

Condensed Consolidating Statement of Cash Flow

For the three-month period ended April 3, 2005

	MagnaChip Semiconductor LLC	MagnaChip Semiconductor Finance Company & MagnaChip Semiconductor S.A.	MagnaChip Semiconductor, Ltd. (Korea)	All other subsidiaries
	(Parent	(Co-Issuers)	(Non-Guarantor)	(Guarantor)	Eliminations	Consolidated
	(in thousands of US dollars)
Cash flow from operating activities:
Net loss	$(31,278)	$(31,414)	$(29,858)	$(24,531)	$85,803	$(31,278)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	—	—	54,974	332	—	55,306
Provision for severance benefits	—	—	3,651	5	—	3,656
Amortization of debt issuance costs	—	660	202	—	—	862
Gain on foreign currency translation, net	—	8,267	(15,463)	(7,666)	—	(14,862)
Loss (earnings) of related investment	31,278	23,005	—	30,933	(85,216)	—
Others, net	—	—	175	8	—	183
Changes in operating assets and liabilities:
Accounts receivable	—	—	3,061	(1,691)	(4,914)	(3,544)
Inventories	—	—	15,104	411	(600)	14,915
Accounts payable	—	—	(2,223)	(5,293)	4,914	(2,602)
Other accounts payable	(1,162)	183	(65,105)	(1,867)	585	(67,366)
Accrued expenses	—	9,440	565	8,002	(20,023)	(2,016)
Other current assets	(241)	(7,371)	63,491	(10,058)	19,438	65,259
Other current liabilities	—	27	(2,811)	583	—	(2,201)
Payment of severance benefits	—	—	(2,756)	—	—	(2,756)
Others, net	—	—	(31,284)	28,612	—	(2,672)

Net cash provided by (used in) operating activities	$(1,403)	$2,797	$(8,277)	$17,780	$(13)	$10,884

Cash flows from investing activities:
Purchases of plant, property and equipment	—	—	(12,436)	(8)	—	(12,444)
Purchase of intangibles, net	—	—	(537)	—	—	(537)
Acquisition of business	—	—	—	(14,581)	—	(14,581)
Decrease (increase) of intercompany loans	—	(1,009)	—	(15,010)	16,019	—
Decrease in restricted cash	—	—	5,779	—	—	5,779
Others, net	—	—	47	3	—	50

Net cash used in investing activities	$—	$(1,009)	$(7,147)	$(29,596)	$16,019	$(21,733)

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

April 3, 2005

(Unaudited)

Condensed Consolidating Statement of Cash Flow—(Continued)

For the three-month period ended April 3, 2005

	MagnaChip Semiconductor LLC	MagnaChip Semiconductor Finance Company & MagnaChip Semiconductor S.A.	MagnaChip Semiconductor, Ltd. (Korea)	All other subsidiaries
	(Parent	(Co-Issuers)	(Non-Guarantor)	(Guarantor)	Eliminations	Consolidated
	(in thousands of US dollars)
Cash flow from financing activities:
Proceeds from short-term borrowings	—	—	—	13,898	(13,898)	—
Proceeds from long-term borrowings	—	—	1,014	1,009	(2,023)	—
Repayments of short-term borrowings	—	—	(759)	(12,797)	—	(13,556)
Increase of debt issuance cost	—	(183)	(180)	—	—	(363)

Net cash provided by (used in) financing activities	$—	$(183)	$75	$2,110	$(15,921)	$(13,919)

Effect of exchange rate on cash and cash equivalents	—	—	704	(115)	(85)	504

Net increase in cash and cash equivalents	$(1,403)	$1,605	$(14,645)	$(9,821)	$—	$(24,264)

Cash and cash equivalents:
Beginning of the period	2,386	3,201	29,671	23,138	—	58,396
Net increase in cash and cash equivalent from change of consolidation subsidiaries	—	—	—	1,558	—	1,558

End of the period	$983	$4,806	$15,026	$14,875	$—	$35,690

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Balance Sheet

March 31, 2004

(Unaudited)

(in thousands of US dollars)
Assets
Current assets
Accounts receivable, net	$85,697
Inventories, net	93,389
Other current assets	12,613

Total current assets	191,699

Property, plant and equipment, net	505,054
Intangibles, net	32,314
Other non-current assets	24,894

Total assets	$753,961

Liabilities and Owners’ equity
Current liabilities
Accounts payable	$78,271
Other accounts payable	5,159
Short-term borrowings	30,158
Accrued expenses	23,213
Other current liabilities	5,247

Total current liabilities	$142,048

Long-term borrowings	383,608
Accrued severance benefits, net	43,755
Other non-current liabilities	11,925

Total liabilities	$581,336

Commitments and contingencies
Owners’ equity
Owners’ equity	$143,813
Deferred stock compensation	5,274
Accumulated other comprehensive income	23,538

Total owners’ equity	$172,625

Total liabilities and owners’ equity	$753,961

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Statement of Operations

For the three-month period ended March 31, 2004

(Unaudited)

(in thousands of US dollars)
Net sales
Related party	$62,651
Others	201,155

263,806
Cost of sales	207,752

Gross profit	56,054

Selling, general and administrative	19,890
Research and development	23,922

Operating income	12,242

Other income (expenses)
Interest expense, net	(7,326)
Foreign currency gain	7,939
Foreign currency loss	(4,131)
Others, net	372

(3,146)

Income before income taxes	9,096

Income tax expenses	1,064

Net income	$8,032

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Statement of Changes in Owner’s Equity

For the three-month period ended March 31, 2004

(Unaudited)

	Owners’ Equity	Deferred Stock Compensation	Accumulated Other Comprehensive Income	Total
	(in thousands of US dollars)
Balance at January 1, 2004	$135,781	$2,350	$17,183	$155,314
Comprehensive income:
Net income	8,032	—	—	8,032
Foreign currency translation adjustments	—	—	6,355	6,355

Total comprehensive income				14,387
Deferred stock compensation	—	2,924	—	2,924

Balance at March 31, 2004	$143,813	$5,274	$23,538	$172,625

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Statement of Cash Flows

For the three-month period ended March 31, 2004

(Unaudited)

(in thousands of US dollars)
Cash flows from operating activities
Net income	$8,032
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	81,149
Provision for severance benefits	6,449
Gain on foreign currency translation, net	(3,640)
Gain on disposal of property, plant and equipment, net	(313)
Stock compensation expenses	2,924
Others, net	124
Changes in operating assets and liabilities
Accounts receivable	7,434
Inventories	(8,773)
Accounts payable	(762)
Other account payables	(375)
Accrued expenses	(3,401)
Other current assets	(727)
Other current liabilities	(857)
Payment of severance benefits	(1,708)
Others, net	637

Net cash provided by operating activities	$86,193

Cash flows from investing activities
Proceeds from sales of plant, property and equipment	412
Purchases of plant, property and equipment	(16,506)
Purchases of intangibles, net	(689)
Others, net	(232)

Net cash used in investing activities	$(17,015)

Cash flows from financing activities:
Net decrease in short-term borrowings	(18,820)
Net decrease in long-term borrowings	(50,012)

Net cash used in financing activities	(68,832)

Effect of exchange rates on cash and cash equivalents	(346)

Net increase in cash and cash equivalents	$—

Cash and cash equivalents:
Beginning of the period	—

End of the period	$—

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated Financial Statements

March 31, 2004

(Unaudited)

1. Basis of Presentation

On October 6, 2004, MagnaChip Semiconductor LLC and its subsidiaries (the “Company”) completed its purchase of the non-memory business (the “Business”), as outlined in the Business Transfer Agreement, as amended (the “BTA”) from Hynix Semiconductor, Inc. (“Hynix”), for approximately $757 million in cash, plus 5,079,254 warrants to purchase common equity interests in Magnachip Semiconductor LLC.

The accompanying unaudited interim consolidated (carve-out) financial statements of the Company have been prepared in accordance with Accounting Principles Board (“APB”) Opinion No. 28, Interim Financial Reporting regarding interim financial information and, accordingly, do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the nine-month period ended September 30, 2004, included in this prospectus. The accompanying consolidated (carve-out) financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect all adjustments (consisting solely of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of results for this interim period. The results of operations for the three-month period ended March 31, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

2. Inventories

Inventories as of March 31, 2004 consist of the following:

(in thousands of US dollars)
Finished goods	$23,172
Semi-finished goods and work-in-process	63,288
Raw materials and supplies	8,742
Materials in-transit	5,196
Less: valuation allowances	(7,009)

Inventories, net	$93,389

3. Product Warranties

Accrued warranty liabilities as of March 31, 2004 were as follows:

(in thousands of US dollars)
Balance at January 1, 2004	$794
Costs incurred	(380)
Period end reduction of accrual	(12)
Translation adjustments	22

Balance at March 31, 2004	$424

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated Financial Statements—(Continued)

March 31, 2004

(Unaudited)

4. Accrued Severance Benefits

Changes in accrued severance benefits for the three-month period ended March 31, 2004 are as follows:

(in thousands of US dollars)
Beginning balance	$40,015
Provisions	6,449
Severance payments	(1,708)
Effect of foreign currency translation	1,687

46,443

Less: Cumulative contributions to the National Pension Fund	(1,539)
Group severance insurance plan	(1,149)

Accrued severance benefits, net	$43,755

The severance benefits are funded approximately 2.47% as of March 31, 2004 through severance insurance deposits for payment of severance benefits, and the account is deducted from accrued severance benefits.

In addition, the Company expects to pay the following future benefits to its employees upon their normal retirement age:

(in thousands of US dollars)
2005	$44
2006	4
2007	113
2008	61
2009	920
2010 – 2014	2,162

The above amounts were determined based on the employees’ current salary rate and the number of service years that will be accumulated upon their retirement date. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement age.

5. Stock-Based Compensation

Employee stock plans are accounted for using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. The Business utilizes the Black-Scholes option valuation model to value options for pro forma presentation of income as if the fair value-based accounting method in Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, had been used to account for stock-based compensation.

On March 26, 2004, Hynix modified all the outstanding options by reducing the vesting period from three years to two years. As the outstanding options were accounted for as variable awards prior to the modification, they will continue to be accounted for as variable awards after the modification. Any impacts of creating a new measurement date due to the modification of the options are reflected in the stock compensation expense in accordance with APB No. 25 and the pro forma disclosures of SFAS 123.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated Financial Statements—(Continued)

March 31, 2004

(Unaudited)

The compensation cost for its performance-based plan was $2,924 thousand for the three-month period ended March 31, 2004. If compensation cost for the Business’ stock-based compensation plan was determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Business’ net loss would have been increased to the pro forma amounts indicated below.

(in thousands of US dollars)
Net income, as reported for the three-month period ended March 31, 2004	$8,032
Add: Amortization of non-cash deferred stock compensation expense determined under the intrinsic value method as reported in net loss, net of related tax effects	2,924
Deduct: Total stock-based employee compensation expense determined under fair value method for all, awards net of related tax effects	(941)

Pro forma net income for the three-month period ended March 31, 2004	$10,015

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Unitholders of

MagnaChip Semiconductor LLC (Successor Company)

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in unitholders’ equity and of cash flows present fairly, in all material respects, the financial position of MagnaChip Semiconductor LLC and its subsidiaries (successor company) (the “Company”) at December 31, 2004, and the results of their operations and their cash flows for the three-month period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    Samil PricewaterhouseCoopers

Seoul, Korea

June 15, 2005

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Consolidated Balance Sheet

December 31, 2004

(in thousands of US dollars, except unit data)
Assets
Current assets
Cash and cash equivalents	$58,396
Restricted cash	12,962
Accounts receivable, net	86,592
Inventories, net	86,169
Other receivables	72,918
Other current assets	6,915

Total current assets	323,952

Property, plant and equipment, net	581,636
Intangibles, net	211,987
Other non-current assets	36,955

Total assets	$1,154,530

Liabilities and Unitholders’ equity
Current liabilities
Accounts payable	$66,163
Other accounts payable	86,462
Accrued expenses	31,413
Income tax payable	6,987
Other current liabilities	3,654

Total current liabilities	194,679

Long-term borrowings	750,000
Accrued severance benefits, net	50,714
Other non-current liabilities	6,731

Total liabilities	$1,002,124

Commitments and contingencies
Series A redeemable convertible preferred units; 60,000 units authorized, 50,091 units issued and 0 unit outstanding	$—
Series B redeemable convertible preferred units; 550,000 units authorized, 450,693 units issued and 93,997 units outstanding	96,534

Total redeemable convertible preferred units	$96,534

Unitholders’ equity
Common units; 65,000,000 units authorized and 52,533,003 units issued and outstanding	$52,533
Additional paid in capital—warrants	2,100
Accumulated deficit	(19,266)
Accumulated other comprehensive income	20,505

Total unitholders’ equity	55,872

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$1,154,530

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Consolidated Statement of Operations

For the three-month period ended December 31, 2004

(in thousands of US dollars, except unit data)
Net sales	$243,582
Cost of sales	204,461

Gross profit	39,121

Selling, general and administrative expenses	29,784
Research and development expenses	22,058

Operating loss	(12,721)

Other income (expenses)
Interest income	710
Interest expense	(17,526)
Foreign currency gain	43,321
Foreign currency loss	(12,884)

13,621

Income before income taxes	900

Income tax expenses	6,725

Net loss	$(5,825)

Dividends to preferred unitholders	$13,428

Net loss attributable to common units	$(19,253)

Net loss per common unit—basic and diluted	$(0.38)

Weighted average number of units—basic and diluted	50,061,910

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Consolidated Statement of Changes in Unitholders’ Equity

For the three-month period ended December 31, 2004

	Common Units		Additional Paid-In Capital —warrants	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total
	Units	Amount
	(in thousands of US dollars, except unit data)
Balance at October 1, 2004	49,713	$49,713	$—	$(13)	$(116)	$49,584
Issuance of common units	364	364	—	—	—	364
Exercise of common options	2,456	2,456	—	—	—	2,456
Issuance of warrants in connection with the Acquisition		—	2,100	—	—	2,100
Payment of accumulated accrued dividends		—	—	(10,891)	—	(10,891)
Dividends accrued for Series B redeemable convertible preferred units		—	—	(2,537)	—	(2,537)
Comprehensive income (loss):
Net loss		—	—	(5,825)	—	(5,825)
Foreign currency translation adjustments		—	—	—	20,621	20,621

Total comprehensive income						14,796

Balance at December 31 , 2004	52,533	$52,533	$2,100	$(19,266)	$20,505	$55,872

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Consolidated Statement of Cash Flows

For the three-month period ended December 31, 2004

(in thousands of US dollars)
Cash flows from operating activities
Net loss	$(5,825)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	45,855
Provision for severance benefits	3,397
Amortization of debt issuance costs	4,411
Gain on foreign currency translation	(33,263)
Others, net	301
Changes in operating assets and liabilities
Accounts receivable	(43,270)
Other receivables	(56,917)
Inventories	36,513
Accounts payable	(33,061)
Other accounts payable	81,509
Accrued expenses	17,711
Other current assets	(6,009)
Other current liabilities	9,842
Payment of severance benefits	(2,898)
Others, net	(1,011)

Net cash used in operating activities	$17,285

Cash flows from investing activities
Purchases of plant, property and equipment	(23,346)
Purchases of intangibles, net	(108)
Acquisition of business	(488,152)
Increase in restricted cash	(12,350)
Others, net	(2,027)

Net cash used in investing activities	$(525,983)

Cash flows from financing activities
Proceeds from issuance of Senior Secured and Subordinated Notes	750,000
Proceeds from long-term borrowings	45,867
Debt issuance costs paid	(27,635)
Issuance of common units	2,820
Issuance of redeemable convertible preferred units	3,636
Prepayment of long term borrowings	(347,718)
Redemption of redeemable convertible preferred units	(406,786)
Payment of preferred dividends	(10,891)
Others, net	704

Net cash used in financing activities	9,997

Effect of exchange rates on cash and cash equivalents	10,217

Net decrease in cash and cash equivalents	$(488,484)

Cash and cash equivalents
Beginning of year	546,880

End of year	$58,396

Supplemental cash flow information
Cash paid for interest	$11,862

Cash paid for income taxes	$76

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements

December 31, 2004

1. General

The Company

MagnaChip Semiconductor LLC was created on November 26, 2003 and was capitalized on September 10, 2004, with the issuance of 60,822 common units for total cash and stock consideration of $61 thousand. It was created with the sole purpose of acquiring the non-memory business (the “Business”) of Hynix Semiconductor, Inc (“Hynix”), which acquisition was completed with effect from October 1, 2004 (the “Acquisition”). On September 23, 2004, the Company issued 49,727 Series A redeemable convertible preferred units and 447,420 series B redeemable convertible preferred units, for a total cash consideration of $49,727 thousand and $447,420 thousand respectively. During the period from November 26, 2003 through October 1, 2004, MagnaChip Semiconductor LLC owned no assets or liabilities, other than the cash raised from its equity offerings in preparation for the Acquisition and the stock of its holding company and acquisition subsidiaries. In addition, during this period, MagnaChip Semiconductor LLC had no operations other than interest income from the cash totaling $22 thousand, and various bank fees and administrative expenses incurred in connection with its formation and the formation of its subsidiaries totaling $35 thousand. The accumulated other comprehensive income of $116 thousand was generated by the translation of the portion of the assets described above in its two consolidated subsidiaries at October 1, 2004, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor B.V. At October 1, 2004, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor B.V. were holding companies, with no significant operations, assets or liabilities other than holding some cash raised in the equity offerings.

MagnaChip Semiconductor LLC and its subsidiaries (successor company) (the “Company”) is a designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. The Company has five wafer fabrication facilities located in Cheongju and Gumi in the Republic of Korea.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

Principles of Consolidation

The consolidated financial statements include the accounts of MagnaChip Semiconductor LLC and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. The most significant estimates and assumptions relate to the useful life of property, plant and equipment, allowance for uncollectible accounts receivable, contingent liabilities, inventory valuation and impairment of long-lived assets. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

Foreign Currency Translation

MagnaChip Semiconductor LLC and the majority of its subsidiaries uses their local currency as their functional currencies, while its subsidiaries in Luxembourg, the Netherlands and the United Kingdom use the U.S. dollar as their functional currencies. The financial statements of the subsidiaries are translated into the U.S. dollar in accordance with Statements of Financial Accounting Standards (“SFAS”) 52, Foreign Currency Translation. All the assets and liabilities are translated to the U.S. dollar at the end-of-period exchange rates. Capital accounts are determined to be of a permanent nature and are translated using historical exchange rates. Revenues and expenses are translated using average exchange rates. Foreign currency translation adjustments arising from differences in exchange rates from period to period are included in the foreign currency translation adjustment account in accumulated comprehensive income (loss) of unitholders’ equity. Transactions in currencies other than the functional currency are included as a component of other income (expenses) in the statement of operations.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with an original maturity date of three months or less. Restricted cash includes amounts placed in deposits at Korean banks, subject to certain withdrawal restraints for government grants, other payables and checking accounts plus amounts pledged as collateral for the Second Priority Senior Secured Notes and the senior secured credit facility.

Accounts receivable reserves

An allowance for doubtful accounts is provided based on the aggregate estimated collectibility of their accounts receivable. The Company records an allowance for cash returns, presented within accounts receivable, based on the historical experience of the amount of goods that will be returned and refunded. In addition, the company also includes in accounts receivable, an allowance for additional products that may have to be provided, free of charge, to compensate customers for products that do not meet previously agreed yield criteria, the low yield compensative reserve.

Inventories

Inventories are stated at the lower of cost or market, using the average method, which approximates the first in, first out method. If net realizable value is less than cost at the balance sheet date, the carrying amount is reduced to the realizable value, and the difference is recognized as a loss on valuation of inventories. Inventory reserves are established when conditions indicate that the net realizable value is less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes. Reserves are also established for excess inventory based on inventory levels in excess of six months of demand, as judged by management, for each specific product.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below.

Buildings	30 – 40 years
Building related structures	10 – 20 years
Machinery and equipment	5 – 10 years
Vehicles and others	5 years

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

Routine maintenance and repairs are charged to expense as incurred. Expenditures that enhance the value or significantly extend the useful lives of the related assets are capitalized.

Borrowing costs incurred during the construction period of assets are capitalized as part of the related assets.

Impairment of Long-Lived Assets

The Company reviews property, plant and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability is measured by comparison of its carrying amount with the future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impaired amount is measured as the amount by which the carrying amount of the asset exceeds the present value of the future net cash flows generated by the respective long-lived assets.

Lease Transactions

The Company accounts for lease transactions as either operating leases or capital leases, depending on the terms of the underlying lease agreements. Machinery and equipment acquired under capital lease agreements are recorded at cost as property, plant and equipment and depreciated using the straight-line method over their estimated useful lives. In addition, the aggregate lease payments are recorded as capital lease obligations, net of unaccrued interest. Interest is amortized over the lease period using the effective interest rate method. Leases that do not qualify as capital leases are classified as operating leases, and the related rental payments are expensed on a straight-line basis over the lease term.

Software

The Company capitalizes certain external costs that are incurred to purchase and implement internal-use computer software. Direct costs relating to the development of software for internal use are capitalized after technological feasibility has been established, in accordance with Statement Of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Depreciation is calculated on a straight line basis over five years.

Intangibles

Intangibles acquired from Hynix include technology and customer relationships which are amortized on a straight-line basis over periods ranging from 4 to 8 years. Other intellectual property assets acquired represent rights under patents, trademarks and property use rights and are amortized over the periods of benefit, ranging up to 10 years, on a straight-line basis.

Fair Value Disclosures of Financial Instruments

The estimated fair value of financial instruments is determined by the Company, using available market information and valuation methodologies considered to be appropriate. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts. Carrying amounts of accounts receivable and accounts payable approximate fair value due to the short maturity of these financial instruments.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

Accrued Severance Benefits

Employees with one or more years of service are entitled to receive a lump-sum payment upon termination of their employment with the Company, based on their length of employment and rate of pay at the time of termination. The accrual for the severance liability approximates the amount that would be payable assuming all eligible employees were to terminate their employment at the balance sheet date.

Accrued severance benefits are funded through a group severance insurance plan. The amounts funded under this insurance plan are classified as a deduction to the accrued severance benefits. Subsequent accruals are to be funded at the discretion of the Company.

In accordance with the National Pension Act of the Republic of Korea, a certain portion of accrued severance benefits is deposited with the National Pension Fund and deducted from the accrued severance benefits. The contributed amount is refunded to employees from the National Pension Fund upon their retirement.

Revenue Recognition

Product revenue is primarily recognized upon shipment, when persuasive evidence of a sales arrangement exists, the price is fixed or determinable, title has transferred and collection of resulting receivables is reasonably assured or probable. For certain distributors, standard products are sold to the distributors subject to specific rights to return products, in these situations, revenue recognition is deferred until the distributor sells the product to a third party. All amounts billed to a customer related to shipping and handling are classified as sales while all costs incurred by the Company for shipping and handling are classified as selling expenses amounting to $412 thousand for the three-month period ended December 31, 2004.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $173 thousand for the three-month period ended December 31, 2004.

Product Warranties

The Company records warranty liabilities for the estimated costs that may be incurred under its basic limited warranty included in other current liabilities. This warranty covers defective products and is normally applicable for 12 months from the date of purchase and these liabilities are accrued when product revenues are recognized. Warranty costs include the costs to replace the defective product. Factors that affect the Company’s warranty liability include historical and anticipated rate of warranty claims on those repairs and cost per claim to satisfy the Company’s warranty obligation. As these factors are impacted by actual experience and future expectations, the Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Accrued warranty liabilities as of December 31, 2004 were as follows:

(in thousands of US dollars)
Balance at October 1, 2004	$2,677
Costs incurred	(477)
Year end reduction of accrual	(977)
Translation adjustments	225

Balance at December 31, 2004	$1,448

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

Research and Development

Research and development costs are expensed as incurred and include employee salaries, contractor fees, building costs, utilities, and administrative expenses.

Government Grants

Grants received from the Korean government to assist with specific research and development activities, are recognized in the statement of operations as a credit to research and development expenses, in the period in which the related expense is incurred, to the extent that they are non-refundable. Grants from the Korean government recognized as a reduction of research and development expenses were $3,265 thousand, for the three-month period ended December 31, 2004.

Licensed Patents and Technologies

The Company has entered into a number of royalty agreements to license patents and technology used in the design and manufacture of its products. The payments under these agreements include an initial payment to acquire the rights, and a royalty payment, calculated based upon the sales of the related products. The initial payment, usually paid in installments, represents a non-refundable commitment, such that the total present value of these payments is recorded as a liability upon execution of the agreement, and the costs are deferred over the period of the agreement. The royalty payments are charged to the statement of operations as incurred.

Unit-Based Compensation

Employee unit plans are accounted for using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, the Company’s grants of options to purchase common units were granted at the exercise price equal to the fair market value of the underlying unit price on the date of grant and accordingly, no compensation cost was recorded for the three-month period ended December 31, 2004.

The Company utilizes the Black-Scholes option valuation model to value options for pro forma presentation of income as if the fair value-based accounting method in SFAS No. 123, Accounting for Stock-Based Compensation, had been used to account for unit-based compensation and the Company’s net loss would have increased to the pro forma amounts indicated below.

(in thousands of US dollars)
Net loss, as reported for the three-month period ended December 31, 2004	$(5,825)
Add : Amortization of non-cash deferred unit compensation expense determined under the intrinsic value method as reported in net income, net of related tax effects	—
Deduct : Total unit-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(995)

Pro forma net loss for the three-month period ended December 31, 2004	$(6,820)

Pro forma loss per unit for the three-month period ended December 31, 2004	$(0.40)

The weighted average fair value of options granted during the three-month period ended December 31, 2004 was $0.38.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions (average-weight):

Expected life	2.2 Years
Expected volatility	64.8%
Risk-free interest rate	2.6%
Expected dividends	—

Earnings per Unit

In accordance with SFAS No. 128, Earnings Per Share, the Company computes basic earnings per unit by dividing net income available to common unitholders by the weighted average number of common units outstanding during the period, which would include, to the extent their effect is dilutive: redeemable convertible preferred units, options and warrants. Diluted earnings per share reflect the dilution of potential common units outstanding during the period. In determining the hypothetical units repurchased, the Company uses the average unit price for the period.

Income Taxes

MagnaChip Semiconductor LLC has elected to be treated as a partnership for U.S. federal income tax purposes, and therefore is not subject to income taxes on its income. Taxes on its income are the responsibility of the individual equity owners of MagnaChip Semiconductor LLC. The Company is subject to local income taxes in the jurisdictions in which it operates.

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Concentration of Credit Risk

The Company performs periodic credit evaluations of their customers’ financial condition and generally does not require collateral for customers on accounts receivable. The Company maintains reserves for potential credit losses, but historically has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The Company derives a substantial portion of its revenues from export sales through its subsidiaries in Asia, North America and Europe.

A substantial portion of the components necessary for the manufacture and operation of the Company’s products are obtained from Hynix and its affiliates. The disruption or termination of any of these sources could have a material adverse effect on the Company’s operating results and financial condition.

Recent Accounting Pronouncements

In December 2004, the FASB issued FAS 123(R), Share-Based Payment (revised 2004). This revision effects current practice in a number of ways, including the elimination of the alternative to use the intrinsic value

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

method of accounting from Accounting Principles Board (“APB”) Opinion No. 25 that was provided in FASB Statement No. 123 as originally issued. This statement will be effective for the Company on January 1, 2006, and the Company is evaluating the impacts of this proposed FASB Statement on its financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage), and requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective date for the Company on January 1, 2005, and the Company is evaluating the impacts of this proposed FASB Statement on its financial statements.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard will have no effect on the Company’s financial position and results of operation as no accounting changes or errors have occurred in the current period.

3. The Acquisition

On October 6, 2004, the Company completed its purchase of the non-memory business of Hynix for cash and liabilities assumed, plus 5,079,254 warrants to purchase common equity interests in MagnaChip Semiconductor LLC, valued by independent valuation. This acquisition was accounted for as a purchase as summarized below:

(in thousands of US dollars)
Purchase consideration:
Cash	$469,233
Loan assumed	285,807
Warrants to purchase common units	2,100

757,140

Fair value of assets and liabilities acquired:
Current assets	(173,517)
Non-current assets	(749,380)
Current liabilities	119,262
Non-current liabilities	46,495

$—

The Company obtained an independent valuation of the acquired property, plant and equipment and the acquired intangibles, to ascertain the fair value of these assets, and in addition, applied adjustments to the book value of the other assets and liabilities transferred from Hynix to calculate the total fair value of the assets and liabilities acquired.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

The aggregate fair values obtained exceeded the total purchase consideration of $757,140 thousand, and this difference was applied to the Company’s intangible and non-current tangible assets on a pro-rata basis, such that the adjusted fair value of the assets and liabilities acquired equaled the total purchase consideration, with no residual negative goodwill.

4. Accounts Receivable

Accounts receivable as of December 31, 2004 consist of the following:

(in thousands of US dollars)
Accounts receivable	$77,778
Notes receivable	14,264
Less:
Allowances for doubtful accounts	(383)
Cash return reserve	(2,156)
Low yield compensation reserve	(2,911)

Accounts receivable, net	$86,592

The Company recognized bad debt expenses amounting to $340 thousand for the three-month period ended December 31, 2004. In addition, the Company additionally reserved $3,660 thousand for cash return and $2,260 thousand for low yield compensation reserves.

5. Inventories

Inventories as of December 31, 2004 consist of the following:

(in thousands of US dollars)
Finished goods	$27,176
Merchandise	1,255
Semi-finished goods and work-in-process	55,563
Raw materials and supplies	7,599
Materials in-transit	850
Less: valuation allowances	(6,274)

Inventories, net	$86,169

The Company recognized a loss on valuation of inventories amounting to $5,956 thousand for the three-month period ended December 31, 2004. In addition, the Company wrote off $384 thousand of inventories during the three-month period ended December 31, 2004.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

6. Property, Plant and Equipment

Property, plant and equipment as of December 31, 2004 consist of the following:

(in thousands of US dollars)
Buildings and related structures	$143,007
Machinery and equipment	437,973
Vehicles and others	21,037

602,017

Less: accumulated depreciation	(36,265)
Land	11,214
Construction in-progress	4,670

Property, plant and equipment, net	$581,636

Aggregate depreciation expenses for the three-month period ended December 31, 2004 is $34,421 thousand and capitalized interest costs for the three-month period ended December 31, 2004 amount to $53 thousand.

Property, plant and equipment are pledged as collateral for the senior secured credit facility and the Second Priority Senior Secured Notes.

7. Intangibles

Intangibles as of December 31, 2004 are as follows:

(in thousands of US dollars)
Technology	$26,343
Customer relationships	188,808
Intellectual property assets	8,885
Less: accumulated amortization	(12,049)

Intangibles, net	$211,987

Aggregate amortization expense for intangibles for the three-month period ended December 31, 2004 was $11,434 thousand. The estimated aggregate amortization expense for intangibles for the next five years is $37,949 thousand in 2005, $33,546 thousand in 2006, $33,546 thousand in 2007, $30,750 thousand in 2008 and $22,362 thousand in 2009.

Intangibles are pledged as collateral for the senior secured credit facility and the Second Priority Senior Secured Notes.

8. Short-Term and Long-Term Borrowings

On October 6, 2004, as part of the terms of the Acquisition, the Company assumed $285,807 thousand of debt held by Hynix. This debt consisted of a $91,015 thousand 7.0% term loan due 2009 and a $194,792 thousand 7.5% term loan due 2011. This debt remained outstanding until December 24, 2004.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

On December 23, 2004, two of the Company’s subsidiaries, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company issued $500 million aggregate principal amount of Second Priority Senior Secured Notes consisting of $300 million aggregate principal amount of Floating Rate Second Priority Senior Secured Notes and $200 million aggregate principal amount of 6 7/8% Second Priority Senior Secured Notes. At the same time, these subsidiaries issued $250 million aggregate principal amount of 8% Senior Subordinated Notes.

Concurrently with the issuance of the Second Priority Senior Secured Notes, the Company entered into a new senior credit agreement with a syndicate of banks, financial institutions and other entities providing for $100 million senior secured revolving credit facility.

Details of short-term and long-term borrowings as of December 31, 2004 are as follows:

	Maturity	Annual interest rate (%)	2004
	(in thousands of US dollars)
Short-term borrowings:
Banker’s Usance		1.0 ~ 1.55	$749

			$749

Long-term borrowings:
Floating Rate Second Priority Senior		3 Month LIBOR	$300,000
Secured Notes	2011	+ 3.25	200,000
6 7/8% Second Priority Senior Secured Notes	2011	6.88	250,000

8% Senior Subordinated Notes	2014	8.00	750,000
Less: current portion			—

			$750,000

The senior secured revolving credit facility and Second Priority Senior Secured Notes are collateralized by substantially all of the assets of the Company.

Each indenture governing the notes contains covenants that limit the ability of MagnaChip Semiconductor LLC and its subsidiaries to i) incur additional indebtedness, ii) pay dividends or make other distributions on its capital stock or repurchase, repay or redeem its capital stock, iii) make certain investments iv) incur liens v) enter into certain types of transactions with affiliates, vi) create restrictions on the payment of dividends or other amounts to MagnaChip Semiconductor LLC by its subsidiaries and vii) sell all or substantially all of its assets or merge with or into other companies. There was no breach of covenants as of December 31, 2004.

Borrowings under the senior secured credit facility are subject to significant conditions, including compliance with financial ratios and the absence of any material adverse change.

MagnaChip Semiconductor LLC and all of its subsidiaries as of December 31, 2004 jointly and severally guarantee each series of the Second Priority Senior Secured Notes on a second priority senior secured basis. MagnaChip Semiconductor LLC and its subsidiaries as of December 31, 2004, except MagnaChip Semiconductor Ltd. (Korea) (“MSK”), jointly and severally guarantee the Senior Subordinated Notes on an unsecured, senior subordinated basis. In addition, MagnaChip Semiconductor LLC and each of its current and future direct and indirect subsidiaries (subject to certain exceptions) will be guarantors of the senior secured credit facility and Second Priority Senior Secured Notes and Senior Subordinated Notes.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

On December 24, 2004, the Company prepaid the assumed loan from Hynix held by Korean lenders of $249,375 thousand, and the obligations of the Company with the respect to the loans held by non-Korean lenders were discharged in full. However the loans held by a Korean lender, which purchased all of the rights, benefits and interests from the non-Korean lenders, totaling $98,343 thousand were not paid, but offset against its bank deposits held due to the Foreign Exchange Transactions Act of the Republic of Korea. This loan will be paid on October 7, 2005.

In connection with the issuance of the notes and entering into the credit facility on December 23, 2004, the Company capitalized $27,812 thousand of financing fees, which are being amortized using the interest method and straight-line method over their respective terms, 2009 to 2014, of which $167 thousand were amortized for the three-month period ended December 31, 2004. In addition, in connection with the repayment of the assumed debt from Hynix, the Company wrote off $4,084 thousand of previously capitalized financing fees. These amounts have all been included in interest expense in the accompanying statement of operations.

9. Accrued Severance Benefits

Changes in accrued severance benefits for the three-month period ended December 31, 2004 are as follows:

2004
(in thousands of US dollars)
Beginning balance	$47,082
Provisions	3,397
Severance payments	(2,898)
Effect of foreign currency translation	5,344

52,925
Less: cumulative contributions to the National Pension Fund	(1,234)
group severance insurance plan	(977)

Accrued severance benefits, net	$50,714

The severance benefits are funded approximately 1.85% as of December 31, 2004, through severance insurance deposit for payment of severance benefits, and the account is deducted from accrued severance benefits.

In addition, the Company expects to pay the following future benefits to its employees upon their normal retirement age:

(in thousands of US dollars)
2005	$39
2006	—
2007	49
2008	153
2009	105
2010 – 2014	3,833

The above amounts were determined based on the employees’ current salary rate and the number of service years that will be accumulated upon their retirement date. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement age.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

10. Redeemable Convertible Preferred Units

The Company issued 49,727 units as Series A redeemable convertible preferred units (the “Series A units”) and 447,420 units as Series B redeemable convertible preferred units (the “Series B units”) on September 23, 2004 and additionally issued 364 Series A units and 3,272 Series B units on November 30, 2004 respectively. All of the Series A units were redeemed for cash on December 27, 2004 and most of the Series B units were redeemed for cash on December 15, 2004 and December 27, 2004 as follows:

	Series A		Series B		Total Amount
	Units	Amount	Units	Amount
	(in thousands of US dollars except for unit data)
Issuance on September 23, 2004	49,727	$49,727	447,420	$447,420	$497,147

September 30, 2004	49,727	$49,727	447,420	$447,420	$497,147
Issuance on November 30, 2004	364	364	3,272	3,272	3,636
Accrual of dividends at December 15, 2004	—	1,585	—	1,105	2,690
Redemption on December 15, 2004	—	—	(48,895)	(50,000)	(50,000)
Accrual of dividends at December 27, 2004	—	231	—	7,970	8,201
Redemption on December 27, 2004	(50,091)	(51,907)	(307,800)	(315,770)	(367,677)
Accrual of dividends at December 31, 2004	—	—	—	2,537	2,537

December 31, 2004	—	$—	93,997	$96,534	$96,534

There were no Series A units outstanding as of December 31, 2004. The Series B units outstanding as of December 31, 2004 are presented between liabilities and unitholders’ equity in the accompanying balance sheets as they contain characteristics of both liabilities and equity according to the Securities and Exchange Commission’s Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stock” and EITF Topic D-98, “Classification and Measurement of Redeemable Securities”.

Conversion

The outstanding Series A units and Series B units are convertible, in whole or in part, into common equity interests upon or concurrently with the first public offering of the common equity interests of Magnachip Semiconductor LLC at MagnaChip Semiconductor LLC’s option or the holder’s option based on a formula, represented by the conversion ratio. The conversion ratio for the Series A and B units is an amount equal to the original issue price per unit plus an amount per unit equal to full cumulative dividends accrued and unpaid to the date of the consummation of the first public offering, divided by the per common equity interest price to the public in MagnaChip Semiconductor LLC’s first public offering.

Dividends

Holders of Series A and B units shall receive dividends which are cumulative, whether or not earned or declared by the board of directors. The cumulative cash dividends accrue at the rate of 14% and 10% respectively per unit per annum on the Series A and B units original issue price, compounded semi-annually. Such dividends shall be payable in semi-annual installments in arrears commencing March 15, 2005.

Liquidation

In the event of liquidation, the holders of Series A and B units are entitled to receive, out of the assets of MagnaChip Semiconductor LLC legally available for distribution to its members, whether from capital, surplus

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

or earnings, an amount equal to the original issue price of the Series A or Series B units, as applicable, in cash per unit plus an amount equal to full cumulative dividends accrued and unpaid thereon to the date of final distribution, respectively, and no more before any amount shall be paid to the holders of any other class of equity security ranking junior to such units (in the case of the Series A units, the Series B units and the common units rank junior, and, in the case of the Series B units, the common units rank junior). If the net assets of MagnaChip Semiconductor LLC shall be insufficient to pay the holders of all outstanding Series A or B units and of any units ranking on a parity with the Series A or B units, as the case may be, the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably among the holders of the Series A units on the one hand and the Series B units on the other hand and any units ranking on a parity with the Series A or B units respectively, in accordance with the amounts which would be payable on such distribution if the amount to which the holders of the Series A or B units and any units ranking on a parity with the Series A or B units, respectively are entitled were paid in full.

Voting

Generally, except in the case of proposed changes to the dividends payable or in the case of changes to MagnaChip Semiconductor LLC’s limited liability company operating agreement that adversely affect the relative rights and preferences of the Series A or Series B units, the Series A or Series B units, as the case may be, are not entitled to vote on any matter submitted to a vote of the members. On any matters on which the holders of the Series A or Series B units, as applicable, are entitled to vote, they are entitled to one vote for each unit held and the vote of the majority of outstanding units is required to take action.

Redemption

If any outstanding Series A or B units remain outstanding on the 9th and 14th anniversary, respectively, after issuance of the Series A or B units, then the holders of a majority of the then outstanding Series A or B units (as applicable) shall have the right to elect to have MagnaChip Semiconductor LLC redeem all outstanding Series A or B units (as applicable) from funds legally available, at a price per unit equal to $1,000 plus an amount per unit equal to full cumulative dividends accrued and unpaid thereon to the redemption date.

Also the Series A and B units may be redeemed from funds legally available, in whole or in part, at the election of MagnaChip Semiconductor LLC, expressed by resolution of the board of directors, at any time and from time to time at a price of $1,000 per unit plus any cumulative dividends accrued and unpaid.

11. Warrants

In connection with the Acquisition, MagnaChip Semiconductor LLC issued a warrant, which is recorded as additional paid in capital, to Hynix, which enables Hynix to purchase 5,079,254 common units in MagnaChip Semiconductor LLC. The value of each unit issuable upon exercise of the warrant is $ 0.414, which was estimated using the Black-Scholes option pricing model using the following assumptions: fair value of $1.00 per unit; exercise price of $1.00 per unit; risk free rate of interest of 2.50%; volatility of 86%; dividend rate of 0%; and term of 2 years. This warrant expires in October 6, 2006.

12. Unit Option and Restricted Unit Plan

MagnaChip Semiconductor LLC authorized 5,000,000 options to purchase its common units or restricted common units. On October 6, 2004, MagnaChip Semiconductor LLC granted 2,456,090 fully-vested and immediately exercisable options to purchase its restricted common units to certain management at the exercise price of $1 per unit, which is considered to be the fair value of the underlying common units on the date of grant. In addition, at the same date, MagnaChip Semiconductor LLC issued 1,146,178 options to purchase its common units to certain management and employees at the exercise price of $1 per unit, with a vesting term of 25% of the units on September 30, 2005 and 6.25% of the units on the last day of each calendar quarter thereafter.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

During November and December 2004, restricted common units were issued after all options to purchase restricted common units were exercised. Restricted common units issued are subject to a restriction period which shall lapse as to 25% of the units on September 30, 2005 and shall lapse as to 6.25% of the units on the last day of each calendar quarter thereafter, which lapses shall be cumulative, subject to the employees’ continued employment with the Company.

As of December 31, 2004, an aggregate of 1,146,178 options were outstanding under the option plan with a weighted average exercise price of $1 and a weighted-average remaining contractual life of 9.7 years and 2,456,090 restricted common units were outstanding with a weighted-average remaining contractual life of 9.7 years.

The number and weighted-average exercise prices of options and restricted common units for the three-month period ended December 31, 2004 are as follows:

	Number of restricted units	Number of options	Weighted average exercise price
	(in US dollars, except unit data)
Units at October 1, 2004			$—
Granted	2,456,090	3,602,268	1
Exercised		2,456,090	1
Forfeited			—
Cancelled			—

Units at December 31, 2004	2,456,090	1,146,178	$1

13. Income Tax Expenses

The components of income tax expense for the three-month period ended December 31, 2004 are as follows:

(in thousands of US dollars)
Income before income taxes
Domestic	$3,136
Foreign	(2,236)

$900

Current income taxes
Domestic	$266
Foreign	6,459

$6,725

Deferred income taxes
Domestic	$—
Foreign	—

$—

Total income tax expenses	$6,725

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

The ultimate parent of the Company, MagnaChip Semiconductor LLC, is a limited liability company, a non-taxable entity for US federal income tax purposes and thus the statutory income tax rate shall be zero. A substantial portion of the income tax expenses above is incurred from MSK, which is the principal manufacturing entity within the Company. The statutory income tax rate of MSK, including tax surcharges, applicable to the Company was approximately 29.7% in 2004. The statutory income tax rate was amended to 27.5%, effective from fiscal years beginning January 1, 2005 in accordance with the Corporate Income Tax Law of Korea as amended on December 31, 2003.

The provision for domestic and foreign income taxes incurred is different from the amount calculated by applying the statutory tax rate of MagnaChip Semiconductor LLC to the net income before income taxes. The significant items causing this difference are as follows:

(in thousands of US dollars)
Provision computed at statutory rate	$—
Permanent differences	(161)
Change in statutory tax rate	5,125
Adjustment for overseas tax rate	(1,492)
Unrealizable deferred taxes	8,700
Exemption	(5,447)

Total statutory income taxes	$6,725

A summary of the composition of net deferred income tax assets (liabilities) at December 31, 2004 is as follows:

(in thousands of US dollars)
Deferred tax assets
Inventories	$2,282
Debt issue cost	228
Intangible assets	6,038
Accrued expenses	1,938
Product warranties	364
Other reserves	713
Severance benefits	547
Others	349

Total deferred tax assets	12,459
Less: valuation allowance	(8,700)

3,759

Deferred tax liabilities
Property, plant and equipment	646
Acquisition consideration	2,047
Foreign currency gain	1,066
Total deferred tax liabilities	3,759

Net deferred tax asset (liabilities)	$—

Deferred income tax assets are recognized only to the extent that realization of the related tax benefit is more likely than not. Realization of the future tax benefits related to the deferred tax assets is dependent on many

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

factors, including the Company’s ability to generate taxable income within the period during which the temporary differences reverse, the outlook for the economic environment in which the Company operates, and the overall future industry outlook. Based on the Company’s historical book and tax losses, management determined that it was more likely than not, that the Company would not realize its deferred tax assets at December 31, 2004 and recorded a full valuation allowance of $8,700 thousand on its net deferred tax assets.

At December 31, 2004, the Company had approximately $45 thousand of net operating loss carry-forwards available to offset future taxable income, which expire in varying amounts starting in 2005.

14. Geographic and Segment Information

The Company operates in one business segment, the manufacture and sale of semiconductor products.

The following is a summary of net sales by region, based on the location of the customer for the three-month period ended December 31, 2004:

(in thousands of US dollars)
Korea	$127,208
Asia Pacific	63,094
Japan	38,000
North America	11,677
Europe	3,603

$243,582

Over 99% of the Company’s property, plant and equipment are located in Korea as of December 31, 2004.

For the three-month period ended December, 31, 2004, net sales of the Company from its ten largest customers accounted for 62% of total sales.

The following is a summary of net sales by product for the three-month period ended December 31, 2004:

(in thousands of US dollars)
Solution Products
Flat Panel Display Driver	$60,352
CMOS Image Sensor	58,069
Application Processors	16,063
Semiconductor Manufacturing Service
Memory	19,517
Non-memory	88,295
Others	1,286

$243,582

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

15. Commitments and Contingencies

Operating Agreements with Hynix

In connection with the Acquisition, the Company entered into several definitive agreements with Hynix regarding key materials, campus facilities, research and development equipment, information technology, factory automation and wafer foundry services. The Company also agreed to provide certain utilities and infrastructure support services to Hynix. The obligation to provide services under these agreements generally lasts for one to five years from the closing of the Acquisition. The obligation to provide certain services lasts indefinitely.

In addition, the Company entered into a wafer foundry services agreement with Hynix under which the Company agreed to sell and Hynix agreed to purchase a certain monthly minimum quantity of DRAM semiconductors until August 31, 2005. The Company and Hynix also entered into a photo mask supply agreement under which Hynix agreed to supply the Company with up to a certain maximum quantity of photo masks.

The Company also entered into a non-exclusive cross license with Hynix which provides the Company with access to certain of Hynix’s intellectual property for use in the manufacture and sale of non-memory semiconductor products.

Upon the closing of the Acquisition, the Company and Hynix also entered into four lease agreements. Under one agreement, the Company leases from Hynix certain exclusive-use space plus common-and joint-use space in several buildings, primarily warehouses, in Cheongju, Korea. Under another agreement, Hynix leases from the Company certain exclusive-use space plus common-and joint-use space in three buildings in Cheongju, Korea. These two leases are generally for an initial term of 20 years plus an indefinite number of renewal terms of 10 years each. Under the third agreement, the Company leases from Hynix certain exclusive-use space plus common-and joint-use space in a building in Icheon, Korea for a term of one year plus up to an additional two years at the Company’s option. Under the final agreement, the Company leases from Hynix certain exclusive-use plus common-and joint-use land located in Cheongju, Korea. The term of this agreement is indefinite unless otherwise agreed between the both parties, and as long as the buildings remain on the lease site and are owned and used by the Company for permitted uses. Each of the leases is cancelable upon 90 days’ notice by the lessee.

Operating Leases

The Company leases land, office buildings and equipment under various operating lease agreements that expire through 2034. Rental expense for the three-month period ended December 31, 2004 was approximately $1,376 thousand.

As of December 31, 2004, the minimum aggregate rental payments due under non-cancelable lease contracts are as follows:

(in thousands of US dollars)
2005	$4,661
2006	4,236
2007	3,711
2008	2,296
2009	2,296

$17,200

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

Advisory Agreements

Advisory agreements were made and entered into as of October 6, 2004 by and between the Company and CVC Management LLC, CVC Capital Partners Asia Limited and Francisco Partners Management LLC. The Company is to pay each of CVC Management and Francisco Partners an annual advisory fee which shall be the greater of $1,379,163.42 per annum or 0.14777% per annum of annual consolidated revenue and is also to pay CVC Capital Partners an annual advisory fee which shall be the greater of $741,673.15 per annum or 0.07946% per annum of annual consolidated revenue plus reasonable out-of-pocket expenses for an initial term of 10 years, subject to termination by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. During the three-month period ended December 31, 2004, the Company accrued $890 thousand of expenses under these agreements, which is included in selling, general and administrative expenses in the accompanying consolidated financial statements.

Unused line of credit

The unused line of credit under the senior secured credit facility is $91,959 thousand as of December 31, 2004.

Payments of Guarantee

As of December 31, 2004, the Company has provided guarantees for bank loans that employees borrowed to participate in the issuance of new shares of Hynix in 1999 of up to $4.5 million.

16. Related Party Transactions

Funds related to CVC Management LLC and Francisco Partners Management LLC, and funds advised by CVC Asia Pacific Limited, own 34.2%, 34.2% and 18.4%, respectively, of the common units, and 35.9%, 35.9% and 19.3%, respectively, of the Series B units outstanding at December 31, 2004.

Transactions for the three-month period ended December 31, 2004 between the Company and its related parties are as follows:

(in thousands of US dollars)
Advisory Fee
CVC Management LLC	$351
CVC Capital Partners Asia Limited	188
Francisco Partners Management LLC	351

Total	$890

Loans to employees as of December 31, 2004 are as follows:

(in thousands of US dollars)
Short term loans	$69
Long term loans	124

Total	$193

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

17. Earnings per Unit

The following table sets forth the computation of basic net loss attributable to common unitholders per common unit.

(in thousands of US dollars, except unit data)
Net loss	$(5,825)
Dividends to preferred unitholders	(13,428)

Net loss attributable to common units	$(19,253)

Weighted-average common units outstanding	50,061,910

Net loss per unit—basic	$(0.38)

The following outstanding redeemable convertible preferred units issued, options granted and warrants issued to Hynix were excluded from the computation of diluted net loss per unit as they had antidilutive effects:

(in thousand units)
Redeemable convertible preferred units	94
Options granted	1,146
Warrants granted to Hynix	5,079

18. Subsequent Events

Option Grants

On January 5, 2005, the Company granted options to purchase 478,000 and 1,444,500 common units to its management and employees, respectively, with exercise prices ranging from $1 to $3 and a vesting term of 25% of the units on September 30, 2005 and 6.25% of the units on the last day of each calendar quarter thereafter according to the resolution at the board of directors’ meeting. In addition, options to purchase 68,000 common units granted on January 5, 2005 were subsequently forfeited.

Subsequent to the grants on January 5, 2005, the Company additionally granted options to purchase 66,000 common units to its employees with exercise prices of $2 and a vesting term of 25% of the units on the first anniversary of the grant date and 6.25% of the units on the last day of each calendar quarter thereafter according to the resolution at the board of directors’ meeting.

19. Condensed Consolidating Financial Statements

As discussed in Note 8, the senior secured credit facility and Second Priority Senior Secured Notes are each fully and unconditionally guaranteed by MagnaChip Semiconductor LLC and all of its subsidiaries. The Senior Subordinated Notes are fully and unconditionally guaranteed by MagnaChip Semiconductor LLC and all of its subsidiaries, except for MSK. Below are the condensed consolidating balance sheets as of December, 31, 2004 and the condensed consolidating statements of operations and cash flows for the three-month period ended December 31, 2004 of those entities that guarantee the Senior Subordinated Notes, those that do not, the parent company, and the co-issuers of the notes.

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

Condensed Consolidating Balance Sheet

December 31, 2004

	MagnaChip Semiconductor LLC	MagnaChip Semiconductor Finance Company & MagnaChip Semiconductor S.A.	MagnaChip Semiconductor, Ltd. (Korea)	All other subsidiaries	Eliminations	Consolidated
	(Parent)	(Co-Issuers)	(Non-Guarantor)	(Guarantors)
	(in thousands of US Dollars)
Assets
Current assets
Cash and cash equivalents	$2,386	$3,201	$29,671	$23,138	$—	$58,396
Restricted cash	—	—	12,962	—	—	12,962
Accounts receivable, net	—	—	99,125	42,724	(55,257)	86,592
Inventories, net	—	—	77,338	10,380	(1,549)	86,169
Other receivables	34,773	1,544	70,857	2,061	(36,317)	72,918
Short-term intercompany loans	—	10,625	—	—	(10,625)	—
Other current assets	—	5,909	5,196	1,719	(5,909)	6,915

Total current assets	37,159	21,279	295,149	80,022	(109,657)	323,952

Property, plant and equipment, net	—	—	581,514	122	—	581,636
Intangibles, net	—	—	211,981	6	—	211,987
Investments in subsidiaries	116,409	29,231	—	205,358	(350,998)	—
Long-term intercompany loans	—	794,805	—	619,991	(1,414,796)	—
Other non-current assets	—	21,869	15,026	60	—	36,955

Total assets	$153,568	$867,184	$1,103,670	$905,559	$(1,875,451)	$1,154,530

Liabilities and Unitholders’ equity
Current liabilities
Accounts payable	$—	$—	$64,688	$56,732	$(55,257)	$66,163
Other accounts payable	1,162	252	118,572	2,793	(36,317)	86,462
Accrued expenses	—	1,129	29,950	6,243	(5,909)	31,413
Income tax payable	—	—	6,358	629	—	6,987
Other current liabilities	—	—	3,269	9,035	(8,650)	3,654

Total current liabilities	1,162	1,381	222,837	75,432	(106,133)	194,679

Long-term borrowings	—	750,000	619,991	796,780	(1,416,771)	750,000
Accrued severance benefits, net	—	—	50,702	12	—	50,714
Other non-current liabilities	—	—	4,783	1,948	—	6,731

Total liabilities	$1,162	$751,381	$898,313	$874,172	$(1,522,904)	$1,002,124

Commitments and contingencies
Series A redeemable convertible preferred units	$—	—	—	—	—	$—
Series B redeemable convertible preferred units	$96,534	—	—	—	—	$96,534

Total redeemable convertible preferred units	$96,534	—	—	—	—	$96,534

Unitholders’ equity
Common units	52,533	102,986	38,845	261	(142,092)	52,533
Additional paid-in capital	2,100	1,027	155,212	29,370	(185,609)	2,100
Accumulated deficit	(19,266)	(8,715)	(9,420)	(18,784)	36,919	(19,266)
Accumulated other comprehensive income	20,505	20,505	20,720	20,540	(61,765)	20,505
Total unitholders’ equity	55,872	115,803	205,357	31,387	(352,547)	55,872

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$153,568	$867,184	$1,103,670	$905,559	$(1,875,451)	$1,154,530

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

Condensed Consolidating Statement of Operations

For the three-month period ended December 31, 2004

	MagnaChip Semiconductor LLC	MagnaChip Semiconductor Finance Company & MagnaChip Semiconductor S.A.	MagnaChip Semiconductor, Ltd. (Korea)	All other subsidiaries
	(Parent)	(Co-Issuers)	(Non-Guarantor)	(Guarantors)	Eliminations	Consolidated
	(in thousands of US Dollars)
Net sales	$—	$—	$241,149	$116,639	$(114,206)	$243,582
Cost of sales	—	—	203,089	114,063	(112,691)	204,461

Gross profit	—	—	38,060	2,576	(1,515)	39,121

Selling, general and administrative expenses	2	20	27,174	2,588	—	29,784
Research and development expenses	—	—	22,058	—	—	22,058

Operating loss	(2)	(20)	(11,172)	(12)	(1,515)	(12,721)

Other income (expenses)	2,588	11,908	7,857	(8,732)	—	13,621

Income before income taxes, equity in earnings (loss) of related equity investment	2,586	11,888	(3,315)	(8,744)	(1,515)	900

Income tax expense	—	—	6,105	620	—	6,725

Income before equity in earnings (loss) of related investment	2,586	11,888	(9,420)	(9,364)	(1,515)	(5,825)
Earnings (loss) of related investment	(8,411)	(20,581)	—	(9,420)	38,412	—

Net income (loss)	$(5,825)	$(8,693)	$(9,420)	$(18,784)	$36,897	$(5,825)

Dividend to preferred shareholders	$(13,428)	—	—	—	—	$(13,428)

Net loss attributable to common units	$(19,253)	$(8,693)	$(9,420)	$(18,784)	$36,897	$(19,253)

MagnaChip Semiconductor LLC and Subsidiaries (Successor Company)

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004

Condensed Consolidating Statement of Cash Flow

For the three-month period ended December 31, 2004

	MagnaChip Semiconductor LLC	MagnaChip Semiconductor Finance Company & MagnaChip Semiconductor S.A.	MagnaChip Semiconductor, Ltd. (Korea)	All other subsidiaries	Eliminations	Consolidated
	(Parent)	(Co-Issuers)	(Non-Guarantor)	(Guarantors)
Cash flows from operating activates
Net loss	$(5,825)	$(8,693)	$(9,420)	$(18,784)	$36,897	$(5,825)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization expense	—	—	45,847	8	—	45,855
Provision for severance benefits	—	—	3,397	—	—	3,397
Amortization of debt issuance costs	—	152	4,259	—	—	4,411
Loss (gain) on foreign currency translation	—	(7,914)	(32,733)	7,384	—	(33,263)
Loss (earnings) of related investment	8,411	20,581	—	9,420	(38,412)	—
Others, net	—	—	170	131	—	301
Changes in operating assets and liabilities :
Accounts receivable	—	—	(55,968)	(42,559)	55,257	(43,270)
Other receivables	(2,243)	(810)	(55,266)	(1,651)	3,053	(56,917)
Inventories	—	—	36,137	(1,172)	1,548	36,513
Accounts payable	—	—	(34,196)	56,392	(55,257)	(33,061)
Other accounts payable	(29,266)	189	121,181	(7,428)	(3,167)	81,509
Accrued expenses	—	1,128	16,257	6,235	(5,909)	17,711
Other current assets	—	(5,909)	(4,194)	(1,815)	5,909	(6,009)
Other current liabilities	—	—	6,965	2,877	—	9,842
Payment of severance benefits	—	—	(2,898)	—	—	(2,898)
Others, net	—	—	(1,003)	(8)	—	(1,011)

Net cash provided by (used in) operating activities :	$(28,923)	$(1,276)	$38,535	$9,030	$(81)	$17,285

Cash flows from investing activities
Purchases of plant, property and equipment	—	—	(23,261)	(85)	—	(23,346)
Purchase of intangibles, net	—	—	(101)	(7)	—	(108)
Acquisition of business	—	—	(488,152)	—	—	(488,152)
Increase in restricted cash	—	—	(12,350)	—	—	(12,350)
Disposal (purchase) of related investment	20,723	(26,026)	—	(194,015)	199,318	—
Decrease (increase) of intercompany loans	291,824	(398,250)	—	(619,991)	726,417	—
Others, net	—	—	(2,033)	6	—	(2,027)

Net cash provided by (used in) investing activities	$312,547	$(424,276)	$(525,897)	$(814,092)	$925,735	$(525,983)

Cash flow from financing activities:
Proceeds from the issuance of Senior Secured and Subordinated Notes	—	750,000	—	—	—	750,000
Proceeds from short-term borrowings	—	41,000	721	50,212	(91,213)	720
Proceeds from long-term borrowings	—	—	663,878	669,396	(1,287,407)	45,867
Debt issuance costs paid	—	(22,020)	(5,615)	—	—	(27,635)
Issuance of common units	2,820	1,429	203,208	26,351	(230,988)	2,820
Issuance of redeemable convertible preferred units	3,636	—	—	—	—	3,636
Prepayments of short term borrowings	—	(332,824)	—	(321,030)	653,854	—
Prepayments of long term borrowings	—	—	(347,718)	—	—	(347,718)
Redemption of redeemable convertible preferred units	(406,786)	—	—	—	—	(406,786)
Payment and accrual dividends	(10,891)	—	—	—	—	(10,891)
Others, net	—	(22,476)	(16)	—	22,476	(16)

Net cash provided by (used in) financing activates	$(411,221)	$415,109	$514,458	$424,929	$(933,278)	$9,997

Effect of exchange on cash and cash equivalents	$—	$—	$2,566	$27	$7,624	$10,217

Net increase in cash and cash equivalents	$(127,597)	$(10,443)	$29,662	$(380,106)	$—	$(488,484)

Cash and cash equivalents
Beginning of year	$129,983	$13,644	$9	$403,244	$—	$546,880

End of year	$2,386	$3,201	$29,671	$23,138	$—	$58,396

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

MagnaChip Semiconductor LLC (Predecessor Company)

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in owners’ equity and of cash flows present fairly, in all material respects, the financial position of MagnaChip Semiconductor LLC and its subsidiaries (predecessor company) (the “Company”), as defined in Note 1, at September 30, 2004, and the results of their operations and their cash flows for the nine-month period ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

June 15, 2005

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Balance Sheet

September 30, 2004

(in thousands of US dollars)
Assets
Current assets
Accounts receivable, net	$98,174
Inventories, net	102,803
Other current assets	13,375

Total current assets	214,352

Property, plant and equipment, net	386,920
Intangibles, net	30,075
Other non-current assets	22,480

Total assets	$653,827

Liabilities and Owners’ equity
Current liabilities
Accounts payable	$87,538
Other accounts payable	11,475
Short-term borrowings	3,522
Accrued expenses	26,094
Other current liabilities	9,859

Total current liabilities	138,488

Long-term borrowings	249,061
Accrued severance benefits, net	47,497
Other non-current liabilities	12,064

Total liabilities	$447,110

Commitments and contingencies
Owners’ equity
Owners’ equity	$179,018
Deferred stock compensation	5,674
Accumulated other comprehensive income	22,025

Total owners’ equity	$206,717

Total liabilities and owners’ equity	$653,827

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Statement of Operations

For the nine-month period ended September 30, 2004

(in thousands of US dollars)
Net sales
Related party	$163,760
Others	677,828

841,588
Cost of sales	654,569

Gross profit	187,019

Selling, general and administrative	53,982
Research and development	75,657

Operating income	57,380

Other income (expenses)
Interest expense, net	(17,749)
Foreign currency gain	12,436
Foreign currency loss	(7,072)
Others, net	1,070

(11,315)

Income before income taxes	46,065

Income tax expenses	(2,828)

Net income	$43,237

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Statement of Changes in Owners’ Equity

For the nine-month period ended September 30, 2004

	Owners’ Equity	Deferred Stock Compensation	Accumulated Other Comprehensive Income (loss)	Total
	(in thousands of US dollars)
Balance at January 1, 2004	$135,781	$2,350	$17,183	$155,314
Comprehensive income:
Net income	43,237	—	—	43,237
Foreign currency translation adjustments	—	—	4,842	4,842

Total comprehensive income				48,079
Deferred stock compensation	—	3,324	—	3,324

Balance at September 30, 2004	$179,018	$5,674	$22,025	$206,717

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Statement of Cash Flows

For the nine-month period ended September 30, 2004

(in thousands of US dollars)
Cash flows from operating activities
Net income	$43,237
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	266,862
Provision for severance benefits	15,353
Gain on disposal of property, plant and equipment, net	(488)
Stock compensation	3,324
Other, net	(673)
Changes in operating assets and liabilities
Accounts receivable	(7,067)
Inventories	(18,070)
Accounts payable	(5,719)
Other account payables	18,329
Accrued expenses	584
Other current assets	(1,177)
Other current liabilities	1,450
Payment of retirement allowance	(6,602)
Others, net	2,828

Net cash provided by operating activities	$312,171

Cash flows from investing activities
Proceeds from sales of plant, property and equipment	1,689
Decrease in other non-current assets	(297)
Purchases of plant, property and equipment	(84,595)
Purchases of intangibles, net	(2,128)

Net cash used in investing activities	(85,331)

Cash flows from financing activities:
Net decrease in short-term borrowings	(46,978)
Net decrease in long-term borrowings	(179,862)

Net cash used in financing activities	(226,840)

Net increase in cash and cash equivalents	$—
Cash and cash equivalents:
Beginning of year	—

End of year	$—

Supplemental cash flow information:
Cash paid for interest	$17,791

Cash paid for income taxes	$2,828

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements

September 30, 2004

1. Organization and Nature of Operations

The consolidated financial statements represent the non-memory business (the “Business”) of Hynix Semiconductor, Inc. (“Hynix”) on a carved out basis from the parent company’s results. The Business designs, manufactures, distributes and sells CMOS based semiconductor integrated circuits and provides semiconductor manufacturing services for other semiconductor companies. The Business was formed through the merger of Hyundai Electronics Industries Co. Ltd and LG Semiconductor, Inc. in 1999 (the “LGS Acquisition”).

The Business sells its products globally through a network of direct sales representatives and distributors throughout the world. The Business maintains direct sales offices in the United States, Taiwan, Japan, Hong Kong, the United Kingdom and Korea.

Pursuant to a Business Transfer Agreement (“BTA”), the Business was acquired by MagnaChip Semiconductor LLC and its subsidiaries on October 6, 2004 for approximately $757 million in cash, the assumption of certain liabilities and 5,079,254 warrants to purchase common equity interests in MagnaChip Semiconductor LLC.

2. Basis of Presentation

The accompanying (carve-out) financial statements reflect the assets, liabilities, revenues and expenses, changes in owners’ equity and cash flows that were directly applicable to the Business. Owners’ equity at January 1, 2001 represents the net losses of the Business and Hynix’s funding of its investment in the Business, including net cash and other transfers. Subsequent changes in Hynix’s funding of its investment in the Business have been assumed to be funding and repayments of the Business’ debt arrangement with Hynix.

The accompanying (carve-out) financial statements also include allocations of certain raw materials, other assets and accounts payable which the Business has historically shared with Hynix, and allocations of certain manufacturing costs, general and administrative, sales and marketing, and other expenses. For those assets, liabilities and expenses of which a specific identification method was not practicable, the allocation was based on the following methodology:

Shared Assets

Historically, the Business has shared the use of certain Hynix facilities, including property, plant and equipment with Hynix’s memory business. The shared assets which were historically used by the Business more than Hynix’s memory business were assigned to the Business. In other cases, where the historical usage ratio information was unavailable, the assets were assigned based upon the terms of the BTA. Raw materials and other shared inventories were allocated based upon each facilities’ consumption of those products. Other shared assets were allocated based upon the year-end or annual ratio of the Business as a proportion to Hynix’ total headcount, sales, and raw material consumption.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

Debt

Hynix uses a centralized approach to cash management and the financing of its operations. These systems did not track cash balances and bank borrowings on a business specific basis. While certain of the Business’ borrowings are specifically identifiable, for example, obligations relating to capital leases, the majority of Hynix’s borrowings were not specifically attributable to the Business. The accompanying financial statements include an allocation of Hynix’s consolidated borrowings and the related interest expense, based upon the amounts that management believes would have been necessary to finance the working capital and other cash flow requirements of the Business over the nine-month period ended September 30, 2004. These amounts have been estimated using the anticipated debt requirements of the Business upon consummation of the BTA (the “Corporate Borrowings”) as a guide, plus historical amounts of other borrowings that are specifically allocated to the Business, and include capital lease obligations, financing for the water treatment facility, and other short term borrowings that relate to accounts receivable balances of the Business (the “Other Borrowings”). The interest expense on the allocated borrowings has been calculated using the average balance of these borrowings, and the Hynix historical weighted average interest rate on its borrowings. Management believes the debt allocation basis is reasonable as the Business operates in a highly capital intensive industry and capital expenditures are financed through bank borrowings.

With regard to the interest expense, such expense is not necessarily indicative of the interest expense that the Business would have incurred as a separate independent entity because (i) the Business may not be able to obtain financing with interest rates as favorable as those enjoyed by Hynix, with the result that the Business’ cost of capital will be higher than that reflected in its financial statements; and (ii) Hynix has been under the joint management of its creditor banks’ council since 2001, in accordance with the Corporate Restructuring Promotion Act in the Republic of Korea and has received significant debt restructuring from the creditor banks; and (iii) the Business may have a capital structure different from the capital structure in the consolidated (carve-out) financial statements.

Manufacturing Costs

Manufacturing costs were generally apportioned between the Business and Hynix’s other product lines based on historical production. Certain manufacturing costs that were specifically identifiable with a particular product line were charged directly to those product lines. Other operating units of Hynix performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, wafer foundry, freight, duty, warehousing, and purchased manufacturing services from third party vendors. Costs of these services are specifically identified as they relate to the Business. Also, the Business has performed contract manufacturing related to wafer foundry service for Hynix. The revenue for those services is reflected at cost plus a historical margin, which is the approximate rate of contract manufacturing margin rate, in the accompanying statements of operations.

Other Costs

Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from Hynix’s corporate office and manufacturing sites to the Business on a basis which is considered by management to reasonably reflect the utilization of such services by number of employees, sales ratio and others.

The Business believes the allocation principles, described above, are reasonable, however, the expenses allocated to the Business for these items are not necessarily indicative of the expenses that would have been incurred if the Business had been a separate independent entity.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

Income Taxes

The Business is not a separate taxable entity for Korean or international tax purposes and has not filed separate income tax returns, but rather was included in the income tax returns filed by Hynix. Accordingly, income tax expense in the carved out financial statements has been calculated as if the Business filed on a separate tax return basis. In addition, upon consummation of the BTA, any unrealized deferred tax assets and liabilities, which have been derived from the operations of the Business, will remain with Hynix and will not be transferred to the Company, and accordingly, the accompanying (carve-out) financial statements exclude any deferred tax assets and liabilities.

Liquidity

While the accompanying (carve-out) financial statements present the Business as generating positive operating cash flow, given its historical operating and net losses, there can be no assurance that the business will continue to generate sufficient funds from operations.

The transaction outlined in the BTA includes a recapitalization of the Company’s debt and equity structure, and is intended to enable the Business to improve its net and operating performance. This transaction provides further evidence that an independent third party places significant value on the Business, in excess of the book value of the net assets reported in these historical (carve-out) financial statements.

Accordingly, the accompanying consolidated (carve-out) financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Business be unable to continue as a going concern.

3. Summary of Significant Accounting Policies

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Business in the preparation of the accompanying (carve-out) financial statements are summarized below.

Principles of Consolidation

The consolidated (carve-out) financial statements include the accounts of the Business and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying (carve-out) financial statements and disclosures. The most significant estimates and assumptions relate to the useful life of property, plant and equipment, allowance for uncollectible accounts receivable, contingent liabilities, inventory valuation, impairment of long-lived assets and allocated expenses. Although these estimates are based on management’s best knowledge of current events and actions that the Business may undertake in the future, actual results may be different from the estimates.

In common with certain other Asian countries, the economic environment in the Republic of Korea continues to be volatile. In addition, the Korean government and the private sector continue to implement

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

structural reforms to historical business practices, including corporate governance. The Business may be either directly or indirectly affected by these volatile economic conditions and the reform program described above. The accompanying (carve-out) financial statements reflect management’s assessment of the impact to date of the economic environment on the financial position and results of operations of the Business. Actual results may differ materially from management’s current assessment.

Foreign Currency Translation

The Business, including the majority of its subsidiaries, use their local currency as their functional currency, while the subsidiary in the United Kingdom uses the U.S. dollar as its functional currency. The Company has also selected the US dollar as its reporting currency and follows the methodology prescribed in SFAS No. 52, Foreign Currency Translation. Under this method, all assets and liabilities of subsidiaries are translated to the functional currency of the parent company, and then into US dollars, at the end-of-period exchange rates. Capital accounts and inter-company loans that are determined to be of a permanent nature, are translated using historical exchange rates. Revenues and expenses are translated using average exchange rates. Foreign currency translation adjustments arising from differences in exchange rates from period to period are included in the foreign currency translation adjustment account in accumulated comprehensive income (loss) of owners’ equity. Transactions in currencies other than the functional currency are included as a component of other income (expenses) in the statement of operations.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with an original maturity date of three months or less.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided based on the aggregate estimated collectibility of its accounts receivable.

Inventories

Inventories are stated at the lower of cost or market, using the average method, which approximates the first in, first out method. If net realizable value is less than cost at the balance sheet date, the carrying amount is reduced to the realizable value, and the difference is recognized as a loss on valuation of inventories. Inventory reserves are established when conditions indicate that the net realizable value is less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes. Reserves are also established for excess inventory based on inventory levels in excess of six months of demand, as judged by management, for each specific product.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below.

Buildings	30 years
Building related structures	10 –20 years
Machinery and equipment	5 –15 years
Vehicles and others	5 years

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

Routine maintenance and repairs are charged to expense as incurred. Expenditures that enhance the value or significantly extend the useful lives of the related assets are capitalized.

Borrowing costs incurred during the construction period of assets are capitalized as part of the related assets.

Impairment of Long-Lived Assets

The Business reviews property, plant and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability is measured by comparison of its carrying amount with the future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impaired amount is measured as the amount by which the carrying amount of the asset exceeds the present value of the future net cash flows generated by the respective long-lived assets.

Lease Transactions

The Business accounts for lease transactions as either operating leases or capital leases, depending on the terms of the underlying lease agreements. Machinery and equipment acquired under capital lease agreements are recorded at cost as property, plant and equipment and depreciated using the straight-line method over their estimated useful lives. In addition, the aggregate lease payments are recorded as capital lease obligations, net of unaccrued interest. Interest is amortized over the lease period using the effective interest rate method. Leases that do not qualify as capital leases are classified as operating leases, and the related rental payments are expensed on a straight-line basis over the lease term.

Software

The Business capitalizes certain external costs that are incurred to purchase and implement internal-use computer software. Direct costs relating to the development of software for internal use are capitalized after technological feasibility has been established, in accordance with Statement Of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Depreciation is calculated on a straight line basis over five years.

Intangibles

Intangibles acquired through the LGS Acquisition include technology and customer relationships, and are amortized on a straight-line basis over periods ranging from 4 to 8 years. Other intellectual property assets acquired represent rights under patents, trademarks and property use rights and are amortized over the periods of benefit, ranging up to 10 years, on a straight-line basis.

Fair Value Disclosures of Financial Instruments

The estimated fair value of financial instruments is determined by the Business, using available market information and valuation methodologies considered to be appropriate. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Business could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts. Carrying amounts of accounts receivable and accounts payable approximate fair value due to the short maturity of these financial instruments.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

Accrued Severance Benefits

Employees and directors with one or more years of service are entitled to receive a lump-sum payment upon termination of their employment with the Business, based on their length of employment and rate of pay at the time of termination. The accrual for the severance liability approximates the amount that would be payable assuming all eligible employees and directors were to terminate their employment at the balance sheet date.

Accrued severance benefits are funded through a group severance insurance plan. The amounts funded under this insurance plan are classified as a deduction to the accrued severance benefits. Subsequent accruals are to be funded at the discretion of the Business.

In accordance with the National Pension Act of the Republic of Korea, a certain portion of accrued severance benefits is deposited with the National Pension Fund and deducted from the accrued severance benefits. The contributed amount is refunded to employees from the National Pension Fund upon their retirement.

Revenue Recognition

Product revenue is primarily recognized upon shipment, when persuasive evidence of a sales arrangement exists, the price is fixed or determinable, title has transferred and collection of resulting receivables is reasonably assured or probable. For certain distributors, standard products are sold to the distributors subject to specific rights to return products, in these situations, revenue recognition is deferred until the distributor sells the product to a third party. All amounts billed to a customer related to shipping and handling are classified as sales while all costs incurred by the Business for shipping and handling are classified as selling expenses amounting to $1,394 thousand for the nine-month period ended September 30, 2004.

Advertising

The Business expenses advertising costs as incurred. Advertising expense was approximately $71 thousand for the nine-month period ended September 30, 2004.

Product Warranties

The Business records warranty liabilities for the estimated costs that may be incurred under its basic limited warranty. This warranty covers defective products and is normally applicable for 12 months from the date of purchase and these liabilities are accrued when product revenues are recognized. Warranty costs include the costs to replace the defective product. Factors that affect the Business’ warranty liability include historical and anticipated rate of warranty claims on those repairs and cost per claim to satisfy the Business’ warranty obligation. As these factors are impacted by actual experience and future expectations, the Business periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Accrued warranty liabilities as of September 30, 2004 were as follows:

(in thousands of US dollars)
Balance at January 1, 2004	$794
Accrued warranty reserve	4,103
Aggregate reduction	(2,265)
Translation adjustment	45

Balance at September 30, 2004	$2,677

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

Research and Development

Research and development costs are expensed as incurred and include employee salaries, contractor fees, building costs, utilities, and administrative expenses.

Government Grants

Grants received by the Business from the Korean government to assist with specific research and development activities, are recognized in the statement of operations as a credit to research and development expenses, in the period in which the related expense is incurred, to the extent that they are non-refundable. Grants from the Korean government recognized as a reduction of research and development expenses were $214 thousand, for the nine-month period ended September 30, 2004.

Licensed Patents and Technologies

The Business has entered into a number of royalty agreements to license patents and technology used in the design and manufacture of its products. The payments under these agreements include an initial payment to acquire the rights, and a royalty payment, calculated based upon the Business’ sales of the related products. The initial payment, usually paid in installments, represents a non-refundable commitment, such that the total present value of these payments is recorded as a liability upon execution of the agreement, and the costs are deferred over the period of the agreement. The royalty payments are charged to the statement of operations as incurred.

Stock-Based Compensation

Employee stock plans are accounted for using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. The Business utilizes the Black-Scholes option valuation model to value stock options for pro forma presentation of income as if the fair value-based accounting method in Statements of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, had been used to account for stock-based compensation.

If compensation cost for the Business’ stock-based compensation plan was determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Business’ net income would have been decreased to the pro forma amounts indicated below.

(in thousands of US dollars)
Net income, as reported for the nine-month period ended September 30, 2004	$43,237
Add: Amortization of non-cash deferred stock compensation expense determined under the intrinsic value method as reported in net income, net of related tax effects	3,324
Deduct: Total stock-based employee compensation expense determined under fair value method for all, awards net of related tax effects	(5,614)

Pro forma net income for the nine-month period ended September 30, 2004	$40,947

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected life	3 1/2 years
Expected volatility	144.5%
Risk-free interest rate	3.75%
Expected dividends	—

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

Income Taxes

The Business accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes which requires an asset and liability approach for financial accounting and reporting for income tax purposes.

Concentration of Credit Risk

The Business performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral for customers on accounts receivable. The Business maintains reserves for potential credit losses, but historically has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The Business derives a substantial portion of its revenues from export sales through its overseas subsidiaries in Asia, North America and Europe.

A substantial portion of the components necessary for the manufacture and operation of the Business’ products are obtained from the other operating units of Hynix and its affiliates. The disruption or termination of any of these sources could have a material adverse effect on the Business’ operating results and financial condition.

4. Accounts Receivable

Accounts receivable as of September 30, 2004 consist of the following:

(in thousands of US dollars)
Accounts receivable	$98,287
Less: allowances for doubtful accounts	(113)

Accounts receivable, net	$98,174

The Business recognized bad debt expenses amounting to $57 thousand for the nine-month period ended September 30, 2004, and also wrote off $94 thousand for the nine-month period ended September 30, 2004.

5. Inventories

Inventories as of September 30, 2004 consist the following:

(in thousands of US dollars)
Finished goods	$26,361
Semi-finished goods and work-in-process	70,611
Raw materials and supplies	11,312
Materials in-transit	1,204
Less: valuation allowances	(6,685)

Inventories, net	$102,803

The Business recognized a loss on valuation of inventories amounting to $7,728 thousand for the nine-month period ended September 30, 2004. In addition, the Business wrote off $7,923 thousand during nine-month period ended September 30, 2004.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

6. Property, Plant and Equipment

Property, plant and equipment including capital lease assets as of September 30, 2004 consist of the following:

(in thousands of US dollars)
Buildings and related structures	$213,080
Machinery and equipment	2,084,753
Vehicles and others	37,599

2,335,432
Less: accumulated depreciation	(1,964,203)
Land	10,626
Construction in-progress	5,065

Property, plant and equipment, net	$386,920

Aggregate depreciation expenses for the nine-month period ended September 30, 2004 is $261,640 thousand and capitalized interest costs for the nine-month period ended September 30, 2004 amount to $334 thousand.

7. Leases and Lease Commitments

Capital Leases

Machinery and equipment under capital leases are as follows:

(in thousands of US dollars)
Acquisition cost	$437,644
Less: accumulated depreciation	(428,903)

Machinery and equipment under capital leases, net	$8,741

Depreciation expense of assets under capital leases for the nine-month period ended September 30, 2004 is $57,148 thousand.

Future minimum lease payments under capital lease obligations as of September 30, 2004 are as follows:

(in thousands of US dollars)
2004.10.1 – 2005.9.30	$2,622
2005.10.1 – 2006.9.30	2,622
2006.10.1 – 2007.9.30	66,704

Total minimum lease payments	71,948
Less: interest and discount on present value	(6,209)
Less: current portion	—

$65,739

Operating Leases

The Business leases office building and equipment under various non-cancelable operating lease agreements that expire through August 2007. Rental expense for the nine-month period ended September 30, 2004 was approximately $2,318 thousand.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

As of September 30, 2004, the minimum aggregate rental commitments are as follows:

(in thousands of US dollars)
2004.10.1 – 2005.9.30	$2,774
2005.10.1 – 2006.9.30	1,738
2006.10.1 – 2007.9.30	1,518

$6,030

8. Intangibles

Intangibles at September 30, 2004 are as follows:

(in thousands of US dollars)
Technology	$12,447
Customer relationships	47,390
Intellectual property assets	16,977
Less: accumulated amortization	(46,739)

Intangibles, net	$30,075

Aggregate amortization expense for intangibles for the nine-month period ended September 30, 2004 was $5,222 thousand. The estimated aggregate amortization expense of intangibles for the next five years is $7,219 thousand in 2005, $7,372 thousand in 2006, $6,005 thousand in 2007, $1,475 thousand in 2008 and $1,388 thousand in 2009.

9. Short-Term and Long-Term Borrowings

The Business’ consolidated financial statements include two types of debt: (i) an allocation of Hynix’s consolidated debt, the Corporate Borrowings, and (ii) historical short term and long term borrowings that are specifically allocated to the Business, the Other Borrowings. The allocation of Corporate Borrowings to the Business was $329,253 thousand at September 30, 2004 based on the terms of the BTA. Subsequent to the balance sheet date, on October 6, 2004, MagnaChip Semiconductor Limited, the Company’s subsidiary located in the Republic of Korea, provided its whole assets to several banks and financial institutions, as collateral in relation to the Company’s Corporate Borrowings. These borrowings have been applied to the December 31, 2003 balance sheet with changes in the actual amount of Hynix’s funding in the nine-month period ended September 30, 2004 used to roll forward these borrowings to September 30, 2004.

In accordance with the BTA, the Company is not required to assume the Corporate or Other Borrowings. However, they are included in the accompanying financial statements as management believes this to be a reasonable representation of the amounts that would have been necessary to finance the working capital and other cash flow requirements of the Business over the nine-month period ended September 30, 2004.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

The details of short-term and long-term borrowings as of September 30, 2004 are as follows:

	Annual interest rate (%)
	(in thousands of US dollars)
Short-term borrowings
Current portion of long-term borrowings	15.3	$3,522

		$3,522

Long-term borrowings
Corporate borrowings	6.4	$147,808
Water treatment facility loan	15.3	39,036
Capital lease obligation	2.6~6.5	65,739

		252,583
Less: current portion		(3,522)

		$249,061

In March 2001, the Business sold its water treatment facilities to a third party and at the same time, entered into a 12 year lease agreement to use the facilities. At the end of the term, the Business has an option to repurchase the facilities, and therefore the transaction has been recorded as a financing arrangement. Maturities of the water treatment facility loan as of September 30, 2004 are as follows:

(in thousands of US dollars)
2004.10.1 – 2005.9.30	$9,237
2005.10.1 – 2006.9.30	9,167
2006.10.1 – 2007.9.30	8,955
2007.10.1 – 2008.9.30	8,461
2008.10.1 and thereafter	30,319
Less: amount representing interest	(27,103)

Present value of principal payments	39,036
Less: current portion	(3,522)

$35,514

10. Accrued Severance Benefits

Changes in accrued severance benefits for the nine-month period ended September 30, 2004 are as follows:

(in thousands of US dollars)
Beginning balance	$40,015
Provisions	15,352
Severance payments	(6,837)
Translation adjustments	1,473

50,003
Less: cumulative contributions to the National Pension Fund	(1,304)
group severance insurance plan	(1,202)

Accrued severance benefits, net	$47,497

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

The severance benefits are funded approximately 2.41% as of September 30, 2004, through severance insurance deposits for payment of severance benefits, and the account is deducted from accrued severance benefits.

11. Commitments and Contingencies

As of September 30, 2004, the Business has provided guarantees for bank loans that employees borrowed to participate in the issuance of new shares of Hynix of up to $4.1 million.

Hynix is subject to several legal proceedings and claims arising in the ordinary course of business, relating to various products, employees and other matters. Certain of these claims relate to products, employees and other matters that are specifically attributable to the Business, and any related costs have been appropriately accrued in the accompanying financial statements. The Business’ management does not expect that the outcome in any of these legal proceedings, individually or collectively, will have a material adverse effect on the Business’ financial condition, results of operations or cash flows.

On September 22, 2004, Korea’s Financial Supervisory Commission announced sanctions against Hynix for the accounting violations discovered by Korea’s Financial Supervisory Service. These sanctions and violations were not related to the Company. The Business’ management believes that accompanying financial statements are not affected by either sanctions or violations and therefore will not have any impact on the Business.

The BTA contains certain provisions that limit the nature and amount of legal proceedings, claims, commitments and contingencies that will remain after consummation of the transaction.

12. Stock Option Plan

Employee stock plans are accounted for using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. The Business utilizes the Black-Scholes option valuation model to value stock options for pro forma presentation of income as if the fair value-based accounting method in SFAS No. 123, Accounting for Stock-Based Compensation, had been used to account for stock-based compensation.

On March 26, 2004, Hynix modified all the outstanding options by reducing the vesting period from three years to two years. As the outstanding options were accounted for as variable awards prior to the modification, they will continue to be accounted for as variable awards after the modification. Any impacts of creating a new measurement date due to the modification of the options are reflected in the stock compensation expense in accordance with APB No. 25 and the pro forma disclosures of SFAS 123.

The number and weighted-average exercise prices of options for the nine-month period ended September 30, 2004 are as follows:

	Number of options	Weighted average exercise price
	(in US dollars)
Shares under options at January 1, 2004	1,046,520	$4.2
Granted	—	—
Exercised	—	—
Forfeited	64,125	4.3
Cancelled	—	—

Shares under options at September 30, 2004	982,395	$4.3

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

As of September 30, 2004, the Business had an aggregate of 982,395 shares of Hynix’s common stock outstanding under Hynix’s option plan with a weighted average exercise price of $4.3 and a weighted-average remaining contractual life is 5.7 years. However, no options were exercisable as of September 30, 2004. The compensation cost for its performance-based plan was $3,324 thousand, for the nine-month period ended September 30, 2004.

13. Income Tax Expenses

The components of current income tax expense for the nine-month period ended September 30, 2004 are as follows:

(in thousands of US dollars)
Income before income taxes
Domestic	$48,660
Foreign	(2,595)

$46,065

Current income taxes
Domestic	$—
Foreign	2,828

$2,828

Deferred income taxes
Domestic	$—
Foreign	—

$—

Total income tax expenses	$2,828

The statutory income tax rate, including tax surcharges, applicable to the Business was approximately 29.7% in 2004. The statutory income tax rate was amended to 27.5%, effective for fiscal years beginning January 1, 2005 in accordance with the Corporate Income Tax Law amended on December 31, 2003.

The provision for domestic and foreign income taxes incurred is different from that which would be obtained by applying the statutory domestic income tax rate to income before income taxes. The significant items causing this difference are as follows:

(in thousands of US dollars)
Provision computed at statutory rate	$13,682
Permanent differences	532
Change in statutory tax rate	(818)
Adjustment for overseas tax rates	(181)
Unrealizable deferred taxes	(10,387)

Total statutory income taxes	$2,828

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

Any unrealized deferred tax assets and liabilities derived from the Business will expire upon consummation of the BTA, and accordingly, the accompanying financial statements exclude any deferred tax assets and liabilities.

14. Related Party Transactions

Transactions for the nine-month period ended September 30, 2004 between the Business and its affiliates:

(in thousands of US dollars)
Net sales
Hynix	$163,760

Purchases
Hynix	$11,999
Hyundai Information Technology	772
Hyundai ASTEC	9,346
Other related parties	15

$22,132

Related account balances as of September 30, 2004 between the Business and its affiliates:

(in thousands of US dollars)
Payables
Hyundai ASTEC	$1,306

The Business and Hyundai Information Technology (“HIT”) are party to a master service and expense agreement under which HIT will supply system and facility management, SAP license agency service, hardware and software maintenance service for the nine-month period ended September 30, 2004. On March 27, 2004, Hynix entered into an agreement under which Hynix disposed of 8,231,333 shares of the common stock of HIT (27.26% ownership of HIT) to the Miraecom I&C consortium. As a result, HIT has been excluded from the Business’ affiliates since the disposal date.

In September 2001, Hyundai ASTEC has agreed to provide the Business with certain services with respect to general administration, environment, logistics and information technology for the nine-month period ended September 30, 2004.

15. Geographic and Segment Information

The Business operates in one business segment, the manufacture and sale of semiconductor products.

The following is a summary of net sales by region based on the location of the customer for the nine-month period ended September 30, 2004:

(in thousands of US dollars)
Korea	$455,616
Asia Pacific	203,791
Japan	143,190
North America	17,388
Europe	21,603

$841,588

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

September 30, 2004

Over 99% of the Business’ property, plant and equipment are located in Korea as of September 30, 2004.

For the nine-month period ended September, 30, 2004, net sales of the Business from its ten largest customers accounted for 63% of total sales.

The following is a summary of net sales by product for the nine-month period ended September, 30, 2004:

(in thousands of US dollars)
Solution Products
Flat panel display driver	$198,823
CMOS Image Sensor	142,050
Application Processors	66,715
Semiconductor Manufacturing Service
Memory	163,760
Non-memory	270,240

$841,588

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

MagnaChip Semiconductor LLC (Predecessor Company)

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in owners’ equity and of cash flows present fairly, in all material respects, the financial position of MagnaChip Semiconductor LLC and its subsidiaries (predecessor company) (the “Company”), as defined in Note 1, at December 31, 2003 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

June 15, 2005

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Balance Sheet

December 31, 2003

(in thousands of US dollars)
Assets
Current assets
Accounts receivable, net	$91,525
Inventories, net	82,283
Other current assets	11,314

Total current assets	185,122

Property, plant and equipment, net	547,867
Intangibles, net	32,129
Other non-current assets	24,850

Total assets	$789,968

Liabilities and Owners’ equity
Current liabilities
Accounts payable	$78,805
Short-term borrowings	46,667
Accrued expenses	24,323
Other current liabilities	13,594

Total current liabilities	163,389

Long-term borrowings	421,395
Accrued severance benefits, net	37,364
Other non-current liabilities	12,506

Total liabilities	$634,654

Commitments and contingencies
Owners’ equity
Owners’ equity	$135,781
Deferred stock compensation	2,350
Accumulated other comprehensive income	17,183

Total owners’ equity	155,314

Total liabilities and owners’ equity	$789,968

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Statements of Operations

Years Ended December 31, 2002 and 2003

	2002	2003
	(in thousands of US dollars)
Net sales
Related party	$306,801	$260,739
Others	393,459	570,101

	700,260	830,840
Cost of sales	690,997	752,509

Gross profit	9,263	78,331

Selling, general and administrative	61,925	68,738
Research and development	87,038	86,575

Operating loss	(139,700)	(76,982)

Other income (expenses)
Interest expense, net	(46,768)	(37,797)
Foreign currency gain	19,126	9,900
Foreign currency loss	(10,527)	(8,496)
Others, net	1,362	1,041

	(36,807)	(35,352)

Loss before income taxes	(176,507)	(112,334)

Income tax expenses	(1,797)	(1,389)

Net loss	$(178,304)	$(113,723)

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Statements of Changes in Owners’ Equity

Years Ended December 31, 2002 and 2003

	Owners’ Equity	Deferred Stock Compensation	Accumulated Other Comprehensive Income (loss)	Total
	(in thousands of US dollars)
Balance at December 31, 2001	$427,808	$1,973	$(17,635)	$412,146
Comprehensive loss:
Net loss	(178,304)	—	—	(178,304)
Foreign currency translation adjustments	—	—	34,208	34,208

Total comprehensive loss				(144,096)
Deferred stock compensation	—	216	—	216

Balance at December 31, 2002	249,504	2,189	16,573	268,266
Comprehensive loss:
Net loss	(113,723)	—	—	(113,723)
Foreign currency translation adjustments	—	—	610	610

Total comprehensive loss				(113,113)
Deferred stock compensation	—	161	—	161

Balance at December 31, 2003	$135,781	$2,350	$17,183	$155,314

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Consolidated Statements of Cash Flows

Years Ended December 31, 2002 and 2003

	2002	2003
	(in thousands of US dollars)
Cash flows from operating activities:
Net loss	$(178,304)	$(113,723)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	346,834	338,513
Provision for severance benefits	5,350	7,291
Loss on disposal of property, plant and equipment, net	1,320	2,279
Impairment of property, plant and equipment	256	12
Other, net	(12,957)	1,785
Changes in operating assets and liabilities
Accounts receivable	3,126	(35,778)
Inventories	35,319	(1,454)
Accounts payable	29,214	(12,740)
Accrued expenses	(8,115)	724
Other current assets	7,205	3,082
Other current liabilities	(24,327)	2,000
Other, net	(17,783)	(9,915)

Net cash provided by operating activities	187,138	182,076

Cash flows from investing activities:
Proceeds from sales of plant, property and equipment	10,523	3,442
Decrease (increase) in other non-current assets	1,111	237
Purchases of plant, property and equipment	(61,316)	(22,640)
Purchases of intangibles	(2,166)	(2,520)

Net cash used in investing activities	(51,848)	(21,481)

Cash flows from financing activities:
Net increase (decrease) in short-term borrowings	(77,112)	25,917
Net decrease in long-term borrowings	(58,178)	(186,512)

Net cash used in financing activities	(135,290)	(160,595)

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents:
Beginning of year	—	—

End of year	$—	$—

Supplemental cash flow information:
Cash paid for interest	$46,865	$37,872

Cash paid for income taxes	$1,797	$1,389

The accompanying notes are an integral part of these financial statements.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements

December 31, 2002 and 2003

1. Organization and Nature of Operations

The consolidated financial statements represent the non-memory business (the “Business”) of Hynix Semiconductor, Inc. (“Hynix”) on a carved out basis from the parent company’s results. The Business designs, manufactures, distributes and sells CMOS based semiconductor integrated circuits and provides semiconductor manufacturing services for other semiconductor companies. The Business was formed through the merger of Hyundai Electronics Industries Co. Ltd and LG Semiconductor, Inc. in 1999 (the “LGS Acquisition”).

The Business sells its products globally through a network of direct sales representatives and distributors throughout the world. The Business maintains direct sales offices in the United States, Taiwan, Japan, Hong Kong, the United Kingdom and Korea.

Pursuant to a Business Transfer Agreement (“BTA”), the Business was acquired by MagnaChip Semiconductor LLC and its subsidiaries on October 6, 2004 for approximately $757 million in cash, the assumption of certain liabilities and 5,079,254 warrants to purchase common equity interests in MagnaChip Semiconductor LLC.

2. Basis of Presentation

The accompanying (carve-out) financial statements reflect the assets, liabilities, revenues and expenses, changes in owners’ equity and cash flows that were directly applicable to the Business. Owners’ equity at January 1, 2001 represents the net losses of the Business and Hynix’ funding of its investment in the Business, including net cash and other transfers. Subsequent changes in Hynix’ funding of its investment in the Business have been assumed to be funding and repayments of the Business’ debt arrangement with Hynix.

The accompanying (carve-out) financial statements also include allocations of certain raw materials, other assets and accounts payable which the Business has historically shared with Hynix, and allocations of certain manufacturing costs, general and administrative, sales and marketing, and other expenses. For those assets, liabilities and expenses of which a specific identification method was not practicable, the allocation was based on the following methodology:

Shared Assets

Historically, the Business has shared the use of certain Hynix facilities, including property, plant and equipment with Hynix’s memory business. The shared assets which were historically used by the Business more than Hynix’s memory business were assigned to the Business. In other cases, where the historical usage ratio information was unavailable, the assets were assigned based upon the terms of the BTA. Raw materials and other shared inventories were allocated based upon each facilities’ consumption of those products. Other shared assets were allocated based upon the year-end or annual ratio of the Business as a proportion to Hynix’ total headcount, sales, and raw material consumption.

Debt

Hynix uses a centralized approach to cash management and the financing of its operations. These systems did not track cash balances and bank borrowings on a business specific basis. While certain of the Business’ borrowings are specifically identifiable, for example, obligations relating to capital leases, the majority of Hynix’ borrowings were not specifically attributable to the Business. The accompanying financial statements include an allocation of Hynix’ consolidated borrowings and the related interest expense, based upon the amounts that management believes would have been necessary to finance the working capital and other cash flow

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

requirements of the Business over the three year period ended December 31, 2003. These amounts have been estimated using the anticipated debt requirements of the Business upon consummation of the BTA (the “Corporate Borrowings”) as a guide, plus historical amounts of other borrowings that are specifically allocated to the Business, and include capital lease obligations, financing for the water treatment facility, and other short term borrowings that relate to accounts receivable balances of the Business (the “Other Borrowings”). The interest expense on the allocated borrowings has been calculated using the average balance of these borrowings, and the Hynix historical weighted average interest rate on its borrowings. Management believes the debt allocation basis is reasonable as the Business operates in a highly capital intensive industry and capital expenditures are financed through bank borrowings.

With regard to the interest expense, such expense is not necessarily indicative of the interest expense that the Business would have incurred as a separate independent entity because (i) the Business may not be able to obtain financing with interest rates as favorable as those enjoyed by Hynix, with the result that the Business’ cost of capital will be higher than that reflected in its financial statements; and (ii) Hynix has been under the joint management of its creditor banks’ council since 2001, in accordance with the Corporate Restructuring Promotion Act in the Republic of Korea and has received significant debt restructuring from the creditor banks; and (iii) the Business may have a capital structure different from the capital structure in the consolidated (carve-out) financial statements.

Manufacturing Costs

Manufacturing costs were generally apportioned between the Business and Hynix’s other product lines based on historical production. Certain manufacturing costs that were specifically identifiable with a particular product line were charged directly to those product lines. Other operating units of Hynix performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, wafer foundry, freight, duty, warehousing, and purchased manufacturing services from third party vendors. Costs of these services are specifically identified as they relate to the Business. Also, the Business has performed contract manufacturing related to wafer foundry service for Hynix. The revenue for those services is reflected at cost plus a historical margin, which is the approximate rate of contract manufacturing margin rate, in the accompanying statements of operations.

Other Costs

Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from Hynix’s corporate office and manufacturing sites to the Business on a basis which is considered by management to reasonably reflect the utilization of such services by number of employees, sales ratio and others.

The Business believes the allocation principles, described above, are reasonable, however, the expenses allocated to the Business for these items are not necessarily indicative of the expenses that would have been incurred if the Business had been a separate independent entity.

Income Taxes

The Business is not a separate taxable entity for Korean or international tax purposes and has not filed separate income tax returns, but rather was included in the income tax returns filed by Hynix. Accordingly, income tax expense in the carved out financial statements has been calculated as if the Business filed on a

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

separate tax return basis. In addition, upon consummation of the BTA, any unrealized deferred tax assets and liabilities, which have been derived from the operations of the Business, will remain with Hynix and will not be transferred to the Company, and accordingly, the accompanying (carve-out) financial statements exclude any deferred tax assets and liabilities.

Liquidity

While the accompanying (carve-out) financial statements present the Business as generating positive operating cash flow, given its historical operating and net losses, there can be no assurance that the business will continue to generate sufficient funds from operations.

The transaction outlined in the BTA includes a recapitalization of the Company’s debt and equity structure, and is intended to enable the Business to improve its net and operating performance. This transaction provides further evidence that an independent third party places significant value on the Business, in excess of the book value of the net assets reported in these historical (carve-out) financial statements. If the proposed transaction, outlined in the BTA, is not completed in 2004, the current parent, Hynix has the intent and ability to continue to provide sufficient financial support to the Business.

Accordingly, the accompanying consolidated (carve-out) financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Business be unable to continue as a going concern.

3. Summary of Significant Accounting Policies

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Business in the preparation of the accompanying (carve-out) financial statements are summarized below.

Principles of Consolidation

The consolidated (carve-out) financial statements include the accounts of the Business and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying (carve-out) financial statements and disclosures. The most significant estimates and assumptions relate to the useful life of property, plant and equipment, allowance for uncollectible accounts receivable, contingent liabilities, inventory valuation, impairment of long-lived assets and allocated expenses. Although these estimates are based on management’s best knowledge of current events and actions that the Business may undertake in the future, actual results may be different from the estimates.

In common with certain other Asian countries, the economic environment in the Republic of Korea continues to be volatile. In addition, the Korean government and the private sector continue to implement structural reforms to historical business practices, including corporate governance. The Business may be either

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

directly or indirectly affected by these volatile economic conditions and the reform program described above. The accompanying (carve-out) financial statements reflect management’s assessment of the impact to date of the economic environment on the financial position and results of operations of the Business. Actual results may differ materially from management’s current assessment.

Foreign Currency Translation

The Business, including the majority of its subsidiaries, use their local currency as their functional currency, while the subsidiary in the United Kingdom uses the U.S. dollar as its functional currency. The Company has also selected the US dollar as its reporting currency and follows the methodology prescribed in SFAS No. 52, Foreign Currency Translation. Under this method, all assets and liabilities of subsidiaries are translated to the functional currency of the parent company, and then into US dollars, at the end-of-period exchange rates. Capital accounts and inter-company loans that are determined to be of a permanent nature, are translated using historical exchange rates. Revenues and expenses are translated using average exchange rates. Foreign currency translation adjustments arising from differences in exchange rates from period to period are included in the foreign currency translation adjustment account in accumulated comprehensive income (loss) of owners’ equity. Transactions in currencies other than the functional currency are included as a component of other income (expenses) in the statement of operations.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with an original maturity date of three months or less.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided based on the aggregate estimated collectibility of its accounts receivable.

Inventories

Inventories are stated at the lower of cost or market, using the average method, which approximates the first in, first out method. If net realizable value is less than cost at the balance sheet date, the carrying amount is reduced to the realizable value, and the difference is recognized as a loss on valuation of inventories. Inventory reserves are established when conditions indicate that the net realizable value is less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes. Reserves are also established for excess inventory based on inventory levels in excess of six months of demand, as judged by management, for each specific product.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below.

Buildings	30 years
Building related structures	10 - 20 years
Machinery and equipment	5 - 15 years
Vehicles and others	5 years

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

Routine maintenance and repairs are charged to expense as incurred. Expenditures that enhance the value or significantly extend the useful lives of the related assets are capitalized.

Borrowing costs incurred during the construction period of assets are capitalized as part of the related assets.

Impairment of Long-Lived Assets

The Business reviews property, plant and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability is measured by comparison of its carrying amount with the future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impaired amount is measured as the amount by which the carrying amount of the asset exceeds the present value of the future net cash flows generated by the respective long-lived assets.

Lease Transactions

The Business accounts for lease transactions as either operating leases or capital leases, depending on the terms of the underlying lease agreements. Machinery and equipment acquired under capital lease agreements are recorded at cost as property, plant and equipment and depreciated using the straight-line method over their estimated useful lives. In addition, the aggregate lease payments are recorded as capital lease obligations, net of unaccrued interest. Interest is amortized over the lease period using the effective interest rate method. Leases that do not qualify as capital leases are classified as operating leases, and the related rental payments are expensed on a straight-line basis over the lease term.

Software

The Business capitalizes certain external costs that are incurred to purchase and implement internal-use computer software. Direct costs relating to the development of software for internal use are capitalized after technological feasibility has been established, in accordance with Statement Of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Depreciation is calculated on a straight line basis over five years.

Intangibles

Intangibles acquired through the LGS Acquisition include technology and customer relationships, and are amortized on a straight-line basis over periods ranging from 4 to 8 years. Other intellectual property assets acquired represent rights under patents, trademarks and property use rights and are amortized over the periods of benefit, ranging up to 10 years, on a straight-line basis.

Fair Value Disclosures of Financial Instruments

The estimated fair value of financial instruments is determined by the Business, using available market information and valuation methodologies considered to be appropriate. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Business could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts. Carrying amounts of accounts receivable and accounts payable approximate fair value due to the short maturity of these financial instruments.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

Accrued Severance Benefits

Employees and directors with one or more years of service are entitled to receive a lump-sum payment upon termination of their employment with the Business, based on their length of employment and rate of pay at the time of termination. The accrual for the severance liability approximates the amount that would be payable assuming all eligible employees and directors were to terminate their employment at the balance sheet date.

Accrued severance benefits are funded through a group severance insurance plan. The amounts funded under this insurance plan are classified as a deduction to the accrued severance benefits. Subsequent accruals are to be funded at the discretion of the Business.

In accordance with the National Pension Act of the Republic of Korea, a certain portion of accrued severance benefits is deposited with the National Pension Fund and deducted from the accrued severance benefits. The contributed amount is refunded to employees from the National Pension Fund upon their retirement.

Revenue Recognition

Product revenue is primarily recognized upon shipment, when persuasive evidence of a sales arrangement exists, the price is fixed or determinable, title has transferred and collection of resulting receivables is reasonably assured or probable. For certain distributors, standard products are sold to the distributors subject to specific rights to return products, in these situations, revenue recognition is deferred until the distributor sells the product to a third party. All amounts billed to a customer related to shipping and handling are classified as sales while all costs incurred by the Business for shipping and handling are classified as selling expenses amounting to $1,328 thousand and $1,456 thousand for the years ended December 31, 2002 and 2003, respectively.

Advertising

The Business expenses advertising costs as incurred. Advertising expense was approximately $152 thousand and $112 thousand for the years ended December 31, 2002 and 2003, respectively.

Product Warranties

The Business records warranty liabilities for the estimated costs that may be incurred under its basic limited warranty. This warranty covers defective products and is normally applicable for 12 months from the date of purchase and these liabilities are accrued when product revenues are recognized. Warranty costs include the costs to replace the defective product. Factors that affect the Business’ warranty liability include historical and anticipated rate of warranty claims on those repairs and cost per claim to satisfy the Business’ warranty obligation. As these factors are impacted by actual experience and future expectations, the Business periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Accrued warranty liabilities as of December 31, 2002 and 2003 were as follows:

	2002	2003
	(in thousands of US Dollars)
Balance at beginning of year	$5,916	$1,176
Accrued warranty reserve	2,639	2,612
Aggregate reduction	(7,740)	(2,988)
Translation adjustments	361	(6)

Balance at end of year	$1,176	$794

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

Research and Development

Research and development costs are expensed as incurred and include employee salaries, contractor fees, building costs, utilities, and administrative expenses.

Government Grants

Grants received by the Business from the Korean government to assist with specific research and development activities, are recognized in the statement of operations as a credit to research and development expenses, in the period in which the related expense is incurred, to the extent that they are non-refundable. Grants from the Korean government recognized as a reduction of research and development expenses were nil and $575 thousand for the years ended December 31, 2002 and 2003, respectively.

Licensed Patents and Technologies

The Business has entered into a number of royalty agreements to license patents and technology used in the design and manufacture of its products. The payments under these agreements include an initial payment to acquire the rights, and a royalty payment, calculated based upon the Business’ sales of the related products. The initial payment, usually paid in installments, represents a non-refundable commitment, such that the total present value of these payments is recorded as a liability upon execution of the agreement, and the costs are deferred over the period of the agreement. The royalty payments are charged to the statement of operations as incurred.

Stock-Based Compensation

Employee stock plans are accounted for using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. The Business utilizes the Black-Scholes option valuation model to value stock options for pro forma presentation of income as if the fair value-based accounting method in Statements of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, had been used to account for stock-based compensation.

If compensation cost for the Business’ stock-based compensation plan was determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Business’ net loss would have been increased to the pro forma amounts indicated below.

	2002	2003
	(in thousands of US dollars)
Net loss, as reported	$(178,304)	$(113,723)
Add: Amortization of non-cash deferred stock compensation expense determined under the intrinsic value method as reported in net loss, net of related tax effects	216	161
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(4,237)	(5,335)

Pro forma net loss	$(182,325)	$(118,897)

The weighted average fair value of stock options granted during the year ended December 31, 2003 was $4.03.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2003
Expected life	—	4 1/2 years
Expected volatility	—	131.9%
Risk-free interest rate	—	4.16%
Expected dividends	—	—

Income Taxes

The Business accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes which requires an asset and liability approach for financial accounting and reporting for income tax purposes.

Concentration of Credit Risk

The Business performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral for customers on accounts receivable. The Business maintains reserves for potential credit losses, but historically has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The Business derives a substantial portion of its revenues from export sales through its overseas subsidiaries in Asia, North America and Europe.

A substantial portion of the components necessary for the manufacture and operation of the Business’ products are obtained from the other operating units of Hynix and its affiliates. The disruption or termination of any of these sources could have a material adverse effect on the Business’ operating results and financial condition.

4. Accounts Receivable

Accounts receivable as of December 31, 2003 consists of the following:

(in thousands of US dollars)
Accounts receivable	$91,670
Less: allowances for doubtful accounts	(145)

Accounts receivable, net	$91,525

The Business recognized bad debt expenses amounting to $8 thousand and $11 thousand for the year ended December 31, 2002 and 2003, respectively, and also wrote off $208 thousand and nil during the years ended December 31, 2002 and 2003, respectively.

5. Inventories

Inventories as of December 31, 2003 consists of the following:

(in thousands of US dollars)
Finished goods	$19,831
Semi-finished goods and work-in-process	57,609
Raw materials and supplies	7,832
Materials in-transit	3,662
Less: valuation allowances	(6,651)

Inventories, net	$82,283

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

The Business recognized a loss on valuation of inventories amounting to $26,400 thousand and $454 thousand for the years ended December 31, 2002 and 2003, respectively. In addition, the Business wrote off $17,776 thousand and $25,503 thousand during the years ended December 31, 2002 and 2003, respectively.

6. Property, Plant and Equipment

Property, plant and equipment including capital lease assets as of December 31, 2003 consist of the following:

(in thousands of US dollars)
Buildings and related structures	$205,166
Machinery and equipment	1,920,199
Vehicles and others	36,352

2,161,717
Less: accumulated depreciation	(1,625,582)
Land	10,268
Construction in-progress	1,464

Property, plant and equipment, net	$547,867

Aggregate depreciation expenses for the years ended December 31, 2002 and 2003 are $337,285 thousand and $329,462 thousand, respectively and capitalized interest costs for the years ended December 31, 2002 and 2003 amount to $144 thousand and $152 thousand, respectively.

7. Leases and Lease Commitments

Capital Leases

Machinery and equipment under capital leases as of December 31, 2003 are as follows:

(in thousands of US dollars)
Acquisition cost	$420,317
Less: accumulated depreciation	(361,879)

Machinery and equipment under capital leases, net	$58,438

Depreciation expense of assets under capital leases for the years ended December 31, 2002 and 2003 is $72,563 thousand and $68,660 thousand, respectively.

Future minimum lease payments under capital lease obligations as of December 31, 2003 are as follows:

(in thousands of US dollars)
2004	$2,103
2005	2,103
2006	68,809

Total minimum lease payments	73,015
Less: interest and discount on present value	(6,731)
Less: current portion	—

$66,284

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

Operating Leases

The Business leases office building and equipment under various non-cancelable operating lease agreements that expire through December 2005. Rental expense for 2002 and 2003 was approximately $2,267 thousand and $1,556 thousand, respectively.

As of December 31, 2003, the minimum aggregate rental commitments are as follows:

(in thousands of US dollars)
2004	$1,270
2005	62

$1,332

8. Intangibles

Intangibles at December 31, 2003 are as follows:

(in thousands of US dollars)
Technology	$12,029
Customer relationships	45,799
Intellectual property assets	14,430
Less: accumulated amortization	(40,129)

Intangibles, net	$32,129

Aggregate amortization expense for intangibles for the years ended December 31, 2002 and 2003 were $9,549 thousand and $9,051 thousand, respectively. The estimated aggregate amortization expense of intangibles for the next five years is $6,829 thousand in 2004, $6,920 thousand in 2005, $7,041 thousand in 2006, $5,687 thousand in 2007 and $1,250 thousand in 2008.

9. Short-Term and Long-Term Borrowings

As discussed in Note 2, the Business’ consolidated financial statements include two types of debt: (i) an allocation of Hynix’s consolidated debt, the Corporate Borrowings, and (ii) historical short term and long term borrowings that are specifically allocated to the Business, the Other Borrowings. The allocation of Corporate Borrowings has been estimated using the anticipated debt requirements of the Business upon consummation of the BTA, which it is expected will be approximately $318,205 thousand. These borrowings have been applied to the December 31, 2003 balance sheet with changes in the actual annual amount of Hynix’s funding used to roll back these borrowings to January 1, 2001.

In accordance with the BTA, the Company is not required to assume the Corporate or Other Borrowings. However, they are included in the accompanying financial statements as management believes this to be a reasonable representation of the amounts that would have been necessary to finance the working capital and other cash flow requirements of the Business over the three year period ended December 31, 2003.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

The details of short-term and long-term borrowings are as follows:

	Annual interest rate (%)
	(in thousands of US dollars)
Short-term borrowings
Export financing	Libor + 2.0~3.0	$43,566
Current portion of long-term borrowings	15.3	3,101

		$46,667

Long-term borrowings
Corporate borrowings	6.5	$318,205
Water treatment facility loan	15.3	40,007
Capital lease obligation	1.7~6.5	66,284

		424,496
Less: current portion		(3,101)

		$421,395

In March 2001, the Business sold its water treatment facilities to a third party and at the same time, entered into a 12 year lease agreement to use the facilities. At the end of the term, the Business has an option to repurchase the facilities, and therefore the transaction has been recorded as a financing arrangement.

Maturities of the water treatment facility loan as of December 31, 2003 are as follows:

(in thousands of US dollars)
2004	$8,994
2005	8,893
2006	8,859
2007	8,552
2008 and thereafter	35,367
Less: amount representing interest	(30,658)

Present value of principal payments	40,007
Less: current portion	(3,101)

$36,906

Short-term borrowings include a series of export financing agreements with various financial banks that the Business has arranged to obtain financing secured on certain trade accounts receivable and current portion of long-term borrowings.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

10. Accrued Severance Benefits

Changes in accrued severance benefits for the years ended December 31, 2003 are as follows:

(in thousands of US dollars)
Beginning balance	$38,287
Provisions	8,092
Severance payments	(6,180)
Translation adjustments	(184)

40,015
Less: cumulative contributions to the National Pension Fund	(1,522)
group severance insurance plan	(1,129)

Accrued severance benefits, net	$37,364

The severance benefits are funded approximately 2.8% as of December 31, 2003 through severance insurance deposit for payment of severance benefits, and the account is deducted from accrued severance benefits.

11. Commitments and Contingencies

As of December 31, 2003, the Business has provided guarantees for bank loans that employees borrowed to participate in the issuance of new shares of Hynix. Outstanding payment guarantees by the Business amounted to approximately $8,037 thousand as of December 31, 2003.

Hynix is subject to several legal proceedings and claims arising in the ordinary course of business, relating to various products, employees and other matters. Certain of these claims relate to products, employees and other matters that are specifically attributable to the business, and any related costs have been appropriately accrued in the accompanying financial statements. The Business’ management does not expect that the outcome in any of these legal proceedings, individually or collectively, will have a material adverse effect on the Business’ financial condition, results of operations or cash flows.

On September 22, 2004, Korea’s Financial Supervisory Commission announced sanctions against Hynix for the accounting violations discovered by Korea’s Financial Supervisory Service. These sanctions and violations were not related to the Company. The Business’ management believes that accompanying financial statements are not affected by either sanctions or violations and therefore will not have any impact on the Business.

The BTA contains certain provisions that limit the nature and amount of legal proceedings, claims, commitments and contingencies that will remain after consummation of the transaction.

12. Stock Option Plan

Hynix formed its stock option plan in 1999. As part of the presentation of the Business on a carved out basis, stock compensation is allocated to the Business based on the employees that historically have worked in the Business.

The options were granted to all full time employees based on various criteria, such as length of service with the Business, employee title and role within the Business. As the amount of options granted to employees is not

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

uniform or based on a percentage of salary, the plan is considered compensatory, in accordance with APB No. 25, Accounting for Stock Issued to Employees.

The terms of the options granted within the plan are as follows: three-year cliff vesting, exercise period three or five years after vesting and therefore the life of the options are six or eight years.

Hynix granted stock options to employees and directors in 1999 (Grants 1, 2 and 3). However, on July 7, 2001, the Business cancelled the Grants 1, 2 and 3 and replaced them with Grant 4. The replacement of options with Grant 4 did not result in variable accounting for Grant 4.

On July 13, 2003, Hynix cancelled Grant 4 and replaced it with Grant 5 as a result of an equity restructuring. The amount of shares reissued and the exercise did not match the 21:1 stock split and therefore resulted in Grant 5 requiring variable accounting.

The number and weighted-average exercise prices of options during 2002 and 2003 are as follows:

	Number of options	Weighted average exercise price
	(in US dollar)
Shares under options at December 31, 2001	2,213,850	$3.9
Granted	—	—
Exercised	—	—
Forfeited	648,050	4.0
Cancelled	—	—

Shares under options at December 31, 2002	1,565,800	4.0
Granted	1,130,115	4.2
Exercised	—	—
Forfeited	291,895	4.2
Cancelled	1,357,500	4.2

Shares under options at December 31, 2003	1,046,520	$4.2

As of December 31, 2003, the Business had an aggregate of 1,046,520 shares of Hynix’s common stock outstanding under Hynix’s option plan with a weighted average exercise price of $4.2 and a weighted-average remaining contractual life in years is two and a half years. However, no options were exercisable as of December 31, for 2002 and 2003. The compensation cost for its performance-based plan was $216 thousand and $161 thousand for the years ended December 31, 2002, and 2003, respectively.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

13. Income Tax Expenses

The components of current income tax expense are as follows:

	2002	2003
	(in thousands of US dollars)
Loss before income taxes
Domestic	$(155,591)	$(91,795)
Foreign	(20,916)	(20,539)

	$(176,507)	$(112,334)

Current income taxes
Domestic	$—	$—
Foreign	1,797	1,389

	$1,797	$1,389

Deferred income taxes
Domestic	$—	$—
Foreign	—	—

	$—	$—

Total income tax expenses	$1,797	$1,389

The statutory income tax rate, including tax surcharges, applicable to the Business was approximately 29.7% in 2002 and 2003. The statutory income tax rate was amended to 27.5%, effective for fiscal years beginning January 1, 2005 in accordance with the Corporate Income Tax Law amended on December 30, 2003.

The provision for domestic and foreign income taxes incurred is different from that which would be obtained by applying the statutory domestic income tax rate to income before income taxes. The significant items causing this difference are as follows:

	2002	2003
	(in thousands of US dollars)
Provision computed at statutory rate	$(52,423)	$(33,364)
Permanent differences	247	478
Change in statutory tax rate	—	15,510
Adjustment for overseas tax rates	791	110
Unrealizable deferred taxes	53,182	18,655

Total statutory income taxes	$1,797	$1,389

Any unrealized deferred tax assets and liabilities derived from the Business will expire upon consummation of the BTA, and accordingly, the accompanying financial statements exclude any deferred tax assets and liabilities.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

14. Related Party Transactions

Transactions for the years ended December 31, 2002 and 2003 between the Business and its affiliates.

	2002	2003
	(in thousands of US dollars)
Net sales
Hynix	$263,745	$259,678
Hyundai Display Technology	43,038	925
Other related parties	18	136

	$306,801	$260,739

Purchases
Hynix	$11,594	$42,857
Hyundai Information Technology	4,736	3,849
Hyundai ASTEC	15,604	17,889
Other related parties	66	110

	$32,000	$64,705

Related account balances as of December 31, 2003 between the Business and its affiliates:

(in thousands of US dollars)
Payables
Hyundai Information Technology	$1,847
Hyundai ASTEC	1,112

$2,959

In addition, the Business and Hyundai Information Technology are party to a master service and expense agreement under which Hyundai Information Technology will supply system and facility management, SAP license agency service, hardware and software maintenance service during the years ended December 31, 2002 and 2003.

In September 2001, Hyundai ASTEC has agreed to provide the Business with certain services with respect to general administration, environment, logistics and information technology up to December, 2004.

MagnaChip Semiconductor LLC and Subsidiaries (Predecessor Company)

Notes to Consolidated (Carve-Out) Financial Statements—(Continued)

December 31, 2002 and 2003

15. Geographic and Segment Information

The Business operates in one business segment, the manufacture and sale of semiconductor products.

The following is a summary of net sales by region based on the location of the customer for the years ended December 31, 2002 and 2003:

	2002	2003
	(in thousands of US dollars)
Korea	$471,865	$498,051
Asia Pacific	138,514	152,217
Japan	70,402	129,795
North America	7,195	29,476
Europe	12,284	21,298
Other	—	3

	$700,260	$830,840

Over 99% of the Business’ property, plant and equipment are located in Korea as of December 31, 2003.

During the years ended December 31, 2002 and 2003, net sales of the Business from its ten largest customers accounted for 73%, and 65% of total sales, respectively.

The following is a summary of net sales by product for the years ended December 31, 2002 and 2003:

	2002	2003
	(in thousands of US dollars)
Solution Products	$279,056	$358,995
Semiconductor Manufacturing Service:
Memory	263,745	259,678
Non-memory	157,459	212,167

	$700,260	$830,840

Glossary of selected terms

BiCMOS (Bi-Complementary Metal-Oxide Semiconductor)

A type of integrated circuit combining CMOS transistors and bipolar transistors on a single chip.

Bluetooth

A wireless radio technology specification that enables short-range communications among electronics devices.

Central processing unit (CPU)

The part of a computer (a microprocessor chip) that does most of the data processing; the CPU and the memory form the central part of a computer to which the peripherals are attached.

CMOS (Complementary Metal-Oxide Semiconductor)

A type of integrated circuit that is low in power consumption, while wide in the operation voltage range.

DRAM (Dynamic Random Access Memory)

A type of integrated circuit that stores data so long as a constant power supply is maintained.

Fab

Short for fabrication facility, a silicon wafer manufacturing plant. A fabless semiconductor company designs and develops semiconductors but outsources their production.

IC (Integrated Circuit)

A microelectronic circuit, or transistor, incorporated into a base material such as a silicon wafer.

LCD (Liquid Crystal Display)

A digital display that uses liquid crystal cells that change reflectivity in an applied electric field; used for portable computer displays and watches, etc.

MPEG-4 (Moving Picture Experts Group 4)

A standard for digital video and audio compression.

OEM (Original Equipment Manufacturer)

OEMs buy equipment in bulk from the manufacturer, customize the equipment for a particular application and/or re-sell the customized equipment under their own brand.

OLED (Organic Light Emitting Diode)

A display device that sandwiches carbon-based films between two charged electrodes, one a metallic cathode and one a transparent anode, usually being glass. Unlike LCDs, which require backlighting, OLED displays emit light rather than modulate transmitted or reflected light.

PDA (Personal Digital Assistant)

A hand-held personal computer used primarily for information management such as storage of addresses and appointments.

STN (Super Twisted Nematic)

A type of LCD display in which light rays are twisted to increase the contrast.

TFT (Thin Film Transistor)

A type of LCD flat-panel display in which each pixel is controlled by one to four transistors. The TFT technology provides the best resolution of all the flat-panel techniques, but it is also the most expensive. TFT screens are sometimes called active-matrix LCDs.

G-1

MagnaChip Semiconductor S.A. MagnaChip Semiconductor Finance Company

OFFER TO EXCHANGE

$300,000,000 Floating Rate Second Priority Senior Secured Notes due 2011 and related Guarantees for all outstanding Floating Rate Second Priority Senior Secured Notes due 2011 and related Guarantees

$200,000,000 6 7/8% Second Priority Senior Secured Notes due 2011 and related Guarantees for all outstanding 6 7/8% Second Priority Senior Secured Notes due 2011 and related Guarantees

$250,000,000 8% Senior Subordinated Notes due 2014 and related Guarantees for all outstanding 8% Senior Subordinated Notes due 2014 and related Guarantees

Prospectus                     , 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

MagnaChip Semiconductor LLC

MagnaChip Semiconductor LLC is a limited liability company organized under the laws of the State of Delaware. Section 18–108 of the Delaware Limited Liability Company Act permits a limited liability company, subject to any restrictions that may be set forth in its limited liability company agreement, to indemnify its members and managers from and against any and all claims and demands.

Section 8 of MagnaChip Semiconductor LLC’s limited liability company agreement dated as of October 6, 2004 provides that MagnaChip Semiconductor LLC shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of MagnaChip Semiconductor LLC or a director or officer of a constituent person in a consolidation or merger, or is or was serving at the request of MagnaChip Semiconductor LLC or a constituent person absorbed in a consolidation or merger, as a director or officer of another person, or is or was a director or officer of MagnaChip Semiconductor LLC serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of MagnaChip Semiconductor LLC or other enterprise, against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed action, suit or proceeding by or in the right of MagnaChip Semiconductor LLC, except to the extent that such indemnification is prohibited by applicable law

MagnaChip Semiconductor S.A.

Under Luxembourg law, civil liability of directors both to the company and to third parties is generally considered to be a matter of public policy. It is possible that Luxembourg courts would declare void an explicit or even implicit contractual limitation on directors’ liability to MagnaChip Semiconductor S.A. MagnaChip Semiconductor S.A., however, can validly agree to indemnify the directors against the consequences of liability actions brought by third parties (including shareholders if such shareholders have personally suffered a damage which is independent of and distinct from the damage caused to the company).

Under Luxembourg law, an employee of MagnaChip Semiconductor S.A. can only be liable to MagnaChip Semiconductor S.A. for damages brought about by his or her willful acts or gross negligence. Any arrangement providing for the indemnification of officers against claims of MagnaChip Semiconductor S.A. would be contrary to public policy. Employees are liable to third parties under general tort law and may enter into arrangements with MagnaChip Semiconductor S.A. providing for indemnification against third party claims.

Under Luxembourg law, an indemnification agreement can never cover a willful act or gross negligence.

MagnaChip Semiconductor Finance Company

Indemnification: Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Company. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. MagnaChip Semiconductor Finance Company’s bylaws provide for indemnification by the company of any director or officer (as such term is defined in the bylaws) of the company or a constituent corporation absorbed in a consolidation or merger, or any person who, at the request of the company or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, except to the extent that such indemnification is prohibited by law. The bylaws also provide that the company shall advance expenses incurred by a director or officer in defending a proceeding prior to the final disposition of such proceeding. The board of directors, by majority vote of a quorum consisting of directors not parties to the proceeding, must determine whether the applicable standards of any applicable statute have been met. The bylaws do not limit the company’s ability to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws. The company may purchase insurance covering the potential liabilities of the directors and officers of the company or any constituent corporations or any person who, at the request of the company or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise.

Limitation of Liability: Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. MagnaChip Semiconductor Finance Company’s certificate of incorporation provides for such limitation of liability.

Other Subsidiaries

The organizational documents of certain subsidiary guarantors also provide for indemnification of their officers and directors for liability incurred in connection with the performance of their duties as officers and directors.

Employment Agreements

Indemnification: Some of our officers have employment agreements with us that provide for indemnification against losses, costs and expenses arising from or relating to such person’s services for us, to the extent permitted by law and the governing documents of the applicable company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The following exhibits are filed herewith unless otherwise indicated:

2.1	Business Transfer Agreement, dated as of June 12, 2004, between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)†

2.2	First Amendment to Business Transfer Agreement, dated as of October 6, 2004, between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)†

3.1	Certificate of Formation of MagnaChip Semiconductor Holding LLC†

3.2	Certificate of Amendment to Certificate of Formation of MagnaChip Semiconductor Holding LLC†

3.3	Third Amended and Restated Limited Liability Company Operating Agreement of MagnaChip Semiconductor LLC†

3.4	Articles of Incorporation of MagnaChip Semiconductor S.A.†

3.5	Certificate of Incorporation of MagnaChip Semiconductor Finance Company†

3.6	Bylaws of MagnaChip Semiconductor Finance Company†

3.7	Certificate of Formation for MagnaChip Semiconductor SA Holdings LLC†

3.8	Limited Liability Company Agreement of MagnaChip Semiconductor SA Holdings LLC†

3.9	Deed of Amendment to the Articles of Association of MagnaChip Semiconductor B.V. (English translation)†

3.10	Certificate of Incorporation of MagnaChip Semiconductor, Inc. (USA)†

3.11	Bylaws of MagnaChip Semiconductor, Inc. (USA)†

3.12	Articles of Incorporation of MagnaChip Semiconductor, Ltd. (Korea)†

3.13	Articles of Incorporation of MagnaChip Semiconductor Inc. (Japan) (English translation)†

3.14	Memorandum of Association of MagnaChip Semiconductor Ltd. (Hong Kong)†

3.15	Articles of Association of MagnaChip Semiconductor Ltd. (Hong Kong)†

3.16	Memorandum of Association of MagnaChip Semiconductor Ltd. (United Kingdom)†

3.17	Articles of Association of MagnaChip Semiconductor Ltd. (United Kingdom)†

3.18	Articles of Incorporation of MagnaChip Semiconductor Ltd. (Taiwan) (English translation)†

3.19	Articles of Incorporation of ISRON Corporation (English translation)†

3.20	Articles of Incorporation of IC Media Corporation†

3.21	Bylaws of IC Media Corporation†

3.22	Certificate of Amendment to the Bylaws of IC Media Corporation†

3.23	Certificate of Amendment to the Bylaws of IC Media Corporation†

3.24	Memorandum of Association of IC Media International Corporation†

3.25	Articles of Association of IC Media International Corporation†

3.26	Memorandum of Association of IC Media Holding Company Limited†

3.27	Articles of Association of IC Media Holding Company Limited†

3.28	Articles of Incorporation of IC Media Technology Corporation (English translation)†

4.1	Indenture, dated as of December 23, 2004, among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors as named therein and The Bank of New York, as trustee for the Floating Rate Second Priority Senior Secured Notes due 2011 and the 6 7/8% Second Priority Senior Secured Notes due 2011.†

4.2	Form of Floating Rate Second Priority Senior Secured Notes due 2011 and related guarantees (included in Exhibit 4.1)†

4.3	Form of 6 7/8% Second Priority Senior Secured Notes due 2011 and related guarantees (included in Exhibit 4.1)†

4.4	Registration Rights Agreement, dated as of December 23, 2004, by and among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors named therein, UBS Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.†

4.5	Indenture, dated as of December 23, 2004, among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors as named therein and The Bank of New York, as trustee for the 8% Senior Subordinated Notes due 2014.†

4.6	Form 8% Senior Subordinated Notes due 2014 and related guarantees (included in Exhibit 4.5)†

4.7	Registration Rights Agreement, dated as of December 23, 2004, by and among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors named therein, UBS Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.†

5.1	Opinion of Dechert LLP, New York, New York

5.2	Opinion of Dechert Luxembourg, Luxembourg

5.3	Opinion of Dechert, London, England

5.4	Opinion of NautaDutilh N.V., Amsterdam, The Netherlands

5.5	Opinion of Kim & Chang, Seoul, Korea

5.6	Opinion of Lee, Tsai & Partners, Taipei, Taiwan

5.7	Opinion of White & Case LLP, Hong Kong

5.8	Opinion of Squire, Sanders & Dempsey L.L.P., Tokyo, Japan

5.9	Opinion of Conyers Dill & Pearman, Cayman Islands

5.10	Opinion of Harney Westwood & Riegels, British Virgin Islands

5.11	Opinion of Greenberg Traurig, LLP, East Palo Alto, California

10.1	Purchase Agreement, dated as of December 16, 2004, among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, UBS Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.†

10.2	Credit Agreement, dated as of December 23, 2004, among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors named therein, the lenders named therein, UBS Securities LLC, Korea Exchange Bank, UBS AG, Stamford Branch and UBS Loan Finance LLC.†

10.3.a	First Amendment to Credit Agreement and Waiver, dated as of May 6, 2005, to the Credit Agreement, dated as of December 23, 2004, among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors named therein, the lenders named therein, UBS Securities LLC, Korea Exchange Bank, UBS AG, Stamford Branch and UBS Loan Finance LLC.†

10.3.b	Second Amendment to Credit Agreement and Waiver dated as of June 21, 2005, to the Credit Agreement, dated as of December 23, 2004, among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors named therein, the lenders named therein, UBS Securities LLC, Korea Exchange Bank, UBS AG, Stamford Branch and UBS Loan Finance LLC.†

10.4	Intercreditor Agreement dated as of December 23, 2004 among MagnaChip Semiconductor Finance Company, the other Pledgors party thereto, UBS AG, Stamford Branch, The Bank of New York and U.S. Bank National Association†

10.5	Second Amended and Restated Securityholders Agreement of MagnaChip Semiconductor LLC†

10.6	Warrant held by Hynix Semiconductor Inc. to purchase common units of MagnaChip Semiconductor LLC†

10.7	Intellectual Property License Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)†

10.8	Trademark License Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)†

10.9	Building Lease Agreement for Warehouses, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)†

10.10	Building Lease Agreement for M4 Building, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)**†

10.11	Building Lease Agreement for R, C1 and C2 Buildings, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)†

10.12	Land Lease and Easement Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)**†

10.13	Wafer Foundry Service Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)**†

10.14	Wafer Mask Production and Supply Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)**†

10.15	General Service Supply Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)†

10.16	IT and FA Service Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)†

10.17	Service Agreement, dated as of October 6, 2004, by and between MagnaChip Semiconductor, Ltd. (Korea) and Dr. Youm Huh†

10.18	Service Agreement, dated as of October 1, 2004, by and between MagnaChip Semiconductor, Ltd. (Korea) and Jerry Baker†

10.19	Service Agreement, dated as of October 6, 2004, by and between MagnaChip Semiconductor, Ltd. (Korea) and Robert Krakauer†

10.20	Service Agreement, dated as of December 29, 2004, by and between MagnaChip Semiconductor, Ltd. (Korea) and Victoria Miller Nam†

10.21	Service Agreement, dated as of October 6, 2004, by and between MagnaChip Semiconductor, Ltd. (Korea) and Tae Young Hwang†

10.22	Service Agreement, dated as of May 16, 2005, by and between MagnaChip Semiconductor, Ltd. (Korea) and Jason Hartlove†

10.23	Service Agreement, dated as of April 14, 2005 by and between MagnaChip Semiconductor, Ltd. (Korea) and Dale Lindly†

10.24	MagnaChip Semiconductor LLC Equity Incentive Plan†

10.25	MagnaChip Semiconductor LLC California Equity Incentive Plan†

10.26	R&D Equipment Utilization Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)**†

10.27	License Agreement (ModularBCD), dated as of March 18, 2005, by and between Advanced Analogic Technologies, Inc. and MagnaChip Semiconductor, Ltd. (Korea)**†

10.28	License Agreement (TrenchDMOS), dated as of March 18, 2005, by and between Advanced Analogic Technologies, Inc. and MagnaChip Semiconductor, Ltd. (Korea)**†

10.29	RFID Development and Licensing Agreement, dated as of March 29, 2004, by and between Celis Semiconductor Corporation and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)**†

10.30	Technology License Agreement, dated as of July 2001, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)**†

10.31	Technology License Agreement, dated as of December 16, 1996, by and between Advanced RISC Machines Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to LG Semicon Company Limited)**†

10.32	ARM7201TDSP Device License Agreement, dated as of August 26, 1997, by and between Advanced RISC Machines Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to LG Semicon Company Limited)**†

10.33	Technology License Agreement, dated as of August 22, 2001, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)**†

10.34	Technology License Agreement, dated as of May 20, 2004, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)†

12.1	Computation of Ratio of Earnings to Fixed Charges†

21.1	Subsidiaries of MagnaChip Semiconductor LLC†

23.1	Consent of Samil PricewaterhouseCoopers

23.2	Consent of Dechert LLP, New York, New York (included in Exhibit 5.1)

23.3	Consent of Dechert Luxembourg, Luxembourg (included in Exhibit 5.2)

23.4	Consent of Dechert, London, England (included in Exhibit 5.3)

23.5	Consent of NautaDutilh N.V., Amsterdam, The Netherlands (included in Exhibit 5.4)

23.6	Consent of Kim & Chang, Seoul, Korea (included in Exhibit 5.5)

23.7	Consent of Lee, Tsai & Partners, Taipei, Taiwan (included in Exhibit 5.6)

23.8	Consent of White & Case LLP, Hong Kong (included in Exhibit 5.7)

23.9	Consent of Squire, Sanders & Dempsey L.L.P., Tokyo, Japan (included in Exhibit 5.8)

23.10	Consent of Conyers Dill & Pearman, Cayman Islands (included in Exhibit 5.9)

23.11	Consent of Harney Westwood & Riegels, British Virgin Islands (included in Exhibit 5.10)

23.12	Consent of Greenberg Traurig, LLP (included in Exhibit 5.11)

24.1	Powers of Attorney (included on signature pages)†

25.1	Form T-1 of The Bank of New York as trustee—6 7/8% Second Priority Senior Secured Notes due 2011 and Floating Rate Second Priority Senior Secured Notes due 2011†

25.2	Form T-1 of The Bank of New York as trustee—8% Senior Subordinated Notes due 2014†

99.1	Form of Letter of Transmittal†

99.2	Form of Notice of Guaranteed Delivery†

99.3	Form of Letter to Holders†

99.4	Form of Letter to Brokers, Dealers and Other Nominees†

99.5	Form of Letter to Clients†

†	Previously filed.
**	Confidential treatment granted.

(b) Financial Statement Schedules:

Schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR LLC

By:	/s/ Dr. Youm Huh
Name:	Dr. Youm Huh
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Chief Executive Officer, President and Director (Principal Executive Officer)

* Jerry M. Baker	Chairman of the Board of Directors

/s/ Robert J. Krakauer Robert J. Krakauer	Executive Vice President, Strategic Operations, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Dale Lindly Dale Lindly	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Dipanjan Deb	Director

* Roy Kuan	Director

* Phokion Potamianos	Director

* Paul C. Schorr IV	Director

* David F. Thomas	Director

*By:	/s/ John McFarland
John McFarland,
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR SA HOLDINGS LLC

By:	/s/ Youm Huh
Name:	Youm Huh
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Youm Huh Youm Huh	Chief Executive Officer (Principal Executive Officer)

/s/ Robert Krakauer Robert Krakauer	Chief Financial Officer (Principal Financial Officer)

/s/ Dale Lindly Dale Lindly	Chief Accounting Officer (Principal Accounting Officer)

MagnaChip Semiconductor LLC

By:	/s/ Robert Krakauer Robert Krakauer Executive Vice President of Strategic Operations and Chief Financial Officer	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR FINANCE COMPANY

By:	/s/ Youm Huh
Name:	Youm Huh
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Chief Executive Officer (Principal Executive Officer)

/s/ Robert J. Krakauer Robert J. Krakauer	Chief Financial Officer (Principal Financial Officer)

/s/ Dale Lindly Dale Lindly	Chief Accounting Officer (Principal Accounting Officer)

* Dipanjan Deb	President and Director

* Paul C. Schorr IV	Vice President and Director

* Roy Kuan	Vice President and Director

*By:	/s/ John McFarland
John McFarland,
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR B.V.

By:	/s/ Paul C. Schorr IV
Name:	Paul C. Schorr IV
Title:	Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Youm Huh Youm Huh	Principal Executive Officer

/s/ Robert J. Krakauer Robert J. Krakauer	Managing Director (Principal Financial Officer)

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

* Dipanjan Deb	Managing Director

* Roy Kuan	Managing Director

/s/ Paul C. Schorr IV Paul C. Schorr IV	Managing Director

Jan R. Voute	Managing Director

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland,
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR, LTD. (KOREA)

By:	/s/ Dr. Youm Huh
Name:	Dr. Youm Huh
Title:	Representative Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Representative Director (Principal Executive Officer)

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

* Dipanjan Deb	Director

* Roy Kuan	Director

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

* Paul C. Schorr IV	Director

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland, Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR, INC. (USA)

By:	/s/ Jason Hartlove
Name:	Jason Hartlove
Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Chief Executive Officer (Principal Executive Officer)

/s/ Robert J. Krakauer Robert J. Krakauer	Chief Financial Officer (Principal Financial Officer)

/s/ Dale Lindly Dale Lindly	Chief Accounting Officer (Principal Accounting Officer)

/s/ Jason Hartlove Jason Hartlove	President, Secretary and Director

* Hak Sung Kim	Vice President and Director

*By:	/s/ John McFarland
John McFarland, Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Surrey, United Kingdom, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR LTD (UNITED KINGDOM)

By:	/s/ Ho Min Lee
Name:	Ho Min Lee
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Ho Min Lee Ho Min Lee	Secretary and Director

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR LTD (HONG KONG)

By:	/s/ Je Hyun Choi
Name:	Je Hyun Choi
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Je Hyun Choi Je Hyun Choi	Director

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR LTD (TAIWAN)

By:	/s/ Robert J. Krakauer
Name:	Robert J. Krakauer
Title:	Director and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

* Jong Soo Choi	Director

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland,
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Osaka, Japan, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR INC. (JAPAN)

By:	/s/ Hoon Lee
Name:	Hoon Lee
Title:	Representative Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Hoon Lee Hoon Lee	Representative Director

* Hak Sung Kim	Director

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland,
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California and New York, New York, on July 18, 2005.

MAGNACHIP SEMICONDUCTOR S.A.

By:	/s/ Dipanjan Deb
Name:	Dipanjan Deb
Title:	Director

By:	/s/ Paul C. Schorr IV
Name:	Paul C. Schorr IV
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dipanjan Deb Dipanjan Deb	Director

* Roy Kuan	Director

/s/ Paul C. Schorr IV Paul C. Schorr IV	Director

/s/ Youm Huh Youm Huh	Principal Executive Officer

/s/ Robert J. Krakauer Robert J. Krakauer	Principal Financial Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland,
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea and Osaka, Japan, on July 18, 2005.

ISRON CORPORATION

By:	/s/ Robert J. Krakauer
Name:	Robert J. Krakauer
Title:	Representative Director

By:	/s/ Yoshio Imamura
Name:	Yoshio Imamura
Title:	Representative Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Yoshio Imamura Yoshio Imamura	Representative Director

/s/ Robert J. Krakauer Robert J. Krakauer	Representative Director and Principal Financial Officer

* Channy Lee	Director

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland,
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

IC MEDIA CORPORATION

By:	/s/ Dr. Youm Huh
Name:	Dr. Youm Huh
Title:	Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

/s/ John McFarland John McFarland	Director

* Eric Williams	Director

*By:	/s/ John McFarland
John McFarland, Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

IC MEDIA INTERNATIONAL CORPORATION

By:	/s/ Dr. Youm Huh
Name:	Dr. Youm Huh
Title:	Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

/s/ John McFarland John McFarland	Director

* Eric Williams	Director

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland, Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

IC MEDIA HOLDING COMPANY LIMITED

By:	/s/ Dr. Youm Huh
Name:	Dr. Youm Huh
Title:	Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

/s/ John McFarland John McFarland	Director

* Eric Williams	Director

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland, Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

IC MEDIA TECHNOLOGY CORPORATION

By:	/s/ Dr. Youm Huh
Name:	Dr. Youm Huh
Title:	Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

/s/ John McFarland John McFarland	Director

* Eric Williams	Director

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland, Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea, on July 18, 2005.

IC MEDIA INTERNATIONAL CORPORATION, TAIWAN BRANCH

By:	/s/ Dr. Youm Huh
Name:	Dr. Youm Huh
Title:	Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. Youm Huh Dr. Youm Huh	Principal Executive Officer

/s/ Dale Lindly Dale Lindly	Principal Accounting Officer

/s/ Robert J. Krakauer Robert J. Krakauer	Director and Principal Financial Officer

/s/ John McFarland John McFarland	Director

* Eric Williams	Director

/s/ Jason Hartlove Jason Hartlove	Authorized U.S. Person

*By:	/s/ John McFarland
John McFarland, Attorney-in-Fact